As filed with the Securities and Exchange Commission on  January 6, 2015
Registration No. 333-199211

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

AMENDMENT NO. 2
TO
FORM S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BANNER CORPORATION
(Exact name of registrant as specified in its charter)

Washington	6021	91-1691604
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
incorporation or organization)	Classification Code Number)

10 S. First Avenue
Walla Walla, WA 99362
(509) 527-3636
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Albert H. Marshall
Senior Vice President and Secretary
Banner Corporation
10 S. First Avenue
Walla Walla, WA 99362
(509) 527-3636

With copies to:

John F. Breyer, Jr.	Gordon E. Crim
Breyer & Associates PC	Lane Powell PC
8180 Greensboro Drive, Suite 785	601 SW Second Avenue, Suite 2100
McLean, Virginia 22102	Portland, Oregon 97204-3158
Telephone: (703) 883-1100	Telephone: (503) 778-2100
Facsimile: (703) 883-2511	Facsimile: (503) 778-2200
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable following the effectiveness of this Registration Statement, satisfaction or waiver of the other conditions to closing of the merger described herein, and consummation of the merger.

If the securities being registered on this Form are being offered in connection with formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated Filer ⊠
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer☐

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Stock, $0.01 par value	1,319,995 shares	N/A	$49,692,937.42	$5,775.00 *

*          Previously paid.
(1)
Represents the maximum number of shares of common stock of Banner Corporation (“Banner”) estimated to be issuable upon completion of the merger described herein in exchange for shares of the common stock of Siuslaw Financial Group, Inc. (“Siuslaw”) that are currently outstanding or preferred stock that will convert to common stock in connection with this transaction.  Pursuant to Rule 416, this registration statement also covers additional securities that may be issued as a result of stock splits, stock dividends or similar transactions.

(2)
Calculated in accordance with Rule 457(f) under the Securities Act of 1933, the proposed maximum offering price of $49,692,937.42 is computed by subtracting $5,800,017.13 (the estimated cash to be paid by Banner to holders of Siuslaw common stock) from $55,492,954.55 (the market value of Siuslaw common stock) which is based on (A) $13.55, which is the average of the high and low prices per share of Siuslaw common stock on the over the counter market on October 3, 2014, times (B) the maximum number of shares of Siuslaw common stock expected to be exchanged for the shares of Banner common stock being registered.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this proxy statement/prospectus is not complete and may be changed.  A registration statement relating to the shares of Banner stock to be issued in the merger has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY PROXY STATEMENT/PROSPECTUS
DATED ___________ __, 2015 , SUBJECT TO COMPLETION

Prospectus of Banner Corporation	Proxy Statement of Siuslaw Financial Group, Inc.

MERGER PROPOSED  – YOUR VOTE IS VERY IMPORTANT

The boards of directors of Banner Corporation, or "Banner", and Siuslaw Financial Group, Inc., or "Siuslaw", have each approved a merger of our two companies.  Under the merger agreement, Siuslaw will merge with and into Banner, with Banner as the surviving corporation.  Each outstanding share of Siuslaw common stock, other than dissenting shares, will be converted into the right to receive, promptly following the completion of the merger, 0.32231 of a share of Banner common stock and $1.41622 in cash.  In connection with the merger, each outstanding share of Siuslaw Series A preferred stock, which we refer to as “preferred stock” will automatically convert to one share of Siuslaw common stock immediately prior to the merger and holders thereof will receive the same merger consideration as the other Siuslaw common shareholders.

The number of shares of Banner common stock that Siuslaw shareholders will receive for the stock portion of the merger consideration is fixed, the market value of those shares will fluctuate with the market price of Banner common stock and will not be known at the time Siuslaw shareholders vote on the merger agreement.  Based on the closing price of Banner’s common stock of $39.14 on the NASDAQ Global Select Market, or NASDAQ, on August 7, 2014, immediately prior to the public announcement of the merger agreement, the value of the per share merger consideration payable to Siuslaw shareholders was $14.03.  Based on the closing price of Banner’s common stock of $__.__ on NASDAQ on __________, 2015 , the last trading day before the date of this proxy statement/prospectus, the value of the per share merger consideration payable to Siuslaw shareholders was $___.    We urge you to obtain current market quotations for Banner common stock (NASDAQ: trading symbol “BANR”) and Siuslaw common stock (Over the Counter OTCQB: trading symbol “SFGP”).  Based on the number of shares of Siuslaw common and preferred stock currently outstanding, the maximum number of shares of Banner common stock issuable in the merger is expected to be 1,319,995.

Siuslaw will hold a special meeting of its shareholders in connection with the merger. Siuslaw shareholders will be asked to vote to approve the merger agreement and related matters as described in the attached proxy statement/prospectus. Approval of the merger agreement by Siuslaw shareholders requires the affirmative vote of the holders of a majority of the outstanding shares of Siuslaw common and preferred stock voting together as a single class.  References in this proxy statement/prospectus to Siuslaw stock and shareholders of Siuslaw includes outstanding shares of Siuslaw common and preferred stock and the holders of those shares.

The special meeting of Siuslaw shareholders will be held on _____________, 2015.

Siuslaw’s board of directors unanimously recommends that Siuslaw shareholders vote “FOR” approval of the merger proposal and “FOR” each of the other items to be considered at the special meeting.

This proxy statement/prospectus describes the special meeting, the documents related to the merger and other related matters. Please carefully read this entire proxy statement/prospectus, including “Risk Factors,” beginning on page  14 , for a discussion of the risks relating to the proposed merger. You also can obtain information about Banner from documents that it has filed with the Securities and Exchange Commission. On behalf of the board of directors of Siuslaw, thank you for your prompt attention to this important matter.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the shares of Banner stock to be issued in the merger or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of Banner or Siuslaw, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this  proxy statement/prospectus is _____ __, 2015 , and is first being mailed or otherwise delivered to the shareholders of Siuslaw on or about ______, 2015 .

Siuslaw Financial Group, Inc.
777 Highway 101
Florence, Oregon  97439
(541) 997-3486
Notice of Special Meeting of Siuslaw Financial Group, Inc. Shareholders

•	Date: _______ ____, 2015
•	Time: 5:30 p.m., local time
•	Place: Siuslaw Bank,
   777 Highway 101,
   Florence, Oregon

To Siuslaw Financial Group, Inc. Shareholders:

We are pleased to notify you of, and invite you to, a special meeting of shareholders (which we refer to as the “special meeting”).  At the special meeting, you will be asked to vote on the following matters:

•
the approval of the Agreement and Plan of Merger, dated as of August 7, 2014, by and between Banner and Siuslaw, pursuant to which Siuslaw will merge with and into Banner (which we refer to as the “merger proposal”);

•	a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger proposal (which we refer to as the “adjournment proposal”); and

•	any other matters properly brought before the special meeting or any adjournment or postponement of the special meeting.

Only holders of record of Siuslaw common and preferred stock (“Siuslaw stock”) as of the close of business on ______________, 201__ are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.Approval of the merger proposal requires the affirmative vote of holders of at least a majority of the outstanding shares of Siuslaw stock. The adjournment proposal will be approved if a majority of the votes cast on such proposal at the special meeting is voted in favor of that proposal.

Siuslaw’s board of directors has unanimously approved the merger agreement, has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Siuslaw and its shareholders, and unanimously recommends that Siuslaw shareholders vote “FOR” the merger proposal, and “FOR” the adjournment proposal.

Your vote is very important. We cannot complete the merger unless Siuslaw’s shareholders approve the  merger proposal.

To ensure your representation at the special meeting, please complete and return the enclosed proxy card or submit your proxy via the Internet.  Whether or not you expect to attend the special meeting in person, please vote promptly.  If you hold your shares in street name through a bank, broker or other nominee and wish to vote your shares in person at the special meeting, then you must obtain a legal proxy from the holder of record authorizing you to do so by contacting your bank, broker or other nominee.

In connection with the merger, Siuslaw shareholders will have the opportunity to exercise dissenters’ rights in accordance with the procedures specified in the Oregon Revised Statutes (“ORS”) 60.554 through 50.594. A copy of these statutes are is included in the accompanying proxy statement/prospectus as Appendix C. Prior to the vote on the merger proposal, Siuslaw shareholders who wish to assert dissenters’ rights must notify Siuslaw of their intent to dissent. For information on how Siuslaw shareholders may perfect their right to dissent on the merger proposal, see the section of this proxy statement/prospectus entitled “The Merger –Dissenters’ Rights of Siuslaw Shareholders” on page 54.   A dissenting shareholder who follows the required procedures may receive cash in an amount equal to the fair value of his or her shares of Siuslaw common stock, plus accrued interest, in lieu of the merger consideration provided for under the merger agreement. A shareholder who chooses to dissent pursuant to the applicable provisions of the ORS may provide the required notice specified therein to Siuslaw’s principal executive offices at 777 Highway 101, Florence, Oregon 97439.For additional details about dissenters’ rights, please refer to the “The Merger—Dissenters’ Rights of Siuslaw Shareholders” and Appendix C in the accompanying proxy statement/prospectus.

We look forward to hearing from you.

By Order of the Board of Directors,

Johan Mehlum
Chairman and Chief Executive Officer
Siuslaw Financial Group, Inc.

Florence, Oregon
_____________ ___, 2015

YOUR VOTE IS VERY IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Banner from documents filed with the Securities and Exchange Commission, or the SEC, that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain these documents through the SEC website at http://www.sec.gov, or by requesting them in writing or by telephone from Banner, as follows:

Banner Corporation
10 South First Avenue
Walla Walla, Washington 99362
Attention: Albert H. Marshall, Senior Vice President and Corporate Secretary (509) 527-3636

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the special meeting.  This means that Siuslaw shareholders requesting documents must do so by _____, 2015 , in order to receive them before the special meeting.

You should rely only on the information contained in, or incorporated by reference into, this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated _______, 2015 , and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of the document that includes such information.  Neither the mailing of this document to Siuslaw shareholders nor the issuance by Banner of shares of Banner stock in connection with the merger will create any implication to the contrary.

Information on the websites of Banner or Siuslaw, or any subsidiary of Banner or Siuslaw, is not part of this document or incorporated by reference herein.  You should not rely on that information in deciding how to vote.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding Banner has been provided by Banner and information contained in this document regarding Siuslaw has been provided by Siuslaw.

See “Where You Can Find More Information” on page 106 for more details relating to Banner and “The
Companies—Siuslaw” on page 92 for more details relating to Siuslaw.

i

Termination of the Merger Agreement	65
Employee and Benefit Plan Matters	66
Indemnification and Continuance of Director and Officer Liability Coverage	66
Trust Preferred Securities	66
Expenses	67
Amendment, Waiver and Extension of the Merger Agreement	67
Voting Agreements	67

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL INFORMATION	68

THE COMPANIES	91

Banner	91
Siuslaw	92

DESCRIPTION OF BANNER’S CAPITAL STOCK	94

General	94
Common Stock	94
Preferred Stock	94
Other Anti-Takeover Provisions	95

COMPARISON OF SHAREHOLDER RIGHTS	95

LEGAL MATTERS	106

EXPERTS	106

WHERE YOU CAN FIND MORE INFORMATION	106

APPENDICES
A Agreement and Plan of Merger, dated as of August 7, 2014, by and between Banner Corporation and Siuslaw Financial Group, Inc.
B Opinion of Sandler O’Neill + Partners, L.P.
C Sections 60.551 to 60.594 of the Oregon Revised Statutes, Regarding Dissenters’ Rights

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are some questions that you may have about the merger and the special meeting, and brief answers to those questions. We urge you to read carefully the entire proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger and the special meeting.  Additional important information is contained in the documents incorporated by reference into this proxy statement/prospectus.  See “Where You Can Find More Information” on page 106.

Unless the context otherwise requires, throughout this document, “Banner” refers to Banner Corporation, “Siuslaw” refers to Siuslaw Financial Group, Inc. and “we,” “us” and “our” refers collectively to Banner and Siuslaw.

Q:	What is the merger?

A:
Banner and Siuslaw have entered into an Agreement and Plan of Merger, dated as of August 7, 2014 (which we refer to as the “merger agreement”), pursuant to which Siuslaw will be merged with and into Banner, with Banner continuing as the surviving corporation (we refer to this transaction as the “merger”).  Immediately following the merger, Siuslaw’s wholly owned subsidiary bank, Siuslaw Bank, will merge with Banner’s wholly owned subsidiary bank, Banner Bank (we refer to this transaction as the “bank merger”).  A copy of the merger agreement is attached to this proxy statement/prospectus as Appendix A.

Q:	Why am I receiving this proxy statement/prospectus?

A:
We are delivering this document to you because you are a shareholder of Siuslaw and you are being asked to vote on the merger and the mergaer agreement at the special meeting of shareholders. This document is a proxy statement being used by Siuslaw’s board of directors to solicit proxies of its shareholders in connection with approval of the merger, approval of the adjournment of the meeting, if necessary, and any other matters properly presented at the meeting.  This document is also a prospectus that is being delivered to Siuslaw shareholders because Banner is offering shares of its stock to Siuslaw shareholders in connection with the merger.

The merger cannot be completed unless the shareholders of Siuslaw approve the merger agreement (which we refer to as the “merger proposal”).

Q:	In addition to the merger proposal, what else are Siuslaw shareholders being asked to vote on?

A:
Siuslaw is soliciting proxies from holders of its stock with respect to one additional proposal; completion of the merger is not conditioned upon approval of this additional proposal:

   ● a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger proposal (which we refer to as the “adjournment proposal”); and
            ● to consider and vote on any other matters that may properly come before the special meeting.

Q:	What will Siuslaw shareholders receive in the merger?

A:
Each outstanding share of Siuslaw stock (except for dissenting shares) will be converted into the right to receive, promptly following the completion of the merger, 0.32231 of a share of Banner common stock,  and  $1.41622 in cash (which we refer to as the “merger consideration”). Immediately prior to the merger, each outstanding share of Siuslaw preferred stock will automatically convert to one share of Siuslaw common stock and each holder thereof will receive the same merger consideration as the other Siuslaw common shareholders. Banner will not issue any fractional shares of Banner common stock in the merger.  Siuslaw shareholders who would otherwise be entitled to a fractional share of Banner common stock upon completion of the merger will instead receive an amount in cash equal to the fractional share interest multiplied by the average of the volume weighted closing price (rounded to the nearest one ten thousandth) of Banner common stock on NASDAQ for the ten trading days immediately preceding the fifth day before the closing date of the merger (which we refer to as the “average Banner common stock price”).

Although the number of shares of Banner common stock that holders of Siuslaw common stock will receive is fixed, the market value of the stock portion of the merger consideration will fluctuate with the market price of Banner common stock and will not be known at the time Siuslaw shareholders vote on the merger agreement.

Q:	How does Siuslaw’s board of directors recommend that I vote at the special meeting?

A:
After careful consideration, Siuslaw’s board of directors unanimously recommends that you vote “FOR” the  merger proposal and “FOR” the adjournment proposal.

All of the directors and executive officers of Siuslaw have entered into voting agreements with Banner, pursuant to which they have agreed to vote all of their shares of Siuslaw common stock "FOR" the merger proposal. For more information regarding the voting agreements, please see the section entitled "The Merger Agreement—Voting Agreements" on page 67.

For a more complete description of Siuslaw's reasons for the merger and the recommendations of the Siuslaw board of directors, please see the section entitled "The Merger—Siuslaw’s Reasons for the Merger; Recommendation of Siuslaw’s Board of Directors" beginning on page 35.

Q:	When and where is the special meeting?

A:	The special meeting will be held at the Florence Office, Siuslaw Bank, 777 Highway 101, Florence, Oregon on ____________, 2015, at 5:30 p.m . local time.

Q:	What do I need to do now?

A:
After you have carefully read this proxy statement/prospectus and have decided how you wish your shares to be voted, please promptly take the steps identified in the following sentences so that your shares are represented and voted at the special meeting. If you hold your shares in your name as a shareholder of record, you must complete, sign, date and mail your proxy card in the enclosed return envelope as soon as possible. Alternatively, you can provide your proxy directing how you want your shares voted through the internet. Information and applicable deadlines for providing your proxy through the internet is set forth in the enclosed proxy card instructions. If you hold your shares in “street name” through a bank or broker, you must direct your bank or broker how to vote in accordance with the instructions you have received from your bank or broker.

Q:	Who is entitled to vote?

A:
 Holders of record of Siuslaw common stock and preferred stock at the close of business on __________, 2015 , which is the date that the Siuslaw board of directors has fixed as the record date for the special meeting, are entitled to vote at the special meeting.

Q:	What constitutes a quorum?

A:
 The presence at the special meeting, in person or by proxy, of holders of at least a majority of the outstanding shares of Siuslaw stock entitled to vote at the special meeting will constitute a quorum for the transaction of business.  Abstentions and broker-nonvotes will be treated as shares that are present at the meeting for the purpose of determining the presence of a quorum.

Q:	If my shares are held in “street name” through a bank, broker or other nominee, will my bank, broker or other nominee vote my shares for me?

A:
No.  Your bank, broker or other nominee cannot vote your shares without instructions from you.  Please follow the voting instruction form provided by your bank, broker or other nominee. The effects of failing to instruct your bank, broker or other nominee how to vote your shares of Siuslaw stock on each of the proposals to be considered at the special meeting is described below.

Q:	What is the vote required to approve each proposal at the special meeting?

A:
Merger proposal:  To approve the merger proposal, at least a majority of the Siuslaw stock outstanding and entitled to vote at the special meeting must be voted in favor of such proposal.  If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the special meeting or fail to instruct your bank or broker how to vote with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the merger proposal.

Adjournment proposal:  To approve the adjournment proposal, more shares of Siuslaw stock present in person or by proxy at the special meeting must be voted in favor of such proposal than shares voted against the adjournment proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the special meeting or fail to instruct your bank or broker how to vote with respect to the adjournment proposal, it will have no effect on such proposal.

Other matters: To approve action on any other matter properly presented at the meeting, more shares of Siuslaw stock present in person or by proxy at the special meeting must be voted in favor of such matter than shares voted against the matter.  We are not aware of any other matter that is expected to be brought before the meeting.

Q:	Why is my vote important?

A:
If you do not vote by proxy or in person at the special meeting, it will be more difficult for Siuslaw to obtain the necessary quorum to hold its special meeting.  In addition, your failure to submit a proxy or vote in person, or failure to instruct your bank or broker how to vote, or abstention  from voting will have the same effect as a vote “AGAINST” the merger proposal at the special meeting. The merger agreement must be approved by the affirmative vote of the holders of at least a majority of Siuslaw stock entitled to vote at the special meeting.

Q:	What happens if I return my proxy but do not indicate how to vote my shares?
A:	If you sign and return your proxy card, but do not provide instructions on how to vote your shares, your shares will be voted “FOR” approval of the merger proposal and adjournment proposal.

Q:	Can I attend the special meeting and vote my shares in person?
A:
Yes. All shareholders of Siuslaw, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting.  Holders of record of Siuslaw stock can vote in person at the special meeting.  If you wish to vote in person at the special meeting and if you are a shareholder of record, you should bring the enclosed proxy card and proof of identity. If you hold your shares in street name through a broker, or beneficially own your shares through another holder of record, you will need to bring with you and provide to the inspectors of election proof of identity and a letter from your bank, broker, nominee or other holder of record confirming your beneficial ownership of common stock as of the record date and authorization for you to vote such shares at the special meeting (a “legal proxy” from your holder of record). At the appropriate time during the special meeting, the shareholders present will be asked whether anyone wishes to vote in person. You should raise your hand at this time to receive a ballot to record your vote. Everyone who attends the special meeting must abide by the rules distributed at the meeting for the conduct of the meeting.

Q:	Can I change my proxy or voting instructions?

A:
 Yes. If you are a holder of record of Siuslaw stock, you may revoke your proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation to Siuslaw’s corporate secretary, (3) attending the special meeting in person and voting by ballot at the special meeting, or (4) voting by the internet at a later time. Attendance at the special meeting by itself will not automatically revoke your proxy. A revocation or later-dated proxy received by Siuslaw after the vote is taken at the special meeting will not affect your previously submitted proxy. Siuslaw’s corporate secretary’s mailing address is: Corporate Secretary, Siuslaw Financial Group, Inc., P.O. Box 280, Florence, Oregon 97439.  If you hold your shares in “street name” through a bank or broker, you should contact your bank or broker to change your voting instructions.

Q:	Will Siuslaw be required to submit the proposal to approve the merger agreement to its shareholders even if Siuslaw’s board of directors has withdrawn, modified or qualified its recommendation?

A:
Yes. Unless the merger agreement is terminated before the special meeting, Siuslaw is required to submit the proposal to approve the merger agreement to its shareholders even if Siuslaw’s board of directors has withdrawn or modified its recommendation.

Q:	What are the U.S. federal income tax consequences of the merger to Siuslaw shareholders?

A:
The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or Code. Assuming the merger qualifies as a reorganization, a U.S. holder of Siuslaw common stock generally will not recognize any gain or loss upon receipt of Banner common stock in exchange for Siuslaw common stock in the merger, and will recognize gain (but not loss) in an amount not to exceed any cash received as part of the merger consideration (except with respect to any cash received upon exercise of dissenters’ rights under Oregon law and in lieu of a fractional share of Banner common stock, as discussed below under “The Merger—Material U.S. Federal Income Tax Consequences of the Merger—Receipt of Only Cash Consideration Upon Exercise of Dissenters’ Rights and Cash Received Instead of a Fractional Share of Banner Common Stock” on page 53). It is a condition to the completion of the merger that Banner receive a written opinion from its counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

Q:	Are Siuslaw shareholders entitled to dissenter’s rights?

A:
Yes. Under Oregon law, Siuslaw shareholders have the right to dissent from the merger and receive cash for the fair value of their shares of Siuslaw stock. To perfect dissenters’ rights, a Siuslaw shareholder must send or deliver a notice to Siuslaw prior to the special meeting and must not vote in favor of the merger. Following the special shareholders meeting, Banner will deliver a written dissenters’ notice to all shareholders who have satisfied the statutory provisions described above. Dissenting shareholders who receive the notice must demand payment and satisfy certain other requirements. In any case, a shareholder electing to dissent must strictly comply with all the procedures required by Oregon law. These procedures are described later in this document, and a copy of the relevant provisions of Oregon law is attached as Appendix C. Note that if you return a signed proxy card without voting instructions or with instructions to vote “FOR” the merger proposal, agreement, your shares will be automatically voted in favor of the merger agreement and you will lose all dissenters’ rights available under Oregon law.For further information, see “The Merger—Dissenters’ Rights of Siuslaw Shareholder” on page 54.

Q:	If I am a holder of Siuslaw common or preferred stock in certificated form, should I send in my Siuslaw stock certificates now?

A:
No. Please do not send in your Siuslaw stock certificates with your proxy. After the merger, an exchange agent will send you instructions for exchanging Siuslaw stock certificates for the merger consideration. See “The Merger Agreement—Exchange of Stock Certificates” on page 58.

Q:	What should I do if I hold my shares of Siuslaw common or preferred stock in book-entry form?

A:
You are not required to take any special additional actions if your shares of Siuslaw stock are held in book-entry form. After the completion of the merger, an exchange agent will send you instructions for exchanging your shares for the merger consideration.   See “The Merger Agreement—Exchange of Stock Certificates” on page 58.

Q:	Whom may I contact if I cannot locate my Siuslaw stock certificate(s)?

A:	If you are unable to locate your original Siuslaw stock certificate(s), you should contact OTR Transfer, Siuslaw’s transfer agent, at (503) 225-0375.

Q:	What should I do if I receive more than one set of voting materials?

A:
Siuslaw shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of  Siuslaw stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of Siuslaw stock and your shares are registered in more than one name, you will receive more than one proxy card.  Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this proxy statement/prospectus to ensure that you vote every share of Siuslaw stock that you own.

Q:	When do you expect to complete the merger?

A:
Banner and Siuslaw expect to complete the merger in the first quarter of 2015. However, neither Banner nor Siuslaw can assure you of when or if the merger will be completed. Siuslaw must obtain the approval of the merger agreement by its shareholders and the parties must obtain necessary regulatory approvals and satisfy certain other closing conditions.

Q:	What happens if the merger is not completed?

A:
If the merger is not completed, holders of Siuslaw stock will not receive any consideration for their shares in connection with the merger. Instead, Siuslaw will remain an independent company. In addition, if the merger agreement is terminated in certain circumstances, a termination fee may be required to be paid by Siuslaw. See “The Merger Agreement—Termination of the Merger Agreement” on page 65 for a complete discussion of the circumstances under which a termination fee would be required to be paid.

Q:	Whom should I call with questions?

A:
If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus, or need help voting your shares of Siuslaw stock, please contact Lonnie Iholts, Corporate Secretary, at (541) 997-3486, or  Johan Mehlum, Chairman, at 541-342-4000.

Q:	What if I sell my shares prior to closing the merger?

A:	Unless you are the record or beneficial holder of shares as of the effective date of the merger, you will not receive merger consideration at the time the merger is completed.

Q:	Will I continue to receive quarterly dividends on my Siuslaw stock?

A:
The merger agreement provides that Siuslaw may declare and pay quarterly dividends in keeping with past practice.  The merger agreement further provides that dividends for the quarter in which closing occurs will be declared and paid on the same dates that Banner declares and pays its regular quarterly dividend so as to ensure that Siuslaw shareholders receive dividends consistent with past practice but do not receive dividends from both companies in the same quarter.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire document, including the appendices, and the other documents to which this document refers to fully understand the merger and the related transactions. A list of the documents incorporated by reference appears on page 106 under “Where You Can Find More Information.”

The Merger and the Merger Agreement (pages 33 and 57)

The terms and conditions of the merger are contained in the merger agreement, which is attached to this proxy statement/prospectus as Appendix A. We encourage you to read the merger agreement carefully, as it is the legal document that governs the merger.

In the merger, Siuslaw will merge with and into Banner, with Banner as the surviving corporation (we refer to this transaction as the “merger”).  Immediately following the merger, Siuslaw’s wholly owned subsidiary bank, Siuslaw Bank, will merge with Banner’s wholly owned subsidiary bank, Banner Bank (we refer to this transaction as the “bank merger”).

In the Merger, Holders of Siuslaw Stock Will Receive Shares of Banner Common Stock and Cash (page 57)

If the merger is completed, each outstanding share of Siuslaw common stock will be converted into the right to receive, promptly following the completion of the merger, 0.32231 of a share of Banner common stock and  $1.41622 in cash (which we refer to as the “merger consideration”).  Banner will not issue any fractional shares of Banner common stock, in the merger.  Siuslaw shareholders who would otherwise be entitled to a fractional share of Banner common stock upon completion of the merger will instead receive an amount in cash equal to the fractional share interest multiplied by the average of the volume weighted closing price (rounded to the nearest one ten thousandth) of Banner common stock on NASDAQ for the ten trading days immediately preceding the fifth day before the closing date of the merger (which we refer to as the “average Banner common stock price”).  Immediately prior to the merger, each outstanding share of Siuslaw preferred stock will automatically convert to one share of Siuslaw common stock and holders thereof will receive the same merger consideration as the other Siuslaw common shareholders.   For example, if you hold 1,001 shares of Siuslaw stock, then for the stock portion of the merger consideration, you will receive 322 shares of Banner common stock and a cash payment instead of the 0.6323 fractional share of Banner common stock that you otherwise would have received (1,001 shares × 0.32231 = 322.6323 shares), and for the cash portion of the merger consideration, you will receive a cash payment of $1,417.64 (1,001 x $1.41622).  Banner’s common stock is listed on NASDAQ under the symbol “BANR”.  The following table shows the closing sale prices of Banner common stock and Siuslaw common stock as reported on NASDAQ and the Over the Counter OTCQB, respectively, on August 7, 2014, immediately prior to the public announcement of the merger agreement, and on ____, 2015 , the last practicable trading day before the printing of this proxy statement/prospectus. This table also shows the implied value of the merger consideration payable for each share of Siuslaw stock, calculated by multiplying the closing price of Banner common stock on those dates by the exchange ratio of 0.32231 for the stock portion of the merger consideration, and adding to that amount $1.41622 for the cash portion of the merger consideration.

Date	Banner Closing Price	Siuslaw Closing Price	Implied Value of Merger Consideration for One Share of Siuslaw Common Stock

August 7, 2014	$39.14	$8.85	$14.03
______, 2015	$	$	$

Siuslaw Will Hold its Special Meeting on __________, 2015 (page 29)

The special meeting of Siuslaw shareholders will be held on ____________, 2015, at 5:30 p.m. local time, at the Florence Office, Siuslaw Bank, 777 Highway 101, Florence, Oregon.  At the special meeting, holders of Siuslaw stock will be asked to:

•	approve the merger agreement (which we refer to as the “merger proposal”);

•	approve a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger proposal (which we refer to as the “adjournment proposal”); and

•	consider and vote on any other matters that may properly come before the special meeting.

        Only holders of record of Siuslaw stock at the close of business on _____, 2015 will be entitled to vote at the special meeting. Each share of Siuslaw stock is entitled to one vote on each proposal to be considered at the special meeting.  As of the record date, there were 4,095,421 shares of Siuslaw stock, consisting of 3,992,937 shares of common stock and 102,484 shares of Siuslaw preferred stock,  entitled to vote at the special meeting. As of the record date, the directors and executive officers of Siuslaw and their affiliates beneficially owned and were entitled to vote approximately 985,000 shares of Siuslaw common stock representing approximately 24.7% of the shares of Siuslaw common stock outstanding on that date, which shares are subject to the voting agreements described below.

Concurrent with the execution of the merger agreement, each of Siuslaw’s directors and executive officers entered into a voting agreement with Banner under which he or she generally has agreed (1) to vote or cause to be voted in favor of the merger proposal, all shares of Siuslaw common stock over which he or she is the record or beneficial owner and (2) subject to limited exceptions, not to sell or otherwise dispose of shares of Siuslaw common stock he or she beneficially owned as of the date of the voting agreement until after the approval of the merger proposal by the shareholders of Siuslaw.  For additional information regarding the voting agreements, see “The Merger Agreement—Voting Agreements” on page 67.

To approve the merger proposal, at least a majority of the shares of Siuslaw stock outstanding and entitled to vote at the special meeting must be voted in favor of such proposal. To approve the the adjournment proposal, more shares of Siuslaw stock present in person or by proxy at the special meeting must be voted in favor of such proposal than shares voted against the adjournment proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the special meeting or fail to instruct your bank or broker how to vote with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the merger proposal.  If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the special meeting or fail to instruct your bank or broker how to vote with respect to the adjournment proposal, it will have no effect on the adjornment proposal.

Siuslaw’s Board of Directors Unanimously Recommends that Siuslaw Shareholders Vote “FOR” the Approval of the Merger Proposal and the Other Proposals Presented at the Special Meeting (page 29)

After careful consideration, Siuslaw’s board of directors has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Siuslaw and its shareholders and has unanimously approved the merger agreement. Siuslaw’s board of directors unanimously recommends that shareholders vote “FOR” the approval of the merger proposal and “FOR” any other proposal presented at the special meeting. For the factors considered by Siuslaw’s Board of Directors in reaching its decision to approve the merger agreement, see “The Merger—Siuslaw’s Reasons for the Merger; Recommendation of Siuslaw’s Board of Directors” on page 35.

Opinion of Siuslaw’s Financial Advisor (page 39 and Appendix B)

In connection with its consideration of the merger, on August 7, 2014, the Siuslaw board of directors received financial advice and presentations regarding the financial aspects of the merger from Sandler O’Neill & Partners, L.P. (which we refer to as “Sandler”), and on August 7, 2014, received Sandler’s oral opinion, which opinion was confirmed by delivery of a written opinion, dated August 7, 2014, to the effect that, as of such date and based upon and subject to the various factors, assumptions and limitations set forth in its opinion, the merger consideration was fair, from a financial point of view, to the holders of Siuslaw common stock. The full text of Sandler’s written opinion is attached as Appendix B to this proxy statement/ prospectus. You should read the entire opinion for a discussion of, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Sandler in rendering its opinion. Sandler’s written opinion is addressed to the Siuslaw board of directors, is directed only to the merger consideration to be received by the Siuslaw common shareholders and does not constitute a recommendation to any Siuslaw shareholder as to how such shareholder should vote with respect to the merger or any other matter.

Material U.S. Federal Income Tax Consequences of the Merger (page 50)

The merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming the merger qualifies as a reorganization, a U.S. holder of Siuslaw stock generally will not recognize any gain or loss upon receipt of Banner common stock in exchange for Siuslaw stock in the merger, and will recognize gain (but not loss) in an amount not to exceed any cash received as part of the merger consideration (except with respect to any cash received upon exercise of dissenters’ rights under Oregon law and in lieu of a fractional share of Banner common stock, as discussed under “The Merger—Material U.S. Federal Income Tax Consequences of the Merger—Receipt of Only Cash Consideration Upon Exercise of Dissenters’ Rights and Cash Received Instead of a Fractional Share of Banner Common Stock” on page 53). It is a condition to the completion of the merger that Banner receive a written opinion from its counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

For further information, see “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” on page 50.

The U.S. federal income tax consequences described above may not apply to all holders of Siuslaw stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your independent tax advisor for a full understanding of the particular tax consequences of the merger to you.

Holders of Siuslaw Stock Have Dissenters’ Rights in Connection with the Merger (see page 54)
Under Oregon law, Siuslaw shareholders have the right to dissent from the merger and receive cash equal to the fair value of their Siuslaw shares instead of receiving the merger consideration. To perfect dissenters’ rights, a Siuslaw shareholder must send or deliver a notice to Siuslaw prior to the special meeting and must not vote in favor of the merger. Following the special shareholders meeting, Banner will deliver a written dissenters’ notice to all shareholders who have satisfied the statutory provisions described above. Dissenting shareholders who receive the notice must demand payment and satisfy certain other requirements. A shareholder electing to dissent must strictly comply with all the procedures required by Oregon law.  Please read “The Merger—Dissenters’ Rights of Siuslaw Shareholders” on page 54 and Appendix C to this proxy statement/prospectus for additional information.

Siuslaw’s Executive Officers and Directors Have Financial Interests in the Merger that Differ from Your Interests (page 55)

Siuslaw shareholders should be aware that some of Siuslaw’s directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of Siuslaw shareholders generally. Siuslaw’s directors and executive officers will be entitled to indemnification by Banner with respect to claims arising from matters occurring at or prior to the effective time of the merger and to coverage under a directors’ and officers’ liability insurance policy for four years after the merger. At Siuslaw’s option, Siuslaw may, in lieu of the foregoing (or, if requested by Banner, Siuslaw shall) purchase prior to the effective time of the merger, a prepaid "tail" policy providing single limit equivalent coverage to that described in the preceding sentence for a premium not to exceed an amount equal to 200% of the annual premium most recently paid by Siuslaw for its current officers’ and directors’ liability insurance policy.  In addition, Banner has agreed to assume and honor all obligations under existing salary continuation agreements with Siuslaw’s Chairman of the Board Johan Mehlum, Siuslaw Bank's Chief Executive Officer Lonnie Iholts, and Siuslaw Bank's Chief Financial Officer Carl Hultenberg,

and in the case of Messrs. Iholts and Mehlum, deferred compensation and split-dollar life insurance agreements. Banner also will honor the deferred compensation agreement with Director F. David Crowell. In addition, Messrs. Mehlum, Iholts and Hultenberg will receive an additional cash bonus in anticipation of the transaction and in lieu of other severance to be paid to employees under Siuslaw’s severance plan. Each of Siuslaw's directors and Messrs. Mehlum, Iholts and Hultenberg entered into a non-solicitation agreement with Banner, which prohibits the individual from soliciting employees to terminate employment by Banner, or from engaging in the sale or marketing of any financial institution products or services, insurance products, investment products (other than real estate investment products), investment advisory services (other than real estate advisory services) or investment brokerage services to customers of Siuslaw or Banner for a period of two years following completion of the merger. Siuslaw’s board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement, and in recommending that Siuslaw shareholders vote in favor of approving the merger agreement.

For a more complete description of these interests, see “The Merger—Interests of Siuslaw Directors and Executive Officers in the Merger” on page 55.

Regulatory Approvals

        Under applicable law, the merger must be approved by the Board of Governors of the Federal Reserve System, or Federal Reserve Board, and the bank merger must be approved by the Federal Deposit Insurance Corporation, or “FDIC”, the Washington State Department of Financial Institutions, Division of Banks, or  “DFI”, and the Oregon Division of Finance and Corporate Securities, or  “Oregon Divison”.  The U.S. Department of Justice may also review the impact of the merger and the bank merger on competition.

We have filed all of the required applications, including a request for a waiver from the Federal Reserve Board of its application requirements that would apply to this merger.  Banner received approval of the bank merger from the DFI, Oregon Division and the FDIC on September 22, 2014, October 16, 2014 and October 21, 2014, respectively. On November 3, 2014,  the Federal Reserve Board granted a waiver of its application requirements.  See “The Merger Agreement—Conditions to Completion of the Merger” on page 64.

Conditions that Must be Satisfied or Waived for the Merger to Occur (page 64)

As more fully described in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permitted, waived.  These conditions include:

•	the approval of the merger proposal by Siuslaw shareholders;

•	the authorization for listing on NASDAQ of the shares of Banner common stock to be issued in the merger;

•	the receipt of all required regulatory approvals without the imposition of any unduly burdensome conditions upon Banner following the merger or upon Banner Bank following the bank merger;

•	the effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus is a part;

•	the absence of any stop order, injunction, decree or law preventing or making illegal the completion of the merger or the bank merger;

•
subject to the standards set forth in the closing conditions in the merger agreement, the accuracy of the representations and warranties of Banner and Siuslaw on the date of the merger agreement and the closing date of the merger;

•	performance in all material respects by each of Banner and Siuslaw of its obligations under the merger agreement;

•	receipt by Siuslaw of third party consents to the merger;

•	receipt by Banner of an opinion from its counsel as to certain U.S. federal income tax matters; and

•
as an additional condition to Banner’s obligation to complete the merger, the shares of Siuslaw common stock whose holders have perfected dissenters’ rights under Oregon law shall be less than ten percent of the total number of outstanding shares of Siuslaw common stock.

We expect to complete the merger in the fourth quarter of 2014.  No assurance can be given, however, as to when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Non-Solicitation (page 61)

        Siuslaw has agreed that it generally will not solicit or encourage any inquiries or proposals regarding any acquisition proposals by third parties. Siuslaw may respond to an unsolicited proposal if the board of directors of Siuslaw determines that the proposal constitutes or is reasonably likely to result in a transaction that is more favorable from a financial point of view to Siuslaw’s shareholders than the merger and that the board’s failure to respond would result in a violation of its fiduciary duties. Siuslaw must promptly notify Banner if it receives any acquisition proposals.

Termination of the Merger Agreement (page 65)

The merger agreement can be terminated at any time prior to completion of the merger in the following circumstances:

•	by mutual written consent of Banner and Siuslaw;

•
by either Banner or Siuslaw if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger or bank merger and such denial has become final and non-appealable or any governmental entity of competent jurisdiction has issued a final non-appealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the merger or bank merger, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements under the merger agreement;

•
by either Banner or Siuslaw if the merger has not been completed on or before March 31, 2015 (which we refer to as the “termination date”), unless the failure of the merger to be completed by that date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements under the merger agreement;

•
by either Banner or Siuslaw (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement) if there is a breach of any of the covenants or agreements or any of the representations or warranties set forth in the merger agreement on the part of the other party which either individually or in the aggregate would constitute, if occurring or continuing on the closing date the merger, the failure of a closing condition of the terminating party and which is not cured within 20 days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date);

•
by Banner, if the board of directors of Siuslaw fails to recommend in this proxy statement/prospectus that its shareholders approve the merger proposal, or the Siuslaw board withdraws, modifies or makes or causes to be made any third party or public communication proposing or accouncing an intention to modify or withdraw such recommendation in any manner adverse to Banner, or Siuslaw materially breaches any of its obligations relating to third party acquisition proposals;

•	by either Banner or Siuslaw, if Siuslaw does not obtain shareholder approval of the merger proposal at the special meeting; or

•
by Siuslaw prior to Siuslaw obtaining shareholder approval of the merger proposal in order to enter into a definitive acquisition agreement with respect to a superior proposal. A superior proposal means a third party unsolicited tender or exchange offer, merger or consolidation or other business combination involving Siuslaw or Siuslaw Bank or any third party unsolicited proposal to acquire at least a majority of the voting power in, or at least a majority of the fair market value of the business, assets or deposits of, Siuslaw or Siuslaw Bank that the board of directors of Siuslaw concludes in good faith is more favorable to the shareholders of Siuslaw than the merger proposal after considering a variety of factors and the advice of outside advisors

Termination Fee (page 65)

     Set forth below are the termination events that would result in Siuslaw being obligated to pay Banner a $2.3 million termination fee.

•
a termination by Banner based on (i) the board of directors of Siuslaw either failing to continue its recommendation that the Siuslaw shareholders approve the merger proposal or adversely changing such recommendation or (ii) Siuslaw materially breaching the provisions of the merger agreement relating to third party acquisition proposals;

•	a termination by Siuslaw prior to it obtaining shareholder approval of the merger proposal in order to enter into a definitive acquisition agreement with respect to a superior proposal; or

•
a termination by either party as a result of the failure of Siuslaw’s shareholders to approve the merger proposal and if, prior to such termination, there is publicly announced a proposal for a tender or exchange offer, for a merger or consolidation or other business combination involving Siuslaw or Siuslaw Bank or for the acquisition of a majority of the voting power in, or a majority of the fair market value of the business, assets or deposits of, Siuslaw or Siuslaw Bank and, within one year of the termination, Siuslaw or Siuslaw Bank either enters into a definitive agreement with respect to an acquisition proposal or consummates an acquisition proposal.

 In the event of a willful and material breach of the merger agreement by Siuslaw that would entitle Banner to the termination fee, Banner is not required to accept the termination fee from Siuslaw and may pursue alternate relief against Siuslaw.

The Rights of Siuslaw Shareholders Will Change as a Result of the Merger (page 95)

The rights of Siuslaw shareholders will change as a result of the merger due to differences in Banner’s and Siuslaw’s governing documents. The rights of Siuslaw shareholders are governed by Oregon law and Banner’s shareholders are governed by Washington law and by Siuslaw’s and Banner’s respective articles of incorporation and bylaws, each as amended to date. Upon the completion of the merger, Siuslaw shareholders will become shareholders of Banner, as the continuing legal entity in the merger, and the rights of Siuslaw shareholders will therefore be governed by Washington law and by Banner’s articles of incorporation and bylaws.

See “Comparison of Shareholder Rights” on page 95 for a description of the material differences in shareholder rights under each of the Banner and Siuslaw governing documents.

Information About the Companies (page 91)

Banner Corporation

Banner is a bank holding company incorporated in the State of Washington.  It is primarily engaged in the business of planning, directing and coordinating the business activities of its wholly-owned subsidiaries, Banner Bank and Islanders Bank.  Banner Bank is a Washington-chartered commercial bank that conducts business from its main office in Walla Walla, Washington and, as of September 30, 2014, its 90 branch offices, including 60 offices located in Washington, 21 offices located in Oregon and nine offices located in Idaho.  Islanders Bank is also a Washington-chartered commercial bank that conducts business from three locations in San Juan County, Washington.  Banner is subject to regulation by the the Federal Reserve Board.

         Banner’s principal office is located at10 South First Avenue, Walla Walla, Washington 99362, and its telephone number is (509) 527-3636.  Banner’s common stock is listed on NASDAQ under the symbol “BANR.”

As of September 30, 2014, on a consolidated basis, Banner had total assets of $4.76 billion, deposits of $3.99 billion, and shareholders’ equity of $574.06 million.

         On November 5, 2014, Banner, SKBHC Holdings LLC, or SKBHC, and Starbuck Bancshares, Inc., the holding company for AmericanWest Bank, announced the signing of a definitive agreement for Banner to acquire Starbuck Banchshares, Inc. and AmericanWest Bank collectively "AmericanWest." AmericanWest Bank headquartered in Spokane Washington is a business‐focused community bank offering commercial and business banking, mortgage lending, treasury management products and a full line of consumer products and services. AmericanWest Bank currently operates 94 branches in California, Washington, Idaho, Oregon and Utah. As of September 30, 2014, SKBHC had total assets of $4.1 billion, deposits of $3.2 billion, $2.6 billion of gross loans, and members’ equity of $561 million.  The combined company, including Siuslaw, will be a  community bank with over $9.7 billion in assets, $6.8 billion in loans, $8.0 billion in deposits, and approximately 190 branches across five western states while ranking in the top four by deposit share among regional banks in Washington and Oregon. The combined company will benefit from a diversified geography with significant growth opportunities, including nine of the top Western Metropolitan Statistical Areas by population, making Banner the 12th largest publicly-owned bank headquartered in the Western United States. Following the merger, Banner will continue to be led by Mark J. Grescovich as President and Chief Executive Officer. Five representatives from AmericanWest will join the Banner Board of Directors at closing, increasing the total number of directors to 17.

The transaction was approved by the board of directors of each of Banner, SKBHC  and AmericanWest and is expected to close in the second quarter of 2015. Completion of the transaction is subject to customary closing conditions, including the receipt of required regulatory approvals and the approval of Banner’s shareholders. Under the terms of the agreement, the aggregate consideration to be received by  SKBHC equityholders will consist of a fixed amount of 13.23 million shares of Banner common stock and $130.0 million in cash. Upon completion of the transaction, such shares will represent an approximately 38.8% pro forma ownership interest in Banner, assuming completion of the merger with Siuslaw. Based on the closing price of Banner common stock on November 4, 2014, the aggregate value of the transaction is approximately $702 million.

On October 15, 2014, AmericanWest and Bank of Sacramento announced the execution of a definitive agreement for AmericanWest to acquire the Bank of Sacramento through a merger of Greater Sacramento Bancorp or “GSB”, the holding company for Bank of Sacramento, into an affiliate of AmericanWest. Bank of Sacramento provides commercial banking services to small and medium sized businesses, professionals and individuals in the greater Sacramento, California area through its four branches. As of September 30, 2014, GSB had total assets of $481 million, loans of $273 million, deposits of $410 million, and shareholders’ equity of $39 million.  The transaction was approved by the board of directors of each of AmericanWest and GSB. Completion of the transaction is subject to customary closing conditions, including the receipt of required regulatory approvals and the approval of GSB’s shareholders. Under the terms of the definitive agreement, at closing, shareholders of GSB will receive $22.05 in cash in exchange for each share, or $60 million in the aggregate, subject to possible reduction in certain circumstances. The transaction is expected to close in the first half of 2015.  The proposed merger with AmericanWest is not conditioned on the closing of this transaction.

    Additional information about Banner and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” on page 106.

Siuslaw Financial Group, Inc.

Siuslaw Financial Group. Inc. is headquartered in Florence, Oregon and is the parent company of Siuslaw Bank, a state-chartered commercial bank and member of the Federal Reserve System, which was organized in 1963 and opened in 1964 and operates ten branch offices in Lane County, including a significant presence in the greater Eugene, Oregon market.  At September 30, 2014, Siuslaw had $399 million in assets, $250 million in loans and $347 million in deposits.

Siuslaw’s principal office is located at 777 Highway 101, Florence, Oregon, 97439, and its telephone number is (541) 997-3486.  Siuslaw’s common stock is listed on the Over the Counter OTCQB under the symbol “SFGP.”

For additional information about Siuslaw and its subsidiaries,  see “The Companies—Siuslaw” on page 92.

Siuslaw Shareholders Should Wait to Surrender Their Stock Certificates Until After the Merger

To receive your merger consideration, you will need to surrender your Siuslaw stock certificates. If the merger is completed, the exchange agent appointed by Banner will send you written instructions for exchanging your stock certificates. The exchange agent will be Computershare Trust Company, N.A., Banner’s stock transfer agent, or an unrelated bank or trust company reasonably acceptable to Siuslaw.

Please do not send in your certificates until you receive these instructions.

Risk Factors (page 14)

You should consider all the information contained in or incorporated by reference into this proxy statement/prospectus in deciding how to vote for the proposals presented in the proxy statement/prospectus. In particular, you should consider the factors under “Risk Factors” on page 14 .

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the caption “Cautionary Statement Regarding Forwarding-Looking Statements” on page 20 and the discussion under “Risk Factors” in Banner’s Annual Report on Form 10-K for the year ended December 31, 2013, you should carefully consider the following risk factors in deciding how to vote your shares.  You should also consider the other documents incorporated by reference into this proxy statement/prospectus.  See “Where You Can Find More Information” on page 106.

Because the market price of Banner common stock will fluctuate, holders of Siuslaw stock cannot be certain of the market value of the stock portion of the merger consideration they will receive.

Upon completion of the merger, each outstanding share of Siuslaw stock will be converted into the right to receive 0.32231 of a share of Banner common stock and $1.41622 in cash.  Although the number of shares of Banner common stock that holders of Siuslaw stock will receive is fixed, the market value of the stock portion of the merger consideration will fluctuate with the market price of Banner common stock.  Accordingly, any change in the market price of Banner common stock prior to the completion of the merger will affect the market value of the stock portion of the merger consideration that holders of Siuslaw stock will receive upon completion of the merger, and there will be no adjustment to the merger consideration for changes in the market price of either shares of Banner common stock or shares of Siuslaw stock. Stock price changes may result from a variety of factors that are beyond the control of Banner and Siuslaw, including, but not limited to, general market and economic conditions, changes in our respective businesses, operations and prospects and regulatory considerations. Therefore, if you are a holder of Siuslaw stock, you will not know at the time of the special meeting the precise market value of the merger consideration you will receive at the effective time of the merger. You should obtain current market quotations for shares of Banner common stock and for shares of Siuslaw stock.

The market price of Banner common stock after the merger may be affected by factors different from those affecting the shares of Siuslaw or Banner currently.

Upon completion of the merger, holders of Siuslaw stock will become holders of Banner common stock. Banner’s business differs in important respects from that of Siuslaw, and, accordingly, the results of operations of the combined company and the market price of Banner common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of Banner and Siuslaw. For a discussion of the businesses of Banner and of some important factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement/prospectus and referred to under “Where You Can Find More Information” on page 106.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.

Before the merger and the bank merger may be completed, Banner and Siuslaw must obtain approvals from the Federal Reserve Board (or a waiver), the FDIC, the DFI and the Oregon Division. Banner received approval for the bank merger from the DFI, the Oregon Division and the FDIC on September 22, 2014, October 16, 2014 and October 21, 2014, respectively.  On November 3, 2014, the Federal Reserve Board granted a waiver of its application requirements. Other approvals, waivers or consents from regulators may also be required.  An adverse development in either party’s regulatory standing or other factors could result in an inability to obtain approvals or delay their receipt. These regulators may impose conditions on the completion of the merger or the bank merger or require changes to the terms of the merger or the bank merger. Such conditions or changes could have the effect of delaying or preventing completion of the merger or the bank merger or imposing additional costs on or limiting the revenues of the combined company following the merger and the bank merger, any of which might have an adverse effect on the combined company following the merger. See “The Merger—Regulatory Approvals” on page 54.

Siuslaw’s shareholders will have less influence as shareholders of Banner than as shareholders of Siuslaw.

Siuslaw’s shareholders currently have the right to vote in the election of the board of directors of Siuslaw and on other matters affecting Siuslaw.  Following the merger, the shareholders of Siuslaw as a group will own approximately 6.3% of Banner, and after giving effect to the merger of Banner with AmericanWest, the shareholders of Siuslaw as a group will own approximately 3.9% of Banner, assuming in each scenario that no Siuslaw shareholder exercises dissenter’s rights. When the merger occurs, each Siuslaw shareholder, other than those that exercise dissenters’ rights, will become a shareholder of Banner with a percentage ownership of the combined organization much smaller than such shareholder’s percentage ownership of Siuslaw.   In addition, no member of Siuslaw's board of directors will join Banner's board of directors following the merger. Because of this, Siuslaw’s shareholders will have less influence on the management and policies of Banner than they now have on the management and policies of Siuslaw.

The fairness opinion obtained by Siuslaw from its financial advisor will not reflect changes in circumstances subsequent to the date of the fairness opinion.

Sandler, Siuslaw’s financial advisor in connection with the merger, has delivered to the board of directors of Siuslaw its opinion dated as of August 7, 2014, that as of such date, and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be paid to the holders of the outstanding shares of Siuslaw common stock pursuant to the merger agreement was fair from a financial point of view to such holders. The opinion does not reflect changes that may occur or may have occurred after the date of the opinion, including  the proposed merger with AmericanWest, changes to the operations and prospects of Banner or Siuslaw, changes in general market and economic conditions or regulatory or other factors. Any such changes, or changes in other factors on which the opinion is based, may materially alter or affect the relative values of Banner and Siuslaw.  The fairness opinion will not be updated as of the date of the mailing of the proxy statement.

Siuslaw will be subject to business uncertainties and contractual restrictions while the merger is pending.

Banner and Siuslaw have operated and, until the completion of the merger, will continue to operate, independently.  Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Siuslaw and consequently on Banner. These uncertainties may impair Siuslaw’s ability to attract, retain or motivate key personnel until the merger is consummated, and could cause customers and others that deal with Siuslaw to seek to change existing business relationships with Siuslaw.  Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles with Banner. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Banner, Banner’s business following the merger could be harmed.  In addition, the merger agreement restricts Siuslaw from making certain acquisitions and taking other specified actions until the merger occurs without the consent of Banner. These restrictions may prevent Siuslaw from pursuing attractive business opportunities that may arise prior to the completion of the merger. Please see the section entitled “The Merger Agreement—Conduct of Business Pending the Merger” on page 59 for a description of the restrictive covenants to which Siuslaw is subject.

Banner may fail to realize all of the anticipated benefits of the merger.

The success of the merger will depend on, among other things, Banner’s ability to realize anticipated cost savings and to combine the businesses of Banner and Siuslaw in a manner that does not materially disrupt the existing customer relationships of our companies or result in decreased revenues from our customers.  If Banner is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully, if at all, or may take longer to realize than expected.

It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger.  Integration efforts between the companies will also divert management attention and resources. Any such distraction on the part of management, if significant, could affect Banner’s  ability to service existing business and develop new business and adversely affect the business and earnings of Banner during the transition period and on the combined company following completion of the merger.

The value of Banner common stock after the merger may be affected by factors different from those currently affecting the values of Banner common stock or Siuslaw stock.

The $2.3 million termination fee and the restrictions on solicitation contained in the merger agreement may discourage others from trying to acquire Siuslaw.

Until the completion of the merger, with some exceptions, Siuslaw is prohibited from soliciting, initiating, encouraging or participating in any discussion of or otherwise considering any inquiries or proposals that may lead to an acquisition proposal, such as a merger or other business combination transaction, with any person other than Banner. In addition, Siuslaw has agreed to pay a $2.3 million termination fee to Banner in specified circumstances including involving Siulaw’s failure to abide by certain obligations not to solicit acquisition proposals.  These provisions could discourage other companies from trying to acquire Siuslaw even though those other companies might be willing to offer greater value to Siuslaw’s shareholders than Banner has offered in the merger. The payment of the termination fee could also have an adverse effect on Siuslaw’s financial condition. See “The Merger Agreement—Agreement Not to Solicit Other Offers” and “The Merger Agreement—Termination of the Merger Agreement” on pages 57 and 61, respectively.

Siuslaw’s executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of Siuslaw shareholders.

Executive officers of Siuslaw negotiated the terms of the merger agreement with Banner, and Siuslaw’s board of directors unanimously approved and recommended that Siuslaw shareholders vote to approve the merger agreement.  In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that certain Siuslaw executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of Siuslaw’s shareholders generally.  Siuslaw’s directors and executive officers will be entitled to indemnification by Banner with respect to claims arising from matters occurring at or prior to the effective time of the merger and to coverage under a directors’ and officers’ liability insurance policy for four years after the merger. In addition, Banner has agreed to assume and honor all obligations under existing salary continuation agreements with Siuslaw’s Chairman of the Board Johan Mehlum, Siuslaw Bank's Chief Executive Officer Lonnie Iholts, and Siuslaw Bank's Chief Financial Officer Carl Hultenberg, and in the case of Messrs. Iholts and Mehlum, deferred compensation and split-dollar life insurance agreements.  Banner also will honor the deferred compensation agreement with Director F. David Crowell. In addition, Messrs. Mehlum, Iholts and Hultenberg will receive an additional cash bonus in anticipation of the transaction and in lieu of other severance to be paid to employees under Siuslaw’s severance plan.

In addition, pursuant to the merger agreement, each director and executive officer of Siuslaw and Siuslaw Bank has delivered to Banner an executed voting agreement and an executed non-solicitation agreement, each in the form attached as an exhibit to the merger agreement for no additional consideration.

For a more complete description of these interests, see “The Merger—Interests of Siuslaw Executive Officers and Directors in the Merger” on page 55.

The merger is subject to closing conditions, including Siuslaw shareholder approval that, if not satisfied or waived, will result in the merger not being completed, which may result in material adverse consequences to Siuslaw’s business and operations.

       The merger is subject to closing conditions, including the approval of Siuslaw shareholders that, if not satisfied, will prevent the merger from being completed.   All executive officers and directors of Siuslaw have agreed to vote their shares of Siuslaw common stock in favor of approval of the merger agreement.  If the merger is not completed, Siuslaw’s business and operations could be adversely affected  by the loss of employees and customers, the costs incurred in pursuing the transaction, and potential reputational harm.   In addition to the required approvals and consents from governmental entities and the approval of Siuslaw shareholders, the merger is subject to other conditions beyond Banner’s and Siuslaw’s control that may prevent, delay or otherwise materially adversely affect its completion.  Neither Banner nor Siuslaw can predict whether and when these other conditions will be satisfied. See “The Merger Agreement — Conditions to Completion of the Merger” on page 64.

Banner has various provisions in its articles of incorporation that could impede a takeover of Banner.

Provisions in Banner’s articles of incorporation and bylaws, the corporate law of the State of Washington and federal regulations could delay, defer or prevent a third party from acquiring Banner, despite the possible benefit to its shareholders, or otherwise adversely affect the market price of any class of our equity securities, including Banner common stock. These provisions include: limitations on voting rights of beneficial owners of more than 10% of Banner common stock, supermajority voting requirements for certain business combinations with any person who owns 10% or more of Banner’s outstanding common stock; the election of directors to staggered terms of three years; advance notice requirements for nominations for election to its board of directors and for proposing matters that shareholders may act on at shareholder meetings; a requirement that only directors may fill a vacancy on its board of directors; supermajority voting requirements to remove any of its directors and the other provisions described under “Description of Banner’s Capital Stock—Other Anti-Takeover Provisions” on page 95. In addition, Banner is subject to Washington laws, including one that prohibits it from engaging in a significant business combination with any shareholder who acquires 10% or more of its voting stock for a period of five years from the date of that acquisition unless certain conditions are met. Additionally, Banner’s articles of incorporation authorize its board of directors to issue preferred stock and preferred stock could be issued as a defensive measure in response to a takeover proposal. These provisions may discourage potential takeover attempts, discourage bids for Banner’s common stock at a premium over market price or adversely affect the market price of, and the voting and other rights of the holders of, Banner’s common stock. These provisions could also discourage proxy contests and make it more difficult for you and other shareholders to elect directors other than the candidates nominated by Banner’s board of directors.

If the merger is not completed, Banner and Siuslaw will have incurred substantial expenses without realizing the expected benefits of the merger.

Each of Banner and Siuslaw has incurred and will incur substantial expenses in connection with the due diligence, negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of preparing, filing, printing and mailing this proxy statement/prospectus and all filing fees paid to the SEC in connection with the merger. If the merger is not completed, Banner and Siuslaw would have to recognize these expenses without realizing the expected benefits of the merger.

The shares of Banner common stock to be received by holders of Siuslaw stock for the stock portion of the merger consideration will have different rights from the shares of Siuslaw stock.

Upon completion of the merger, Siuslaw shareholders will become Banner shareholders and their rights as shareholders will continue to be governed by the Washington Business Corporation Act and will also be governed by Banner’s articles of incorporation and bylaws. The rights associated with Siuslaw common stock are different from the rights associated with Banner common stock.  See “Comparison of Shareholder Rights” on page 95 for a discussion of the different rights associated with Banner common stock and Siuslaw common stock.

Sales of substantial amounts of Banner’s common stock in the open market by former Siuslaw and SKBHC shareholders could depress Banner’s stock price.

Shares of Banner common stock that are issued to shareholders of Siuslaw in the merger will be freely tradable without restrictions or further registration under the Securities Act of 1933. Shares of Banner common stock that are issued to equity holders of  SKBHC in the merger of Banner and AmericanWest who do not become affiliates of Banner will be freely tradable without restrictions or further registration six months after completion of that merger.  In addition, certain of such equity holders of  SKBHC will benefit from registration rights that will permit them to cause Banner to register their shares of Banner common stock for resale.  Based on the shares of Siuslaw common stock and  SKBHC common units outstanding as of September 30, 2014, the maximum number of shares of common stock Banner will issue upon completion of the two mergers is approximately 14,549,995 shares.

If the merger is completed and if former shareholders of Siuslaw and SKBHC sell substantial amounts of Banner common stock in the public market following completion of the merger, the market price of Banner  common stock may decrease. These sales might also make it more difficult for Banner to sell equity or equity-related securities at a time and price that it otherwise would deem appropriate.

The unaudited pro forma combined condensed consolidated financial information included in this document is illustrative only and the actual financial condition and results of operations after the merger may differ materially.

The unaudited pro forma combined condensed consolidated financial information in this document is presented for illustrative purposes only and is not necessarily indicative of what Banner’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma combined condensed consolidated financial information reflects adjustments, which are based upon preliminary estimates, to record the Siuslaw and AmericanWest (including Greater Sacramento Bancorp) identifiable tangible and intangible assets to be acquired and liabilities to be assumed by Banner at fair value and the resulting goodwill to be recognized. The purchase price allocations reflected in this document are preliminary and final allocation of the purchase prices will be based upon the actual purchase price and the fair value of the consolidated assets and liabilities of Siuslaw and AmericanWest as of the date of the completion of their respective mergers. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document. For more information, please see the section entitled “Unaudited Pro Forma Combined Condensed Consolidated Financial Information” beginning on page 68.

Our expansion into new market areas in California and Utah may present increased risk.

AmericanWest Bank's lending operations are concentrated in the states of California, Utah, Oregon and Washington. The merger with AmericanWest will result in Banner’s initial entry into the states of California and Utah where Banner has little or no operating experience.  Although Banner will retain a number of AmericanWest Bank’s lending and business development officers with experience in these markets, Banner is new to these market areas and has conducted only limited banking business in California and Utah.  Our entry into these markets will present us with different competitive conditions, customer preferences and banking products than we have experienced in the Pacific Northwest markets we know. As a result, it is possible that our operations in these states may be less successful than our operations in the Pacific Northwest. In addition, the financial condition and results of operations of the combined company will be subject to general economic conditions and the conditions in the real estate markets prevailing in California and Utah as well as the Pacific Northwest markets we know.  If economic conditions in any one of these states worsens or if the real estate market declines, the combined company may suffer decreased net income or losses associated with higher default rates and decreased collateral values on its existing portfolio, and may not be able to originate loans at acceptable risk levels and upon acceptable terms, to maintain Banner’s risk profile and asset quality.

We may be subject to additional regulatory scrutiny if and when Banner Bank’s total assets exceed $10.0 billion.

Banner Bank’s total assets were $4.759 billion at September 30, 2014 and AmericanWest Bank had $4.095 billion in total assets at that date.  Following the closing of the merger with AmericanWest Bank, Banner Bank’s assets will be approaching $10 billion. If and when Banner Bank’s total assets exceed $10.0 billion, it will be considered a “very large” institution by bank regulators under The Dodd-Frank Wall Street Reform and Consumer Protection Act or Dodd-Frank Act. As a result, there may be higher expectations from regulators, and there will be formal capital stress testing requirements and direct examination by the Consumer Financial Protection Bureau or CFPB. The CFPB has near exclusive supervision authority, including examination authority, over “very large” institutions and their affiliates to assess compliance with federal consumer financial laws, to obtain information about the institutions’ activities and compliance systems and procedures, and to detect and assess risks to consumers and markets.

Under Dodd Frank, the minimum ratio of net worth to insured deposits of the Deposit Insurance Fund was increased from 1.15% to 1.35% and the FDIC is required, in setting deposit insurance assessments, to offset the effect of the increase on institutions with assets of less than $10 billion, which results in institutions with assets greater than $10 billion paying higher assessments. In addition, if Banner Bank exceeds $10 billion in assets, its assessment base for federal deposit insurance would change from the amount of insured deposits to consolidated average assets less tangible capital to a scorecard method. The scorecard method uses a performance score and a loss severity score, which are combined and converted into an initial base assessment rate.  The performance score is based on measures of the bank’s ability to withstand asset-related stress and funding-related stress and weighted CAMELS ratings. The loss severity score is a measure of potential losses to the FDIC in the event of the bank’s failure. Under a formula, the performance score and loss severity score are combined and converted to a total score that determines the bank’s initial base assessment rate. The FDIC has the discretion to alter the total score based on factors not captured by the scorecard.  The resulting initial base assessment rate is also subject to adjustments downward based on long term unsecured debt issued by the bank, to adjustment upward based on long term unsecured debt held by the bank that is issued by other FDIC-insured institutions, and to further adjustment upward if the bank’s brokered deposits exceed 10% of its domestic deposits.

Further, Banner Bank may be impacted by the Durbin Amendment to the Dodd-Frank Act regarding limits on debit card interchange fees.  The Durbin Amendment gave the Federal Reserve Board the authority to establish rules regarding interchange fees charged for electronic debit transactions by a payment card issuer that, together with its affiliates, has assets of $10 billion or more and to enforce a new statutory requirement that such fees be reasonable and proportional to the actual cost of a transaction to the issuer.  The Federal Reserve Board has adopted rules under this provision that limit the swipe fees that a debit card issuer can charge a merchant for a transaction to the sum of 21 cents and five basis points times the value of the transaction, plus up to one cent for fraud prevention costs.

The Dodd-Frank Act also requires publicly-traded bank holding companies with assets of $10 billion or more to establish a risk committee responsible for enterprise-wide risk management practices, comprised of independent directors, including one risk management expert.

As a result of the above, if and when Banner Bank’s total assets exceed $10 billion, deposit insurance assessments are likely to increase, as well as expenses related to regulatory compliance, which may be significant. In addition, compliance with the Durbin Amendment would reduce our non-interest income significantly.   We currently believe the impact of the Durbin Amendment on combined debit card revenues for Banner Bank and AmericanWest Bank could be a reduction of approximately $8.0 million annually.

Risk Factors Relating to Banner and Banner’s Business.

Banner is, and will continue to be, subject to the risks described in Banner’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC, and incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” on page 106.

CAUTIONARY STATEMENT REGARDING
FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains or incorporates by reference a number of forward-looking statements regarding the financial condition, results of operations, earnings outlook and business prospects of Banner, Siuslaw and the potential combined company and may include statements for the period following the completion of the merger. You can find many of these statements by looking for words such as “expects,” “projects,” “anticipates,” “believes,” “intends,” “estimates,” “strategy,” “plan,” “potential,” “possible” and other similar expressions.  Statements about the expected timing, completion and effects of the merger and all other statements in this proxy statement/prospectus or in the documents incorporated by reference in this proxy statement/prospectus, other than historical facts, constitute forward-looking statements.

Forward-looking statements involve certain risks and uncertainties. The ability of either Banner or Siuslaw to predict results or actual effects of its plans and strategies, or those of the combined company, is inherently uncertain. Accordingly, actual results may differ materially from those expressed in, or implied by, forward-looking statements. Some of the factors that may cause actual results or earnings to differ materially from those contemplated by forward-looking statements include, but are not limited to, those discussed under “Risk Factors” and those discussed in the filings of Banner that are incorporated into this proxy statement/prospectus by reference, as well as the following:

•
the expected cost savings, synergies and other financial benefits from the merger  with Siuslaw and  business combination with AmericanWest might not be realized within the expected time frames or at all, and costs or difficulties relating to integration matters might be greater than expected;

•
the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses which could necessitate additional provisions for loan losses, resulting both from loans originated and loans acquired from other financial institutions;

•	changes in economic conditions in general and in Washington, Idaho, Oregon and California in particular;

•	changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, net interest margin and funding sources;

•	risks related to acquiring assets in or entering markets in which Banner has not previously operated and may not be familiar;

•	the impact of repricing and competitors' pricing initiatives on loan and deposit products;

•	fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas;

•	secondary market conditions for loans and our ability to sell loans in the secondary market;

•	the ability to access cost-effective funding;

•
results of examinations by bank regulators or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require increases to the  allowance for loan losses, the write-down of assets, or a change in regulatory capital position of our banks or affect the ability of our banks to borrow funds or maintain or increase deposits, which could adversely affect liquidity and earnings;

•	legislative or regulatory changes, including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules as a result of Basel III;

•	the ability to adapt successfully to technological changes to meet customers' needs and developments in the market place;

•	our ability to control operating costs and expenses;

•
new legislation or regulatory changes, including but not limited to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and regulations adopted thereunder, changes in capital requirements pursuant to the Dodd-Frank Act and the implementation of the Basel III capital standards, other governmental initiatives affecting the financial services industry and changes in federal and/or state tax laws or interpretations thereof by taxing authorities;

•	increases in premiums for deposit insurance;

•	the use of estimates in determining fair value of certain assets, which estimates may prove to be incorrect and result in significant declines in valuation;

•	difficulties in reducing risk associated with the loans on our balance sheet;

•	staffing fluctuations in response to product demand or the implementation of corporate strategies that affect the workforce and potential associated changes;

•	failure or security breach of computer systems on which we depend;

•	our ability to retain key members of the senior management team;

•	costs and effects of litigation, including settlements and judgments;

•	Banner’s ability to implement its business strategies;

•	future acquisitions by Banner of other depository institutions or lines of business;

•	AmericanWest’s pending acquisition of Greater Sacramento Bancorp may fail to be consummated;

•	future goodwill impairment due to changes in Banner’s business, changes in market conditions, or other factors;

•	increased competitive pressures among financial services companies;

•	changes in consumer spending, borrowing and savings habits;

•	the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions;

•	Banner’s ability to pay dividends on its common stock;

•	adverse changes in the securities markets;

•	inability of key third-party providers to perform their obligations to us;

•
changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods;

•	other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and

•	and other risks detailed from time to time in Banner’s filings with the SEC.

 Because these forward-looking statements are subject to assumptions and uncertainties, Banner’s and Siuslaw’s actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference in this proxy statement/prospectus.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to Banner or Siuslaw or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.  Banner and Siuslaw undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events, unless obligated to do so under the federal securities laws.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION OF BANNER AND
COMPARATIVE UNAUDITED PRO FORMA PER SHARE DATA

Selected Consolidated Historical Financial Information of Banner

    The following selected consolidated financial information is intended to help you in understanding certain financial aspects of the merger. The tables on the following pages present selected consolidated historical financial data for Banner.  The annual consolidated historical information for Banner is derived from its audited consolidated financial statements as of and for each of the years ended December 31, 2009 through 2013.  The information is only a summary and should be read with Banner’s historical consolidated financial statements and related notes.  Banner’s audited consolidated financial statements as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011 are contained in its Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC.  The unaudited  consolidated financial information as of and for the six months ended September 30, 2014 and 2013 is derived from Banner’s unaudited consolidated financial statements which are included in Banner’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, which is incorporated by reference into this proxy statement/prospectus, and which, in Banner’s opinion, include all adjustments (consisting of normal, recurring adjustments) necessary for a fair statement of Banner’s financial position and results of operations for such periods.  The results of operations for the nine months ended September 30, 2014 are not necessarily indicative of the results that may be expected for the entire fiscal year ending December 31, 2014.  You should not assume the results of operations for any past periods indicate results for any future period.  See “Where You Can Find More Information” on page 106.

	(unaudited)
	At September 30,	December 31,
(In thousands)	2014	2013	2012	2011	2010	2009
Total assets	$4,759,389	$4,388,166	$4,265,564	$4,257,312	$4,406,082	$4,722,221
Cash and securities (1)	769,615	772,614	811,902	754,396	729,345	640,657
Loans receivable, net	3,732,364	3,343,455	3,158,223	3,213,426	3,305,716	3,694,852
Deposits	3,991,181	3,617,926	3,557,804	3,475,654	3,591,198	3,865,550
Borrowings	145,479	184,234	160,000	212,649	267,761	414,315
Common stockholders’ equity	574,058	538,972	506,919	411,748	392,472	287,721
Total stockholders’ equity	574,058	538,972	506,919	532,450	511,472	405,128
Shares outstanding	19,572	19,544	19,455	17,553	16,165	3,077
Shares outstanding excluding unearned,
restricted shares held in ESOP	19,572	19,509	19,421	17,519	16,130	3,042

OPERATING DATA:	(unaudited)
	Nine Months Ended September 30,		For the Year Ended December 31,
(In thousands)	2014	2013	2013	2012	2011	2010	2009
Interest income	$141,410	$135,116	$179,712	$187,162	$197,563	$218,082	$237,370
Interest expense	8,199	10,007	12,996	19,514	32,992	60,312	92,797
Net interest income before provision for loan losses	133,211	125,109	166,716	167,648	164,571	157,770	144,573
Provision for loan losses	—	—	—	13,000	35,000	70,000	109,000
Net interest income	133,211	125,109	166,716	154,648	129,571	87,770	35,573
Deposit fees and other service charges	22,237	19,911	26,581	25,266	22,962	22,009	21,394
Mortgage banking operations revenue	7,282	9,002	11,170	13,812	6,146	6,370	8,893
Other-than-temporary impairment recoveries (losses)	—	409	409	(409)	3,000	(4,231)	(1,511)
Net change in valuation of financial instruments carried at fair value	1,662	(1,954)	(2,278)	(16,515)	(624	1,747	12,529
All other operating income	11,161	3,395	7,460	4,748	2,506	3,253	2,385
Total other operating income	42,342	30,763	43,342	26,902	33,990	29,148	43,690
REO operations expense (recoveries), net	(260)	(1,047)	(689)	3,354	22,262	26,025	7,147
All other operating expenses	112,772	105,093	141,664	138,099	135,842	134,776	134,933
Total other operating expense	112,512	104,046	140,975	141,453	158,104	160,801	142,080
Income (loss) before provision for income tax expense (benefit)	63,041	51,826	69,083	40,097	5,457	(43,883)	(62,817)
Provision for income tax expense (benefit)	20,620	16,825	22,528	(24,785)	—	18,013	(27,053)
Net income (loss)	$42,421	$35,001	$46,555	$64,882	$5,457	$(61,896)	$(35,764)

PER COMMON SHARE DATA:	(unaudited)
	Nine Months Ended September 30,		At or For the Year Ended December 31,
	2014	2013	2013	2012	2011		2010		2009
Net income (loss):
Basic	$2.19	$1.81	$2.40	$3.17	$(0.15)		$(7.21)		$(16.31)
Diluted	2.19	1.80	2.40	3.16	(0.15)		(7.21)		(16.31)
Common stockholders’ equity per share (2)(9)	29.33	27.17	27.63	26.10	23.50		24.33		94.58
Cash dividends	0.54	0.39	0.54	0.04	0.10		0.28		0.28
Dividend payout ratio (basic)	24.66%	21.55%	22.50%	1.26%	(66.67	) %	(3.88	) %	(1.72	) %
Dividend payout ratio (diluted)	24.66%	21.67%	22.50%	1.27%	(66.67	) %	(3.88	) %	(1.72	) %

OTHER DATA: (unaudited)	At September 30,	December 31,
	2014	2013	2012	2011	2010	2009
Full time equivalent employees	1,106	1,104	1,074	1,078	1,060	1,060
Number of branches	93	88	88	89	89	89

KEY FINANCIAL RATIOS: (unaudited)
	Nine Months Ended September 30,		For the Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
Performance Ratios:
Return on average assets (3)(9)	1.24%	1.10%	1.09%	1.54%	0.13%	(1.36)%	(0.78)%
Return on average common equity (4)(9)	10.17	8.97	8.85	14.03	1.37	(17.19)	(11.69)%
Average common equity to average assets	12.17	12.31	12.36	10.96	9.31	7.90	6.71
Interest rate spread (5)(9)	4.05	4.12	4.08	4.13	3.99	3.61	3.23
Net interest margin (6)(9)	4.07	4.15	4.11	4.17	4.05	3.67	3.33
Non-interest income to average assets(9)	1.23	0.97	1.02	0.64	0.79	0.64	0.96
Non-interest expense to average assets(9)	3.28	3.28	3.31	3.35	3.69	3.53	3.12
Efficiency ratio (7)	64.09	66.75	67.11	72.71	79.62	86.03	75.47
Average interest-earning assets to interest- bearing liabilities	108.72	108.10	108.28	109.11	106.90	104.32	104.55
Selected Financial Ratios:
Allowance for loan losses as a percent of total loans at end of period	1.95	2.32	2.19	2.39	2.52	2.86	2.51
Net charge-offs as a percent of average outstanding loans during the period	--	0.03	0.30	0.57	1.50	1.88	2.28
Non-performing assets as a percent of total assets	0.50	0.70	0.66	1.18	2.79	5.77	6.27
Allowance for loan losses as a percent of non-performing loans (8)	375.81	305.39	302.77	225.33	110.09	64.30	44.55
Consolidated Capital Ratios:
Total capital to risk-weighted assets	16.59	17.41	16.99	16.96	18.07	16.92	12.73
Tier 1 capital to risk-weighted assets	15.33	16.15	15.73	15.70	16.80	15.65	11.47
Tier 1 leverage capital to average assets	13.14	13.63	13.64	12.74	13.44	12.24	9.62
_____________
91(1)	Includes securities available-for-sale and held-to-maturity and held for trading.
(2)	Calculated using shares outstanding excluding unearned restricted shares held in ESOP and adjusted for 1-for-7 reverse stock split.
(3)	Net income divided by average assets.
(4)	Net income divided by average common equity.
(5)	Difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(6)	Net interest income before provision for loan losses as a percent of average interest-earning assets.
(7)	Other operating expenses divided by the total of net interest income before loan losses and other operating income (non-interest income).
(8)	Non-performing loans consist of nonaccrual and 90 days past due loans.
(9)	Results for six month periods annualized.

Selected Consolidated Historical Financial Information of AmericanWest

    On November 5, 2014, Banner entered into a definitive agreement to acquire Starbuck Bancshares and AmericanWest Bank, a bank holding company and commercial bank headquartered in Spokane, Washington. The following tables set forth selected historical consolidated financial and other data of SKBHC, the holding company of Starbuck Bancshares, which is the holding company of AmericanWest Bank and subsidiaries for the periods and at the dates indicated.  Audited financial information for AmericanWest alone is not available ; however, as noted in the pro forma financial statements on pages 71 and 74 of this document, AmericanWest comprises more than 99.9% of the consolidated assets liabilities and equity of SKBHC as of September 30, 2014 and more than 105.0% of SKBHC’s net income for the nine months ended September 30, 2014 and the twelve months ended December 31, 2013.   The information in the tables is derived in part from the audited financial statements of SKBHC  for the years ended December 31, 2010 to 2013 and should be read in conjunction with SKBHC audited and unaudited interim financial statements which have been filed with the SEC and incorporated by reference into this proxy statement/prospectus.  The selected financial data tables below reflect only four years as SKBHC was incorporated in 2010 and it did not begin acquiring any substantial subsidiaries through Starbuck Bancshares until 2010.  In 2010 and subsequent years additional acquisitions continued to add to the size of the consolidated company and contributed to the year-over-year growth trends noted below.  See “Where You Can Find More Information.” The selected financial and other data as of and for the nine months ended September 30, 2014 and 2013 are derived from the unaudited financial statements of SKBHC. The results of operations for the nine months ended September 30, 2014 and 2013 are not necessarily indicative of the results of operations to be expected any subsequent period or for the entire year. The historical consolidated financial statements of SKBHC have been filed with the SEC by Banner and are incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”
Selected Financial Data	Nine Months Ended September 30,		December 31,
	2014	2013	2013	2012	2011	2010

Total assets	$4,094,783	$3,701,442	$3,943,195	$2,763,445	$2,299,081	$1,664,456
Cash and securities	1,144,057	1,022,280	1,217,242	723,685	725,269	524,191
Total net loans	2,543,034	2,242,374	2,283,548	1,717,631	1,350,073	965,896
Deposits	3,228,776	2,989,740	3,274,081	2,196,530	1,901,990	1,418,393
Borrowings	251,473	120,691	73,095	88,179	1,104	10,600
Total members’ equity	561,312	529,519	534,131	444,036	368,408	202,924

Operating Data	Nine Months Ended September 30,		December 31,
	2014	2013	2013	2012	2011	2010

Interest income	$115,028	$110,499	$149,298	$113,111	$86,102	$2,738
Interest expense	4,976	3,998	5,739	4,594	4,149	159
Net interest income before provision for loan losses	110,052	106,501	143,559	108,517	81,953	2,579
Provision for loan losses	997	4,148	4,211	3,807	366	203
Net interest income	109,055	102,353	139,348	104,710	81,587	2,376

Deposit fees and other service charges	11,312	10,445	13,999	10,306	8,702	311
Mortgage banking operations revenue	2,851	5,766	6,846	7,202	2,408	131
All other non-interest income	19,726	15,164	22,210	13,153	9,388	334
Total non-interest income	33,889	31,375	43,055	30,661	20,498	776

OREO expense	4,638	6,585	8,560	7,929	5,753	273
All other non-interest expenses	108,716	129,000	166,243	120,665	90,138	20,658
Total non-interest expense	113,354	135,585	174,803	128,594	95,891	20,931

Income (loss) before income tax expense (benefit)	29,590	(1,857)	7,600	6,777	6,194	(17,779)
Income tax expense	12,604	(294)	579	(63,307)	(56)	--

Net income (loss)	$16,986	$(1,563)	$7,021	$70,084	$6,250	$(17,779)

Comparative Unaudited Pro Forma Per Share Data

The table below sets forth the book value per common share, cash dividends per common share, and basic and diluted earnings per common share data for each of Banner and Siuslaw on a historical basis, for Banner on a pro forma combined basis and on a pro forma combined basis for Siuslaw equivalent shares. The pro forma combined and pro forma per equivalent shares information give effect to the merger of Banner with Siuslaw and of Banner with AmericanWest as each merger had been effective on the dates presented in the case of the book value per common share data, and as each merger had been effective as of January 1 of the applicable pro forma period, in the case of the cash dividends paid per common share and earnings per common share data.  The pro forma combined and per share equivalents are calculated by combining the Banner historical share amounts with pro forma amounts from Siuslaw, assuming an exchange ratio of 0.32231, and pro forma amounts from AmericanWest, assuming 13,230,000 shares of Banner are issued to SKBHC, along with a cash payment by Banner of $130,000,000 to SKBHC.  The pro forma combined amounts for Banner reflect certain purchase accounting adjustments, which are based on estimates that are subject to change depending on fair values as of each merger completion date.  These adjustments are described in the notes to unaudited pro forma combined condensed consolidated financial information contained elsewhere in this document under the heading “Unaudited Pro Forma Combined Condensed Consolidated Financial Information,” beginning on page 68. The pro forma combined per Siuslaw equivalent share data shows the effect of the merger from the perspective of an owner of Siuslaw common stock. The pro forma data combine the historical results of Siuslaw, GSB and AmericanWest into Banner’s consolidated statement of income and, while certain adjustments were made for the estimated impact of certain fair value adjustments and other merger-related activity, they are not indicative of what could have occurred had the merger taken place on January 1 of the applicable pro forma period.

The pro forma financial information in the table below is provided for illustrative purposes, does not include any projected cost savings, revenue enhancements or other possible financial benefits of the merger to the combined company and does not attempt to suggest or predict future results. This information also does not necessarily reflect what the historical financial condition or results of operations of the combined company would have been had Banner, Siuslaw, GSB and AmericanWest been combined as of the dates and for the periods shown.

						Pro Forma
					Pro Forma	Siuslaw
			Pro Forma		Combined	Equivalent
			Combined	Pro Forma	Amounts for	Share for
			Amounts for	Siuslaw	Banner,	Banner,
	Banner	Siuslaw	Banner and	Equivalent	Siuslaw and	Siuslaw and
	Historical	Historical	Siuslaw (5)	Share (1)	AmericanWest (6)	AmericanWest (1)

Book value per common share: (2)
September 30, 2014	$29.33	$9.64	$30.04	$9.68	$33.98	$10.95

Cash dividends paid per common share:
Year ended December 31, 2013 (3)	$0.54	$0.20	$0.54	$0.17	$0.54	$0.17
Nine months ended September 30, 2014	$0.54	$0.15	$0.54	$0.17	$0.54	$0.17

Basic and diluted earnings per common share:
Year ended December 31, 2013 (4)
Basic	$2.40	$0.75	$2.36	$0.76	$1.71	$0.55
Diluted	$2.40	$0.75	$2.36	$0.76	$1.71	$0.55
Ninemonths ended September 30, 2014
Basic	$2.19	$0.75	$2.17	$0.70	$1.88	$0.60
Diluted	$2.19	$0.75	$2.17	$0.70	$1.87	$0.60

(1)	Calculated by multiplying the Pro Forma Combined Amounts for Banner by 0.32231.
(2)
Calculated by dividing the total equity by total common shares outstanding (Siuslaw preferred shares converted to common shares). Book value per Siuslaw Pro Forma Equivalent Share excludes the cash consideration of $1.41622 per share.

(3)	Represents the historical cash dividends per share paid by Banner and Siuslaw for the period.
(4)	Pro forma earnings per common share are based on pro forma combined net income and pro forma combined weighted average shares outstanding during the period.
(5)
Pro forma adjustments include new Banner common equity issued to former Siuslaw shareholders (1,319,995 shares times $40.50) and the impact of the pro forma adjustments for the acquisition as noted in the pro forma financial statements for the periods indicated.

(6)
Pro forma adjustments include new Banner common equity issued to  former Siuslaw shareholders (1,319,995 shares times $40.50) and former AmericanWest equity holders (13,230,000 shares times $40.50) and the impact of the pro forma adjustments for the acquisitions as noted in the pro forma financial statements for the periods indicated.

COMPARATIVE MARKET PRICES OF AND DIVIDENDS ON COMMON STOCK

Banner common stock is traded on NASDAQ under the symbol “BANR.”  Siuslaw common stock is traded on the Over The Counter OTCQB under the symbol “SFGP.” The following table sets forth the reported high and low sales prices of shares of Banner common stock and Siuslaw common stock, and the quarterly cash dividends per share declared, in each case for the periods indicated.  The high and low sales prices are based on intraday sales for the periods reported.

	Banner Common Stock			Siuslaw Common Stock
	High	Low	Dividends	High	Low	Dividends
2014
First Quarter	$45.08	$35.51	$0.18	$8.50	$8.21	$0.05
Second Quarter	42.29	37.03	0.18	8.50	8.21	0.05
Third Quarter	40.78	37.50	0.18	14.00	8.10	0.05
Fourth Quarter	44.05	37.52	0.18	16.00	13.40	0.05

2013
First Quarter	32.03	29.14	0.12	8.00	6.50	0.05
Second Quarter	34.30	29.33	0.12	8.25	7.25	0.05
Third Quarter	38.44	33.78	0.15	8.30	8.00	0.05
Fourth Quarter	45.15	35.62	0.15	8.35	8.20	0.05

2012
First Quarter	22.97	17.13	0.01	7.50	6.50	0.05
Second Quarter	22.80	18.05	0.01	7.50	6.85	0.05
Third Quarter	27.41	20.04	0.01	7.10	6.71	0.05
Fourth Quarter	31.32	26.49	0.01	7.50	6.50	0.25*
_________________
*         one-time special dividend of $0.20 declared and paid in the fourth quarter of 2012.

On August 7, 2014 the day immediately prior to the public announcement of the merger agreement, the high and low sales prices of shares of Banner common stock as reported on NASDAQ were $39.86 and $38.82, respectively. On _____, 2015 , the last trading day before the date of this proxy statement/prospectus, the high and low sales prices of shares of Banner common stock as reported on NASDAQ were $___ and $____, respectively.

On August 7, 2014, the day immediately prior to the public announcement of the merger agreement, the high and low sale prices of shares of Siuslaw common stock as reported on  the Over The Counter OTCQB were both $8.85. On ____, 2015 , the last trading day before the date of this proxy statement/prospectus, the high and low sale prices of shares of Siuslaw common stock as reported on the Over The Counter OTCQB were $___ and $___, respectively.

On March 3, 2014, Siuslaw repurchased 562 shares of preferred stock at a purchase price of $8.17 per share.

As of ______, 2015 , the last date prior to printing this proxy statement/prospectus for which it was practicable to obtain this information for Banner and Siuslaw, respectively, there were approximately 1,477 registered holders of Banner common stock and 148 and 138 registered holders of Siuslaw common stock and preferred stock, respectively.

Siuslaw shareholders are advised to obtain current market quotations for Banner common stock and Siuslaw common stock. The market price of Banner common stock and Siuslaw common stock will fluctuate between the date of this proxy statement/prospectus and the date of completion of the merger. No assurance can be given concerning the market price of Banner or Siuslaw common stock before the effective time of the merger or the market price of Banner common stock after the effective time of the merger. Changes in the market price of Banner common stock prior to the completion of the merger will affect the market value of the stock portion of the merger consideration that Siuslaw shareholders will receive upon completion of the merger.

THE SPECIAL MEETING

This section contains information about the special meeting that Siuslaw has called to allow its shareholders to vote on the approval of the merger agreement.  The Siuslaw board of directors is mailing this proxy statement/prospectus to you, as a Siuslaw shareholder, on or about ___________ __, 2015 .  Together with this proxy statement/prospectus, the Siuslaw board is also sending to you a notice of the special meeting of Siuslaw shareholders and a form of proxy that the Siuslaw board of directors is soliciting for use at the special meeting and at any adjournments or postponements of the special meeting.

Time, Date, and Place

         The special meeting will be held on _______________ __, 2015, at 5:30 p.m., local time, at the Florence Office, Siuslaw Bank, 777 Highway 101, Florence, Oregon.

Matters to be Considered at the Meeting

At the special meeting, Siuslaw shareholders will be asked to consider and vote upon:

•	a proposal to approve the merger agreement (referred to as the “merger proposal”);

•
any proposal of the Siuslaw board of directors to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement (referred to as the “adjournment proposal”); and

•
any other matters properly brought before the special meeting or any adjournment or postponement of the special meeting. Siuslaw is not aware of any other matters expected to be brought before the meeting.

At this time, the Siuslaw board of directors is unaware of any other matters that may be presented for action at the special meeting.  If any other matters are properly presented, however, and you have completed, signed and submitted your proxy, the person(s) named as proxy will have the authority to vote your shares in accordance with his or her judgment with respect to such matters.  A copy of the merger agreement is included in this proxy statement/prospectus as Appendix A, and we encourage you to read it carefully in its entirety.

Recommendation of the Siuslaw Board of Directors

After careful consideration, Siuslaw’s board of directors has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Siuslaw and its shareholders, has approved the merger agreement, and unanimously recommends that Siuslaw shareholders vote “FOR” approval of the merger proposal and “FOR” the adjournment proposal. See “The Merger—Siuslaw’s Reasons for the Merger; Recommendation of Siuslaw’s Board of Directors” on page 35 for a more detailed discussion of the Siuslaw board of directors’ recommendation.

Record Date and Quorum

The Siuslaw board of directors has fixed the close of business on ______, 201__ as the record date for determining the holders of shares of Siuslaw stock entitled to receive notice of and to vote at the special meeting. Only holders of record of shares of Siuslaw stock as of the close of business on that date will be entitled to vote at the special meeting and at any adjournment or postponement of that meeting. At the close of business on the record date, there were 3,992,937 shares of Siuslaw common stock and 102,484 shares of Siuslaw preferred stock outstanding, held by approximately 148 and 138 holders of record, respectively.

Each holder of shares of Siuslaw stock outstanding as of the close of business on the record date will be entitled to one vote for each share held of record upon each matter properly submitted at the special meeting and at any adjournment or postponement of that meeting.  The presence at the special meeting, in person or by proxy, of holders of a majority of the outstanding shares of Siuslaw stock entitled to vote at the special meeting will constitute a quorum for the transaction of business. All shares of Siuslaw stock present in person or represented by proxy, including abstentions and broker non-votes, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the special meeting.

Required Vote

To approve the merger proposal, the affirmative vote of the holders of at least a majority of the outstanding shares of Siuslaw stock entitled to vote at the special meeting must be voted in favor of the merger proposal.  With respect to the merger proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.”  If you vote to abstain or if you fail to vote, this will have the same effect as voting against approval of the merger agreement.

To approve the adjournment proposal,  more shares of Siuslaw stock present in person or by proxy at the special meeting must be voted in favor of such proposal than shares voted against the adjournment proposal. Abstentions on the adjournment proposal will have the same effect as voting against the proposal.  A failure to vote on the adjournment proposal will have no effect on the outcome of the vote on this proposal.

Each share of Siuslaw stock you own as of the record date for the special meeting entitles you to one vote at the special meeting on all matters properly presented at the meeting.

How to Vote - Shareholders of Record

Voting in Person.  If you are a shareholder of record, you can vote in person by submitting a ballot at the special meeting.  Nevertheless, we recommend that you vote by proxy as promptly as possible, even if you plan to attend the special meeting.  This will ensure that your vote is received.  If you attend the special meeting, you may vote by ballot, thereby canceling any proxy previously submitted.

Voting by Proxy.  Your proxy card includes instructions on how to vote by mailing in the proxy card.  If you choose to vote by proxy, please mark each proxy card you receive, sign and date it, and promptly return it in the envelope enclosed with the proxy card.  If you sign and return your proxy without instruction on how to vote your shares, your shares will be voted “FOR” approval of the merger proposal and “FOR” approval of the adjournment proposal, if necessary.  Please do not send in your Siuslaw stock certificates with your proxy card.   If the merger is completed, you will receive a separate letter of transmittal and instructions on how to surrender your Siuslaw stock certificates for the merger consideration.

How to Vote - Shares Held in “Street Name”

If your shares of Siuslaw stock are held through a bank, broker or other nominee, you are considered the beneficial owner of such shares held in “street name.”  In such case, this proxy statement/prospectus has been forwarded to you by your bank, broker or other nominee, who is considered, with respect to such shares, the shareholder of record.  As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote the shares by following the voting instructions that they have sent, or will send, to you.  Without specific instructions from you, your bank, broker or other nominee is not empowered to vote your shares on the proposal to approve the merger agreement or any proposal of the Siuslaw board of directors to adjourn or postpone the special meeting, if necessary.  Not voting these shares will have the effect of voting against the proposal to approve the merger agreement.  Alternatively, if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a proxy executed in your favor by your bank, broker or other nominee.

YOUR VOTE IS VERY IMPORTANT.  WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE.  SHAREHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

Revocation of Proxies

You can revoke your proxy at any time before your shares are voted.  If you are a shareholder of record, you can revoke your proxy by:

•	submitting another valid proxy bearing a later date;

•	attending the special meeting and voting your shares in person; or

•	delivering prior to the special meeting a written notice of revocation to Siuslaw’s corporate secretary.

Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy.

If you hold your shares in street name with a bank, broker or other nominee, you must follow the directions you receive from your bank, broker or other nominee to change your vote. Your last vote will be the vote that is counted.

Shares Subject to Voting Agreements; Shares Held by Directors and Executive Officers

A total of 985,000 shares of Siuslaw common and preferred stock, representing 24.7% of the outstanding shares of Siuslaw stock entitled to vote at the special meeting, are subject to voting agreements between Banner and all of Siuslaw’s directors and executive officers.  Each such director and executive officer has entered into a voting agreement (1) to vote or cause to be voted for approval of the merger proposal, all shares of Siuslaw common stock over which he or she is the record or beneficial owner, and (2) subject to limited exceptions, not to sell or otherwise dispose of his or her shares of Siuslaw common stock until after the approval of the merger proposal by the shareholders of Siuslaw.  The voting agreement does not impose any obligation to take any action or omit to take any action in the signing party’s capacity as a member of the board or as an executive officer of Siuslaw, and is entered into solely in such person’s capacity as a Siuslaw shareholder. For additional information regarding the voting agreements, see “The Merger Agreement—Voting Agreements” on page 67.

As of the record date, Siuslaw’s directors and executive officers and their affiliates beneficially owned and were entitled to vote, in the aggregate, a total of 985,000 shares of Siuslaw common and preferred stock, representing 24.7% of the outstanding shares of Siuslaw comon and preferred stock entitled to vote at the special meeting.  For more information about the beneficial ownership of Siuslaw stock by each director and executive officer of Siuslaw and all Siuslaw directors and executive officers as a group, see “The Companies—Siuslaw–Security Ownership of Certain Beneficial Owners and Management” on page 92.

Solicitation of Proxies

The proxy for the special meeting is being solicited on behalf of the board of directors of Siuslaw.  Siuslaw will bear the entire cost of soliciting proxies from you.  All other costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby are to be paid by the party incurring such expenses.  Proxies will be solicited principally by mail, but may also be solicited by the directors, officers, and other employees of Siuslaw in person or by telephone, facsimile or other means of electronic communication.  Directors, officers, and employees will receive no compensation for these activities in addition to their regular compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation.

Attending the Meeting

All holders of Siuslaw stock, including shareholders of record and shareholders who hold their shares in street name through banks, brokers or other nominees, are cordially invited to attend the special meeting.  Shareholders of record can vote in person at the special meeting.  If you are not a shareholder of record and would like to vote in person at the special meeting, you must present at the meeting a proxy executed in your favor by the record holder of your shares.  In addition, you must bring a form of personal photo identification with you in order to be admitted at the special meeting.  We reserve the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification.  The use of cameras, sound recording equipment, communications devices or any similar equipment during the special meeting is prohibited without Siuslaw’s express written consent.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the special meeting to approve the merger proposal or if a quorum is not present at the special meeting.  Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice.  Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy or vote, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card or voting instructions, please call Lonnie Iholts at (541) 997-3486, or Johan Mehlum at (541) 342-4000.

THE MERGER

Background of the Merger

As part of ongoing consideration and evaluation of Siuslaw’s long-term prospects and strategies, Siuslaw’s board of directors and senior management have regularly reviewed and assessed business strategies and objectives, including strategic opportunities and challenges, and have considered various strategic options potentially available to Siuslaw, all with the goal of enhancing value for Siuslaw shareholders. The strategic discussions have focused on, among other things, the business and regulatory environment facing financial institutions generally and Siuslaw, in particular, as well as conditions and ongoing consolidation in the financial services industry. The Siuslaw board of directors also considered the company’s future prospects and strategic alternatives in light of the increasing age of the senior executive officers and certain directors.

As part of this ongoing evaluation, the Siuslaw board of directors considered the merits of selling the institution, merging with another institution of similar size and complementary business, or remaining independent, as well as the challenges of remaining competitive in the current economic, regulatory and interest rate climate, and the potentially increased operating costs associated with regulatory compliance and competitive forces.

        In April 2013, Sandler O’Neill & Partners, L.P. (“Sandler”) made a presentation to the Siuslaw board of directors which covered, among other things, trends in the commercial banking industry, Siuslaw’s current financial position, Siuslaw’s stand-alone valuation and Siuslaw’s valuation in a sale context.  Following that meeting, Siuslaw management provided Sandler with periodic updates on the status and performance of Siuslaw, and Sandler regularly provided updates to Siuslaw management on news and trends in the commercial banking industry.  On October 31, 2013, the Siuslaw board of directors engaged Sandler to assist in the exploration of a potential sale of Siuslaw.

During the next several months Siuslaw management shared information with Sandler related to the financial condition and prospects of Siuslaw.  Sandler  began preparing a package of introductory information related to Siuslaw and populating information to an online data portal.

On January 28, 2014, Sandler made a presentation to the Siuslaw board of directors which covered, among other things, recent trends in commercial bank mergers and acquisitions, an overview of Siuslaw’s valuation in a stand-alone and sale context, a review of potential acquirers of Siuslaw and an overview of the process and timeline for achieving a sale of Siuslaw.

In March 2014, Siuslaw engaged the law firm of Lane Powell PC (“Lane Powell”) to advise Siuslaw with respect to a possible transaction.

On April 16, 2014, the Siuslaw board of directors met along with representatives from Sandler and Lane Powell to discuss the timing and process for achieving a sale of Siuslaw.  At that meeting, Sandler reviewed a list of financial institutions that might have an interest in acquiring Siuslaw.  At that meeting, the Siuslaw board of directors determined that Sandler should approach the five most promising acquirer candidates and obtain non-disclosure agreements from interested parties.

Pursuant to the guidance from the Siuslaw board of directors, beginning in late April 2014, Sandler began contacting the five acquirer candidates identified by the Siuslaw board of directors. Each party executed a non-disclosure agreement and received from Sandler a selected package of confidential information concerning Siuslaw.

        On April 24, 2014, Banner and Siuslaw executed a mutual non-disclosure agreement.

On May 22, 2014, Banner retained the services of McAdams Wright Ragen, Inc. (“MWRI”) to serve as its financial advisor in connection with its evaluation of the possibility of acquiring Siuslaw.  Conference calls with Banner, MWRI, and Sandler occurred on May 23, 2014 and May 27, 2014.

By late May 2014, three of the five potential acquirers contacted by Sandler determined to submit non-binding proposals outlining the principal terms upon which they were prepared to proceed with an acquisition of Siuslaw.  Non-binding proposals were received from Banner, Party A and Party B.

On May 29, 2014, Banner sent a non-binding indication of interest to Siuslaw and provided Sandler with a copy of this letter of interest.  Sandler indicated that there were several letters of interest received by Siuslaw. The Siuslaw board of directors met on June 4, 2014 to discuss the various letters of interest and selected Banner and another party to perform on-site due diligence of Siuslaw’s loan portfolio and other aspects of Siuslaw’s operations.

On June 4, 2014, the Siuslaw board of directors met along with representatives of Sandler and Lane Powell.  Following a review by Lane Powell of the directors' fiduciary duties in connection with consideration of a potential sale of the company, Sandler presented detailed information concerning the process undertaken and the three non-binding proposals received by Siuslaw.  Each of the three non-binding proposals was contingent upon full due diligence and contemplated the acquisition of all of the equity interests of Siuslaw in exchange for a mix of cash and the stock of the acquiring institution.  The Siuslaw board of directors asked numerous questions and carefully reviewed the three non-binding proposals.  The Siuslaw board of directors determined that of the three non-binding proposals, the proposals from Banner and Party A were superior to the proposal from Party B, based on, among other things, the superior valuation of Siuslaw.  At the conclusion of the meeting the Siuslaw board of directors directed Sandler to contact Banner and Party A, express a need for each of them to improve their initial non-binding proposals and to invite them to complete their due diligence of Siuslaw and thereafter submit a revised and final non-binding proposal.

During June 2014, both Banner and Party A substantially completed their due diligence of Siuslaw and by the end of June each of Banner and Party A submitted a final non-binding proposal.

On June 20, 2014, representatives of Banner and MWRI met in Eugene, Oregon and visited all of Siuslaw’s full service offices. Other Banner representatives with expertise in credit and loan review met at the Siuslaw main administrative office located in Eugene, Oregon on June 21, 2014 and June 22, 2014 to review loan files and other data.

On June 26, 2014, based on the findings of due diligence performed on June 20, 2014 through June 22, 2014, Banner provided Siuslaw with a second letter of interest. The Siuslaw board of directors reviewed this letter at a June 30, 2014 board of directors meeting.  In that letter, Banner asked the Siuslaw board of directors to consider the following unique aspects of a merger with Banner:

-	There is no overlapping of offices that would cause extensive employee cutbacks, typical of most mergers.
-	Banner has changed its proposal to 90% common stock and 10% cash from 75% common stock and 25% cash in the May 29, 2014 letter to minimize the tax impact on Siuslaw shareholders.
-	Banner has a culture which is similar to the culture at Siuslaw as was noted during the due diligence visit on June 20, 2014 through June 22, 2014.

On July 1, 2014 the Siuslaw board of directors met along with representatives from Sandler and Lane Powell.  Sandler presented detailed information related to the proposals from Banner and Party A.  At that meeting, the Siuslaw board of directors considered a variety of issues, including the respective banking strategies and financial performance of Siuslaw, Banner and Party A, the amount and form of merger consideration, the anticipated increase in liquidity in the shares of the combined company, the market and future business prospects of the combined company, and the effects of the proposed transaction on Siuslaw’s customers and employees. The board of directors determined to proceed with negotiations with Banner, and on July 2, 2014, Siuslaw accepted the Banner proposal, and terminated discussions with all other parties.

On July 14, 2014, Banner’s legal counsel, Breyer & Associates PC (“Breyer & Associates”), provided an initial draft of the merger agreement and related transaction documents to Siuslaw and its advisors for review and comment.  During the following three weeks, Lane Powell and Breyer & Associates exchanged comments and revisions to the draft merger agreement. During that period, members of Siuslaw’s senior management consulted with Banner senior management regarding completion of due diligence, integration issues, plans for public announcement, the payment of dividends to Siuslaw shareholders, implementation of severance benefits for Siuslaw employees, special bonuses for all employees, and the treatment of benefits payable under Siuslaw deferred compensation and salary continuation agreements with Siuslaw officers.

Beginning on July 15, 2014, with assistance from Lane Powell, Siuslaw’s management team began assembling additional information and disclosures to supplement the merger agreement.

On July 22, 2014, Banner held a board of directors meeting at which the board of directors reviewed the merger agreement.  MWRI presented its fairness opinion to the board of directors at this meeting.  The board of directors approved the merger agreement subject to several minor changes that management of Banner would negotiate with Siuslaw executives.

On July 24, 2014, members of Siuslaw senior management, along with representatives from Sandler and Lane Powell, visited Banner’s administrative offices in Bellevue, Washington, to review corporate records and interview members of Banner senior management.

On August 5, 2014, Breyer & Associates provided a revised draft merger agreement to Siuslaw and its advisors that incorporated the discussions and revisions agreed upon during the preceding three weeks.  On the same day, Lane Powell and Breyer & Associates negotiated final minor revisions to the merger agreement and a final, execution version of the merger agreement was distributed to Siuslaw’s and Banner’s boards of directors for consideration and approval.

At a special joint meeting of the boards of directors of Siuslaw and Siuslaw Bank held on August 7, 2014, Sandler orally presented its opinion that the merger consideration is fair to Siuslaw’s common shareholders from a financial point of view. Lane Powell presented a summary of the key provisions of the merger agreement and draft resolutions for consideration by the respective boards of directors of Siuslaw and Siuslaw Bank.  The Siuslaw board of directors unanimously approved the merger agreement and recommended that Siuslaw shareholders vote in favor of the merger.  The Siuslaw Bank board of directors unanimously approved the merger of Siuslaw Bank with Banner Bank.

Siuslaw’s Reasons for the Merger; Recommendation of Siuslaw’s Board of Directors

      The Siuslaw board of directors believes the merger is in the best interests of Siuslaw and the Siuslaw shareholders.  After careful consideration, the Siuslaw board of directors unanimously approved the merger agreement at a meeting held on August 7, 2014 and recommends that Siuslaw shareholders vote “FOR” approval of the merger proposal and “FOR” the adjournment proposal.

In reaching its determination to approve the merger agreement, the Siuslaw board of directors consulted with Siuslaw’s management and its financial and legal advisors, and considered a number of factors.  Following is a description of each of the material factors that the Siuslaw board of directors believes favor the merger:

•
the Siuslaw board of directors’s assessment, based in part on presentations by Sandler, Siuslaw’s financial advisor, and its management and the results of the due diligence investigation of Banner conducted by Siuslaw’s management and financial and legal advisors, of the business, financial performance, operations, capital level, asset quality, management, financial condition,  competitive position and stock performance of Banner on an historical and a prospective basis, and of the combined company on a pro forma basis including anticipated cost savings;

•	the Siuslaw board of directors’ knowledge of Banner’s business, operations, financial condition, earnings, asset quality and prospects;

•	the financial and growth prospects for Siuslaw and its shareholders of a business combination with Banner as compared to continuing to operate as a stand-alone entity;

•
the information presented by Sandler to the Siuslaw board of directors with respect to the merger and the opinion of Sandler that, as of the date of that opinion, the merger consideration was fair to the holders of Siuslaw common stock from a financial point of view (see “—Opinion of Siuslaw’s Financial Advisor” on page 39);

•	the benefits to Siuslaw and its customers of operating as a larger organization, including enhancements in products and services, higher lending limits, and greater financial resources;

•
the Siuslaw board of directors’ belief that the two companies share a common vision of the importance of customer service and local decision-making and that management and employees of Siuslaw and Banner possess complementary skills and expertise;

•
the current and prospective economic and competitive environment facing the financial services industry generally, and Siuslaw in particular, including the continued rapid consolidation in the financial services industry and the competitive effects of the increased consolidation on smaller financial institutions such as Siuslaw;

•
Banner’s interest in expanding its business banking and commercial real estate businesses in Siuslaw’s market areas, and the complementary market areas, banking philosophy and community focus of both Banner and Siuslaw;

•
Banner’s historical record and commitment with respect to the communities and employees of the companies it has acquired and its belief that Banner is a high quality financial services company with a compatible business culture and shared approach to customer service and increasing shareholder value;

•
the increasing importance of operational scale and financial resources in maintaining efficiency and remaining competitive over the long term and in being able to capitalize on technological developments which significantly impact industry competitive conditions;

•
the greater market capitalization and trading liquidity of Banner common stock in the event that Siuslaw shareholders desire to sell the shares of Banner  common stock to be received by them following completion of the merger;

•	the expected social and economic impact of the merger on the constituencies served by Siuslaw, including its borrowers, customers, depositors, employees, suppliers and communities;

•	the employee and severance benefits to be provided to Siuslaw employees and career opportunities in a larger organization;

•	the expectation that the merger will be treated as a tax-free reorganization;

•	the fact that Banner has existing resources to fund the cash portion of the merger consideration;

•	the Siuslaw board of directors’ assessment, with the assistance of counsel, concerning the likelihood that Banner would obtain all regulatory approvals required for the merger;

•	the dividend histroy of Banner and psosible dividend amounts following the merger;

•	price premium to Siuslaw's existing stock price; and

•	stock consideration.

In the course of its deliberations regarding the merger, the Siuslaw Board also considered the following information that the Siuslaw board of directors determined did not outweigh the benefits to Siuslaw and its shareholders expected to be generated by the merger:

•	the potential risk of diverting management attention and resources from the operation of Siuslaw’s business and towards the completion of the merger;

•
the restrictions on the conduct of Siuslaw’s business prior to the completion of the merger, which are customary for public company merger agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent Siuslaw from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of Siuslaw absent the pending merger;

•	the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Siuslaw’s business, operations and workforce with those of Banner;

•	the merger-related costs;

•
the fact that the interests of certain of Siuslaw’s directors and executive officers may be different from, or in addition to, the interests of Siuslaw’s other shareholders as described under the heading “-Interests of Siuslaw Executive Officers and Directors in the Merger” on page 55;

•
the fact that, because the stock portion of the merger consideration consists of a fixed exchange ratio of shares of Banner common stock, Siuslaw shareholders could be adversely affected by a decrease in the trading price of Banner common stock during the pendency of the merger;

•
the fact that, while Siuslaw expects that the merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the merger agreement will be satisfied, including the risk that necessary regulatory or shareholder approvals might not be obtained and, as a result, the merger may not be consummated;

•	the risk of potential employee attrition and/or adverse effects on Siuslaw’s business and customer relationships as a result of the pending merger;

•	the dividend history of Banner and possible dividend amounts following the merger;

•
the fact that: (i) the merger agreement includes a “force the vote” provision that would obligate Siuslaw to hold a shareholders’ meeting to consider the merger agreement even if the Siuslaw board of directors withdraws its favorable recommendation of the merger agreement after determining in good faith that it would be inconsistent with its fiduciary interests to recommend the merger agreement;  (ii) Siuslaw would be prohibited from affirmatively soliciting acquisition proposals after execution of the merger agreement; and (iii) Siuslaw would be obligated to pay to Banner a termination fee of $2.3 million if the merger agreement is terminated under certain circumstances, all of which may discourage other parties potentially interested in a strategic transaction with Siuslaw from pursuing such a transaction; and

•	the other risks described under the heading “Risk Factors” beginning on page 14.

The Siuslaw board of directors believes that the merger is in the best interests of Siuslaw and its shareholders. Accordingly, the board of directors has unanimously approved the merger agreement and unanimously recommends that you vote “FOR” the approval of the merger agreement and the adjournment proposal.

In considering the recommendation of the Siuslaw board of directors with respect to the proposal to adopt and approve the merger agreement, Siuslaw shareholders should be aware that Siuslaw’s directors and executive officers have interests in the merger that may be different from, or in addition to, those of other Siuslaw shareholders. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending that the merger agreement be approved by Siuslaw’s shareholders. See “—Interests of Siuslaw Executive Officers and Directors in the Merger” on page 55.

The foregoing discussion of the information considered by the Siuslaw board of directors is not intended to be exhaustive but includes all of the material factors considered by the Siuslaw board of directors.  In the course of its deliberations with respect to the merger, the Siuslaw board of directors discussed the anticipated impact of the merger on Siuslaw, its shareholders, and its various other constituencies, and determined that the benefits to Siuslaw and its constituencies expected to result from the merger would likely outweigh any disadvantages identified during the board of directors’ deliberations.  In reaching its determination to approve and recommend the merger, the Siuslaw board of directors did not assign any relative or specific weights to the factors considered in reaching that determination, and individual directors may have given differing weights to different factors.

For the reasons set forth above, the Siuslaw board of directors determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Siuslaw’s shareholders, and approved the merger agreement. The Siuslaw board of directors unanimously recommends that the Siuslaw shareholders vote “FOR” the approval of the merger proposal and “FOR” the adjournment proposal.

Banner’s Reasons for the Merger

After careful consideration, at a meeting held on July 22, 2014, Banner’s board of directors determined that the merger is in the best interests of Banner and its shareholders and unanimously approved the merger agreement.

In reaching its decision to approve the merger agreement, the Banner board of directors consulted with Banner management, as well as MWRI, its independent financial advisor, and considered a number of factors, including the following material factors:

•
its knowledge of Siuslaw’s business, operations, financial condition, earnings and prospects, taking into account the results of Banner’s due diligence review of Siuslaw, including Banner’s assessments of Siuslaw’s credit policies, asset quality, adequacy of loan loss reserves, interest rate risk and litigation;

•	the fact that Siuslaw would enable Banner to expand its strategic presence through ten additional bank offices in Oregon;

•
The reports of Banner’s management and the financial presentation of Banner’s financial advisor concerning the business, operations, financial condition and earnings of Siuslaw on an historical and prospective basis and the pro forma financial impact of the merger;

•	the fact that Siuslaw’s shareholders would own approximately 6.3% of the outstanding shares of Banner immediately following the merger;

•	Siuslaw and Banner’s management teams share a common business vision and commitment to their respective customers, shareholders, employees and other constituencies;

•	Banner’s management believes that the merger will be accretive to Banner’s GAAP earnings in periods subsequent to incurring certain non-recurring acquisition, conversion and integration costs;

•	the merger is likely to provide an increase in shareholder value, including the benefits of a stronger strategic position;

•
the anticipated pro forma impact of the merger on the combined company, including potential synergies, and the expected impact on financial metrics such as earnings and tangible equity per share, as well as on regulatory capital levels;

•	the likelihood of a successful integration of Siuslaw’s business, operations and workforce with those of Banner;

•	the regulatory and other approvals required in connection with the transaction and the likelihood such approvals would be received in a timely manner and without unacceptable conditions;

•
the financial and other terms of the merger agreement, including the fixed exchange ratio for the stock portion of the merger consideration and the fixed per share amount for the cash portion of the merger consideration, tax treatment and termination fee provisions, which the Banner board of directors reviewed with its outside financial and legal advisors; and

•
the presentation of MWRI to the Banner Board on August 22, 2014 and the written opinion of MWRI, dated as of August 22, 2014, delivered to the Banner board of directors to the effect that, as of that date, and subject to and based on the various assumptions, considerations, qualifications and limitations set forth in the opinion, the merger consideration payable to holders of Siuslaw  stock was fair, from a financial point of view, to Banner.

The Banner board of directors also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the proposed transaction, including, without limitation, the following:

•	the potential risk of diverting management attention and resources from the operation of Banner’s business towards the completion of the merger;

•	the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Siuslaw’s business, operations and workforce with those of Banner;

•	the merger-related costs;

•	the outcome of potential litigation in connection with the merger; and

•	the other risks described under the heading “Risk Factors” on page 14.

The foregoing discussion of the factors considered by the Banner board of directors is not intended to be exhaustive, but rather includes the material factors considered by the Banner board of directors. In reaching its decision to approve the merger agreement, the Banner board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Banner board of directors considered all these factors as a whole, including discussions with, and questioning of, Banner management and Banner’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

Opinion of Siuslaw’s Financial Advisor

By letter dated October 31, 2013, Siuslaw retained Sandler to act as financial advisor to Siuslaw’s board of directors in connection with and to assist it in a potential sale process.  Sandler is a nationally recognized investment banking firm whose principal business specialty is financial institutions.  In the ordinary course of its investment banking business, Sandler is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler acted as financial advisor to the Siuslaw board of directors in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the merger agreement.  At the August 7, 2014 meeting at which Siuslaw’s board of directors considered and approved the merger agreement, Sandler delivered to the board or directors its oral opinion, which was subsequently confirmed in writing, that, as of such date, the merger consideration was fair to the holders of Siuslaw common stock from a financial point of view.  The full text of Sandler’s opinion is attached as Appendix B to this proxy statement/prospectus.  The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler in rendering its opinion.  The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion.  Holders of Siuslaw common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler’s opinion speaks only as of the date of the opinion.  The opinion was directed to Siuslaw’s board of directors and is directed only to the fairness of the merger consideration to the holders of Siuslaw common stock from a financial point of view.  It does not address the underlying business decision of Siuslaw to engage in the merger or any other aspect of the merger and is not a recommendation to any holder of Siuslaw common stock as to how such holder of Siuslaw common stock should vote at the special meeting with respect to the merger or any other matter.  Sandler did not express any opinion as to the fairness of pay compensation matters or director and employee benefit matters that may arise in connection with or related to the merger.

In connection with rendering its opinion dated August 7, 2014, Sandler reviewed and considered, among other things:

•	the merger agreement;

•	certain financial statements and other historical financial information of Siuslaw that Sandler deemed relevant;

•	certain financial statements and other historical financial information of Banner that Sandler deemed relevant;

•	certain internal financial estimates for Siuslaw for the years ending December 31, 2014 through December 31, 2018 as provided by senior management of Siuslaw;

•
publicly available mean analyst earnings per share estimates for Banner for the years ending December 31, 2014 and December 31, 2015 and an estimated long-term annual earnings per share growth rate for the years ending December 31, 2016 through December 31, 2018 as discussed with senior management of Banner;

•
the pro forma financial impact of the merger on Banner based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies as prepared by and/or reviewed and discussed with the senior management of Banner;

•
a comparison of certain financial and other information for Siuslaw and Banner, including stock trading information, with similar publicly available information for certain other commercial banks, the securities of which are publicly traded;

•	the terms and structures of other recent merger and acquisition transactions in the commercial banking sector;

•	the current market environment generally and in the commercial banking sector in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler considered relevant.

Sandler also discussed with certain members of the senior management of Siuslaw the business, financial condition, results of operations and prospects of Siuslaw and held similar discussions with the senior management of Banner regarding the business, financial condition, results of operations and prospects of Banner.

In performing its reviews and analyses and in rendering its opinion, Sandler relied upon the accuracy and completeness of all of the financial and other information that was available to Sandler from public sources, that was provided to Sandler by Siuslaw or Banner or their respective representatives or that was otherwise reviewed by Sandler and Sandler assumed their accuracy and completeness for purposes of rendering its opinion.  Sandler further relied on the assurances of the senior management of each of Siuslaw and Banner that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect.  Sandler was not asked to undertake, and did not undertake an independent verification of any of such information and Sandler assumes no responsibility or liability for the accuracy or completeness thereof.  Sandler did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Siuslaw or Banner or any of their subsidiaries. Sandler did not make an independent evaluation of the adequacy of the allowance for loan losses of Siuslaw and Banner and Sandler did not review any individual credit files relating to Siuslaw or Banner.  Sandler assumed that the respective allowances for loan losses for Siuslaw and Banner are adequate to cover such losses and will be adequate on a proforma basis.

Internal financial estimates provided by the senior management of Siuslaw and publicly available mean earnings per share estimates and an estimated long-term annual earnings per share growth rate for Banner were used by Sandler in its analyses. The senior management of Siuslaw confirmed to Sandler that internal financial estimates reflected the best currently available estimates and judgment of senior management of the future financial performance of Siuslaw.  With respect to the purchase accounting adjustments, cost savings and other synergies determined by the senior management of Banner, such management confirmed that they reflected the best currently available estimates.  Sandler expresses no opinion as to such financial projections or estimates or the assumptions on which they are based.  Sandler has also assumed that there has been no material change in the assets, financial condition, results of operations, business or prospects of Siuslaw and Banner since the date of the most recent financial data made available to Sandler. Sandler assumed in all respects material to its analyses that Siuslaw and Banner would remain as going concerns for all periods relevant to Sandler’s analyses. Additionally, Sandler assumed that both Banner and Siuslaw would comply in all material respects with material terms of the merger agreement and that the representations and warranties contained in the merger agreement were true in all material respects and that covenants contained in the merger agreement will be performed in all material respects and that all conditions in the merger agreement will be met.  Finally, Sandler has expressed no opinion as to any legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement.

Sandler’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Sandler as of, the date of its opinion.  Events occurring after the date thereof could materially affect its opinion.  Sandler has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of its opinion.  Sandler expressed no opinion as to the prices at which the common stock of Siuslaw or Banner may trade at any time or the impact of the change in price of Banner common stock on the merger consideration.

In rendering its opinion dated August 7, 2014, Sandler performed a variety of financial analyses.  The following is a summary of the material analyses performed by Sandler, but is not a complete description of all the analyses underlying Sandler's opinion.  The summary includes information presented in tabular format.  In order to fully understand the financial analyses, these tables must be read together with the accompanying text.  The tables alone do not constitute a complete description of the financial analyses.  The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion.  Also, no company included in Sandler’s comparative analyses described below is identical to Siuslaw or Banner and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Siuslaw and Banner and the companies to which they are being compared.

In performing its analyses, Sandler also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Siuslaw, Banner and Sandler.  The analyses performed by Sandler is not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses.  Sandler prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Siuslaw board of directors at the board of directors’ August 7, 2014 meeting.  Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold.  Such estimates are inherently subject to uncertainty and actual values may be materially different.  Accordingly, Sandler’s analyses do not necessarily reflect the value of Siuslaw’s common stock or the prices at which Siuslaw’s common stock may be sold at any time.  The analyses of Sandler and its opinion were among a number of factors taken into consideration by Siuslaw’s board of directors in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision Siuslaw’s board of directors or management with respect to the fairness of the merger.

In arriving at its opinion, Sandler did not attribute any particular weight to any analysis or factor that it considered.  Rather, it made qualitative judgments as to the significance and relevance of each analysis and factor.  Sandler did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion; rather, Sandler made its determination as to the fairness of the merger consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

Summary of Proposal. Sandler reviewed the financial terms of the merger. At the effective time, each share of Siuslaw common stock will be converted into 0.32231 shares of Banner common stock and (ii) $1.41622 in cash. In addition, cash will be paid in lieu of the issuance of any fractional shares of Banner. Based upon the closing price of Banner’s common stock of $39.65 as of August 6, 2014, Sandler calculated value of $14.20 per Siuslaw common share.  Assuming 3,992,937 Siuslaw common shares outstanding, Sandler calculated an aggregate value of $56.7 million in exchange for all the common stock of Siuslaw.  Based upon financial information as of or for the twelve month period ended June 30, 2014, Sandler calculated the following valuation ratios:

Transaction Value Per Share / Tangible Book Value Per Share:	148%
Transaction Value Per Share / Last Twelve Months Earnings Per Share:	17.3x
Tangible Book Premium to Core Deposits1:	6.0%
Market Premium as of August 6, 2014:	60.4%

1Core deposits equals total deposits less time deposits >$100,000

Analysis of Trading Liquidity of Banner Common Stock. Sandler used publicly available information to review Banner’s average daily common stock trading activity for the five day, 30 day and one year periods ending August 6, 2014.  During those periods, Banner’s daily average common stock trading activity ranged from 57 thousand shares to 107 thousand shares per day.  Based on an estimated 1.3 million Banner common shares to be issued in aggregate to Siuslaw common shareholders, the analysis indicated that it would take between 12 and 23 trading days to trade all of the shares issued to Siuslaw common shareholders.

Siuslaw - Comparable Company Analysis. Sandler used publicly available information to compare selected financial information for Siuslaw and a group of financial institutions as selected by Sandler. The Siuslaw peer group consisted of publicly-traded banks headquartered in California, Idaho, Montana, Oregon, and Washington with total assets as of June 30, 2014 unless otherwise noted, between $200 million and $500 million, and last twelve months return on average assets of greater than 0.50%.

AltaPacific Bancorp	Independence Bank
American Riviera Bank	Northwest Bancorporation, Inc.
BEO Bancorp	Puget Sound Bank
California Bank of Commerce	Santa Cruz County Bank
Capital Bank1	Sound Financial Bancorp, Inc.
Capital Pacific Bancorp	Summit State Bank
CommerceWest Bank	Valley Commercial Bancorp
County Commerce Bank

1Financial information based on GAAP or regulatory financial data as of March 31, 2014

The analysis compared publicly available financial information for Siuslaw and the mean and median financial and market trading data for the Siuslaw peer group as of or for the period ended June 30, 2014 unless otherwise noted above, with pricing data as of August 6, 2014. The table below sets forth the data for Siuslaw and the data for the Siuslaw peer group.

Comparable Company Analysis
	Siuslaw	Comparable Group Median	Comparable Group Mean
Total Assets (in millions)	$360	$379	$352
Market Capitalization (in millions)	$36	$42	$42
Price / Tangible Book Value	92%	118%	116%
Price / Last Twelve Months Earning Per Share	10.8x	13.9x	15.6x
Dividend Yield	2.26%	0.00%	0.65%
One-Year Stock Price Change	7.3%	13.9%	15.2%
Net Interest Margin	3.70%	4.22%	4.34%
Efficiency Ratio	75%	67%	67%
Return on Average Assets	0.96%	0.84%	0.86%
Tangible Common Equity / Tangible Assets	10.6%	10.2%	10.7%
Loans / Deposits	79.1%	90.1%	87.0%
Non-Performing Assets / Assets	4.03%	0.92%	0.88%

     Banner - Comparable Company Analysis. Sandler used publicly available information to compare selected financial information for Banner and a group of financial institutions as selected by Sandler. The Banner peer group consisted of NYSE and NASDAQ-traded western region headquartered banks with total assets as of June 30, 2014, between $3.0 billion and $10.0 billion.

Banc of California, Inc.	Glacier Bancorp, Inc.
Central Pacific Financial	Heritage Financial Corporation
Columbia Banking System, Inc.	Opus Bank
CVB Financial Corp.	Westamerica Bancorporation
First Interstate BancSystem, Inc.

The analysis compared publicly available financial information for Banner and the mean and median financial and market trading data for the Banner peer group as of or for the period ended June 30, 2014 with pricing data as of August 6, 2014. The table below sets forth the data for Banner and the data for the Banner peer group.

Comparable Company Analysis
	Banner		Comparable Group Median		Comparable Group Mean
Total Assets (in millions)	$4,745		$4,931		$5,783
Market Capitalization (in millions)	$776		$1,167		$1,065
Price / Tangible Book Value	139%		185%			184%
Price / Last Twelve Months Earnings Per Share	17.5	x	18.0	x	19.2	x
Price / Estimated 2014 Earnings Per Share	14.8	x	16.8	x	17.2	x
Price / Estimated 2015 Earnings Per Share	15.0	x	14.1	x	14.2	x
Dividend Yield	1.82%		2.50%			2.41%
One-Year Stock Price Change	5.2%		0.6%			0.4%
Net Interest Margin	4.06%		3.86%			3.96%
Efficiency Ratio	68%		63%			64%
Return on Average Assets	1.02%		1.08%			0.95%
Tangible Common Equity / Tangible Assets	11.8%		10.4%			9.9%
Loans / Deposits	95.8%		73.2%			73.8%
Non-Performing Assets / Assets	1.22%		1.51%			1.35%

Siuslaw - Stock Price Performance. Sandler reviewed the history of the publicly reported trading prices of Siuslaw’s common stock for the one-year and three-year periods ended August 6, 2014. Sandler then compared the relationship between the movements in the price of Siuslaw’s common stock against the movements in the prices of Siuslaw’s peer group (as described on page 43), S&P 500 Index and NASDAQ Index.

Siuslaw’s One-Year Stock Performance
	Beginning Index Value August 6, 2013	Ending Index Value August 6, 2014
Siuslaw	100%	107%
Siuslaw Peer Group	100%	120%
S&P 500 Index	100%	113%
NASDAQ Index	100%	119%

Siuslaw’s Three-Year Stock Performance
	Beginning Index Value August 6, 2011	Ending Index Value August 6, 2014
Siuslaw	100%	111%
Siuslaw Peer Group	100%	171%
S&P 500 Index	100%	160%
NASDAQ Index	100%	172%

Banner - Stock Price Performance. Sandler reviewed the history of the publicly reported trading prices of Banner’s common stock for the one-year and three-year periods ended August 6, 2014. Sandler then compared the relationship between the movements in the price of Banner’s common stock against the movements in the prices of Banner’s peer group (as described on page 43), S&P 500 Index and NASDAQ Index.

Banner’s One Year Stock Performance
	Beginning Index Value August 6, 2013	Ending Index Value August 6, 2014
Banner	100%	105%
Banner Peer Group	100%	104%
S&P 500 Index	100%	113%
NASDAQ Index	100%	119%

Banner’s Three Year Stock Performance
	Beginning Index Value August 6, 2011	Ending Index Value August 6, 2014
Banner	100%	245%
Banner Peer Group	100%	172%
S&P 500 Index	100%	160%
NASDAQ Index	100%	172%

Siuslaw - Net Present Value Analysis.  Sandler performed an analysis that estimated the net present value per share of Siuslaw common stock under various circumstances. The analysis assumed that Siuslaw performed in accordance to internal financial estimates provided by Siuslaw’s senior management for the years ending December 31, 2014 through December 31, 2018. To approximate the terminal value of Siuslaw common stock at December 31, 2018, Sandler applied price to earnings multiples ranging from 9.00x to 17.75x and multiples of tangible book value ranging from 80% to 130%.  The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 16.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Siuslaw’s common stock.

During the Siuslaw board of directors meeting on August 7, 2014, Sandler noted that the terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

As illustrated in the following tables, the analysis indicates an imputed range of values per share of Siuslaw common stock of $5.73 to $13.53 when applying multiples of earnings to the applicable amounts indicated in the Siuslaw estimates and $5.91 to $11.65 when applying multiples of tangible book value to the applicable amounts indicated in the Siuslaw estimates.

Earnings Per Share Multiples

Discount Rate	9.00x	10.75x	12.50x	14.25x	16.00x	17.75x
10.0%	7.20	8.47	9.73	11.00	12.27	13.53
12.0%	6.66	7.83	9.00	10.17	11.33	12.50
14.0%	6.17	7.25	8.33	9.41	10.49	11.57
16.0%	5.73	6.73	7.72	8.72	9.72	10.72

Tangible Book Value Multiples

Discount Rate	80%	90%	100%	110%	120%	130%
10.0%	7.43	8.27	9.12	9.96	10.80	11.65
12.0%	6.87	7.65	8.43	9.21	9.98	10.76
14.0%	6.37	7.09	7.80	8.52	9.24	9.96
16.0%	5.91	6.57	7.24	7.90	8.57	9.23

Sandler also considered and discussed with the Siuslaw board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income.  To illustrate this impact, Sandler performed a similar analysis assuming Siuslaw’s net income varied from 20% above projections to 20% below projections.  This analysis indicates the following range of per share values for Siuslaw common stock, using the same price to earnings multiples of 9.00x to 17.75x and a discount rate of 12.87%.

Earnings Per Share Multiples

Annual Net Income Variance	9.00x	10.75x	12.50x	14.25x	16.00x	17.75x
-20%	5.28	6.18	7.09	7.99	8.89	9.80
-10%	5.86	6.88	7.89	8.91	9.92	10.94
0%	6.44	7.57	8.70	9.83	10.96	12.08
10%	7.02	8.26	9.51	10.75	11.99	13.23
20%	7.60	8.96	10.31	11.67	13.02	14.37

The following table describes a discount rate calculation for Siuslaw prepared by Sandler.  The discount rate equals the sum of the risk free rate, the equity risk premium and the size premium.

Risk Free Rate	4.00%	Normalized 20yr UST
Equity Risk Premium	5.00%	Duff & Phelps
Size Premium	3.87%	Duff & Phelps
Discount Rate	12.87%

Banner – Net Present Value Analysis.  Sandler also performed an analysis that estimated the net present value per share of Banner common stock under various circumstances. The analysis assumed that Banner performed in accordance with publicly available mean analyst earnings estimates for the years ending December 31, 2014 and December 31, 2015 and an estimated long-term annual growth rate for the years ending December 31, 2016 through December 31, 2018 as well as assumptions for annual common dividend payments, in each case as discussed with senior management of Banner.

To approximate the terminal value of Banner common stock at December 31, 2018, Sandler applied price to earnings multiples ranging from 13.0x to 18.0x and multiples of tangible book value ranging from 125% to 225%.  The terminal values were then discounted to present values using different discount rates ranging from 7.0% to 12.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Banner’s common stock.

At the August 7, 2014 Siuslaw board of directors meeting, Sandler noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

As illustrated in the following tables, the analysis indicates an imputed range of values per share of Banner common stock of $26.86 to $43.96 when applying earnings multiples to the applicable amounts indicated in the Banner projections and $30.93 to $65.12 when applying multiples of tangible book value to the applicable amounts indicated in the Banner projections.

Earnings Per Share Multiples

Discount Rate	13.0x	14.0x	15.0x	16.0x	17.0x	18.0x
7.0%	32.69	34.95	37.20	39.45	41.71	43.96
8.0%	31.41	33.57	35.73	37.89	40.05	42.22
9.0%	30.19	32.26	34.33	36.41	38.48	40.55
10.0%	29.02	31.01	33.00	34.99	36.98	38.97
11.0%	27.92	29.83	31.74	33.65	35.56	37.47
12.0%	26.86	28.70	30.53	32.37	34.20	36.04

Tangible Book Value Multiples

Discount Rate	125%	145%	165%	185%	205%	225%
7.0%	37.68	43.17	48.66	54.15	59.63	65.12
8.0%	36.19	41.46	46.72	51.98	57.24	62.51
9.0%	34.78	39.83	44.88	49.92	54.97	60.02
10.0%	33.43	38.28	43.12	47.97	52.81	57.66
11.0%	32.15	36.80	41.45	46.10	50.75	55.41
12.0%	30.93	35.39	39.86	44.33	48.80	53.26

Sandler also considered and discussed with the Siuslaw board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings per share.  To illustrate this impact, Sandler performed a similar analysis assuming Banner net income varied from 20% above projections to 20% below projections.  This analysis indicates the following range of per share values for Banner common stock, using the same price to earnings multiples of 13.0x to 18.0x and a discount rate of 9.07%:

Earnings Per Share Multiples

Annual EPS Variance	13.0x	14.0x	15.0x	16.0x	17.0x	18.0x
-20%	24.73	26.38	28.04	29.69	31.35	33.00
-10%	27.42	29.28	31.14	33.00	34.86	36.73
0%	30.11	32.18	34.24	36.31	38.38	40.45
10%	32.80	35.07	37.35	39.62	41.90	44.17
20%	35.49	37.97	40.45	42.93	45.41	47.90

    The following table describes a discount rate calculation for Banner prepared by Sandler.  The discount rate equals the product of the two year beta and equity risk premium plus the risk free rate.

Risk Free Rate	4.00%	Normalized 20yr UST
Equity Risk Premium	5.00%	Duff & Phelps
2 Year Beta	1.013	Bloomberg
Discount Rate	9.07%

Analysis of Selected Merger Transactions.  Sandler reviewed two groups of comparable merger and acquisition transactions. The groups of merger and acquisition transactions included (i) 20 transactions announced between January 1, 2014 and August 6, 2014 involving nationwide commercial bank targets with: assets between $200 million and $500 million (excluding merger of equal transactions), last twelve months return on average assets greater than 0.50%, and non-performing assets to assets less than 10.0%; and (ii) eight transactions announced between January 1, 2013 and August 6, 2014 involving western region commercial bank targets with: assets between $200 million and $500 million (excluding merger of equal transactions), last twelve months return on average assets greater than 0.50%, and non-performing assets to assets less than 10.0%.

The nationwide transaction group was composed of the following transactions:

Acquirer / Target
Old National Bancorp / Founders Financial Corporation
First Merchants Corporation / Community Bancshares, Inc.
Univest Corporation of Pennsylvania / Valley Green Bank
BNC Bancorp / Harbor Bank Group, Inc.
Old National Bancorp / LSB Financial Corp.
Independent Bank Group, Inc. / Houston City Bancshares, Inc.
First Business Financial Services, Inc. / Aslin Group, Inc.
Glacier Bancorp, Inc. / FNBR Holding Corporation
Home BancShares, Inc. / Florida Traditions Bank
Institution for Savings in Newburyport / Rockport National Bankcorp, Inc.
CB Financial Services, Inc. / FedFirst Financial Corporation
MainSource Financial Group, Inc. / MBT Bancorp
Peoples Bancorp, Inc. / Ohio Heritage Bancorp, Inc.
Simmons First National Corporation / Delta Trust & Banking Corporation
Auto Club Insurance Association / National Bancorp, Inc.
First Citizens Bancshares, Inc. / Southern Heritage Bancshares, Inc.
Salisbury Bancorp, Inc. / Riverside Bank
CBFH, Inc. / MC Bancshares, Inc.
Southern Missouri Bancorp, Inc. / Peoples Service Company
CVB Financial Corp. / American Security Bank

The west region transaction group was composed of the following transactions:

Acquirer / Target
CVB Financial Corp. / American Security Bank
Heritage Oaks Bancorp / Mission Community Bancorp
Bank of Marin Bancorp / NorCal Community Bancorp
Sterling Financial Corporation / Commerce National Bank
Glacier Bancorp, Inc. / North Cascades Bancshares
Heritage Financial Corporation / Valley Community Bancshares, Inc.
Pacific Premier Bancorp, Inc. / San Diego Trust Bank
Glacier Bancorp, Inc. / Wheatland Bankshares, Inc.

Imputed Valuation Analysis.  While reviewing the nationwide and west region comparable merger and acquisition transaction groups, Sandler reviewed the following multiples: transaction value per share to tangible book value per share, transaction value per share to last twelve months earnings per share, tangible book premium to core deposits and market premium to seller’s stock price two days before transaction announcement.  As illustrated in the following tables, Sandler used the mean and median transaction multiples from the comparable transaction groups to impute a per share value for Siuslaw. The nationwide transaction group indicates a range of imputed values from $11.59 to $17.23 per common share.

	Median Nationwide Transactions	Imputed Per Share Value	Mean Nationwide Transactions	Imputed Per Share Value

Transaction Value Per Share / Tangible Book Value Per Share	152%	$14.53	154%	$14.71
Transaction Value Per Share / Last Twelve Months Earnings Per Share	18.5x	$15.18	21.0x	$17.23
Transaction Value Per Share / Tangible Book Premium to Core Deposits1	7.0%	$14.93	7.9%	$15.64
Market Premium as of August 6, 2014	31.0%	$11.59	31.0%	$11.59
1 Tangible book premium to core deposits calculated as (deal value – tangible equity) / (core deposits)
Selected multiples and ratios adjusted for one-time items and tax reversals, where applicable

The west region transaction group indicates a range of imputed values from $10.49 to $17.86 per common share.

	Median West Transactions	Imputed Per Share Value	Mean West Transactions	Imputed Per Share Value

Transaction Value Per Share / Tangible Book Value Per Share	133%	$12.77	134%	$12.82
Transaction Value Per Share / Last Twelve Months Earnings Per Share	21.8x	$17.86	21.3x	$17.49
Transaction Value Per Share / Tangible Book Premium to Core Deposits1	5.5%	$13.77	5.6%	$13.85
Market Premium as of August 6, 2014	22.4%	$10.83	18.5%	$10.49
1 Tangible book premium to core deposits calculated as (deal value – tangible equity) / (core deposits)
Selected multiples and ratios adjusted for one-time items and tax reversals, where applicable

Pro Forma Results and Capital Ratios. Sandler analyzed certain potential pro forma effects of the merger on Banner, assuming the following as provided by Banner: (i) the merger closes on December 31, 2014; (ii) aggregate consideration value of $58.1 million, based on Banner’s closing stock price on August 6, 2014 of $39.65; (iii) Banner would be able to achieve cost savings on Siuslaw’s projected operating expense; (iv) a core deposit intangible of approximately $5.6 million (10 year, sum-of-years-digits amortization method); (v) a pretax opportunity cost of cash of 2.00%; (vi) various purchase accounting adjustments, including a mark-to-market adjustment on Siuslaw’s loan portfolio, securities portfolio and fixed assets. The analysis indicated that for the year ending December 31, 2015, the merger (excluding transaction expenses) would be accretive to Banner’s projected earnings per share and, at December 31, 2014 the merger would be dilutive to Banner’s tangible book value per share. The analysis also indicated that as of December 31, 2014, the merger would maintain Banner’s regulatory capital ratios in excess of the regulatory guidelines for “well capitalized” status. The actual results achieved by the combined company, however, may vary from projected results and the variations may be material.

Sandler’s Relationship.  Sandler acted as the financial advisor to Siuslaw’s board of directors in connection with the merger and will receive a transaction fee in connection with the merger, the majority of which is subject to the closing of the merger.  Sandler received a fee associated with the delivery of its fairness opinion which became payable upon Sandler’s delivery of its written fairness opinion.  Siuslaw has also agreed to reimburse Sandler for reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler and its affiliates and their respective partners, directors, officers, employees and agents against certain expenses and liabilities, including liabilities under applicable federal or state law.

In the ordinary course of its broker and dealer business, Sandler may purchase securities from and sell securities to Siuslaw and Banner and their respective affiliates.  Sandler may also actively trade the debt securities of Siuslaw or Banner for its own account and for the accounts of its customers and, accordingly may at any time hold a long or short position in such securities. From time to time, Sandler has provided certain investment banking services to Banner and its affiliates, and has received compensation and reimbursement of out-of-pocket expenses for such services.  During the past two years prior to the execution of the merger agreement, Sandler provided services to Banner in connection the sale of bank owned life insurance and received approximately $70,000 in compensation and reimbursement of out-of-pocket expenses from Banner.

Material U.S. Federal Income Tax Consequences of the Merger

The following summary describes the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Siuslaw common stock. The summary is based upon the Internal Revenue Code of 1986, as amended (which we refer to in this document as the “Code”), applicable Treasury Regulations, judicial decisions, and administrative rulings and practice, all as in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This summary does not address any tax consequences of the merger under state, local or foreign laws, or any federal laws other than those pertaining to income tax.

This discussion addresses only those holders of Siuslaw common stock that hold their Siuslaw common stock as a capital asset within the meaning of Section 1221 of the Code. It does not address all the U.S. federal income tax consequences that may be relevant to particular holders of Siuslaw common stock in light of their individual circumstances or to holders of Siuslaw common stock that are subject to special rules, including, without limitation, holders that are:

•	financial institutions;

•	S corporations or other pass-through entities, or investors in pass-through entities;

•	persons who are subject to alternative minimum tax;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	persons that hold Siuslaw common stock as part of a straddle, hedge, constructive sale, conversion or other integrated transaction;

•	regulated investment companies;

•	real estate investment trusts;

•	persons whose “functional currency” is not the U.S. dollar;

•	persons who are not U.S. holders; and

•	holders who acquired their shares of Siuslaw common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation.

If a partnership (or other entity that is taxed as a partnership for federal income tax purposes) holds Siuslaw common stock, the tax treatment of a partner in that partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in partnerships should consult their own tax advisors about the tax consequences of the merger to them.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner that is: an individual citizen or resident of the United States; a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions; a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or an estate that is subject to U.S. federal income taxation on its income regardless of its source.

In connection with the filing with the SEC of the registration statement on Form S-4 of which this proxy statement/prospectus is a part, Silver, Freedman, Taff & Tiernan, LLP has rendered its tax opinion to Banner addressing the U.S. federal income tax consequences of the merger as described below. In rendering its tax opinion, counsel relied upon representations and covenants contained in certificates of officers of Siuslaw and Banner. Counsel’s opinion represents its best legal judgment. However, if any of the representations or assumptions upon which the opinion is based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected. A copy of the tax opinion is attached as Exhibit 8.1 to the registration statement on Form S-4.

Neither Banner nor Siuslaw has sought, and neither of them will seek, any ruling from the Internal Revenue Service regarding any matters relating to the merger, and the opinion described above will not be binding on the Internal Revenue Service or any court. Consequently, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

The obligation of Banner to complete the merger is conditioned on, among other things, the receipt by Banner of an opinion from Silver, Freedman, Taff & Tiernan, LLP dated the closing date of the merger, that for U.S. federal income tax purposes the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. This opinion will be based upon representation letters provided by Siuslaw and Banner and upon customary factual assumptions. The condition that Banner receive an opinion from Silver, Freedman, Taff & Tiernan, LLP may be waived by Banner. Banner does not currently intend to waive the condition related to the receipt of the opinion.

In addition, the obligation of Silver, Freedman, Taff & Tiernan, LLP to deliver such opinion is conditioned on the merger satisfying the statutory and regulatory requirements of a “reorganization,” including the “continuity of proprietary interest” requirement. That requirement generally will be satisfied if Banner common stock constitutes at least 40% of the value of the total merger consideration. The determination by tax counsel as to whether the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code is based on the facts and law existing as of the closing date of the merger.

The actual tax consequences of the merger to you may be complex and will depend upon your specific situation and upon factors that are not within the control of Banner or Siuslaw. You should consult with your own tax advisor as to the tax consequences of the merger in light of your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign income or other tax laws.

Tax Consequences of the Merger Generally.  The parties intend for the merger to be treated as a “reorganization” for U.S. federal income tax purposes. As such, the material U.S. federal income tax consequences of the merger will be as follows:

•	no gain or loss will be recognized by Banner or Siuslaw as a result of the merger;

•
gain (but not loss) will be recognized by a U.S. holder of Siuslaw common stock who receives shares of Banner common stock and cash in exchange for shares of Siuslaw common stock pursuant to the merger in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the Banner common stock and cash received by such U.S. holder of Siuslaw stock exceeds such U.S. holder’s basis in its Siuslaw stock and (ii) the amount of cash received by such U.S. holder of Siuslaw common stock;

•
the aggregate basis of the Banner common stock received by a U.S. holder of Siuslaw common stock in the merger (including fractional shares of Banner common stock deemed received and redeemed as described below) will be the same as the aggregate basis of the Siuslaw common stock for which it is exchanged, decreased by the amount of cash received in the merger (other than cash received instead of a fractional share of Banner common stock), and increased by the amount of gain recognized on the exchange, other than with respect to cash received instead of a fractional share in Banner common stock (regardless of whether such gain is classified as capital gain or as dividend income, as discussed below under “—Potential Recharacterization of Gain as a Dividend”) on this page 52; and

•
the holding period of Banner common stock received by a U.S. holder of Siuslaw common stock in the merger in exchange for such U.S. holder’s shares of Siuslaw common stock (including fractional shares of Banner common stock deemed received and redeemed as described below) will include such U.S. holder’s holding period of the Siuslaw common stock for which it is exchanged.

If a U.S. holder of Siuslaw common stock acquired different blocks of Siuslaw common stock at different times or at different prices, any gain or loss (if applicable) will be determined separately with respect to each block of Siuslaw common stock. U.S. holders should consult their own tax advisors regarding the manner in which cash and Banner common stock received in the merger should be allocated among different blocks of Siuslaw common stock and with respect to identifying the bases or holding periods of the particular shares of Banner common stock received in the merger.

Taxation of Capital Gain. Except as described below under “—Potential Recharacterization of Gain as a Dividend” on this page 52, gain that a U.S. holder of Siuslaw common stock recognizes in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if such U.S. holder has held (or is treated as having held) its Siuslaw stock for more than one year as of the date of the merger. For non-corporate U.S. holders of Siuslaw stock, the maximum U.S. federal income tax rate on long-term capital gains is 20%.

Potential Recharacterization of Gain as a Dividend. All or part of the gain that a particular U.S. holder of Siuslaw common stock recognizes could be treated as dividend income rather than capital gain if: (i) such U.S. holder is a significant shareholder of Banner; or (ii) such U.S. holder’s percentage ownership in Banner after the merger, taking into account constructive ownership rules, is not meaningfully reduced from what its percentage ownership would have been if it had received solely shares of Banner common stock rather than a combination of cash and shares of Banner common stock in the merger. This could happen, for example, because of ownership of additional shares of Banner common stock by such holder, ownership of shares of Banner common stock by a person related to such holder or a share repurchase by Banner from other holders of Banner common stock. The IRS has indicated in rulings that any reduction in the interest of a minority shareholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain as opposed to dividend treatment. Because the possibility of dividend treatment depends primarily upon the particular circumstances of a holder of Siuslaw common stock, including the application of certain constructive ownership rules, holders of Siuslaw common stock should consult their own tax advisors regarding the potential tax consequences of the merger to them.

Receipt of Only Cash Consideration Upon Exercise of Dissenters’ Rights and Cash Received Instead of a Fractional Share of Banner Common Stock.  A U.S. holder of Siuslaw stock who properly exercises dissenters’ rights under Oregon law as discussed in “—Dissenters’ Rights of Siuslaw Shareholders” on page 54 and who receives solely cash in respect of its shares of Siuslaw stock will generally recognize gain or loss equal to the difference between the amount of cash received and the holder’s aggregate tax basis in its Siuslaw stock.  Any Siuslaw shareholder that plans to exercise dissenter’s rights in connection with the merger is urged to consult its own tax advisor to determine the relevant tax consequences. In addition, a U.S. holder of Siuslaw common stock who receives cash instead of a fractional share of Banner common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by Banner. As a result, such U.S. holder of Siuslaw common stock will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in its fractional share interest as set forth above. The gain or loss recognized by the U.S. holders described in this paragraph will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder’s holding period for the relevant shares is more than one year as of the date of the merger. The deductibility of capital losses is subject to limitations.

Medicare Tax on Unearned Income.  A U.S. holder of Siuslaw stock that is an individual is subject to a 3.8% tax on the lesser of: (i) his or her “net investment income” for the relevant taxable year; or (ii) the excess of his or her modified gross income for the taxable year over a certain threshold (between $125,000 and $250,000 depending on the individual’s U.S. federal income tax filing status). A similar regime applies to estates and trusts. A U.S. holder’s net investment income generally will include any capital gain recognized in connection with the merger (including any gain treated as a dividend).

Backup Withholding and Information Reporting.  Payments of cash to a U.S. holder of Siuslaw stock pursuant to the merger may, under certain circumstances, be subject to information reporting and backup withholding unless the holder provides proof of an applicable exemption or, in the case of backup withholding, furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

A U.S. holder of Siuslaw common stock who receives Banner common stock as a result of the merger should retain records pertaining to the merger, including records relating to the number of shares and the basis of such U.S. holder’s Siuslaw common stock. Each U.S. holder of Siuslaw common stock who is required to file a U.S. federal income tax return and who is a “significant holder” that receives Banner common stock in the merger will be required to file a statement with such U.S. federal income tax return in accordance with Treasury Regulations Section 1.368-3 setting forth such U.S. holder’s basis in the Siuslaw common stock surrendered, the fair market value of the Banner common stock and cash received in the merger, and certain other information. A “significant holder” is a holder of Siuslaw stock who, immediately before the merger, owned at least 5% of the outstanding stock of Siuslaw or securities of Siuslaw with a basis for federal income taxes of at least $1.0 million.

This discussion does not address tax consequences that may vary with, or are contingent upon, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local or foreign income or other tax consequences to you of the merger.

Accounting Treatment

         In accordance with current accounting guidance, the merger will be accounted for using the acquisition method in accordance with FASB Topic 805, “Business Combinations.” The result of this is that the recorded assets and liabilities of Banner will be carried forward at their recorded amounts, the historical operating results will be unchanged for the prior periods being reported on and that the assets and liabilities of Siuslaw will be adjusted to fair value at the date of the merger. In addition, all identified intangibles will be recorded at fair value and included as part of the net assets acquired. To the extent that the purchase price, consisting of cash plus the number of shares of Banner common stock to be issued to former Siuslaw shareholders, at fair value, exceeds the fair value of the net assets including identifiable intangibles of Siuslaw at the merger date, that amount will be reported as goodwill. In accordance with current accounting guidance, goodwill will not be amortized but will be evaluated for impairment annually. Identified intangibles will be amortized over their estimated lives. Further, the acquisition method of accounting results in the operating results of Siuslaw being included in the operating results of Banner beginning from the date of completion of the merger.

Regulatory Approvals

Under federal law, the merger must be approved by the Federal Reserve Board and the bank merger must be approved by the FDIC, the DFI and the Oregon Division.  The U.S. Department of Justice may review the impact of the merger and the bank merger on competition.

We requested a waiver from the Federal Reserve Board of its application requirements that would apply to the merger and on November 3, 2014, the Federal Reserve Board granted a waiver of its application requirements.  In addition, Banner received the approval for the bank merger from the DFI, the Oregon Division and the FDIC on September 22, 2014, October 16, 2014 and October 21, 2014, respectively.  Although we have received the required regulatory approvals, we must wait for up to 30 days before we can complete the merger.  See “The Merger Agreement—Conditions to Completion of the Merger” on page 64.

Dissenters’ Rights of Siuslaw Shareholders

Shareholders who dissent from a proposed merger are entitled to receive the fair value of their shares under Oregon Revised Statutes (“ORS”) 60.554 through 60.594. A copy of these statutes is attached as Appendix C.

To perfect dissenters’ rights, a shareholder must send or deliver a notice of dissent to Siuslaw, prior to the vote on the merger at the special meeting. Additionally, such shareholder may not vote in favor of the merger.

A shareholder may only dissent with respect to all of the shareholder’s shares, except that a shareholder holding shares beneficially owned by another person may assert dissenters’ rights as to fewer than all of the Siuslaw shares registered in such shareholder’s name only if such shareholder dissents with respect to all shares beneficially owned by any one person and notifies Siuslaw in writing of the name and address of each person on whose behalf the shareholders asserts dissenters’ rights. A beneficial shareholder may assert dissenters’ rights as to shares held on the beneficial shareholder’s behalf only if  (i)  the beneficial owner submits to Siuslaw the record holder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights, and  (ii)  the beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has the power to direct the vote.

If the merger is approved, Siuslaw will deliver a written dissenters’ notice to all shareholders who have satisfied the requirements described above. The notice will be sent no later than 10 days after the special meeting and will, among other things, state where the payment demand shall be sent (and where and when stock certificates shall be deposited) and supply a form for demanding payment. The form will include the date of the first announcement of the terms of the merger and will require certification as to whether on not the dissenting shareholder acquired beneficial ownership before that date. The dissenters’ notice will also set a date by which Siuslaw must receive the payment demand.

A shareholder receiving a dissenters’ notice must demand payment, certify whether or not he or she acquired beneficial ownership of the shares before the date set forth in the notice, and deposit stock certificates or receipts in accordance with the terms of the notice. A shareholder who does not properly and timely satisfy these requirements will not be entitled to payment for his or her shares under the dissenters’ rights statutes and will instead receive the merger consideration.

Upon its receipt of a proper and timely payment demand, Siuslaw will pay to each dissenting shareholder the amount that Siuslaw estimates to be the fair value of such shareholder’s shares, plus accrued interest. The payment will be accompanied by, among other things, a copy of Siuslaw’s balance sheet and income statement, a statement of the estimate of the fair value of the shares, an explanation of how interest was calculated, and a copy of the applicable provisions of the ORS.

Siuslaw may elect to withhold payment from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice. If Siuslaw elects to do so, it will estimate the fair value of the shares plus accrued interest and will pay this amount to each dissenter who agrees to accept it in full satisfaction of such demand.

A dissenting shareholder may notify Siuslaw in writing as to the dissenting shareholder’s own estimate of the fair value of the shares and amount of interest due, and demand payment of the dissenter’s estimate, or reject Siuslaw’s offer and demand payment of the dissenter’s estimate of the fair value and interest due, under certain conditions specific in ORS 60.587.

If a demand for payment remains unsettled, Siuslaw will commence a proceeding, within 60 days after receiving the dissenting shareholder’s payment demand, and petition the court to determine the fair value of the shares and accrued interest.

In view of the complexity of ORS 60.551 through 60.594 and the requirement that shareholders must strictly comply with these provisions, shareholders of Siuslaw who wish to dissent from the merger and pursue dissenters’ rights should consult their legal advisors.

The failure of a Siuslaw shareholder to comply strictly with the Oregon statutory requirements will result in a loss of dissenters’ rights. A copy of the relevant statutory provisions is attached as Appendix C. You are urged to refer to the appendix for a complete statement concerning dissenters’ rights. The foregoing summary of such rights is qualified in its entirety by reference to that appendix.

Interests of Siuslaw Executive Officers and Directors in the Merger

In the merger, the executive officers and directors of Siuslaw will receive the same consideration for their Siuslaw shares as the other shareholders of Siuslaw. In considering the recommendation of the Siuslaw board of directors that you vote to approve the merger agreement, you should be aware that some of Siuslaw’s executive officers and directors may have interests in the merger and may have arrangements, as described below, which may be considered to be different from, or in addition to, those of Siuslaw’s shareholders generally. The Siuslaw board of directors was aware of these interests and considered them, among other matters, in reaching its decisions to approve the merger agreement and to recommend that you vote in favor of approving the merger agreement.  Further, pursuant to the merger agreement, each director and executive officer of Siuslaw and Siuslaw Bank has delivered to Banner an executed voting agreement and a non-solicitation and confidentiality agreement, and in the case of directors, an executed resignation agreement, each in the form attached as an exhibit to the merger agreement for no additional consideration.

Employment Agreement. Johan Mehlum, Chairman of the Board and Chief Executive Officer of Siuslaw, has executed an employment agreement with Banner with a term of two years from the date of completion of the merger. Mr. Mehlum will serve as a Regional Executive and his primary role will be to provide consultation and transition planning services to ensure successful integration of the transaction, retention and growth of the client base, community relations, and to serve as a community representative for Banner Bank.  The agreement provides that Mr. Mehlum will receive an annual salary of $180,000 and vacation and sick leave, and will be entitled to participate in all Banner Bank employee benefit plans.

In addition, Banner also has executed an employment agreement with Lonnie F. Iholts, President and Chief Executive Officer of Siuslaw Bank, for a term of one year from the first day following completion of the merger.  Mr. Iholts will serve as Regional Executive, Community Advisor-Central Coast and his primary role will be to provide consultation and transition planning services to ensure successful integration of the transaction, retention and growth of the client base, community relations, and to serve as a community representative for Banner Bank.  The agreement provides that Mr. Iholts will receive an annual salary of $120,000 and vacation and sick leave, and will be entitled to participate in Banner Bank employee benefit plans.

Stock Ownership. The current directors and executive officers of Siuslaw, together with their affiliates, beneficially owned, as of the record date for the special meeting, a total of 985,000 shares of Siuslaw common stock, representing 24.7% of the total outstanding shares of Siuslaw common stock.  Each of Siuslaw’s directors and executive officers has executed a voting agreement, agreeing to vote his or her shares of common stock in favor of the merger agreement.  For additional information regarding the voting agreements, see “The Merger Agreement—Voting Agreements” on page 67.

Indemnification and Insurance.  As described under “The Merger Agreement—Indemnification and Continuance of Director and Officer Liability Coverage” on page 66, Banner will indemnify (and advance expenses to), for a period of four years from and after the effective time of the merger, to the fullest extent permitted by Siuslaw’s articles of incorporation and bylaws but limited to the extent permitted by law, the directors and officers of Siuslaw with respect to claims pertaining to matters occurring at or prior to the effective time of the merger.  Banner also has agreed, for a period of four years after the effective time of the merger, to maintain at its expense directors’ and officers’ liability insurance with respect to claims arising from facts or events occurring prior to completion of the merger.  This insurance must contain terms substantially equivalent to the coverage currently provided by Siuslaw, provided that Banner shall not be required to pay for this insurance more than an amount equal to 200% of the annual premium most recently paid by Siuslaw.  Instead of providing this insurance coverage, Banner may, prior to the effective time of the merger, purchase directly or cause Siuslaw to purchase at Siuslaw’s expense a tail policy with single limit equivalent coverage for directors’ and officers’ liability insurance on the terms described in the preceding sentence.

Salary continuation, deferred compensation and split-dollar life insurance agreements. Pursuant to the merger agreement, Banner has agreed to assume and honor all obligations under existing salary continuation agreements with Siuslaw’s Chairman of the Board Johan Mehlum, Siuslaw Bank's Chief Executive Officer Lonnie Iholts, and Siuslaw Bank's Chief Financial Officer Carl Hultenberg, and in the case of Messrs. Iholts and Mehlum, deferred compensation and split-dollar life insurance agreements. Each of the salary continuation agreements provide for annual supplemental retirement benefits payable over ten years in monthly installements except in the case of Mr. Hultenberg, who is entitled to benefits for 15 years. Payment is to begin upon attainment of early or normal retirement age or upon separation from service, if later. Because each of these individuals has reached the early or normal retirement age under the salary continuation agreements, their benefits vested and these officers are entitled to these benefits whether or not the merger is completed. The monthly benefit payable for Messrs. Mehlum, Iholts, and Hultenberg, if the merger were completed on September 30, 2014, is $4,177, $6,603, and $3,075, respectively. In addition, both Messrs. Iholts and Mehlum and Director F. David Crowell are entitled to payment of the balance under their individual deferred compensation agreements plus an interest factor over the payout period regardless whether the merger is completed upon attainment of normal retirement or upon separation from service, if later.  The account balances of Messrs. Iholts, Mehlum and Crowell under their individual deferred compensation agreements as of September 30, 2014 was $761,546, $172,884 and $366,724, respectively. Lastly, both Messrs. Iholts and Mehlum have split-dollar life insurance agreements pursuant to which their beneficiairies are entitled to benefits upon their death in the respective amounts of $150,000 and $500,000, respectively.  The policies insuring their lives are owned by Siuslaw Bank and provide for death benefits in a much larger amount, with the excess death benefit proceeds being payable to Siuslaw Bank.  However, these policies cannot be terminated or transferred without providing each of Messrs. Iholts and Mehlum the right to acquire the entire policy insuring his life for the cash surrender value thereof.

 Cash Bonus Payments. In addition, our executive officers each will receive an additional cash bonus in lieu of other severance to be paid to employees under Siuslaw’s severance plan, aggregating $825,000  in anticipation of the transaction. The bonus to be paid to Messrs. Mehlum, Iholts and Hultenberg will be $325,000, $275,000 and $225,000, respectively.

Stock Listing

It is a condition to each party’s obligation to complete the merger that the shares of Banner common stock to be issued in the merger be authorized for listing on the NASDAQ subject to official notice of issuance.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus and is incorporated herein by reference. You should read the merger agreement in its entirety, as it is the legal document governing the merger.

The Merger

The boards of directors of Siuslaw and Banner have each unanimously approved the merger agreement, which provides for the merger of Siuslaw into Banner, with Banner as the surviving corporation of the merger.  Each share of Banner common stock issued and outstanding immediately prior to the effective time of the merger will remain issued and outstanding as one share of Banner common stock.  Each share of Siuslaw common stock issued and outstanding immediately prior to the effective time of the merger (including each share of outstanding Siuslaw preferred stock which by its terms automatically converts to Siuslaw common stock) will be converted into the right to receive $1.41622 in cash and 0.32231 shares of Banner common stock, other than those for which dissenters’ rights have been properly exercised.  See “The Merger—Dissenters’ Rights of Siuslaw Shareholders” on page 54.  The merger agreement provides that after the effective time of the merger Banner intends to merge Siuslaw Bank, a wholly owned subsidiary of Siuslaw, with and into Banner Bank, a wholly owned subsidiary of Banner, with Banner Bank as the surviving institution.  We refer to the merger of Banner Bank and Siuslaw Bank as the “bank merger.”

Effective Time and Completion of the Merger

The merger agreement provides that unless both Banner and Siuslaw agree to a later date, the filings necessary to make the merger effective, consisting of articles of merger to be filed with the Secretary of State of  each of State of Washington and State of Oregon, will be made on or before the last day of the month (but no earlier than five business days)  after all of the conditions to completion of the merger have been satisfied or waived (other than those that by their nature are to be satisfied or waived at the closing of the merger).

We currently expect that the merger will be completed in the fourth quarter of 2014, subject to the approval of the merger agreement by Siuslaw shareholders, the receipt of all necessary regulatory approvals and the expiration of all regulatory waiting periods.  However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying any other conditions to the merger. There can be no assurances as to whether, or when, Banner and Siuslaw will obtain the required approvals or complete the merger.  See “—Conditions to Completion of the Merger” on page 64.

Merger Consideration

Under the terms of the merger agreement, upon completion of the merger, each share of Siuslaw common stock (including each outstanding share of preferred stock that automatically converts to a share of common stock immediately prior to closing) that is outstanding immediately prior to the merger will be converted into the right to receive $1.41622 in cash and 0.32231 shares of Banner common stock (with cash paid in lieu of fractional share interests).  We sometimes refer to this 0.32231 to-one ratio as the “exchange ratio.”

No fractional shares of Banner common stock will be issued in connection with the merger.  Instead, Banner will make a cash payment to each Siuslaw shareholder who would otherwise receive a fractional Banner share, equal to the fractional share amount multiplied by the average Banner common stock price.  A Siuslaw shareholder also has the right to obtain the fair value of his or her Siuslaw shares in lieu of receiving the merger consideration under the merger agreement by strictly following the procedures under the ORS, as discussed under “The Merger—Dissenters’ Rights of Siuslaw Shareholders,” beginning on page 54.

Based on the closing price of $_____ per share of Banner common stock on _______________ __, 2015 and the exchange ratio of 0.32231, the implied value of the merger consideration per share of Siuslaw common or preferred stock is $____.  However, as discussed above, the value of the shares of Banner common stock to be issued in the merger will fluctuate during the period up to and including the completion of the merger.  We cannot assure you whether or when the merger will be completed, and you are advised to obtain current market prices for Banner common stock. See “Risk Factors”  on page 14.  Because the market price of Banner common stock will fluctuate, you cannot be sure of the value of the merger consideration you will receive”.

If, prior to the effective time of the merger, the outstanding shares of Banner common stock are increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split or other similar change in capitalization, an appropriate and proportionate adjustment will be made to the stock portion of the merger consideration.

Exchange of Stock Certificates

Prior to the effective time of the merger, Banner will appoint as the exchange agent under the merger agreement, either its transfer agent, Computershare Trust Company, N.A., or an unrelated bank or trust company reasonably acceptable to Siuslaw.  As soon as reasonably practicable after the effective time of the merger, the exchange agent will mail to each holder of record of Siuslaw stock who does not exercise dissenters’ rights a letter of transmittal and instructions for the surrender of the holder’s Siuslaw stock certificate(s) for the merger consideration and cash in lieu of any fractional Banner share.

Siuslaw shareholders should not send in their stock certificates until they receive the letter of transmittal and instructions.

Upon surrender to the exchange agent of the certificate(s) representing his or her shares of Siuslaw common stock, accompanied by a properly completed letter of transmittal, a Siuslaw shareholder will be entitled to promptly receive the merger consideration and cash in lieu of any fractional Banner share. Until surrendered, each such certificate will represent after the effective time of the merger, for all purposes, only the right to receive, without interest, the merger consideration and cash in lieu of any fractional Banner share.  Banner or the exchange agent will be entitled to deduct and withhold from any cash consideration payable under the merger agreement to any holder of Siuslaw common stock, the amounts it is required to deduct and withhold under the Code or any provision of state, local or foreign tax law. If any such amounts are withheld and paid over to the appropriate governmental authority, these amounts will be treated for all purposes of the merger agreement as having been paid to the persons from whom they were withheld.

No dividends or other distributions with respect to Banner common stock after completion of the merger will be paid to the holder of any unsurrendered Siuslaw stock certificates with respect to the Banner common stock represented by those certificates until those certificates have been properly surrendered.  Following the proper surrender of any such previously unsurrendered Siuslaw stock certificate, the holder of the certificate will be entitled to receive, without interest, (i) the amount of unpaid dividends or other distributions with a record date after the effective time of the merger payable with respect to the whole shares of Banner common stock represented by that certificate and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Banner common stock represented by that certificate with a record date after the effective time of the merger (but before the date on which the certificate is surrendered) and with a payment date subsequent to the issuance of the shares of Banner common stock issuable in exchange for that certificate.

The merger consideration and cash in lieu of any fractional Banner share may be issued or paid in a name other than the name in which the surrendered Siuslaw stock certificate is registered if (i) the certificate surrendered is properly endorsed or otherwise in a proper form for transfer, and (ii) the person requesting the payment or issuance pays any transfer or other similar taxes due or establishes to the satisfaction of Banner that such taxes have been paid or are not applicable.

After the effective time of the merger, there will be no transfers on the stock transfer books of Siuslaw other than to settle transfers of shares of Siuslaw stock that occurred prior to the effective time. If, after the effective time of the merger, certificates for Siuslaw stock are presented for transfer to the exchange agent, the certificates will be cancelled and exchanged for the merger consideration and cash in lieu of any fractional Banner shares.

Any portion of the merger consideration and cash to be paid in lieu of fractional Banner shares that has been deposited with the exchange agent and remains unclaimed by Siuslaw shareholders at the expiration of six months after the effective time of the merger may be returned to Banner.  In that case, former Siuslaw shareholders who have not yet surrendered their Siuslaw stock certificates may after that point look only to Banner with respect to the merger consideration, any cash in lieu of any Banner fractional shares and any unpaid dividends and distributions on the shares of Banner common stock to which they are entitled, in each case, without interest.  None of Banner, the exchange agent or any other person will be liable to any former Siuslaw shareholder for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

In the event any Siuslaw stock certificate is lost, stolen or destroyed, in order to receive the merger consideration and any cash in lieu of any fractional Banner share, the holder of that certificate must provide an affidavit of that fact and, if reasonably required by Banner or the exchange agent, post a bond in such amount as Banner determines is reasonably necessary to indemnify it against any claim that may be made against it with respect to that certificate.

Conduct of Business Pending the Merger

Pursuant to the merger agreement, Siuslaw and Banner have agreed to certain restrictions on their activities until the merger is completed or terminated.  In general, each party has agreed that, except as otherwise permitted by the merger agreement, or as required by applicable law or a governmental entity or with the prior written consent of the other party, it will:

•	use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships;

•
not take any action that is intended to or that would reasonably be expected to adversely affect or materially delay the ability of either party or its subsidiaries to obtain any necessary regulatory approvals or to complete the merger;

•
not take any action that is intended or that would reasonably be expected to cause the merger or the bank merger to fail to qualify as a reorganization under Section 368(a) of the Code or cause any of its representations and warranties in the merger agreement to be untrue in any material respect or any of the conditions in the merger agreement to be unsatisfied or to result in a violation of any provision of the merger agreement; and

•
not take any action that is likely to materially impair its ability to perform any of its obligations under the merger agreement or its subsidiary bank to perform any of its obligations under the bank merger agreement.

Banner has also agreed that it will not and will not permit any of its subsidiaries to amend its articles of incorporation or bylaws in a manner that would materially and adversely affect the economic benefits of the merger to Siuslaw’s shareholders.

Siuslaw has also agreed that it will, and will cause each of its subsidiaries to, conduct its business in the ordinary course consistent with past practice.  Siuslaw has further agreed that it will not, and will not permit any of its subsidiaries, to do any of the following, except as required by law or a governmental entity, expressly contemplated and permitted by the merger agreement, or with the prior written consent of Banner:

•
issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its capital stock, other ownership interests or any warrants, options, rights, convertiblesecurities or other arrangements or commitments to acquire capital stock or other ownership interest, except for the issuance of 102,484 shares of Siuslaw common stock upon the automatic conversion of the same number of outstanding shares of Siuslaw preferred stock;

•	issue any other capital securities, including trust preferred or other similar securities, voting debt securities or other securities;

•
pay any dividends or other distributions on its capital stock or other ownership interests, other (A) than dividends from wholly owned subsidiaries to Siuslaw or to another wholly owned subsidiary of Siuslaw, (B) the regular quarterly cash dividend on outstanding Siuslaw common stock in an amount not to exceed $0.05 per share, and a corresponding quarterly cash dividend on outstanding Siuslaw preferred stock in an amount not to exceed $0.0525 per share provided the declaration and payment thereof shall be made in accordance with past practice, and provided further Siuslaw shall cause the declaration and payment of its regular quarterly dividend for the last quarter prior to the closing to occur on the same declaration and payment dates of Banner’s regular quarterly dividend for such period or (C) regular distributions on Siuslaw’s trust preferred securities; or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock, other ownership interests, or rights with respect to the foregoing;

•
(i) enter into, modify, renew or terminate any employment, severance or similar agreement or arrangement with any director, officer, employee, or independent contractor, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments) other than (A) at will agreements, (B) normal increases in salary to rank and file employees, (C)  severance in accordance with past practice, (D) bonuses as described above in “The Merger—Interests of Siuslaw Executive Officers and Directors in the Merger” on page 55, and (E) changes that are required by applicable law; (ii) hire any new officers; (iii) promote any employee to a rank of vice president or higher; or (iv) pay expenses in excess of a specified amount for employees and directors to attend conventions or similar meetings;

•	except as required by law, establish, modify, renew or terminate any employee benefit plan or accelerate the vesting of benefits under any employee benefit plan;

•
sell, transfer or encumber any of its assets, except in the ordinary course of business consistent with past practice, and in the case of a sale or transfer, at fair value, or sell or transfer any of its deposit liabilities;

•
enter into, modify or renew any data processing contract, service provider agreement or any lease,  license or maintenance agreement relating to real or personal property or intellectual property, other than the annual renewal of an agreement that is necessary to operate its business in the ordinary course consistent with past practice, or permit to lapse its rights in any material intellectual property;

•
acquire the assets, business, deposits or properties of any person, other than pursuant to foreclosure,  in a fiduciary capacity or in satisfaction of debts contracted prior to the date of the merger agreement;

•
sell or acquire any loans (excluding originations) or loan participations, except in the ordinary course of business consistent with past practice (but, in the case of a sale, after giving Banner or Banner Bank a first right of refusal to acquire such loan or participation), or sell or acquire any loan servicing rights;

•	amend its articles of incorporation or bylaws or similar governing documents;

•	materially change its accounting principles, practices or methods, except as may be required by accounting principles generally accepted in the United States or any governmental entity;

•	enter into, materially modify, terminate or renew any material contract;

•	settle any legal claims involving an amount in excess of $25,000, excluding amounts paid or reimbursed under any insurance policy;

•
foreclose upon any real property without obtaining a phase one environmental report, except for one- to four-family non-agricultural residential properties of five acres or less which it does not have reason to believe contains hazardous substances or might be in violation of or require remediation under environmental laws;

•
in the case of Siuslaw Bank, (i) voluntarily make a material change in its deposit mix; (ii) increase or decrease the interest rate paid on its time deposits or certificates of deposit except in a manner consistent with past practice and competitive factors in the marketplace; (iii) incur any liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business consistent with past practice; (iv) open any new branch or deposit taking facility; or (v) close or relocate any existing branch or other facility;

•	acquire any investment securities outside of the limits specified in the merger agreement;

•	make capital expenditures outside the limits specified in the merger agreement;

•	materially change its loan underwriting policies or make loans on extensions of credit in excess of amounts specified in the merger agreement;

•	invest in any new or existing joint venture or any new real estate development or construction activity;

•	materially change its interest rate and other risk management policies and practices;

•	incur any debt for borrowed funds other than in the ordinary course of business consistent with past practice with a term of one year or less;

•	create any lien on any of Sisulaw’s assets or properties other than pursuant to agreements with the Federal Home Loan Bank of Seattle and federal funds transactions;

•	make charitable contributions in excess of limits specified in the merger agreement;

•	enter into any new lines of business;

•	make, change or revoke any tax election, amend any tax return, enter into any tax closing agreement, or settle any liability with respect to disputed taxes; or

•	agree or commit to do any of the foregoing.

Agreement Not to Solicit Other Offers

Siuslaw has agreed that, from the date of the merger agreement until the effective time of the merger or, if earlier, the termination of the merger agreement, it will not, and will cause its subsidiaries not to, directly or indirectly: (i) initiate, solicit, encourage or knowingly facilitate  inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide to any person any confidential or nonpublic information concerning, its and its subsidiaries’ business, properties or assets; or (ii) have any discussions with any person or entity relating to an acquisition proposal.

Notwithstanding this agreement, if Siuslaw receives an unsolicited written acquisition proposal that Siuslaw’s board of directors determines in good faith is reasonably likely to constitute or result in a transaction that is more favorable from a financial point of view to the shareholders of Siuslaw than the merger with Banner (referred to as a “superior proposal”), Siuslaw may provide confidential information to and negotiate with the third party that submitted the acquisition proposal if the Siuslaw board of directors determines in good faith, after consulting with counsel, that the failure to do so would violate the board’s fiduciary duties.  In order to constitute a superior proposal, an acquisition proposal must be for a tender or exchange offer, for a merger or consolidation or other business combination involving Siuslaw or Siuslaw Bank or for the acquisition of a majority of the voting power in, or a majority of the fair market value of the business, assets or deposits of, Siuslaw or Siuslaw Bank.  Siuslaw must promptly advise Banner of any acquisition proposal received and keep it apprised of any related developments.

The merger agreement generally prohibits the Siuslaw board of directors from withdrawing or modifying in a manner adverse to Banner the board’s recommendation that Siuslaw’s shareholders vote to approve the merger agreement (referred to as a “change in recommendation”).  At any time prior to the approval of the merger agreement by Siuslaw’s shareholders, however, the Siuslaw board of directors may effect a change in recommendation in response to a bona fide written unsolicited acquisition proposal that the board determines in good faith, after consultation with counsel, constitutes a superior proposal.  The Siuslaw board of directors may not make a change in recommendation in response to a superior proposal, or terminate the merger agreement to pursue a superior proposal, unless it has given Banner at least four business days to propose a modification to the merger agreement and, after considering any such proposed modification, the Siuslaw board of directors determines in good faith, after consultation with counsel, that the third party unsolicited proposal continues to constitute a superior proposal.

If the Siuslaw board of directors makes a change in recommendation or if Siuslaw pursues a superior proposal, Siuslaw would be required to pay Banner a termination fee of $2.3 million in cash.  See “—Termination of the Merger Agreement” on page 65.

Representations and Warranties

        The representations, warranties and covenants described below and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, are solely for the benefit of Banner and Siuslaw, may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between Banner and Siuslaw rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to shareholders. You should not rely on the representations, warranties, covenants or any description thereof as characterizations of the actual state of facts or condition of Banner, Siuslaw or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by Banner or Siuslaw. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” on page 106.

        The merger agreement contains customary representations and warranties of each of Banner and Siuslaw relating to their respective businesses. The representations and warranties in the merger agreement do not survive completion of the merger.

        The representations and warranties made by each of Siuslaw and Banner in the merger agreement relate to a number of matters, including the following:

•	corporate matters, including due organization and qualification and subsidiaries;

•	capitalization;

•
authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger or bank merger;

•	required governmental and other regulatory filings, consents and approvals in connection with the merger and the bank merger;

•	reports to regulatory authorities;

•	financial statements, internal controls, books and records, and absence of undisclosed liabilities;

•	broker’s fees payable in connection with the merger;

•	the absence of certain changes or events;

•	legal proceedings;

•	tax matters;

•	employee benefit matters;

•	in the case of Banner, SEC Reports;

•	compliance with applicable laws;

•	in the case of Siuslaw, certain contracts;

•	absence of agreements with regulatory authorities;

•	derivative instruments and transactions;

•	environmental matters;

•	investment securities, commodities and, in the case of Siuslaw, bank owned life insurance;

•	real property;

•	intellectual property;

•	in the case of Siuslaw, related party transactions;

•	in the case of Siuslaw, inapplicability of takeover statutes;

•	absence of action or circumstance that would prevent the merger or the bank merger from qualifying as a reorganization under Section 368(a) of the Code;

•	receipt of a fairness opinion from its investment advisor and the absence of any amendment or rescission thereof;

•	the accuracy of information supplied for inclusion in this proxy statement/prospectus and other documents;

•	loan matters;

•	insurance matters

•	in the case of Siuslaw, fiduciary account matters;

•
in the case of Siuslaw,  the accuracy and completeness of corporate and stock ownership records and in the case of Banner, the absence of Siuslaw stock ownership other than in a fiduciary or agency capacity; and

•	in the case of Siuslaw, the absence of claims requiring indemnification.

Certain representations and warranties of Banner and Siuslaw are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to either Banner, Siuslaw or the combined company, means:

(1)
a material adverse effect on the business, properties, results of operations or financial condition of such party and its subsidiaries taken as a whole (provided that a material adverse effect will not be deemed to include the impact of (A) changes, after the date of the merger agreement, in generally accepted accounting principles  or applicable regulatory accounting requirements, (B) changes, after the date of the merger agreement, in laws, rules or regulations of general applicability to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by courts or governmental entities, (C) changes, after the date of the merger agreement, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally, (D) public disclosure of the transactions contemplated by the merger agreement or actions or inactions expressly required by the merger agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated by the merger agreement, or (E) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections, but not, in either case, including the underlying causes thereof; except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate); or

(2)	a material adverse effect on the ability of such party or its bank subsidiary to timely consummate the merger or bank merger.

Special Meeting and Recommendation of Siuslaw’s Board of Directors

Siuslaw has agreed to hold the special meeting for the purpose of voting upon the merger proposal and to use commercially reasonable best efforts to obtain from its shareholders the vote required to approve the merger proposal, including by communicating to its shareholders its recommendation (and including such recommendation in this proxy statement/prospectus) that they approve the merger agreement and the transactions contemplated thereby.

Notwithstanding any change in recommendation by the board of directors of Siuslaw, unless the merger agreement has been terminated in accordance with its terms, Siuslaw is required to convene the special meeting and to submit the merger agreement to a vote of its shareholders.  Siuslaw will adjourn or postpone the special meeting if there are insufficient shares of Siuslaw stock, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting.

Conditions to Completion of the Merger

Mutual Closing Conditions.  The obligations of Banner and Siuslaw to complete the merger are subject to the satisfaction of the following conditions:

•	approval of the merger agreement by Siuslaw’s shareholders;

•	authorization for listing on the NASDAQ of the shares of Banner common stock to be issued in the merger;

•	the Registration Statement on Form S-4, of which this proxy statement/prospectus is a part, being effective and not subject to any stop order by the SEC; and

•	absence of any injunction or other legal restraint blocking the merger or the bank merger.

Additional Closing Conditions for the Benefit of Banner.  In addition to the mutual closing conditions, Banner’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•
accuracy, as of the date of the merger agreement and as of the effective time of the merger, of the representations and warranties made by Siuslaw to the extent specified in the merger agreement, and the receipt by Banner of a certificate signed by the Chief Executive Officer or Chief Financial Officer of Siuslaw to that effect;

•
performance in all material respects by Siuslaw of the obligations required to be performed by it at or prior to the effective time of the merger and the receipt by Banner of a certificate signed by the Chief Executive Officer or Chief Financial Officer of Siuslaw to that effect;

•	receipt, to the extent specified in the merger agreement, of required consents from third parties by Siuslaw;

•	required regulatory approvals are received without the imposition of any unduly burdensome condition upon Banner or Banner Bank;

•	the holders of less than 10% of the outstanding shares of Siuslaw common stock exercising dissenters’ rights under Oregon law; and

•	the receipt by Banner an opinion of its legal counsel to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Additional Closing Conditions for the Benefit of Siuslaw.  In addition to the mutual closing conditions, Siuslaw’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•
accuracy, as of the date of the merger agreement and as of the effective time of the merger, of the representations and warranties made by Banner to the extent specified in the merger agreement, and the receipt by Siuslaw of a certificate signed by the Chief Executive Officer or Chief Financial Officer of Banner to that effect; and

•
performance in all material respects by Banner of the obligations required to be performed by it at or prior to the effective time of the merger and the receipt by Siuslaw of a certificate signed by the Chief Executive Officer or Chief Financial Officer of Banner to that effect.

Termination of the Merger Agreement

Banner and Siuslaw can jointly agree to terminate the merger agreement at any time.  Either company may also terminate the merger agreement:

•
if a regulatory or other governmental authority has denied approval of the merger or the bank merger and such denial has become final and non-appealable, provided that the denial is not due to the failure of the company seeking termination to fulfill its obligations under the merger agreement, or if a court or regulatory other governmental authority issues a final, non-appealable order prohibiting the merger or the bank merger;

•
if the merger has not been completed by March 31, 2015, unless due to the failure of the company seeking termination to perform or observe its covenants and agreements set forth in the merger agreement;

•	if the other company breaches any representation, warranty, covenant or other agreement (provided that the terminating company is not then in material breach of representation, warranty, covenant or other agreement) , which breach results in a failure to satisfy the closing conditions of the company seeking termination and such breach is not cured within 20 days following written notice to the breaching company or by its nature or timing cannot be cured within that time period, or

•
if the provision giving Banner the right to terminate the merger agreement as described in the next sentence is not applicable and the shareholders of Siuslaw fail to approve the merger agreement at the special meeting of Siuslaw shareholders.

In addition to the circumstances described above, Banner may terminate the merger agreement if the board of directors of Siuslaw fails to recommend that Siuslaw shareholders approve the merger agreement or makes a change in recommendation, or if Siuslaw materially breaches any of the provisions relating to acquisition proposals, as described under “—Agreement Not to Solicit Other Offers” on page 61.  Immediately following such a termination by Banner, Siuslaw must pay to Banner a termination fee of $2.3 million in cash.  Siuslaw also is entitled to terminate the merger agreement before its shareholders approve the merger agreement in order to enter into an agreement for a superior proposal  provided that Siuslaw has not materially breached any of the provisions described under "—Agreement Not to Solicit Other Offers" on page 61 and has paid Banner the termination fee of $2.3 million in cash.  Siuslaw must also pay the $2.3 million termination fee to Banner if the merger agreement is terminated by either party as a result of the failure of Siuslaw’s shareholders to approve the merger agreement and if, prior to such termination, there is publicly announced a proposal for a tender or exchange offer, for a merger or consolidation or other business combination involving Siuslaw or Siuslaw Bank or for the acquisition of a majority of the voting power in, or a majority of the fair market value of the business, assets or deposits of, Siuslaw or Siuslaw Bank and, within one year of the termination, Siuslaw or Siuslaw Bank either enters into a definitive agreement with respect to that type of transaction or consummates that type of transaction.

Employee and Benefit Plan Matters

Full time employees of Siuslaw and its subsidiaries who are retained following the merger will become eligible to participate in Banner’s employee benefit plans, programs or policies (including vacation).  Prior service credit for employment with Siuslaw or a Siuslaw subsidiary since the most recent hire date will be given for purposes of eligibility, participation and vesting with respect to all of Banner’s retirement plans, employee benefit plans, practices and policies to the extent that such crediting of service does not result in duplication of benefits, but not for accrual of benefits under any defined benefit or actuarially calculated benefit.

Siuslaw has agreed to take, and cause its subsidiaries to take, other than with respect to salary continuation, deferred compensation and split-dollar life insurance arrangements  and Siuslaw Bank’s general severance plan, all actions requested by Banner that may be necessary or appropriate to (i) cause one or more Siuslaw benefit plan to cease as of the effective time of the merger, or as of the date immediately preceding the effective time of the merger, (ii) cause benefit accruals and entitlements under any Siuslaw benefit plan to cease as of the effective time of the merger, or as of the date immediately preceding the effective time, (iii) cause the continuation on and after the effective time of the merger, of any contract, arrangement or insurance policy relating to any Siuslaw benefit plan for such period as may be requested by Banner, and (iv) facilitate the merger of any Siuslaw benefit plan into any employee benefit plan maintained by Banner  or a Banner  subsidiary.

Banner has agreed that Banner Bank will assume and honor the obligations of Siuslaw under all salary continuation, deferred compensation and split-dollar life insurance arrangements.  For a more complete description of these interests, see “The Merger—Interests of Siuslaw Executive Officers and Directors in the Merger” on page 55.  Full time employees of Siuslaw Bank who are not retained following the closing of the merger will be paid by Banner or Banner Bank, pursuant to Siuslaw Bank’s general severance plan, a severance payment of two weeks of severance for each year of service at Siuslaw with a maximum payment of 26 weeks, subject to their executing and not revoking a release, and will not be eligible to participate in any benefits of Banner.

Indemnification and Continuance of Director and Officer Liability Coverage

For a period of four years following the merger, Banner will maintain and preserve the rights to indemnification of Siuslaw’s directors and officers, to the maximum extent permitted by Siuslaw’s articles of incorporation and bylaws bylaws but limited to the extent permitted by law, in connection with any claims arising out of or relating to matters existing or occurring at or prior to the effective time of the merger, including the transactions contemplated by the merger agreement.

For a period of four years following the effective time of the merger, Banner will provide, at Banner’s expense, directors’ and officers’ liability insurance covering the persons who are presently covered by Siuslaw’s current officers’ and directors’ liability insurance policy with respect to claims rising from facts or events occurring before the effective time of the merger, including the transactions contemplated by the merger agreement.  This insurance must be equivalent to the coverage currently provided by Siuslaw but the cost thereof is limited to 200% of Siuslaw’s current annual premium for such insurance.  Instead of providing this insurance coverage, Banner may, prior to the effective time of the merger, purchase or cause Siuslaw to purchase a tail policy for directors’ and officers’ liability insurance on the terms described in the preceding sentence but with single limit equivalent coverage provided that the cost thereof is likewise limited to 200% of the current annual premium for such insurance.

Trust Preferred Securities

The merger agreement provides that upon completion of the merger, Banner will assume the performance and observance of the covenants to be performed by Siuslaw under an indenture relating to $8.0 million in trust preferred securities issued in 2004 and the due and punctual payment of the principal of and premium and interest on such trust preferred securities.  In connection with such assumption, Banner has agreed to enter into any supplemental indentures or other documents as necessary to make such assumption effective.

Expenses

All expenses incurred in connection with the merger will be paid by the party incurring the expenses, except that Siuslaw will bear the costs and expenses of printing and mailing this proxy statement/prospectus and Banner has paid the filing fee for the Registration Statement on Form S-4 of which this proxy statement/prospectus is a part.

Amendment, Waiver and Extension of the Merger Agreement

Subject to compliance with applicable law, the merger agreement may be amended by the parties at any time before or after approval of the merger agreement by the shareholders of Siuslaw, except that after approval of the merger agreement by the shareholders of Siuslaw, there may not be, without further approval of such shareholders, any amendment of the merger agreement that (i) alters in any manner the amount or form of the merger consideration to be received by Siuslaw shareholders; (ii) alters the tax treatment of the merger or the tax consequences to Siuslaw shareholders or to Siuslaw or Banner; or (iii) requires further approval under applicable law.

At any time prior to completion of the merger, the parties may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and waive compliance with any of the agreements or satisfaction of any conditions contained in the merger agreement, except that after approval of the merger agreement by the Siuslaw shareholders, there may not be, without further approval of such shareholders, any extension of the merger agreement or any performance obligation or any waiver of any portion of the merger agreement that requires further approval under applicable law.

Voting Agreements

As an inducement to Banner to enter into the merger agreement, the directors and executive officers  Siuslaw have entered into voting agreements with Banner  with respect to the shares of Siuslaw common stock they own.  The following summary of the voting agreements is qualified in its entirety by reference to the form of voting agreement, a copy of which is attached as Exhibit A to the merger agreement, which is included in Appendix A to this proxy statement/prospectus.

Pursuant to the voting agreements, the directors and executive officers of Siuslaw have agreed:

•	to vote, or cause to be voted, all of their shares of Siuslaw common stock in favor of approval of the merger proposal; and

•
not to sell, transfer or otherwise dispose of any such shares of Siuslaw common stock until after shareholder approval of the merger proposal, excluding  (i) a transfer where the transferee has agreed in writing to abide by the terms of the voting agreement in a form reasonably satisfactory to Banner, (ii) a transfer by will or operation of law, or (iii) a transfer made with the prior written consent of Banner.

The obligations under each voting agreement will terminate concurrently with any termination of the merger agreement.

UNAUDITED PRO FORMA COMBINED CONDENSED
CONSOLIDATED FINANCIAL INFORMATION

           The following is the unaudited pro forma combined condensed consolidated financial information for Banner, Siuslaw, GSB and AmericanWest, giving effect to the mergers. The unaudited pro forma combined condensed consolidated balance sheet as of September 30, 2014 gives effect to the merger of Banner with Siuslaw, GSB with AmericanWest, and Banner with AmericanWest, as if the mergers had occurred on that date. The unaudited pro forma combined condensed consolidated statements of operations for the nine months ended September 30, 2014 and the year ended December 31, 2013 give effect to the merger of Banner with Siuslaw, GSB with AmericanWest, and Banner with AmericanWest, as if the mergers had occurred on January 1, 2013.

The unaudited pro forma combined condensed consolidated financial statements have been prepared using the acquisition method of accounting for business combinations under GAAP. Banner will be the acquirer for accounting purposes in its acquisitions, and AmericanWest will be the acquirer in its acquisition of GSB.  Certain reclassifications have been made to the historical financial statements of Siuslaw, GSB and AmericanWest to conform to the presentation in Banner’s financial statements.  These reclassifications had no impact on net income.

A final determination of the fair values of Siuslaw’s, GSB’s and AmericanWest’s assets and liabilities, which cannot be made prior to the completion of each merger, will be based on the actual net tangible and intangible assets of Siuslaw, GSB and AmericanWest that exist as of the dates of completion of the transactions. Consequently, fair value adjustments and amounts preliminarily attributed to goodwill and identifiable intangibles could change significantly from those adjustments used in the unaudited pro forma combined condensed consolidated financial statements presented herein and could result in a material change in amortization of acquired intangible assets. In addition, the value of the final purchase price of the mergers will be based on the closing price of Banner common stock on the closing dates of the merger of Banner with Siuslaw and Banner with AmericanWest. For purposes of the accompanying pro forma financial information, the closing price of Banner common stock on December 1, 2014, the last trading day practicable before the date of the filing of this proxy/prospectus with the SEC, was used for purposes of presenting the pro forma combined consolidated balance sheet at September 30, 2014.

In connection with the plan to integrate the operations of Banner, Siuslaw, GSB and AmericanWest following the completion of the merger of Banner with Siuslaw and Banner with AmericanWest, Banner anticipates that nonrecurring charges, such as costs associated with systems implementation, severance and other costs related to exit or disposal activities, will be incurred. Banner is not able to determine the timing, nature and amount of these charges as of the date of this document. However, these charges will affect the results of operations of Banner, Siuslaw, GSB and AmericanWest, as well as those of the combined company following the completion of the mergers, in the periods in which they are recorded. The unaudited pro forma combined condensed consolidated statements of operations do not include the effects of the non-recurring costs associated with any restructuring or integration activities resulting from the mergers, as they are nonrecurring in nature and not factually supportable at this time. Additionally, the unaudited pro forma adjustments do not give effect to any nonrecurring or unusual restructuring charges that may be incurred as a result of the integration of the two companies or any anticipated disposition of assets that may result from such integration. However, the unaudited pro forma combined condensed consolidated balance sheet includes a pro forma adjustment to reduce cash and equity to reflect the payment of certain anticipated merger costs and the write off, as of the date of closing, of certain assets with little to no utility or value.

The actual amounts recorded as of the completion of the mergers may differ materially from the information presented in these unaudited pro forma combined condensed consolidated financial statements as a result of:

•	changes in the trading price for Banner’s common stock;

•	capital used or generated in Siuslaw’s, GSB’s and AmericanWest’s operations before completion of their respective mergers;

•	changes in the fair values of Siuslaw’s, GSB’s and AmericanWest’s assets and liabilities;

•
other changes in Siuslaw’s, GSB’s and AmericanWest’s net assets that occur prior to the completion of their respective mergers, which could cause material changes in the information presented below; and

•	the actual financial results of the combined company.

The unaudited pro forma combined condensed consolidated financial statements are provided for informational purposes only.  These financial statements reflect the merger of Siuslaw into Banner, the segregation of Starbuck Bancshares and AmericanWest Bank  (“AmericanWest” or “AmWest”) from its parent holding company SKBHC, the merger of GSB into AmericanWest, and the merger of AmericanWest into Banner, with all appropriate adjustments for each combination.   The unaudited pro forma combined condensed consolidated financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the transactions been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma combined condensed consolidated financial statements and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma combined condensed consolidated financial information is based on, and should be read together with, the historical consolidated financial statements and related notes of Banner incorporated into this document by reference from its Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 and its Annual Report on Form 10-K for the year ended December 31, 2013, and the historical consolidated financial statements and related notes of  SKBHC incorporated into this document by reference to Banner’s 8-K filing on December 4, 2014. Audited financial information for AmericanWest alone is not available; however, AmericanWest comprises more than 99.9% of the consolidated assets and equity of SKBHC as of September 30, 2014, and more than 105.0% of SKBHC’s consolidated net income for the nine months ended September 30, 2014 and the twelve months ended December 31, 2013.

Pro Forma Consolidated Statements of Financial Condition

September 30, 2014
(in thousands)

					Banner &
					Siuslaw
			Pro Forma		Combined
	Banner	Siuslaw	Adjustments	Notes	Pro Forma
ASSETS
Cash and equivalents	$151,725	$114,851	$(7,691)	A	$258,885
Investment securities	646,996	13,178	-		660,174
Total cash and securities	798,721	128,029	(7,691)		919,059

Loans receivable	3,806,695	250,111	(5,000)	B	4,051,806
Allowance for loan losses	(74,331)	(4,070)	4,070	C	(74,331)
Net loans	3,732,364	246,041	(930)		3,977,475

OREO	3,928	3,172	-		7,100
Premises and equipment	91,291	5,769	2,000	D	99,060
Intangibles/CDI	3,362	-	5,600	E	8,962
Goodwill	-	-	13,808	F	13,808
Deferred taxes	21,830	3,617	(1,520)	G	23,927
Other assets	107,893	12,852	-		120,745

Total Assets	$4,759,389	$399,480	$11,267		$5,170,136

LIABILITIES
Non-interest bearing	$1,304,720	$101,706	$-		$1,406,426
Interest bearing deposits	2,686,398	245,606	-		2,932,004
Total deposits	3,991,118	347,312	-		4,338,430

Borrowings	67,855	-	-		67,855
Junior subordinated debentures	77,624	8,248	(2,327)	H	83,545
Other liabilities	48,734	4,438	-		53,172
Total liabilities	4,185,331	359,998	(2,327)		4,543,002

EQUITY
Equity (Banner)	574,058	-	53,076	I	627,134
Equity (Siuslaw)	-	39,482	(39,482)	J	-
Total Equity	574,058	39,482	13,594		627,134

Total Liabilities and Equity	$4,759,389	$399,480	$11,267		$5,170,136

Pro Forma Consolidated Statements of Financial Condition
September 30, 2014
(in thousands)
				Starbuck				AmWest
				Bancshares		Pro Forma		Combined
	SKBHC	Eliminations	Notes	(AmWest)	GSB	Adjustments	Notes	Pro Forma
ASSETS
Cash and equivalents	$85,230	$-		$85,230	$25,690	$(60,319)	A	$50,601
Investment securities	1,058,827	-		1,058,827	160,896	1,504	B	1,221,227
Total cash and securities	1,144,057	-		1,144,057	186,586	(58,815)		1,271,828

Loans receivable	2,558,193	-		2,558,193	273,279	(5,938)	C	2,825,534
Allowance for loan losses	(15,159)	-		(15,159)	(3,717)	3,717	D	(15,159)
Net loans	2,543,034	-		2,543,034	269,562	(2,221)		2,810,375

OREO	16,335	-		16,335	2,462	(1,619)	E	17,178
Premises and equipment	72,487	-		72,487	172	(31)	F	72,628
Intangibles/CDI	24,713	-		24,713	-	423	G	25,136
Goodwill	57,219	-		57,219	-	21,615	H	78,834
Deferred taxes	128,124	-		128,124	4,836	76	I	133,036
Other assets	108,813	(2)	A	108,811	17,256	(74)	J	125,993

Total Assets	$4,094,782	$(2)		$4,094,780	$480,874	$(40,646)		$4,535,008

LIABILITIES
Non-interest bearing	$809,248	$519	B	$809,767	$135,002	$-		$944,769
Interest bearing deposits	2,419,527	-		2,419,527	274,749	73	K	2,694,349
Total deposits	3,228,775	519		3,229,294	409,751	73		3,639,118

Borrowings	251,473	-		251,473	20,039	-		271,512
Junior subordinated debentures	-	-		-	8,248	(2,410)	L	5,838
Other liabilities	53,222	(67)	C	53,155	3,991	536	M	57,682
Total liabilities	3,533,470	452		3,533,922	442,029	(1,801)		3,974,150

EQUITY
Equity (AmWest)	561,312	(454)	D	560,858	-	-		560,858
Equity (GSB)	-	-		-	38,845	(38,845)	N	-
Total Equity	561,312	(454)		560,858	38,845	(38,845)		560,858

Total Liabilities and Equity	$4,094,782	$(2)		$4,094,780	$480,874	$(40,646)		$4,535,008

Pro Forma Consolidated Statements of Financial Condition
September 30, 2014
(in thousands)

	Banner &
	Siuslaw	AmWest
	Combined	Combined	Pro Forma		Pro Forma
	Pro Forma	Pro Forma	Adjustments	Notes	Totals
ASSETS
Cash and equivalents	$258,885	$50,601	$(149,712)	A	$159,774
Investment securities	660,174	1,221,227	-		1,881,401
Total cash and securities	919,059	1,271,828	(149,712)		2,041,175

Loans receivable	4,051,806	2,825,534	(16,098)	B	6,861,242
Allowance for loan losses	(74,331)	(15,159)	15,159	C	(74,331)
Net loans	3,977,475	2,810,375	(939)		6,786,911

OREO	7,100	17,178	-		24,278
Premises and equipment	99,060	72,628	(8,000)	D	163,688
Intangibles/CDI	8,962	25,136	17,971	E	52,069
Goodwill	13,808	78,834	115,406	F	208,048
Deferred taxes	23,927	133,036	(3,161)	G	153,802
Other assets	120,745	125,993	-		246,738

Total Assets	$5,170,136	$4,535,008	$(28,435)		$9,676,709

LIABILITIES
Non-interest bearing	$1,406,426	$944,769	$-		$2,351,195
Interest bearing deposits	2,932,004	2,694,349	-		5,626,353
Total deposits	4,338,430	3,639,118	-		7,977,548

Borrowings	67,855	271,512	-		339,367
Junior subordinated debentures	83,545	5,838	-		89,383
Other liabilities	53,172	57,682	-		110,854
Total liabilities	4,543,002	3,974,150	-		8,517,152

EQUITY
Equity (Banner)	627,134	-	532,423	H	1,159,557
Equity (AmWest)	-	560,858	(560,858)	I	-
Total Equity	627,134	560,858	(28,435)		1,159,557

Total Liabilities and Equity	$5,170,136	$4,535,008	$(28,435)		$9,676,709

Pro Forma Consolidated Statement of Operations

Nine Months Ended September 30, 2014
(in thousands)

					Banner &
					Siuslaw
			Pro		Combined
	Banner	Siuslaw	Forma Adjustments	Notes	Pro Forma
Interest income:
Interest and fees on loans	$131,439	$9,377	$-		$140,816
Interest on cash and securities	9,971	540	(93)	K	10,418
Total interest income	141,410	9,917	(93)		151,234

Interest expense:
Interest on deposits	5,776	301	-		6,077
Interest on borrowings	2,423	184	54	L	2,661
Total interest expense	8,199	485	54		8,738
Net interest income before provision	133,211	9,432	(147)		142,496

Loan loss provision expense	-	-	-		-
Net interest income after provision for loan losses	133,211	9,432	(147)		142,496

Other operating income:
Deposit fees and charges	22,237	493	-		22,730
Mortgage banking operations	7,282	1,476	-		8,758
Other	12,823	2,397	-		15,220
Total other operating income	42,342	4,366	-		46,708

Other operating expense:
Compensation	57,777	5,558	-		63,335
Occupancy and equipment	17,055	684	150	M	17,889
Amortization of core deposit intangibles	1,460	-	630	N	2,090
Other	36,220	4,196	-		40,416
Total other operating expense	112,512	10,438	780		123,730
Pre-tax income	63,041	3,360	(927)		65,474
Provision for income taxes	20,620	277	(324)	O	20,573
Net income	$42,421	$3,083	$(603)		$44,901

Pro Forma Consolidated Statement of Operations
Nine Months Ended September 30, 2014
(in thousands)

				Starbuck				AmWest
				Bancshares		Pro Forma		Combined
	SKBHC	Eliminations	Notes	(AmWest)	GSB	Adjustments	Notes	Pro Forma
Interest income:
Interest and fees on loans	$96,110	$-		$96,110	$9,524	$437	O	$106,071
Interest on cash and securities	18,918	-		18,918	2,915	204	P	22,037
Total interest income	115,028	-		115,028	12,439	641		128,108

Interest expense:
Interest on deposits	4,430	-		4,430	917	21	Q	5,368
Interest on borrowings	546	-		546	312	62	R	920
Total interest expense	4,976	-		4,976	1,229	83		6,288
Net interest income before provision	110,052	-		110,052	11,210	558		121,820

Loan loss provision expense	1,714	-		1,714	(400)	-		1,314
Net interest income after provision for loan losses	108,338	-		108,338	11,610	558		120,506

Other operating income:
Deposit fees and charges	11,312	-		11,312	252	-		11,564
Mortgage banking operations	2,851	-		2,851	-	-		2,851
Other	19,727	387	E	20,114	288	-		20,402
Total other operating income	33,890	387		34,277	540	-		34,817

Other operating expense:
Compensation	60,725	(1,054)	F	59,671	5,383	-		65,054
Occupancy and equipment	17,362	-		17,362	1,100	-		18,462
Amortization of core deposit intangibles	2,598	-		2,598	-	48	S	2,646
Other	31,953	134	H	32,087	2,451	-		34,538
Total other operating expense	112,638	(920)		111,718	8,934	48		120,700
Pre-tax income	29,590	1,307		30,897	3,216	510		34,623
Provision for income taxes	12,604	457	I	13,061	1,010	179	T	14,250
Net income	$16,986	$850		$17,836	$2,206	$331		$20,373

Pro Forma Consolidated Statement of Operations

Nine Months Ended September 30, 2014
(in thousands)

	Banner &
	Siuslaw	AmWest
	Combined	Combined	Pro Forma		Pro Forma
	Pro Forma	Pro Forma	Adjustments	Notes	Totals
Interest income:
Interest and fees on loans	$140,816	$106,071	$1,785	J	$248,672
Interest on cash and securities	10,418	22,037	584	K	33,039
Total interest income	151,234	128,108	2,369		281,711

Interest expense:
Interest on deposits	6,077	5,368	-		11,445
Interest on borrowings	2,661	920	-		3,581
Total interest expense	8,738	6,288	-		15,026
Net interest income before provision	142,496	121,820	2,369		266,685

Loan loss provision expense	-	1,314	-		1,314
Net interest income after provision for loan losses	142,496	120,506	2,369		265,371

Other operating income:
Deposit fees and charges	22,730	11,564	-		34,294
Mortgage banking operations	8,758	2,851	-		11,609
Other	15,220	20,402	-		35,622
Total other operating income	46,708	34,817	-		81,525

Other operating expense:
Compensation	63,335	65,054	-		128,389
Occupancy and equipment	17,889	18,462	-		36,351
Amortization of core deposit intangibles	2,090	2,646	4,849	L	9,585
Other	40,416	34,538	-		74,954
Total other operating expense	123,730	120,700	4,849		249,279
Pre-tax income	65,474	34,623	(2,480)		97,617
Provision for income taxes	20,573	14,250	(868)	M	33,955
Net income	$44,901	$20,373	$(1,612)		$63,622

Pro Forma Consolidated Statement of Operations

Twelve Months Ended December 31, 2013
(in thousands)

					Banner &
					Siuslaw
			Pro Forma		Combined
	Banner	Siuslaw	Adjustments	Notes	Pro Forma
Interest income:
Interest and fees on loans	$167,204	$11,923	$-		$179,127
Interest on cash and securities	12,508	675	(121)	K	13,062
Total interest income	179,712	12,598	(121)		192,189

Interest expense:
Interest on deposits	9,737	506	-		10,243
Interest on borrowings	3,259	249	68	L	3,576
Total interest expense	12,996	755	68		13,819
Net interest income before Provision	166,716	11,843	(189)		178,370

Loan loss provision expense	-	550	-		550
Net interest income after provision for loan losses	166,716	11,293	(189)		177,820

Other operating income:
Deposit fees and charges	26,581	586	-		27,167
Mortgage banking operations	11,170	2,814	-		13,984
Other	5,591	3,352	-		8,943
Total other operating income	43,342	6,752	-		50,094

Other operating expense:
Compensation	73,161	8,088	-		81,249
Occupancy and equipment	21,423	861	200	M	22,484
Amortization of core deposit intangibles	1,941	-	896	N	2,837
Other	44,450	5,540	-		49,990
Total other operating expense	140,975	14,489	1,096		156,560
Pre-tax income	69,083	3,556	(1,285)		71,354
Provision for income taxes	22,528	466	(450)	O	22,544
Net income	$46,555	$3,090	$(835)		$48,810

Pro Forma Consolidated Statement of Operations

Twelve Months Ended December 31, 2013
(in thousands)

				Starbuck				AmWest
				Bancshares		Pro Forma		Combined
	SKBHC	Eliminations	Notes	(AmWest)	GSB	Adjustments	Notes	Pro Forma
Interest income:
Interest and fees on loans	$133,195	$-		$133,195	$12,779	$582	O	$146,556
Interest on cash and securities	16,103	-		16,103	3,458	268	P	19,829
Total interest income	149,298	-		149,298	16,237	850		166,385

Interest expense:
Interest on deposits	5,273	-		5,273	1,313	28	Q	6,614
Interest on borrowings	466	-		466	320	79	R	865
Total interest expense	5,739	-		5,739	1,633	107		7,479
Net interest income before Provision	143,559	-		143,559	14,604	743		158,906

Loan loss provision expense	4,211	-		4,211	-	-		4,211
Net interest income after provision for loan losses	139,348	-		139,348	14,604	743		154,695

Other operating income:
Deposit fees and charges	13,999	-		13,999	684	-		14,683
Mortgage banking operations	6,846	-		6,846	-	-		6,846
Other	22,210	426	E	22,636	625	-		23,261
Total other operating income	43,055	426		43,481	1,309	-		44,790

Other operating expense:
Compensation	87,759	(1,389)	F	86,370	6,805	-		93,175
Occupancy and equipment	37,274	(6)	G	37,268	1,480	-		38,748
Amortization of core deposit intangibles	3,376	-		3,376	-	67	S	3,443
Other	46,394	(26)	H	46,368	3,656	-		50,024
Total other operating expense	174,803	(1,421)		173,382	11,941	67		185,390
Pre-tax income	7,600	1,847		9,447	3,972	676		14,095
Provision for income taxes	579	646	I	1,225	1,036	237	T	2,498
Net income	$7,021	$1,201		$8,222	$2,936	$439		$11,597

Pro Forma Consolidated Statement of Operations

Twelve Months Ended December 31, 2013
(in thousands)

	Banner &
	Siuslaw	AmWest
	Combined	Combined	Pro Forma		Pro Forma
	Pro Forma	Pro Forma	Adjustments	Notes	Totals
Interest income:
Interest and fees on loans	$179,127	$146,556	$2,512	J	$328,195
Interest on cash and securities	13,062	19,829	763	K	33,654
Total interest income	192,189	166,385	3,275		361,849

Interest expense:
Interest on deposits	10,243	6,614	-		16,857
Interest on borrowings	3,576	865	-		4,441
Total interest expense	13,819	7,479	-		21,298
Net interest income before provision	178,370	158,906	3,275		340,351

Loan loss provision expense	550	4,211	-		4,761
Net interest income after provision for loan losses	177,820	154,695	3,275		335,790

Other operating income:
Deposit fees and charges	27,167	14,683	-		41,850
Mortgage banking operations	13,984	6,846	-		20,830
Other	8,943	23,261	-		32,204
Total other operating income	50,094	44,790	-		94,884

Other operating expense:
Compensation	81,249	93,175	-		174,424
Occupancy and equipment	22,484	38,748	-		61,232
Amortization of core deposit intangibles	2,837	3,443	6,898	L	13,178
Other	49,990	50,024	-		100,014
Total other operating expense	156,560	185,390	6,898		348,848
Pre-tax income	71,354	14,095	(3,623)		81,826
Provision for income taxes	22,544	2,498	(1,268)	M	23,774
Net income	$48,810	$11,597	$(2,355)		$58,052

Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Information

Note 1—Basis of Presentation

The unaudited pro forma combined condensed consolidated financial information has been prepared under the acquisition method of accounting for business combinations. The unaudited pro forma combined condensed consolidated statements of operations for the year ended December 31, 2013 and nine months ended September 30, 2014, are presented as if the acquisitions occurred on January 1, 2013. The unaudited pro forma combined condensed consolidated statements of financial condition as of September 30, 2014 are presented as if the acquisitions occurred as of that date. This information is not intended to reflect the actual results that would have been achieved had the acquisition actually occurred on those dates. The pro forma adjustments are preliminary, based on estimates, and are subject to change as more information becomes available and after final analyses of the fair values of both tangible and intangible assets acquired and liabilities assumed are completed. Accordingly, the final fair value adjustments may be materially different from those presented in this document.

Under the acquisition method of accounting, the assets and liabilities and any identifiable intangible assets of entities being acquired, Siuslaw, GSB  and AmericanWest , will be recorded at the respective fair values on the merger date. The fair values on the merger date are to represent management’s best estimates based on available information and facts and circumstances in existence on the merger date. The pro forma adjustments reflected in the unaudited pro forma combined condensed consolidated financial information are subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the merger is completed. Adjustments may include, but not be limited to, changes in (i) the acquired entity’s balance sheets through the effective time of the mergers; (ii) the aggregate value of merger consideration paid if the price of Banner’s stock varies from the assumed prices per share; (iii) total merger related expenses if consummation and/or implementation costs vary from currently estimated amounts; and (iv) the underlying values of assets and liabilities if market conditions differ from current assumptions.

Certain historical data of the entities being acquired has been reclassified on a pro forma basis to conform to Banner’s classifications.

Note 2—Purchase Price

Siuslaw Acquisition:  Each share of Siuslaw common stock will be converted into the right to receive, promptly following completion of the merger, (1) 0.32231 shares of Banner common stock and (2) $1.41622 in cash.  Banner will issue approximately 1,319,995 shares of common stock in the merger, resulting in approximately 20,891,500 shares of common stock outstanding after the merger, and pay aggregate cash consideration in the merger of approximately $5.8 million, representing an aggregate consideration mix of approximately 90% Banner stock and 10% cash.  All preferred stock of Siuslaw will be converted to common stock of Siuslaw immediately prior to the merger and preferred shareholders will receive the same merger consideration as the other Siuslaw common shareholders.

Any changes in the price of Banner common stock would change the purchase price and goodwill.  The following table presents the sensitivity of purchase price and resulting goodwill to changes in the price of Banner’s common stock using a price of $40.50 as of December 1, 2014 as the baseline.

		Siuslaw	Estimated
	Banner	Purchase Price	Goodwill
Price Sensitivity	Stock Price	(in thousands)	(in thousands)

Up 20%	$48.600	$69,952	$24,500
Up 10%	$44.550	$64,606	$19,154
Baseline presented in pro forma	$40.500	$59,260	$13,808
Down 10%	$36.450	$53,914	$8,462
Down 20%	$32.400	$48,568	$3,116

GSB Acquisition:  Each share of GSB common stock will be converted into the right to receive, promptly following completion of the merger with AmericanWest, $22.05 in cash.

AmericanWest Acquisition:  The aggregate consideration to be received by  SKBHC equity holders will consist of a fixed amount of 13.23 million shares of Banner common stock and $130.0 million in cash.  Upon completion of the transaction, such shares will represent an approximately 38.8% pro forma ownership interest in Banner assuming completion of merger with Siuslaw.  Based on the closing price of Banner common stock on December 1, 2014, the aggregate value of the transaction is approximately $666 million.

Note 3—Allocation of Purchase Price

Siuslaw Acquisition:  At the merger date, Siuslaw’s assets and liabilities are required to be adjusted to their estimated fair values.  The purchase price is then allocated to the identifiable assets and liabilities based on the fair values.  The excess of the purchase price over the fair value of the net assets acquired is allocated to goodwill.

The pro forma purchase price was preliminarily allocated to the assets acquired and liabilities assumed based on their estimated fair values as summarized in the following table:

	September 30, 2014
Pro forma purchase price of Siuslaw Bank	(in thousands)

Fair value of Banner common stock at $40.50 per share		$53,460
Cash to be paid		5,800
Total consideration paid		59,260
Fair value of assets acquired:
Cash	$113,344
Investment securities	13,178
Loans, net	245,111
OREO	3,172
Premises and equipment	7,769
Intangible assets	5,600
Other assets	14,949
Total assets acquired	403,123

Fair value of liabilities assumed:
Deposits	347,312
Junior subordinated debentures	5,921
Accrued expenses and other liabilities	4,438
Total liabilities assumed	357,671
Fair value of net assets acquired		45,452

Excess of consideration paid over the net assets acquired (Goodwill)		$13,808

GSB Acquisition. At the merger date, GSB’s assets and liabilities are required to be adjusted to their estimated fair values.   The purchase price is then allocated to the identifiable assets and liabilities based on the fair values.  The excess of the purchase price over the fair value of the net assets acquired is allocated to goodwill.

The pro forma purchase price was preliminarily allocated to the assets acquired and liabilities assumed based on their estimated fair values as summarized in the following table:

	September 30, 2014
Pro forma purchase price of GSB	(in thousands)

Cash to be paid		$59,633
Total pro forma purchase price		59,633

Fair value of assets acquired:
Cash	$25,004
Investment securities	162,400
Loans, net	267,341
OREO	843
Premises and equipment	141
Intangible assets	423
Other assets	22,094
Total assets acquired	478,246

Fair value of liabilities assumed:
Deposits	409,824
Borrowings	20,039
Junior subordinated debentures	5,838
Accrued expenses and other liabilities	4,527
Total liabilities assumed	440,228

Fair value of net assets acquired		38,018

Excess of consideration paid over the net assets acquired (Goodwill)		$21,615

AmericanWest Acquisition.  At the merger date, AmericanWest’s assets and liabilities are required to be adjusted to their estimated fair values.  The purchase price is then allocated to the identifiable assets and liabilities based on the fair values.  The excess of the purchase price over the fair value of the net assets acquired is allocated to goodwill.

The pro forma purchase price was preliminarily allocated to the assets acquired and liabilities assumed based on their estimated fair values as summarized in the following table:

	September 30, 2014
Pro forma purchase price of AmericanWest	(in thousands)

Fair value of Banner common stock at $40.50 per share		$535,815
Cash to be paid		130,000
Total pro forma purchase price		665,815

Fair value of assets acquired:
Cash	$34,281
Investment securities	1,221,227
Loans	2,809,436
OREO	17,178
Premises and equipment	64,628
Intangible assets	43,107
Other assets	255,868
Total assets acquired	4,445,725

Fair value of liabilities assumed:
Deposits	3,639,118
Borrowings	271,512
Junior subordinated debentures	5,838
Accrued expenses and other liabilities	57,682
Total liabilities assumed	3,974,150

Fair value of net assets acquired		471,575

Excess of consideration paid over the net assets acquired (Goodwill)		$194,240

Note 4—Pro Forma Combined Condensed Consolidated Financial Information Adjustments

The following pro forma adjustments have been included in the unaudited pro forma condensed combined financial information.  Estimated fair value adjustments are based upon available information, and certain assumptions considered reasonable, and may be revised as additional information becomes available. The following are the pro forma adjustments made to record the transactions and to adjust Siuslaw’s, GSB’s and AmericanWest’s assets and liabilities to their estimated fair values at September 30, 2014.

Notes to Pro Forma Adjustments for Siuslaw Merging Into Banner

Statement of Financial Condition
As of September 30, 2014
(in thousands)

A	Adjustments to Cash and cash equivalents		$(7,691)
	To reflect cash used to purchase Siuslaw Financial Group shares (4,095,421 common shares outstanding at September 30, 2014 at $1.41622 cash consideration per share).	$(5,800)
	Payment of after-tax merger costs	$(1,891)

B	Adjustments to Loans receivable, excluding allowance for loan losses		$(5,000)

A total discount of 2% was estimated to reflect the fair value of loans at merger date.  This discount represents the expected credit losses. The net interest rate adjustments and resulting accretable yield are estimated to be immaterial.

C	Adjustments to Allowance for loan losses		$4,070
	To remove the Siuslaw allowance for loan losses at period end as the credit risk is accounted for in the fair value adjustment for the loans receivable.

D	Adjustments to Premises and equipment		$2,000
	To reflect the estimated fair value of premises and equipment.

E	Adjustments to Intangibles/CDI		$5,600
	To record the estimated fair value of the core deposit intangible (CDI).

F	Adjustment to Goodwill		$13,808
	To record the difference between the consideration paid and the estimated fair value of assets acquired and liabilities assumed in the merger.

G	Adjustments to Deferred taxes		$(1,520)
	To reflect the deferred taxes related to the net fair value adjustments of $4.3 million at Banner’s estimated statutory rate of 35%.

H	Adjustments to Junior subordinated debentures		$(2,327)
	To reflect the fair value of Siuslaw's junior subordinated debentures.

I	Adjustments to Equity-Banner		$53,076
	To record the issuance of Banner common stock as purchase price consideration (1,319,995 shares at $40.50 per share).	$53,460
	Payment of after-tax merger costs by Banner	$(384)

J	Adjustments to Equity-Siuslaw		$(39,482)

Notes to Pro Forma Adjustments for Siuslaw Merging Into Banner

Statement of Operations
(in thousands)

		For the Nine Months Ended Sep. 30, 2014	For the Twelve Months Ended Dec. 31, 2013

K	Adjustments to Interest on cash and securities	$(93)	$(121)
	AFS securities’ mark-to market balance sheet adjustments are reclassified on the balance sheet as a net premium and are being amortized against income over the weighted average life of 5.1 years.

L	Adjustments to Interest expense on borrowings	$54	$68

To reflect the amortitization of the discount resulting from the pro forma junior subordinated debenture fair value adjustment using the effective yield method over the remiaing 20 year life of the debentures.

M	Adjustments to Occupancy and equipment expense	$150	$200

To reflect the increase of the estimated depreciation expense on the premises and equipment resulting from the pro forma fair value adjustment using straight line method over the estimated weighted average life of 10 years.

N	Adjustments to Amortization of core deposit intangibles	$630	$896
	To reflect the amortization of the core deposit intangible asset based on an amortization period of eight years and using an accelerated amortization method.

O	Adjustments to Provision for income taxes	$(324)	$(450)
	To reflect the income tax effect of the pro forma adjustments above at the statutory rate of 35%.

Notes to Pro Forma Adjustments to Segregate Starbuck Bancshares from SKBHC

Statement of Financial Condition
As of September 30, 2014
(in thousands)

A	Other assets		$(2)
	To eliminate parent company other assets.

B	Non-interest bearing deposits		$519
	To recognize parent company deposits at AmericanWest Bank.

C	Other liabilities		$(67)
	To eliminate parent company other liabilities.

D	Equity		$(454)
	To eliminate parent company impact on equity.

Statement of Operations
(in thousands)

		For the Nine Months Ended Sep. 30, 2014	For the Twelve Months Ended Dec. 31, 2013

E	Other operating income	$387	$426
	To eliminate management fee income recorded at Starbuck Bancshares for services provided to and paid for by the SKBHC stand-alone entity.

F	Compensation expense	$(1,054)	$(1,389)
	To eliminate management unit compensation expense recorded by the SKBHC stand-alone entity as required by the LLC operating agreement.
G	Occupancy and equipment expense	$-	$(6)
	To eliminate occupancy and equipment expense attributed to the SKBHC stand-alone entity.

H	Other operating expense	$134	$(26)
	To eliminate other operating expense attributed to the SKBHC stand-alone entity.

I	Adjustments to Provision for income taxes	$457	$646
	To reflect the income tax effect of the pro forma adjustments above at the statutory rate of 35%.

Notes to Pro Forma Adjustments for Greater Sacramento Bancorp Merging Into AmericanWest Bank

Statement of Financial Condition
As of September 30, 2014
(in thousands)

A	Adjustments to Cash and cash equivalents		$(60,319)
	To reflect cash used to purchase GSB shares and payout options ($57.7 million for 2,617,347 shares outstanding, plus $1.9 million for 179,024 options outstanding).	$(59,633)
	Payment of after-tax merger costs	$(686)

B	Adjustments to Investment securities		$1,504
	To reflect the estimated fair value of acquired held to maturity securities.

C	Adjustments to Loans receivable		$(5,938)
	A total discount of 2.2% was estimated to adjust loans to fair value at merger date, including 2.4% for credit losses and (0.2%) for accretable yield.

D	Adjustments to Allowance for loan losses		$3,717
	To eliminate the allowance for loan losses at period end as the credit risk is accounted for in the fair value adjustment for the loans receivable.

E	Adjustments to OREO		$(1,619)
	To reflect the estimated fair value of other real estate owned.

F	Adjustments to Premises and equipment		$(31)
	To reflect the estimated fair value of premises and equipment.

G	Adjustments to Intangibles/CDI		$423
	To record the estimated fair value of the CDI.

H	Adjustments to Goodwill		$21,615
	To record the difference between the consideration paid and the estimated fair value of assets acquired and liabilities assumed in the merger.

I	Adjustments to Deferred taxes		$76
	To reflect the deferred taxes related to the net fair value adjustments of ($217,000) at Banner’s estimated statutory rate 35%

J	Adjustments to Other assets		$(74)
	Write-off CD placement costs and debt issuance costs.

K	Adjustments to Interest bearing deposits		$73
	To record time deposit premium of 0.06% based on estimated fair value

L	Adjustments to Junior subordinated debentures		$(2,410)
	To reflect the fair value of junior subordinated debentures.

M	Adjustments to Other liabilities		$536
	To mark to fair value certain employee benefit liabilities, write off deferred rent, and record leasehold intangible liability.

N	Adjustments to Equity		$(38,845)
	To eliminate the equity of GSB.

Notes to Pro Forma Adjustments for Greater Sacramento Bancorp Merging Into AmericanWest Bank

Statement of Operations
(in thousands)

		For the Nine Months Ended Sep. 30, 2014	For the Twelve Months Ended Dec. 31, 2013

O	Adjustments to Interest and fee income on loans	$437	$582

To reflect accretion of interest income for acquired impaired and non-impaired loans, using the effective interest method of amortization over the estimated lives of the acquired loan portfolio of approximately five years, as adjusted for expected prepayments.

P	Adjustments to Interest on cash and securities
	To reflect the amortization of the estimated fair value adjustment	$(131)	$(167)
	of held-to-maturity securities using the effective interest method of amortization over the estimated lives of the portfolio of approximately eight years.
	Accumulated other comprehensive income on GSB’s books at acquisition is	$335	$435
	considered the mark to fair value and no additional balance sheet adjustment is needed. The AOCI of $2.8 million is amortized against interest income over the weighted average life of 6.0 years.
Q	Adjustments to Interest expense on deposits	$21	$28

To reflect the amortization of deposit premium resulting from time deposit fair value adjustments based on a weighted average life of time deposits of approximately one year using contractual time deposit maturities.

R	Adjustments to Interest expense on borrowings	$62	$79

To reflect the amortization of the discount resulting from the pro forma junior subordinated debenture fair value adjustment using the effective yield method over the remaining 20 year life of the debentures.

S	Adjustments to Other operating expense	$48	$67
	To reflect the amortization of the core deposit intangible asset based on an amortization period of eight years and using an accelerated amortization method.

T	Adjustments to Provision for income taxes	$179	$237
	To reflect the income tax effect of the pro forma adjustments above at the statutory rate of 35%.

Notes to Pro Forma Adjustments for AmericanWest  Merging Into Banner

Statement of Financial Condition
As of September 30, 2014
(in thousands)

A	Adjustments to Cash and cash equivalents		$(149,712)
	To reflect cash used to purchase AmericanWest.	$(130,000)
	Payment of after-tax merger costs	$(19,712)

B	Adjustments to Loans receivable, excluding allowance for loan losses		$(16,098)
	To eliminate AmericanWest prior loan discount.	$55,938
	A total discount of 2.5% was estimated to reflect the fair value of loans at merger date, including 2.0% for credit losses and 0.5% for accretable yield.	$(72,036)

C	Adjustments to Allowance for loans		$15,159
	To eliminate the allowance for loan losses at period end as the credit risk is accounted for in the fair value adjustment for the loans receivable.

D	Adjustments to Premises and equipment		$(8,000)
	To reflect the estimated fair value of premises and equipment.

E	Adjustments to Intangibles/CDI		$17,971
	To eliminate AmericanWest prior CDI.	$(25,136)
	To record the estimated fair value of the CDI.	$43,107

F	Adjustment to Goodwill		$115,406
	To eliminate AmericanWest prior goodwill.	$(78,834)
	To record the difference between the consideration paid and the estimated fair value of assets acquired and liabilities assumed in the merger.	$194,240

G	Adjustments to Deferred taxes		$(3,161)
	To reflect the deferred taxes related to the net fair value adjustments of $9.0 million at Banner’s estimated statutory rate of 35%.

H	Adjustments to Equity-Banner		$532,423
	To record the issuance of Banner common stock as purchase price consideration (13,230,000 shares at $40.50 per share).	$535,815
	Payment of after-tax merger costs by Banner	$(3,392)

I	Adjustments to Equity-AmericanWest		$(560,858)
	To eliminate the equity of AmericanWest.

Notes to Pro Forma Adjustments for AmericanWest Merging Into Banner

Statement of Operations
(in thousands)

		For the Nine Months Ended Sep. 30, 2014	For the Twelve Months Ended Dec. 31, 2013

J	Adjustments to Interest and fees on loans	$1,785	$2,512

To reflect accretion of interest income for acquired impaired and non-impaired loans, using the effective interest method of amortization over the estimated lives of the acquired loan portfolio of approximately nine years, as adjusted for expected prepayments.

K	Adjustments to interest on cash and securities	$584	$763
	AFS securities’ mark-to-market balance sheet adjustments are reclassified on the balance sheet as a net discount and are being accreted into income over the weighted average life of 4.9 years

L	Adjustments to Noninterest expense	$4,849	$6,898
	To reflect the amortization of the core deposit intangible asset based on an amortization period of eight years and using an accelerated amortization method.

M	Adjustments to income tax expense (benefit)	$(868)	$1,268
	To reflect the income tax effect of the pro forma adjustments above at the statutory rate of 35%.

THE COMPANIES

Banner

Banner is a bank holding company incorporated in the State of Washington.  It is primarily engaged in the business of planning, directing and coordinating the business activities of its wholly-owned subsidiaries, Banner Bank and Islanders Bank.  Banner Bank is a Washington-chartered commercial bank that conducts business from its main office in Walla Walla, Washington and, as of September 30, 2014, its 90 branch offices including 60 offices located in Washington, 21 offices located in Oregon and nine offices located in Idaho.  Islanders Bank is also a Washington-chartered commercial bank that conducts business from three locations in San Juan County, Washington.  Banner is subject to regulation by the Federal Reserve Board.

Banner Bank is a regional bank which offers a wide variety of commercial banking services and financial products to individuals, businesses and public sector entities in its primary market areas.  Islanders Bank is a community bank which offers similar banking services to individuals, businesses and public entities located primarily in the San Juan Islands.  The Banks' primary business is that of traditional banking institutions, accepting deposits and originating loans in locations surrounding their offices in portions of Washington, Oregon and Idaho.  Banner Bank is also an active participant in the secondary market, engaging in mortgage banking operations largely through the origination and sale of one- to four-family residential loans.  Lending activities include commercial business and commercial real estate loans, agriculture business loans, construction and land development loans, one- to four-family residential loans and consumer loans.  A portion of Banner Bank’s construction and mortgage lending activities are conducted through its subsidiary, Community Financial Corporation (CFC), which is located in the Lake Oswego area of Portland, Oregon.

As of September 30, 2014, Banner had total consolidated assets of $4.76 billion, deposits of $3.99 billion and shareholders’ equity of $574.06 million.

  On November 5, 2014, Banner, SKBHC and Starbuck Bancshares, Inc., the holding company for AmericanWest Bank, announced the signing of a definitive agreement for Banner to acquire Starbuck Bancshares and AmericanWest collectively, "AmericanWest." AmericanWest Bank headquartered in Spokane Washington is a business‐focused community bank offering commercial and business banking, mortgage lending, treasury management products and a full line of consumer products and services. AmericanWest Bank currently operates 94 branches in California, Washington, Idaho, Oregon and Utah. As of September 30, 2014, AmericanWest had total assets of $4.1 billion, deposits of $3.2 billion, $2.6 billion of gross loans, and members’ equity of $561 million.  The combined company, including Siuslaw, will be a super community bank with over $9.7 billion in assets, $6.8 billion in loans, $8.0 billion in deposits, and approximately 190 branches across five western states while ranking in the top four by deposit share among regional banks in Washington and Oregon. The combined company will benefit from a diversified geography with significant growth opportunities, including nine of the top Western Metropolitan Statistical Areas by population, making Banner the 12th largest publicly-owned bank headquartered in the Western United States. Following the merger, Banner will continue to be led by Mark J. Grescovich as President and Chief Executive Officer. Five representatives from AmericanWest will join the Banner Board of Directors at closing, increasing the total number of directors to 17.

The transaction was approved by the board of directors of each of Banner and AmericanWest and is expected to close in the second quarter of 2015. Completion of the transaction is subject to customary closing conditions, including the receipt of required regulatory approvals and the approval of Banner’s shareholders. Under the terms of the agreement, the aggregate consideration to be received by  SKBHC equityholders will consist of a fixed amount of 13.23 million shares of Banner common stock and $130.0 million in cash. Upon completion of the transaction, such shares will represent an approximately 38.8% pro forma ownership interest in Banner, assuming completion of the merger with Siuslaw. Based on the closing price of Banner common stock on November 4, 2014, the aggregate value of the transaction is approximately $702 million.

On October 15, 2014, AmericanWest and Bank of Sacramento announced the execution of a definitive agreement for AmericanWest to acquire the Bank of Sacramento through a merger of Greater Sacramento Bancorp or “GSB”, the holding company for Bank of Sacramento, into an affiliate of AmericanWest. Bank of Sacramento provides commercial banking services to small and medium sized businesses, professionals and individuals in the greater Sacramento, California area through its four branches. As of September 30, 2014, GSB had total assets of $481 million, loans of $273 million, deposits of $410 million, and shareholders’ equity of $39 million.  The transaction was approved by the board of directors of each of AmericanWest and GSB. Completion of the transaction is subject to customary closing conditions, including the receipt of required regulatory approvals and the approval of GSB’s shareholders. Under the terms of the definitive agreement, at closing, shareholders of GSB will receive $22.05 in cash in exchange for each share, or $60 million in the aggregate, subject to possible reduction in certain circumstances. The transaction is expected to close in the first half of 2015.  The proposed merger with American West is not conditioned on the closing of this transaction.

Banner common stock is listed on the NASDAQ under the symbol “BANR.”  See “Comparative Market Prices of and Dividends on Common Stock.”

Banner’s executive offices are located at 10 South First Ave, Walla Walla, Washington  99362.  Banner’s telephone number is (509) 527-3636 and its website is www.bannerbank.com.   The information on Banner’s website is not a part of this proxy statement/prospectus and the reference to Banner’s website address does not constitute incorporation by reference of any information on that website into this proxy statement/prospectus.

Additional information about Banner is included in documents incorporated by reference in this proxy statement/prospectus.  See “Where You Can Find More Information,” on page 106.

Siuslaw

Siuslaw was incorporated in Oregon in 2001 and is headquartered in Florence, Oregon and is the parent company of Siuslaw Bank, a state-chartered commercial bank and member of the Federal Reserve System, which was opened in 1964 and operates ten branch offices in Lane County, including a significant presence in the greater Eugene, Oregon market. Siuslaw Bank offers general banking services in Lane County, Oregon. Its lending products include commercial loans, real estate loans, installment loans, mortgage loans, credit cards, small business administration loans, personal loans, equipment financing, auto loans, and home equity loans and credit lines. Siuslaw Bank's deposit products include demand deposits, savings accounts, NOW and money market accounts, certificates of deposit, and time deposits. It primarily invests in U.S. Government and agency securities, collateralized mortgage obligations, mortgage-backed securities, and obligations of state and political subdivisions. In addition, Siuslaw Bank provides other services, including internet banking and bill payment services, automated teller machines, collection and escrow services, safe deposit facilities, insurance premium fmancing, merchant bankcard services, night depository services, cashier's checks, travelers checks, telebanking, wire transfer, and overdraft protection services.

At September 30, 2014, Siuslaw had $399 million in assets, $250 million in loans and $347 million in deposits.

Siuslaw’s executive offices are located at 777 Highway 101, Florence, Oregon 97439.  Siuslaw’s telephone number is (541) 997-3486 and its principal website is www.siuslawbank.com.  The information on Siuslaw’s website is not a part of this proxy statement/prospectus and the reference to Siuslaw’s website address does not constitute incorporation by reference of any information on that website into this proxy statement/prospectus.

Market Prices of and Dividends on Siuslaw Common Stock.  Siuslaw common stock is is traded on the Over The Counter OTCQB under the symbol “SFGP.”   As of September 30, 2014, Siuslaw common stock and preferred stock was held by approximately 148 and 138 shareholders of record, respectively. The holders of Siuslaw common stock receive dividends if and when declared by the Siuslaw board of directors out of legally available funds.   The declaration and payment of dividends depends upon business conditions, operating results, capital and reserve requirements, regulatory limitations and consideration by the Siuslaw board of directors of other relevant factors.  The primary source for dividends paid to Siuslaw shareholders is dividends paid to it from Siuslaw Bank.

Security Ownership of Certain Beneficial Owners and Management.  The following table sets forth the beneficial ownership of Siuslaw common stock as of September 30, 2014 by (i) each director of Siuslaw, (ii) Siuslaw’s executive officers, and (iii) all directors and executive officers of Siuslaw as a group.  There are no persons or entities who are known by Siuslaw to beneficially own more than 5% of the outstanding shares of

Siuslaw common stock as of September 30, 2014. Unless otherwise specified, the address of each listed shareholder is c/o Siuslaw Financial Group, Inc., 777 Highway 101, P.O. Box 280, Florence, Oregon 97439.

The percentage of beneficial ownership is calculated in relation to the 3,992,937 shares of Siuslaw common stock that were issued and outstanding as of September 30, 2014 and 102,484 shares of preferred stock owned at that date, which will automatically convert to common stock immediately prior to completion of the merger.  Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities.  Unless otherwise indicated, and subject to the voting agreements entered into with Banner in connection with the merger (see “The Special Meeting—Shares Subject to Voting Agreements; Shares Held by Directors and Executive Officers” on page 29), to Siuslaw’s knowledge, the persons or entities identified in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.
Name	Title	Amount of Beneficial Ownership	Percentage of Outstanding Shares of Common Stock Beneficially Owned(1)

Director and Executive Officers

Lonnie Iholts	Director and Corporate Secretary of Siuslaw, and Director, President and Chief Executive Officer of Siuslaw Bank	128,746	3.14%

Carl Hultenberg	Executive Vice President and Chief Financial Officer of Siuslaw Bank	3,600	*

Directors

F. David Crowell	Director	29,000	*

Ivan Ellingson	Director	69,870	1.71

C.W. (Wilbur) Heath	Director	51,292	1.25

Johan Mehlum	Chairman and Chief Executive Officer of Siuslaw and Chairman of Siuslaw Bank	701,482	17.13

Casey Woodward	Director	--	--

All executive officers and directors as a group (9 persons)		985,000	24.67%
____________
*	Does not exceed 1% of the class
(1)	Based on 3,992,937 shares of Siuslaw common stock that were issued and outstanding as of September 30, 2014.

DESCRIPTION OF BANNER’S CAPITAL STOCK

The following information regarding the material terms of Banner’s capital stock is qualified in its entirety by reference to Banner’s articles of incorporation. In this section we describe certain features and rights of our capital stock. The summary does not purport to be exhaustive and is qualified in its entirety by reference to our articles of incorporation, bylaws, and to applicable Washington law.

General

Banner’s authorized capital stock consists of:

•	200,000,000 shares of common stock, $0.01 par value per share; and

•	500,000 shares of preferred stock, $0.01 par value per share.

As of September 30, 2014, there were 19,571,505 shares of Banner common stock issued and outstanding.  No shares of Banner preferred stock are currently outstanding.  Banner’s common stock is traded on the NASDAQ Global Market under the symbol “BANR.”

Common Stock

Each share of Banner common stock has the same relative rights and is identical in all respects with each other share of Banner common stock.  Banner common stock represents non-withdrawable capital, is not of an insurable type and is not insured by the Federal Deposit Insurance Corporation or any other government agency.

Subject to any prior rights of the holders of any preferred or other stock of Banner then outstanding, holders of Banner common stock are entitled to receive such dividends as are declared by the board of directors of Banner out of funds legally available for dividends.

Except with respect to greater than 10% shareholders, full voting rights are vested in the holders of Banner common stock and each share is entitled to one vote.  See “Comparison of Shareholder Rights—Voting Rights.”  Subject to any prior rights of the holders of any Banner preferred stock then outstanding, in the event of a liquidation, dissolution or winding up of Banner, holders of shares of Banner common stock will be entitled to receive, pro rata, any assets distributable to shareholders in respect of shares held by them. Holders of shares of Banner common stock will not have any preemptive rights to subscribe for any additional securities which may be issued by Banner, nor do they have cumulative voting rights.

Preferred Stock

Our articles of incorporation permit our board of directors to authorize the issuance of up to 500,000 shares of preferred stock, par value $0.01, in one or more series, at such time or times and for such consideration as the board of directors of Banner may determine, without shareholder action.   The board of directors of Banner is expressly authorized at any time, and from time to time, to issue Banner preferred stock, with such voting and other powers, liquidation preferences and participating, optional or other special rights, and qualifications, limitations or restrictions, as are stated and expressed in the board resolution providing for the issuance. The board of directors of Banner is authorized to designate the series and the number of shares comprising such series, the dividend rate on the shares of such series, the redemption rights, if any, any purchase, retirement or sinking fund provisions, any conversion rights and any voting rights. The ability of Banner’s board of directors to approve the issuance of preferred or other stock without shareholder approval could  dilute the voting power or other rights or adversely affect the market value of our common stock and may make an acquisition by an unwanted suitor of a controlling interest in Banner more difficult, time-consuming or costly, or otherwise discourage an attempt to acquire control of Banner.

Shares of preferred stock redeemed or acquired by Banner may return to the status of authorized but unissued shares, without designation as to series, and may be reissued by Banner upon approval of its board of directors.

Other Anti-Takeover Provisions

In addition to the ability to issue preferred stock without shareholder approval, Banner’s charter and bylaws contain a number of other provisions which may have the effect of delaying, deferring or preventing a change in control of Banner.  See “Comparison of Shareholder Rights.”

COMPARISON OF SHAREHOLDER RIGHTS

Siuslaw is incorporated under the laws of the State of Oregon. Banner is incorporated under the laws of the State of Washington. The rights of holders of Siuslaw common stock are governed by the Oregon Business Corporation Act (the “OBCA”) and Siuslaw’s articles of incorporation and bylaws. The rights of holders of Banner common stock are governed by the Washington Business Corporation Act (“WBCA”) and Banner’s articles of incorporation and bylaws.  Consequently, after the merger, the rights of former shareholders of Siuslaw who receive shares of Banner common stock in the merger will be determined by reference to Banner’s articles of incorporation and bylaws and Washington law.

Since the shares of Siulsaw preferred stock automatically convert to shares of common stock immediately prior to the completion of the merger,  this section only describes certain differences between the rights of Banner common shareholders and Siuslaw common shareholders, including those which may be material. This section does not include a complete description of all differences among the rights of these shareholders, nor does it include a complete description of the specific rights of these shareholders. In addition, the identification of some of the differences in the rights of these shareholders is not intended to indicate that other differences that are equally important do not exist. The discussion in this section is qualified in its entirety by reference to Washington and Oregon law, and to Banner’s articles of incorporation and bylaws and Siuslaw’s articles of incorporation and bylaws.  Copies of the governing corporate instruments are available, without charge, to any person by following the instructions listed under “Where You Can Find More Information.”

Banner	Siuslaw
Authorized Capital Stock

The authorized capital stock of Banner currently consists of 200,500,000 shares of capital stock, presently classified as follows:

• 200,000,000 shares of common stock, par value $.01 per share; and

• 500,000 shares of preferred stock, par value $.01 per share.

Banner is authorized under its articles of incorporation to issue additional shares of capital stock, up to the amount authorized, generally without shareholders approval.  Banner’s board of directors also has sole authority to determine the terms of any one or more series of preferred stock, including the number of shares and determine such voting rights, designations, powers, preferences and relative, participating, optional or other rights, and such qualifications, limitations or restrictions thereof.  Currently, no Banner preferred stock is issued or outstanding.

The authorized capital stock of Siuslaw currently consists of 10,200,000 shares of common stock presently classified as follows:

• 10,000,000 shares of common stock, par value $1.00 per share; and

• 200,000 shares of Series A preferred stock, par value $1.00 per share.

Siuslaw is authorized under its articles of incorporation to issue additional shares of common stock, up to the amount authorized, generally without shareholders approval.

Siuslaw’s preferred stock, with respect to dividend rights, ranks senior to the common stock and like the common stock, junior to indebtedness issued by Siuslaw. Holders of preferred stock are entitled to a 5% preference in the distribution of dividends, when and if declared and paid by Siuslaw, so that holders of the preferred shares are entitled to receive dividends in amount not less than 105% of that paid on common shares prior to the receipt of dividends by the holders of common stock.

Banner	Siuslaw
Authorized Capital Stock (continued)

Unlike the common stock, the preferred stock has no voting rights except may vote one vote for each share as required by law, and otherwise only upon proposals for (i) a merger, share exchange, consolidation or other business combination of Siuslaw (a “Change in Control”) that would result in the outstanding common stock of Siuslaw representing less than fifty percent (50%) of the outstanding common stock at the time the transaction is completed  or (ii) an agreement for the sale or disposition of all or substantially all of Siuslaw’s assets, in which case, the holders of preferred stock will vote together with the holders of common stock and not as a separate class. The shares of preferred stock convert automatically to shares of common stock immediately prior to the consummation of a Change in Control, with each share of preferred stock convertible into one share of common stock, subject to standard anti-dilution adjustments.  Holders of preferred stock are not entitled to a preference in the distribution of assets of Siuslaw in the event of any liquidation, dissolution or winding-up of Siuslaw and are treated in the same manner as common stock under such circumstances. Holders of preferred stock do not have any preemptive rights to purchase any additional shares of preferred stock or shares of any other class of capital stock of Siuslaw that may be issued in the future. The preferred stock may be transferred only if the transfer does not result in a net increase in the number of holders of record of the preferred stock.  Upon the death of a shareholder, Siuslaw has the right to repurchase all of the preferred shares from the shareholder's estate unless the bequests do not result in a net increase in the number of holders of record of the preferred stock.

Dividends

Under the WBCA, Banner is prohibited from paying a dividend if, after making such dividend payment, it would be unable to pay its debts as they become due in the usual course of business, or if its total liabilities, plus the amount that would be needed, in the event Banner were to be dissolved at the time of the dividend payment, to satisfy preferential rights on dissolution of holders of preferred stock ranking senior in right of payment to the capital stock on which the applicable distribution is to be made, exceed its  total assets.

Under Oregon law, Siuslaw is permitted to pay dividends or make other distributions so long as the board of directors determines after the distribution: (1) Siuslaw would be able to pay its debts as they become due in the usual course of business; or (2) Siuslaw’s total assets would be at least equal to the sum of its total liabilities, plus, unless Siuslaw’s articles of incorporation permits otherwise, the amount that would be needed, if Siuslaw were dissolved at the time of the distribution, to satisfy preferential rights of shareholders whose preferential rights are superior to those receiving the distribution.

Banner	Siuslaw
Advance Notice Requirement for Shareholders Nominations and Other Proposals

Banner’s articles of incorporation provide that in order for business to be brought before an annual or special meeting of shareholders, a shareholders must deliver notice to Banner not less than 30 nor more than 60 days prior to the date of the meeting; provided that if less than 31 days’ notice of the meeting is given to shareholders, such notice must be delivered not later than the close of the tenth day following the day on which notice of the meeting was mailed to shareholders.

Any notice nominating  a director must set forth (1) the name, age, business address and, if known, residence address of each nominee for election as a director, (2) the principal occupation or employment of each nominee, (3) the number of shares of Banner common stock which are beneficially owned by each such nominee, (4) such other information as would be required to be included pursuant to the Securities Exchange Act in a proxy statement soliciting proxies for the election of the proposed nominee, including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director, if elected, and (5) as to the shareholders giving such notice (a) his or her name and address as they appear on Banner’s books and (b) the class and number of Banner shares which are beneficially owned by such shareholders.

Siuslaw’s articles of incorporation provide that Siuslaw must receive written notice of any stockholder proposal for business at an annual meeting of shareholders not later than the tenth (10th) day of January of the year in which the annual meeting is to be held.  In the case of a special meeting, a shareholders' written notice must be received by Siuslaw not later than the close of business on the tenth (10th) calendar day following the day on which notice or disclosure of the date of the special meeting is given or made to shareholders.

A shareholders' notice shall set forth (1) a brief description of each matter desired to be brought before the meeting and the reason for conducting such business at the meeting, (2) the name and address of the proposing shareholder, (3) the class and number of shares of stock of Siuslaw which are beneficially owned by the proposing shareholder, (4) any material interest of the shareholder in the business proposed, and (5) as for each person whom the shareholder proposes to nominate for election as a director (a) the name, age, business address, and residence address of such person, (b) the principal occupation or employment of such person, (c) the class and number or shares of stock, if any, of Siuslaw which are beneficially owned by such person, (d) the proposed nominee’s written consent, and (e) any other information relating to such person that is required to be disclosed or is otherwise required by any applicable law.

Voting Limitations

Articles Provision.  Banner’s articles of incorporation provide for restrictions on voting rights of shares owned in excess of 10% of any class of its equity security.  Specifically, the articles of incorporation provide that if any person or group acting in concert acquires the beneficial ownership of more than 10% of any class of its equity security without the prior approval by a two-thirds vote of its “Continuing Directors,” (as defined therein) then, with respect to each vote in excess of 10% of the voting power of its outstanding shares of voting stock which such person would otherwise have been entitled to cast, such person shall be entitled to cast only one-hundredth of one vote per share.  Exceptions from

Articles Provision. Siuslaw’s articles of incorporation provide that Siuslaw has incorporated the Oregon Control Share Act, described below, into the articles of incorporation, in its entirety.

Banner	Siuslaw
Voting Limitations (continued)

this limitation are provided for, among other things, any proxy granted to one or more of its “Continuing Directors” and for Banner’s employee benefit plans.  Under the articles of incorporation, the restriction on voting shares beneficially owned in violation of the foregoing limitations is imposed automatically, and the articles of incorporation provide that a majority of Banner’s Continuing Directors have the power to construe the forgoing restrictions and to make all determinations necessary or desirable to implement these restrictions.

State Law.  Washington law does not contain a control share acquisition statute.

State Law.  The Oregon Control Share Act, codified at Sections 60.801 through 60.816 of the OBCA, restricts a shareholder's ability to vote shares of stock acquired in certain transactions not approved by the board that cause the acquiring person to gain control of a voting position exceeding one-fifth, one-third, or one-half of the votes entitled to be cast in an election of directors. Shares acquired in a control share acquisition have no voting rights except as authorized by a vote of the shareholders. If the acquiror's control shares are allowed to have voting rights and represent a majority or more of all voting power, shareholders who do not vote in favor of voting rights for the control shares will have the right to receive the appraised fair value of their shares, which may not be less than the highest price paid per share by the acquiror for the control shares.

Quorum Requirement for Shareholder Meetings

Banner’s bylaws provide that, at any meeting of shareholders, the holders of a majority of all the shares of stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum.

Siuslaw’s bylaws provide that, at any meeting of shareholders, the holders of a majority of the stock entitled to vote at the meeting, present in person or by proxy, shall constitute on quorum but shareholders representing less than a quorum may adjourn such meeting from time to time.

Banner	Siuslaw
Number of Directors and Director Terms

Banner’s articles of incorporation provide that the size of the board of directors shall be not less than five or more than 25 as set in accordance with the bylaws.  In accordance with the bylaws, the number of directors is currently set at 12.  Upon the anticipated closing of the business combination with AmericanWest, Banner’s board of directors will be expanded to 17 as five representatives of AmericanWest will be appointed to Banner’s board of directors. Banner’s board of directors is divided into three classes, each of which contains one-third of the members of the board.  The members of each class are elected for a term of three years, with the terms of office of all members of one class expiring each year so that one-third of the total number of directors is elected each year.  Each director holds office for the term for which he or she is elected and until his or her successor is elected and qualified, subject to such director’s death, resignation or removal.

Siuslaw’s articles of incorporation provide that the number of directors will be fixed by the board of directors at not less than six and not more than 15 members. Siuslaw currently has six directors.  Siuslaw’s articles of incorporation provides that the board of directors is divided into three classes, with the members of each class of directors serving staggered three-year terms and approximately one-third of the directors elected annually.  Each director holds office for the term for which he or she is elected and until his or her successor is elected and qualified, subject to such director’s death, resignation or removal.

Removal of Directors

Banner’s articles of incorporation provide that a director may be removed from the board of directors prior to the expiration of his term only for cause and only upon the vote of the holders of 80% of the total votes eligible to vote thereon.  This provision does not apply to any director elected by one or more series of preferred stock holders voting separately as a class.

Siuslaw’s articles of incorporation provides that directors may be removed from office by shareholders only for cause and only by the vote of the holders of at least two-thirds of the voting power of the outstanding shares of capital stock entitled to vote on the matter.  The directors of Siuslaw may also remove one or more directors with or without cause by a two-thirds vote of the directors in office at the time of the vote.

Filling Vacancies on the Board of Directors

Banner’s articles of incorporation provide that any vacancy occurring in the Board, including a vacancy created by an increase in the number of directors, shall be filled by a vote of two-thirds of the directors then in office and any director so chosen shall hold office for a term expiring at the annual meeting of shareholders at which the term of the class to which the director has been chosen expires.

Siuslaw’s articles of incorporation provide that any vacancies in the board of directors resulting from an increase in the size of the board or from the resignation of a director or any other cause may be filled only by a majority vote of the directors then in office and any director so chosen will hold office for the remainder of the full term of the class of directors in which the vacancy occurred.

Amendment of Articles of Incorporation and Bylaws

Amendment of Articles of Incorporation.  Amendments to Banner’s articles of incorporation must be approved by its board of directors by a majority vote of the Board and by its shareholders by a majority of the voting group comprising all the votes entitled to be cast on the proposed amendment, and a majority of each other voting group entitled to vote separately on the proposed amendment; provided, however, that the affirmative vote of the holders of at least 80% of

Amendment of Articles of Incorporation.  Under Oregon law, an amendment is generally approved if, upon approval by the board of directors and referral to the shareholders, a quorum exists and the votes cast favoring the amendment exceed the votes cast opposing the amendment, unless the amendment would create dissenters’ rights, in which case a majority of the votes entitled to be cast is required for approval.  The amendment of certain provisions of Siuslaw’s articles of

Banner	Siuslaw
Amendment of Articles of Incorporation and Bylaws (continued)

votes entitled to be cast by each separate voting group entitled to vote thereon (after giving effect to the 10% voting limitation in Banner’s articles of incorporation as described above under “-Voting Limitations”) is required to amend or repeal certain provisions of the articles of incorporation, including the provision limiting voting rights, the provisions relating to the removal of directors, shareholder nominations and proposals, the approval of certain business combinations, evaluation of business combinations, limitation of directors’ liability, director and officer indemnification, calling special meetings and amendments to the articles of incorporation and bylaws.	incorporation, however, requires the vote of the holders of at least two-thirds of the outstanding shares of common stock entitled to vote. These include provisions relating to: the number, classification, election and removal of directors; the Oregon Control Share Act; business combinations; indemnification of directors; and advance notice requirements for shareholders nominations and other proposals.

Amendment of Bylaws.  Banner’s bylaws may be amended either by the board of directors, by a vote of a majority of the whole board, or by Banner’s shareholders, by the vote of the holders of  80% of the total votes entitled to vote generally in the election of directors at a duly constituted meeting of shareholders.

Amendment of Bylaws.  Siuslaw’s bylaws may be amended either by a vote of a majority of the board of directors, or by Siuslaw’s shareholders, if a quorum exists and the votes cast for the amendment exceed the votes opposing the amendment.

Business Combinations With Certain Persons

Articles Provision.  Banner’s  articles of incorporation require the approval of the holders of at least 80% of each class of Banner’s outstanding shares of each class of voting stock and a majority of the outstanding shares of each class of voting stock excluding all shares owned by a “related person” to approve certain business combinations" (for example, mergers, share exchanges, significant asset sales and significant stock issuances) involving a "related person" except in cases where the proposed transaction has been approved in advance by two-thirds of those members of Banner’s board of directors who are unaffiliated with the related person and were directors prior to the time when the related person became a related person.  The term "related person" is defined to include any individual, corporation, partnership or other entity (other than Banner’s tax-qualified benefit plans) which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of common stock of Banner or an affiliate of such person or entity.

Articles Provision.  Siuslaw’s articles of incorporation provides that any offer, proposal or plan to merge, consolidate, or combine Siuslaw and/or any of its subsidiaries or to sell all or substantially all of Siuslaw and/or any of its subsidiaries or assets not approved by a majority of the board of directors must otherwise be approved by the affirmative vote of two-thirds of the shares of each class of stock of Siuslaw entitled to vote on the proposal.

Banner	Siuslaw
Business Combinations With Certain Persons (continued)

State Law.  Washington law imposes restrictions on certain transactions between a corporation and certain significant shareholders. Chapter 23B.19 of the Washington Business Corporation Act prohibits a "target corporation," with certain exceptions, from engaging in certain "significant business transactions" with an "acquiring person" who acquires 10% or more of the voting securities of a target corporation for a period of five years after such acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation's board of directors prior to the date of the acquisition or, at or subsequent to the date of the acquisition, the transaction is approved by a majority of the members of the target corporation’s board of directors and authorized at a shareholders’ meeting by the vote of at least two-thirds of the outstanding voting shares of the target corporation, excluding shares owned or controlled by the acquiring person.  The prohibited transactions include, among others, a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person, termination of 5% or more of the employees of the target corporation as a result of the acquiring person's acquisition of 10% or more of the shares, or allowing the acquiring person to receive any disproportionate benefit as a shareholder.  After the five-year period during which significant business transactions are prohibited, certain significant business transactions may occur if certain "fair price" criteria or shareholder approval requirements are met.  Target corporations include all publicly-traded corporations incorporated under Washington law, as well as publicly traded foreign corporations that meet certain requirements.

State Law.  Oregon law prohibits, except under certain circumstances, a "business combination" (defined broadly to include mergers or consolidations, certain sales, sales of assets, liquidation or dissolution, and other specified transactions) between a corporation and an "interested shareholder" (defined generally as a person or group that directly or indirectly controls, or has the right to control, the voting or disposition of 15% or more of outstanding voting stock) within three years of the shareholder becoming an interested shareholder.

A business combination between a corporation and an interested shareholder is prohibited unless (1) prior to the date the person became an interested shareholder, the board of directors approved either the business combination or the transaction which resulted in the person becoming an interested shareholder, (2) upon consummation of the transaction that resulted in the person becoming an interested shareholder, that person owns at least 85% of the corporation's voting stock outstanding at the time the transaction is commenced (excluding shares owned by persons who are both directors and officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer), or (3) the business combination is approved by the board of directors and authorized by the affirmative vote (at an annual or special meeting and not by written consent) of at least 66 2/3 % of the outstanding voting stock not owned by the interested shareholder.

Banner	Siuslaw
Non-Shareholders Constituency Provision

Banner’s articles of incorporation provides that in evaluating a business combination, as defined above, or a tender or exchange offer, Banner’s board of directors shall in exercising its business judgment as to what is in the best interests of Banner and its shareholders, consider all of the following factors and any other factors which it deems relevant. The factors include:

Siuslaw’s articles of incorporation provide that when evaluating any offer, proposal or plan to merge, consolidate or combine Siuslaw and/or any of its subsidiaries or to sell all or substantially all of Siuslaw and/or any of its subsidiaries or assets,  the board of directors may, in determining what it believes to be in the best interests of Siuslaw, give due consideration to:

●	the social and economic effects on Banner’s employees, depositors, loan and other customers, creditors and other elements of the communities in which Banner does business;	●	the social, legal and economic effects of the offer, proposal or plan on employees, customers and suppliers of Siuslaw and on the communities and geographical areas in which Siuslaw and its subsidiaries operate;

●	the business and financial condition and earnings prospects or operating results of the acquiring person or entity, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the acquisition, and other likely financial obligations of the acquiring person or entity and the possible effect of such	●	the present state of and the possible future prospects for the economy of the state and the nation;
	obligations upon Banner and the other elements of the communities in which Banner does business; and	●	the long-term as well as the short-term interests of Siuslaw and its shareholders, including the possibility that these interests may best be served by the continued independence of Siuslaw; and

●	the competence, experience and integrity of the acquiring person or entity and its management.	●	other relevant factors.

Action By Shareholders Without a Meeting

Banner’s bylaws provide that any action required or permitted to be taken at a meeting of shareholders may instead be taken without a meeting if a unanimous written consent which sets forth the action is given in writing or by electronic transmission by each shareholders entitled to vote on the matter.
Siuslaw’s articles of incorporation does not provide that any action required or permitted to be taken at a meeting of shareholders may instead be taken without a meeting by written consent.

Banner	Siuslaw
Special Meetings of Shareholders

Banner’s articles of incorporation provide that special meetings of shareholders may be called by only by Banner’s board of directors or by an authorized committee of the board of directors.
Siuslaw’s bylaws provide that special meetings of shareholders may be called by either the President, by a majority vote of the board of directors, or on the request of not less than three shareholders who represent in the aggregate not less than one-third of the capital stock of Siuslaw.

Limitation on Directors’ and Officers’ Liability

Consistent with Washington law, Banner’s articles of incorporation provides that a director of Banner may not be personally liable to Banner or its shareholders for money damages for conduct as a director, except for liability for:
Consistent with Oregon law, Siuslaw’s articles of incorporation provides that a director of Siuslaw may not be liable to Siuslaw or its shareholders for money damages, except for liability for:
●	intentional misconduct;	●	any breach of a director’s duty of loyalty to Siuslaw or its shareholders;

●	a knowing violation of law;	●	acts or omissions of a director which are not in good faith or which involve intentional misconduct or a knowing violation of the law;

●	a violation of Washington law relating to unlawful distributions by Banner; or	●	any distribution to a director which is unlawful under Oregon law;

●	any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.	●	any transaction with Siuslaw from which the director derived an improper or illegal personal benefit; or

		●	any act or omission for which such elimination of liability is not permitted under Oregon law.

Indemnification

Banner’s articles of incorporation provide that Banner will indemnify and advance expenses to its directors, officers, employees and agents, and persons serving as a director, officer, partner, trustee, employee or agent of another entity at the request of Banner to the fullest extent permitted by the WBCA, against expenses, judgments, fines and settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding, unless resulting from:

    •  acts or omissions finally adjudged to violate the law (including
                    Washington state law regarding unlawful distributions); or

Siuslaw’s articles of incorporation provide that Siuslaw shall indemnify any current or former director of Siuslaw to the fullest extent not prohibited by Oregon law in connection with any action, suit or proceeding, by reason of the fact that such person was or is a director, employee, trustee or agent of Siuslaw or any of its subsidiaries employee benefit plans, or serves or served at the request of Siuslaw as a director, officer, employee, trustee or agent, of another entity.

Siuslaw's articles of incorporation also provide that the company may advance expenses to such person prior to the final disposition of the proceeding

Banner	Siuslaw
Indemnification (continued)

   ●  transactions with respect to which it is finally adjudged that such person received a benefit in money, property or services to which the person was not legally entitled.

Under the WBCA, a corporation may indemnify a director for (i) actions taken in good faith; and (ii) when acting in the director’s capacity as a director, actions that the individual reasonably believed to be in the best interests of the corporation, and in all other cases, actions that the director reasonably believed were at least not opposed to the corporation’s best interests.  In the case of a criminal proceeding, the individual must not have had any reasonable cause to believe the conduct was unlawful.  A director may not be indemnified in connection with a proceeding by or in the right of the corporation in which the director was found liable to the corporation, or a proceeding in which the director was found to have improperly received a personal benefit.  Washington law provides for mandatory indemnification of directors for reasonable expenses incurred when the indemnified party is wholly successful in the defense of the proceeding.  A corporation may indemnify officers, employees and agents of the corporation to the same extent as directors.
upon receipt of an undertaking stating that: (i) the director’s good faith belief of entitlement to indemnification, and (ii) the director’s agreement to repay all advances if it is ultimately determined that the director is not entitled to indemnification.

The OBCA permits a corporation to indemnify a director for actions taken in good faith and which the individual reasonably believed to be in the best interests of the corporation. In the case of a criminal proceeding, the individual must not have had any reasonable cause to believe the conduct was unlawful. A director may not be indemnified in connection with a proceeding by or in the right of the corporation in which the director was found liable to the corporation, or a proceeding in which the director was found to have improperly received a personal benefit. The OBCA provides for mandatory indemnification of officers and directors for reasonable expenses incurred when the indemnified party is wholly successful in the defense of the proceeding. A corporation may indemnify officers to the same extent as directors.

The WBCA also provides that reasonable expenses incurred by a director, officer, employee or agent who is a party to a proceeding may be paid by the corporation in advance of the final disposition of the proceeding if the corporation receives a written affirmation from the person to receive the advancement of that person’s good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by the person to repay the advance amount if it is ultimately determined that he or she has not met the standard of conduct.

The OBCA also provides that reasonable expenses incurred by a director, officer, employee or agent who is a party to a proceeding may be paid by the corporation in advance of the final disposition of the proceeding if the corporation receives a written affirmation from the person to receive the advancement of that person’s good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by the person to repay the advanced amount if it is ultimately determined that he or she has not met the standard of conduct.

Banner’s articles of incorporation further provide that the rights to indemnification and to the advancement of expenses conferred by Banner’s articles of incorporation are not exclusive of any other right which a person may have under any bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

Siuslaw’s articles of incorporation provides that the rights to indemnification  and to the advancement of expenses conferred by Siuslaw’s  articles of incorporation are not exclusive of any other right which a directors, officers, employees, agents and fiduciaries may have under any statute, the bylaws, any agreement, any vote of shareholders or the board of directors, or otherwise.

Banner	Siuslaw
Dissenters’ Rights

Under the WBCA, a shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares only in the event of, any of the following corporate acts: (i) consummation of a plan of merger to which the corporation is a party if shareholder approval is required and the shareholder is entitled to vote on the merger or if the corporation is a subsidiary that is merged with its parent; (ii) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan; (iii) consummation of a sale or exchange of all or substantially all of the property of the corporation other than in the usual and regular course of business if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, unless the sale is pursuant to a court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds will be distributed to shareholders within one year; (iv) an amendment of the articles of incorporation if the amendment effects the redemption or cancellation of all of the shareholder’s shares in exchange for cash or other consideration other than shares of the corporation; or (v) any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

Holders of Banner common stock are not entitled to dissenters’ rights in connection with the merger.

Under the OBCA, unless the articles of incorporation provide otherwise (and Siuslaw’s articles do not so provide otherwise), dissenters' rights do not apply to the holders of shares of any class or series if the shares were registered on a national securities exchange on the record date for the meeting of shareholders at which the corporate action giving rise to dissenters' rights is to be approved or, in certain cases, on the effective date of the merger. Subject to the foregoing, in the event dissenters' rights were to apply, a shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares only in the event of, any of the following corporate acts: (1)  consummation of a plan of merger to which the corporation is a party if shareholder approval is required and the shareholder is entitled to vote on the merger or if the corporation is a subsidiary that is merged with its parent; (2)  consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan; (3) consummation of a sale or exchange of all or substantially all of the property of the corporation other than in the usual and regular course of business if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, unless the sale is pursuant to a court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds will be distributed to shareholders within one year; (4) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it (a) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities or (b) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Oregon law; (5) any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares, or (6) conversion to a noncorporate business entity.

Holders of Siuslaw common stock are entitled to dissenters’ rights in connection with the merger.

LEGAL MATTERS

The validity of the shares of Banner common stock to be issued in connection with the merger has been passed upon by Breyer & Associates PC, McLean, Virginia, and the material United States federal income tax consequences of the merger have been passed upon by Silver, Freedman, Taff & Tiernan, L.L.P., Washington, D.C.

EXPERTS

The consolidated financial statements of Banner Corporation appearing as of December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013, in Banner Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2013, have been audited by Moss Adams LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference.  Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of SKBHC as of  December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013 incorporated in this proxy statement/prospectus by reference to the Current Report on Form 8-K of Banner Corporation filed with the SEC on December 4, 2014 have been so incorporated in reliance on the report of Moss Adams LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference.  Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Banner files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these filings at the public reference room of the SEC located at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  Banner’s filings with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at “www.sec.gov.”  You may also obtain copies of this information by mail from the Public Reference Section of the SEC, at 100 F Street, N.W., Washington, D.C. 20549, at prescribed rates.

Banner filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933 with respect to the shares of Banner common stock to be issued in the merger. This document is a part of that registration statement and constitutes a prospectus of Banner in addition to being a proxy statement of Siuslaw for the special meeting of Siuslaw’s shareholders. As permitted by SEC rules, this proxy statement/prospectus does not contain all the information contained in the registration statement or the exhibits to the registration statement.  The additional information may be inspected and copied as set forth above.

The SEC permits the incorporation by reference of information regarding Banner into this proxy statement/prospectus, which means that important business and financial information about Banner can be disclosed to you by referring you to another document filed separately with the SEC.  The information incorporated by reference is considered to be part of this proxy statement/prospectus, and later information that Banner files with the SEC will update and supersede that information.  This proxy statement/prospectus incorporates by reference the documents set forth below that Banner has previously filed with the SEC and all documents filed by Banner with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement/prospectus and before the date of the special meeting of Siuslaw’s shareholders (other than, in each case, documents or portions of documents deemed to have been furnished and not filed in accordance with SEC rules):

Banner Filings (SEC file number 000-26584)

•
Annual Report on Form 10-K for the year ended December 31, 2013, including the portions of Banner’s definitive proxy statement on Schedule 14A filed on March  24, 2014 and incorporated into that Form 10-K by reference.

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014.

•	Current Reports on Form 8-K filed on April 23, 2014, April 25, 2014, June 30, 2014, August 8, 2014, October 23, 2014, November 3, 2014, November 5, 2014 as amended, and December 4, 2014.

•
 The description of Banner’s common stock, $0.01 par value per share, contained in Banner’s Registration Statement on Form 8-A (No. 0-26584) filed on August 8, 1995,  and all amendments or reports filed for the purpose of updating such description.

Banner supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Banner, Siuslaw supplied all information contained in this proxy statement/prospectus relating to Siuslaw and AmericanWest supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to AmericanWest.  You can obtain any of the documents incorporated by reference from the SEC. The documents incorporated by reference also are available from Banner without charge. Exhibits will not be sent, however, unless those exhibits have specifically been incorporated by reference into this proxy statement/prospectus. You can obtain documents incorporated by reference into this proxy statement/prospectus by writing or telephoning Banner, as follows:

Banner Corporation
10 South First Avenue
Walla Walla, Washington 99362
Attention: Albert H. Marshall, Senior Vice President and Corporate Secretary (509) 527-3636

If you would like to request documents from Banner, you must do so by _____________ __, 201__ to receive them before the special meeting of Siuslaw shareholders.

Siuslaw

   Siuslaw does not have a class of securities registered under Section 12 of the Exchange Act, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and accordingly does not file documents and reports with the SEC.

You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. Banner has not authorized anyone to give any information or make any representation about the merger or the company that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you.  You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than the date of this proxy statement/prospectus, and neither the mailing of this proxy statement/prospectus to Siuslaw shareholders nor the issuance of Banner common stock in the merger shall create any implication to the contrary.

Appendix A

AGREEMENT AND PLAN OF MERGER

by and between

BANNER CORPORATION

and

SIUSLAW FINANCIAL GROUP, INC.

Dated as of August 7, 2014

A-ii

3.27	Fiduciary Business	24
3.28	Books and Records	24
3.29	Indemnification	24
3.30	Representations Not Misleading	24

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF BANNER
4.1	Corporate Organization	24
4.2	Capitalization	25
4.3	Authority; No Violation	26
4.4	Consents and Approvals	27
4.5	Reports	27
4.6	Financial Statements, Accounting and Internal Controls	27
4.7	Broker’s Fees	28
4.8	Absence of Certain Changes or Events	29
4.9	Legal Proceedings	29
4.10	Taxes and Tax Returns	29
4.11	Employees	30
4.12	SEC Reports	32
4.13	Compliance with Applicable Law	32
4.14	Agreements with Regulatory Agencies	33
4.15	Risk Management Instruments	33
4.16	Environmental Matters	34
4.17	Investment Securities and Commodities	34
4.18	Real Property	34
4.19	Intellectual Property	34
4.20	Reorganization	35
4.21	Opinion of Financial Advisor	35
4.22	Banner Information	35
4.23	Loans	35
4.24	Insurance	36
4.25	Ownership of Siuslaw Common Stock	36
4.26	Representations Not Misleading	36

ARTICLE V - COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1	Siuslaw Conduct of Businesses Prior to the Effective Time	36
5.2	Siuslaw Forbearances	36
5.3	Banner Conduct of Business Prior to the Effective Time	40
5.4	Banner Forbearances	40

ARTICLE VI - ADDITIONAL AGREEMENTS
6.1	Regulatory Matters	41
6.2	Access to Information; Current Information	42
6.3	Shareholder Meeting	44
6.4	Reservation of Banner Common Stock; Nasdaq Listing	44
6.5	Employee Matters	44
6.6	Officers’ and Directors’ Insurance; Indemnification	46
6.7	No Solicitation	47
6.8	Notification of Certain Matters	49

A-iii

6.9	Correction of Information	49
6.10	System Integration	49
6.11	Coordination; Integration	49
6.12	Trust Preferred Securities	49
6.13	Delivery of Agreements	50

ARTICLE VII - CONDITIONS PRECEDENT
7.1	Conditions to Each Party's Obligations	50
7.2	Conditions to Obligations of Banner	50
7.3	Conditions to Obligations of Siuslaw	51

ARTICLE VIII - TERMINATION AND AMENDMENT
8.1	Termination	52
8.2	Effect of Termination	53
8.3	Fees and Expenses	53
8.4	Termination Fee	54
8.5	Amendment	54
8.6	Extension; Waiver	54

ARTICLE IX - GENERAL PROVISIONS
9.1	Closing	55
9.2	Nonsurvival of Representations, Warranties and Agreements	55
9.3	Notices	55
9.4	Interpretation	56
9.5	Counterparts	56
9.6	Entire Agreement	56
9.7	Governing Law	56
9.8	Publicity	57
9.9	Assignment; Third Party Beneficiaries	57
9.10	Specific Performance; Time of the Essence	57

SIGNATURES		58

EXHIBITS

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Non Solicitation Agreement
Exhibit C	Form of Plan of Bank Merger

A-iv

INDEX OF DEFINED TERMS

Definition	Page

Acceptable Confidentiality Agreement	48
Acquisition Proposal	48
Agreement	1
Articles of Merger	2
Bank Merger	4
Bank Merger Certificates	4
Bank Plan of Merger	4
Banner	1
Banner Average Closing Price	7
Banner Benefit Plans	30
Banner Bylaws	25
Banner Charter	25
Banner Common Stock	2
Banner Disclosure Schedule	24
Banner ERISA Affiliate	30
Banner Leased Properties	34
Banner Owned Properties	34
Banner Qualified Plans	30
Banner Real Property	34
Banner Regulatory Agreement	33
Banner Reports	32
Banner Restricted Stock Award	25
Banner Stock Options	25
Banner Stock Plans	25
Banner Subsidiary	25
BHC Act	8
BOLI	20
Cancelled Shares	3
Certificate	3
Change in Recommendation	48
Claim	47
Closing	55
Closing Date	55
Code	1
Confidentiality Agreement	44
Covered Employees	44
DFI	10
Dissenting Shares	3
DPC Common Shares	3
Effective Time	2
Enforceability Exception	10
Environmental Laws	20
ERISA	15
Exchange Act	11
Exchange Agent	5
Exchange Agent Agreement	5
Exchange Fund	5
Exchange Ratio	3
FDIC	9
Federal Reserve Board	10

A-v

FHLB	9
Form S-4	11
GAAP	8
Governmental Entity	11
Insurance Amount	46
Intellectual Property	21
IRS	14
Letter of Transmittal	5
Liens	9
Loans	22
Material Adverse Effect	8
Merger	1
Merger Consideration	3
Multiemployer Plan	16
Multiple Employer Plan	16
Nasdaq	7
Non-Solicitation Agreement	1
OBCA	2
Oregon Division	11
Oregon Secretary	2
ORS	3
Parties	1
Permitted Encumbrances	21
Proxy Statement	11
Regulatory Agencies	11
Requisite Regulatory Approvals	51
SEC	11
Securities Act	11
Siuslaw	1
Siuslaw Bank Call Reports	12
Siuslaw Bank General Severance Plan	46
Siuslaw Benefit Plans	15
Siuslaw Board Recommendation	44
Siuslaw Bylaws	8
Siuslaw Charter	8
Siuslaw Common Stock	2
Siuslaw Confidential Information	47
Siuslaw Contract	19
Siuslaw Disclosure Schedule	7
Siuslaw ERISA Affiliate	15
Suislaw Financial Statements	12
Siuslaw Indemnified Party	47
Siuslaw Individuals	47
Siuslaw Leased Properties	21
Siuslaw Owned Properties	20
Siuslaw Preferred Stock	9
Siuslaw Qualified Plans	15
Siuslaw Real Property	21
Siuslaw Regulatory Agreement	19
Siuslaw Representatives	47
Siuslaw Shareholder Approval	10
Siuslaw Shareholder Meeting	44
Siuslaw Subsidiary	8

A-vi

SRO	11
Subsidiary	8
Superior Proposal	49
Surviving Bank	4
Surviving Company	1
Takeover Statutes	22
TARP Warrant	25
Tax	14
Tax Return	15
Taxes	14
Termination Fee	54
Treasury	1
Trust Account Common Shares	3
Trust Preferred Securities	49
Unduly Burdensome Condition	51
Voting Agreement	1
Washington Secretary	2
WBCA	2

A-vii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of August 7, 2014 (this “Agreement”), by and between Banner Corporation, a Washington corporation (“Banner”), and Siuslaw Financial Group, Inc., an Oregon Corporation (“Siuslaw”, and together with Banner, the “Parties”).

RECITALS

A.           The Boards of Directors of the Parties have determined that it is advisable and in the best interests of their respective companies and their shareholders to consummate the business combination transaction provided for in this Agreement in which Siuslaw will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Banner (the “Merger”), with Banner as the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Company”).

B.           As a condition to the willingness of Banner to enter into this Agreement, all of the directors and executive officers of Siuslaw have entered into voting agreements (each a “Voting Agreement”), substantially in the form attached hereto as Exhibit A, dated as of the date hereof, with Banner.

C.           As a condition to the willingness of Banner to enter into this Agreement, all of the directors and executive officers of Siuslaw have entered into resignation (in the case of directors only), non-solicitation and confidentiality agreements (each a “Non-Solicitation Agreement”), substantially in the form attached hereto as Exhibit B, dated as of the date hereof but effective upon consummation of the Merger, with Banner.

D.           The Parties intend the Merger to be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and intend for this Agreement to constitute a “plan of reorganization” within the meaning of United States Department of Treasury (“Treasury”) Regulations section 1.368-2(g).

E.           The Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE I

THE MERGER

1.1           The Merger.

(a)           Subject to the terms and conditions of this Agreement, in accordance with the Washington Business Corporation Act (“WBCA”) and the Oregon Business Corporation Act (“OBCA”), at the Effective Time (as defined in Section 1.2), Siuslaw shall merge with and into Banner. Banner shall be the Surviving Company in the Merger and shall continue its existence as a corporation under the laws of the State of Washington. As of the Effective Time, the separate corporate existence of Siuslaw shall cease.

(b)           Subject to the consent of Siuslaw, which shall not be unreasonably withheld or delayed, Banner may at any time change the method of effecting the combination (including by providing for the merger of a wholly owned subsidiary of Banner with Siuslaw) if and to the extent requested by Banner; provided, however, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration (as defined in Section 1.4(b)) to be received by the shareholders of Siuslaw, (ii) adversely affect the tax consequences of the Merger to the shareholders of Siuslaw or the tax treatment of either party pursuant to this  Agreement or (iii) impede or materially delay consummation of the transactions contemplated by this Agreement.

1.2           Effective Time. Subject to the terms and conditions of this Agreement, simultaneously with the Closing (as defined in Section 9.1), the Parties shall execute, and Banner shall cause to be filed with the Secretary of State of the State of Washington (the “Washington Secretary”) and the Secretary of State of the State of Oregon (the “Oregon Secretary”) articles of merger as provided in the WBCA and OBCA (collectively the “Articles of Merger”) and a short form plan of merger, if applicable. The Merger shall become effective at such time as designated in the Articles of Merger or if no time is designated at the time of filing with the Washington Secretary (the “Effective Time”).

1.3           Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the WBCA and the OBCA.

1.4           Conversion of Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Siuslaw, Banner or the holders of any of the following securities:

(a)           Each share of common stock, $0.01 value, of Banner (“Banner Common Stock”) issued and outstanding immediately prior to the Effective Time shall continue to be one validly issued, fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Company.

(b)      Subject to Sections 1.4(c), 1.4(d) and 1.4(e), each share of common stock, $1.00 par value, of Siuslaw (“Siuslaw Common Stock”) issued and outstanding immediately prior to the Effective Time (which shall consist of the 3,992,937 shares of Siuslaw Common Stock outstanding on the date hereof and 102,484 shares of Siuslaw Preferred Stock (as defined in Section 3.2(a)) outstanding on the date hereof that are automatically converted to 102,484 shares of Siuslaw Common Stock prior to the Effective Time)), including Trust Account Common Shares and DPC Common Shares (as such terms are defined in Section 1.4(c)), but excluding any Cancelled Shares (as defined Section 1.4(c) and Dissenting Shares (as defined in Section 1.4(e)), shall be converted, in accordance with the procedures set forth in Article II, into the right to receive $1.41622 in cash without interest plus 0.32231 (the “Exchange Ratio”) of a share of Banner Common Stock (collectively the “Merger Consideration”).  All of the shares of Siuslaw Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Siuslaw Common Stock (each, a “Certificate”), (it being understood that any reference to “Certificate” shall be deemed, as appropriate, to include reference to book-entry account statements relating to the ownership of Siuslaw Common Stock, and it being further understood that provisions herein relating to Certificates shall be interpreted in a manner that appropriately accounts for book-entry shares, including that, in lieu of delivery of a Certificate and a letter of transmittal as specified herein, shares held in book-entry form may be transferred by means of an “agent’s message” to the Exchange Agent (as defined in Section 2.1) or such other similar evidence of transfer as the Exchange Agent may reasonably request), shall thereafter represent only the right to receive the Merger Consideration and/or any cash in lieu of a fractional share interest into which the shares of Siuslaw Common Stock represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.3(f), as well as any dividends as provided in Section 2.3(c).

(c)           All shares of Siuslaw Common Stock that are owned immediately prior to the Effective Time by Siuslaw or Banner (other than shares of Siuslaw Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares”) and other than shares of Siuslaw Common Stock held, directly or indirectly, by Siuslaw or Banner in respect of a debt previously contracted (any such shares, “DPC Common Shares”)) shall be cancelled and shall cease to exist and no stock of Banner or other consideration shall be delivered in exchange therefor (any such shares, the “Cancelled Shares”).

(d)           Notwithstanding anything in this Agreement to the contrary, all shares of Siuslaw Common Stock (inclusive of those shares automatically converted from Siuslaw Preferred Stock to Siuslaw Common Stock) that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who does not vote in favor of the Merger (or consent thereto in writing) and who exercises dissenters rights when and in the manner required under Sections 60.561 to 60.594 of the Oregon Revised Statutes (the “ORS”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”), but instead such holder shall be entitled to only such rights as are granted with respect to the payment of the fair value of such shares under the applicable provisions of Sections 60.561 through 60.594 of the ORS (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights provided for pursuant to the foregoing provisions of the ORS and this Section 1.4(d)), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to demand or receive the fair value of such shares of Siuslaw Common Stock under the ORS.  If any shareholder dissenting pursuant to the ORS and this Section 1.4(d) shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of Siuslaw Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Siuslaw Common Stock in accordance with Section 1.4(b), without any interest thereon.  Siuslaw shall give Banner (i) prompt notice of any written notices of intent to demand payment under Section 60.564 of the ORS or other written notices relating to the exercise of dissenters’ rights in respect of any shares of Siuslaw Common Stock, attempted withdrawals of such notices and any other instruments served pursuant to the Sections 60.561 through 60.594 of the ORS and received by Siuslaw relating to shareholders’ dissenters’ rights and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under the ORS.  Siuslaw shall not, except with the prior written consent of Banner, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment.  Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Article II to pay for shares of Siuslaw Common Stock for which dissenters’ rights have been perfected shall be returned to Banner upon demand.

(e)           If, between the date of this Agreement and the Effective Time, the outstanding shares of Banner Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, and such change would have an economic effect on the value of the stock portion of the Merger Consideration, then an appropriate and proportionate adjustment shall be made to the Exchange Ratio to provide the holders of Siuslaw Common Stock converted into Merger Consideration the same economic effect as contemplated by this Agreement with respect to the stock portion of the Merger Consideration prior to such event.

1.5           Incorporation Documents and By-Laws of the Surviving Company. At the Effective Time, the articles of incorporation of Banner in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Company until thereafter amended in accordance with applicable law. The by-laws of Banner, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Company until thereafter amended in accordance with applicable law and the terms of such by-laws.

1.6           Directors and Officers. The directors and officers of Banner immediately prior to the Effective Time shall be the directors and officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

1.7           The Bank Merger. Immediately after the Effective Time, Banner intends to merge Siuslaw Bank, an Oregon chartered commercial bank and wholly owned subsidiary of Siuslaw, with and into Banner Bank, a Washington chartered commercial bank and wholly owned subsidiary of Banner (the “Bank Merger”) in accordance with the provisions of applicable state and federal banking laws and regulations, with Banner Bank being the resulting institution or surviving bank (the “Surviving Bank”). The Bank Merger shall have the effects as set forth under applicable state and federal banking laws and regulations and the Boards of Directors of the Parties shall approve, and shall cause the boards of directors of Siuslaw Bank and Banner Bank, respectively, to approve, a separate agreement/plan of merger (the “Bank Plan of Merger”) in substantially the form attached hereto as Exhibit C, and cause the Bank Plan of Merger to be executed and delivered as soon as practicable following the date of execution of this Agreement. In addition, Siuslaw shall cause Siuslaw Bank, and Banner shall cause Banner Bank, to execute and file in accordance with applicable state and federal banking laws and regulations such articles of merger, corporate resolutions, and/or other documents and certificates as are necessary to make the Bank Merger effective (the “Bank Merger Certificates”).

1.8           Additional Actions.  If, at any time after the Effective Time, the Surviving Company shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of Siuslaw acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, Siuslaw, and its proper officers and directors, shall be deemed to have granted to the Surviving Company an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Company and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Company are fully authorized in the name of the Surviving Company or otherwise to take any and all such action without limitation except as otherwise required by applicable law.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1           Exchange Agent. Prior to the Effective Time, Banner shall appoint an unrelated bank or trust company reasonably acceptable to Siuslaw, or Banner's transfer agent, pursuant to an agreement (the “Exchange Agent Agreement”) to act as exchange agent (the “Exchange Agent”) hereunder.

2.2           Deposit of Merger Consideration. At or prior to the Effective Time, Banner shall (i) deposit with the Exchange Agent, or authorize the Exchange Agent to issue, an aggregate number of shares of Banner Common Stock equal to the stock portion of the aggregate Merger Consideration and (ii) deposit, or cause to be deposited with, the Exchange Agent, the cash portion of the aggregate Merger Consideration plus, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.3(f) (together, the “Exchange Fund”) and Banner shall instruct the Exchange Agent to timely deliver the Merger Consideration.

2.3           Delivery of Merger Consideration.

(a)         As soon as reasonably practicable after the Effective Time (and in any event within ten (10) days thereafter), and subject to the receipt by the Exchange Agent of a list of Siuslaw’s shareholders in a format that is reasonably acceptable to the Exchange Agent, the Exchange Agent shall mail to each holder of a Certificate, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to each Certificate shall pass, only upon delivery of such Certificate (or an affidavit of loss in lieu of such Certificate) to the Exchange Agent) substantially in the form prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”) and (ii) instructions for use in surrendering each Certificate in exchange for the Merger Consideration, any cash in lieu of a fractional share of Banner Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c).

(b)         As soon as reasonably practicable after surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, such holder of Siuslaw Common Stock will be entitled to receive the Merger Consideration, any cash in lieu of a fractional share of Banner Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c), in respect of the shares of Siuslaw Common Stock represented by such holder’s Certificate or Certificates.  Until so surrendered, each Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration, any cash in lieu of a fractional share of Banner Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

(c)         No dividends or other distributions with respect to Banner Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Banner Common Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Article II.  Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, and in addition to the other amounts set forth herein, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Banner Common Stock represented by such Certificate and not paid and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to whole shares of Banner Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Banner Common Stock issuable with respect to such Certificate.

(d)         In the event of a transfer of ownership of a Certificate representing Siuslaw Common Stock prior to the Effective Time that is not registered in the stock transfer records of Siuslaw, the Merger Consideration, any cash in lieu of a fractional share of Banner Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled, shall be issued or paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Siuslaw Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes (as defined in Section 3.10(b)) required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of Banner that the Tax has been paid or is not applicable.  The Exchange Agent (or, subsequent to the earlier of (x) six months after the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, Banner) shall be entitled to deduct and withhold from the cash portion of the Merger Consideration and any cash in lieu of a fractional share of Banner Common Stock otherwise payable pursuant to this Agreement to any holder of Siuslaw Common Stock such amounts as the Exchange Agent or Banner, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment.  To the extent amounts are so withheld by the Exchange Agent or Banner, as the case may be, and timely paid over to the appropriate Governmental Entity (as defined in Section 3.4), such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Siuslaw Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Banner, as the case may be.

(e)         After the Effective Time, there shall be no transfers on the stock transfer books of Siuslaw of the shares of Siuslaw Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Siuslaw Common Stock that occurred prior to the Effective Time.  If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration, any cash in lieu of fractional shares of Banner Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled, in accordance with the procedures set forth in this Article II.

(f)         Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Banner Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Banner Common Stock shall be payable on or with respect to any fractional share, and such fractional share interest shall not entitle the owner thereof to vote or to any other rights of a shareholder of Banner.  In lieu of the issuance of any such fractional share, Banner shall pay to each former shareholder of Siuslaw who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the Banner Average Closing Price by (ii) the fraction of a share (after taking into account all shares of Siuslaw Common Stock held by such holder at the Effective Time and rounded to the nearest one ten thousandth when expressed in decimal form) of Banner Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4(b).  For purposes of this Agreement, the terms “Banner Average Closing Price” means the average of the volume weighted closing price (rounded to the nearest one ten thousandth) of Banner Common Stock on the NASDAQ Global Select Market (“Nasdaq”) for the ten (10) trading days immediately preceding the fifth (5th) day prior to the Closing Date (as defined in Section 9.1).

(g)         Any portion of the Exchange Fund that remains unclaimed by the shareholders of Siuslaw at the expiration of six months after the Effective Time shall be paid to Banner.  In such event, any former shareholders of Siuslaw who have not theretofore complied with this Article II shall thereafter look only to Banner with respect to the Merger Consideration, any cash in lieu of any fractional share interest and any unpaid dividends and distributions on the Banner Common Stock deliverable in respect of the shares represented by a Certificate such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.  Notwithstanding the foregoing, none of Banner, Siuslaw, the Surviving Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Siuslaw Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h)         In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Banner or the Exchange Agent, the posting by such person of a bond in such amount as Banner may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any cash in lieu of any fractional share interest and any dividends and distributions to which such person is entitled in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SIUSLAW

Except as disclosed in the disclosure schedule delivered by Siuslaw to Banner concurrently herewith (the “Siuslaw Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Siuslaw Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Siuslaw that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as defined in Section 3.1(a)) and (c) any disclosures made with respect to a section of Article III shall be deemed to qualify (i) any other section of Article III specifically referenced or cross-referenced and (ii) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, Siuslaw hereby represents and warrants to Banner as follows:

3.1          Corporate Organization.

(a)         Siuslaw is a corporation duly organized and validly existing under the laws of the State of Oregon, and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”).  Siuslaw has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.  Siuslaw is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Siuslaw.  As used in this Agreement, the term “Material Adverse Effect” means, with respect to Banner, Siuslaw or the Surviving Company, as the case may be, a material adverse effect on (i) the business, properties, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in United States generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally, (D) public disclosure of the transactions contemplated hereby or actions or inactions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, or (E) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections, but not, in either case, including the underlying causes thereof; except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate), or (ii) the ability of such party or its banking Subsidiary to timely consummate the transactions contemplated hereby.  As used in this Agreement, the word “Subsidiary” when used with respect to any party, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.  True and complete copies of the articles of incorporation of Siuslaw (the “Siuslaw Charter”) and the bylaws of Siuslaw (the “Siuslaw Bylaws”), as in effect as of the date of this Agreement, have previously been made available by Siuslaw to Banner.

(b)         Each Subsidiary of Siuslaw (a “Siuslaw Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Siuslaw and (iii) has all requisite power and authority to own or lease its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of any Subsidiary of Siuslaw to pay dividends or distributions except for statutory restrictions on dividends or distributions generally applicable to all entities of the same type and, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The deposit accounts of Siuslaw Bank are insured by the Federal Deposit Insurance Corporation (“FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.  Section 3.1(b) of the Siuslaw Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Siuslaw as of the date hereof.  Neither Siuslaw nor any of its Subsidiaries owns any equity or profit-and-loss interest in any business enterprise, corporation, partnership or joint venture, limited liability company, association, joint-stock company, business trust or unincorporated organization, other than a Subsidiary, readily marketable securities, securities held-to-maturity in its investment portfolio, and stock in the Federal Home Loan Bank of Seattle (the “FHLB”).

3.2           Capitalization.

(a)         The authorized capital stock of Siuslaw consists of 10,000,000 shares of Siuslaw Common Stock and 200,000 shares of Series A preferred stock, $1.00 par value (“Siuslaw Preferred Stock”).  As of the date hereof, there are 3,992,937 shares of Siuslaw Common Stock issued and outstanding and 102,484 shares of Siuslaw Preferred Stock issued and outstanding.  As of the Closing, there will be 4,095,421 shares of Siuslaw Common Stock issued and outstanding, and no shares of Siuslaw Preferred Stock issued and outstanding based upon the automatic conversion of all of the outstanding Siuslaw Preferred Stock to Siuslaw Common Stock on a one for one basis.  All of the issued and outstanding shares of Siuslaw capital stock have been (and in the case Siuslaw Common Stock to be issued in cancellation of Siuslaw Preferred Stock will be) duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Siuslaw may vote.  Except for the Trust Preferred Securities (as defined in Section 6.12) and related junior subordinated debentures, no trust preferred or subordinated debt securities of Siuslaw or any of its Subsidiaries or affiliates are issued or outstanding.  Except for the automatic conversion of outstanding Siuslaw Preferred Stock to Siuslaw Common Stock described above, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Siuslaw to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities.  There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of Siuslaw Common Stock to which Siuslaw is a party.  Siuslaw has not elected to defer interest payments with respect to the Trust Preferred Securities or related debentures issued by it or any of its Subsidiaries or affiliates.

(b)         Except for the Trust Preferred Securities, Siuslaw owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Siuslaw Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Siuslaw Bank, as provided under applicable law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No Siuslaw Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(c)         Siuslaw does not have a dividend reinvestment plan or any shareholders’ rights plan.

3.3          Authority; No Violation.

(a)         Siuslaw has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Siuslaw.  The Board of Directors of Siuslaw has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Siuslaw and its shareholders and has directed that this Agreement be submitted to Siuslaw’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect.  Except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Siuslaw Common Stock and Siuslaw Preferred Stock voting as a single class with one vote for each share (the “Siuslaw Shareholder Approval”), no other corporate proceedings on the part of Siuslaw are necessary to approve this Agreement or to consummate the Merger.  This Agreement has been duly and validly executed and delivered by Siuslaw and (assuming due authorization, execution and delivery by Banner) constitutes a valid and binding obligation of Siuslaw, enforceable against Siuslaw in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Enforceability Exception”)).

(b)         Neither the execution and delivery of this Agreement by Siuslaw or the Bank Plan of Merger by Siuslaw Bank, nor the consummation of the Merger by Siuslaw or the Bank Merger by Siuslaw Bank, nor compliance by Siuslaw or Siuslaw Bank with any of the terms and provisions of this Agreement or the Bank Plan of Merger, will (i) assuming the Siuslaw Shareholder Approval is obtained, violate any provision of the Siuslaw Charter or Siuslaw Bylaws or the organization or governing documents of any Siuslaw Subsidiary or (ii) assuming that the filings, notices, consents and approvals referred to in Section 3.4 are duly obtained and/or made, as applicable, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Siuslaw or any of its Subsidiaries or any of their respective properties or assets or (y) except as set forth in Section 3.3(b) of the Siuslaw Disclosure Schedule, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Siuslaw or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which Siuslaw or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound.

3.4      Consents and Approvals. Except for (i) the filing of applications, filings and notices, as applicable, with the Nasdaq, and approval of such applications, filings and notices, (ii) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval of such applications, filings and notices, (iii) the filing of applications, filings and notices, as applicable, with the Washington State Department of Financial Institutions, Division of Banks (the “DFI”), the FDIC, and the Oregon

Division of Finance and Corporate Securities (the “Oregon Division”), if applicable, and any government sponsored entity with respect to any loan program offered or participated in by Siuslaw Bank, and approval of such applications, filings and notices, (iv) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meeting of Siuslaw’s shareholders to be held in connection with this Agreement (including any amendments or supplements thereto, the “Proxy Statement”), and of the registration statement on Form S-4 in which the Proxy Statement will be included as a prospectus, to be filed with the SEC by Banner in connection with the transactions contemplated by this Agreement (the “Form S-4”) and declaration of effectiveness of the Form S-4, (v) the filing of the Articles of Merger with the Washington Secretary and the Oregon Secretary and the filing of the Bank Merger Certificates, and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Banner Common Stock pursuant to this Agreement and the approval of the listing of such Banner Common Stock on the Nasdaq, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (as defined in Section 3.5) (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by Siuslaw of this Agreement or (B) the consummation by Siuslaw of the Merger or the consummation by Siuslaw Bank of the Bank Merger.  As of the date hereof, Siuslaw is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

3.5      Reports. Siuslaw and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2011 with (i) any federal or state regulatory authority, including the Federal Reserve Board, the FDIC and the Oregon Division, (ii) any foreign regulatory authority and (iii) any self-regulatory organization (an “SRO”) ((i) — (iii) together with the DFI and the SEC, collectively the “Regulatory Agencies”), including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith.  Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Siuslaw and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Siuslaw, investigation into the business or operations of Siuslaw or any of its Subsidiaries since January 1, 2011.  There (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Siuslaw or any of its Subsidiaries, and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Siuslaw or any of its Subsidiaries since January 1, 2011.  Except for any filing made by Siuslaw with the SEC pursuant to Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), neither Siuslaw nor any of its Subsidiaries has filed or furnished to the SEC any final registration statement, prospectus, report, schedule and definitive proxy statement pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  No information provided by Siuslaw to its shareholders, in connection with annual or special meetings of shareholders or otherwise, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading.

3.6      Financial Statements, Accoutning and Internal Controls.

(a)  The audited consolidated balance sheets (including related notes and schedules, if any) of Siuslaw and its Subsidiaries as of December 31, 2013 and 2012 and the related consolidated statements of comprehensive income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) of Siuslaw and its Subsidiaries for each of the two years then ended, and the unaudited consolidated balance sheet, statement of comprehensive income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) of Siuslaw and its Subsidiaries for the six month period ended June 30, 2014 (collectively, the “Siuslaw Financial Statements”) have been previously made available to Banner.  The Siuslaw Financial Statements have been prepared in accordance with GAAP (including the related notes) and fairly present the consolidated financial position, results of operations and cash flows of Siuslaw and its Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates hereof, in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto.  The financial and accounting books and records of Siuslaw and its Subsidiaries have been maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b)  The call reports of Siuslaw Bank and accompanying schedules, as filed (or to be filed) with the FDIC, for each calendar quarter beginning with the quarter ended March 31, 2011, through the Closing Date (the “Siuslaw Bank Call Reports”) have been (or will be) prepared in accordance with regulatory requirements including applicable regulatory accounting principles and practices through the periods covered by such reports.

(c)  At the date of each balance sheet included in the Siuslaw Financial Statements or the Siuslaw Bank Call Reports, Siuslaw on a consolidated basis or Siuslaw Bank, as applicable, had no liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Siuslaw Financial Statements or Siuslaw Bank Call Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate and were incurred in the ordinary course of business consistent with past practice.

(d)  The allowance for loan loss account of Siuslaw Bank as reflected in the Siuslaw Bank Call Reports is, and the amount thereof, contained in the financial books and records of Siuslaw Bank as of the last day of the month preceding the Closing Date will be, adequate as of the date thereof to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans of Siuslaw Bank as of such date.

(e)  The records, systems, controls, data and information of Siuslaw and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Siuslaw or its Subsidiaries (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on Siuslaw’s (or any Siuslaw Subsidiary’s) system of internal accounting controls.

(f) Since January 1, 2011, (i) neither Siuslaw nor, to the knowledge of Siuslaw, any director, officer, employee, auditor, accountant or representative of Siuslaw or any of its Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Siuslaw or any of its Subsidiaries or its internal accounting controls, including any complaint, allegation, assertion or claim that Siuslaw or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Siuslaw or any of its Subsidiaries, or other person, whether or not employed by Siuslaw or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or violation of banking or other laws by Siuslaw or any of its Subsidiaries or any of their officers, directors, employees or agents to the Board of Directors or senior management of Siuslaw or any of its Subsidiaries or any committee thereof or to any director or officer of Siuslaw or any of its Subsidiaries.

3.7      Broker’s Fees. With the exception of the engagement of Sandler O’Neill + Partners, L.P., neither Siuslaw nor any Siuslaw Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions, finder’s fees, or advisory or fairness opinion fees in connection with the Merger or the Bank Merger.  Siuslaw has disclosed to Banner as of the date hereof the aggregate fees provided for in connection with the engagement by Siuslaw of Sandler O’Neill + Partners, L.P. related to the Merger and the Bank Merger.

3.8  Absence of Certain Changes or Events.

(a)         Since December 31, 2013, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Siuslaw.

(b)         Since December 31, 2013, other than entering into this Agreement or in connection with this Agreement or the transactions contemplated hereby, Siuslaw and its Subsidiaries have carried on their respective businesses solely in the ordinary course.

(c)         Neither Siuslaw nor any Siuslaw Subsidiary has taken any action since December 31, 2013 that, if taken after the date of this Agreement, would constitute a breach of any of the covenants of Siuslaw contained in Section 5.2.

3.9     Legal Proceedings.

(a)         Except as set forth in Section 3.9(a) of the Siuslaw Disclosure Schedule, neither Siuslaw nor any of its Subsidiaries is a party to any, and there are no pending or, to Siuslaw’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Siuslaw or any of its Subsidiaries or any of their current or former directors or executive officers in their capacities as such involving a monetary claim in excess of fifty thousand dollars ($50,000) or seeking injunctive or other equitable relief, or challenging the validity or propriety of any of the transactions contemplated by this Agreement.

(b)         There is no material injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application to banks and bank holding companies) imposed upon Siuslaw, any of its Subsidiaries or the assets of Siuslaw or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger, would apply to the Surviving Company or any of its Subsidiaries or affiliates).

        3.10 Taxes and Tax Returns.

(a)         Each of Siuslaw and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects.  Neither Siuslaw nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns obtained in the ordinary course).  All Taxes of Siuslaw and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.  Each of Siuslaw and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.  Neither Siuslaw nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect.  Three (3) years has expired since the filing of the federal income Tax Returns of Siuslaw and its Subsidiaries with the Internal Revenue Service (the “IRS”) for all years to and including 2010.  Neither Siuslaw nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any Taxes, and there are no threatened or pending disputes, claims, audits, examinations or other proceedings regarding any Tax of Siuslaw and its Subsidiaries or the assets of Siuslaw and its Subsidiaries.  Siuslaw has made available to Banner true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six years.  Neither Siuslaw nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Siuslaw and its Subsidiaries).  Neither Siuslaw nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Siuslaw) or (B) has any liability for the Taxes of any person or entity (other than Siuslaw or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.  Neither Siuslaw nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.  Neither Siuslaw nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).  At no time during the past five years has Siuslaw been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.  No claim has been made in the last ten (10) years by any Governmental Entity in a jurisdiction where Siuslaw or a Siuslaw Subsidiary does not file Tax Returns that Siuslaw or such Subsidiary is or may be subject to taxation by that jurisdiction.  Neither Siuslaw nor any of its Subsidiaries has filed an election under Section 338(g) or 338(h)(10) of the Code for which the statute of limitations for audit or examination has not expired.  Neither Siuslaw nor any Siuslaw Subsidiary has agreed, nor is it required, to make any adjustment under Section 481(a) of the Code.

(b)         As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, medicare, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

(c)         As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11	Employees.

(a)         Section 3.11(a) of the Siuslaw Disclosure Schedule lists all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, salary continuation, supplemental retirement, and other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, change in control and severance plans, programs, arrangements or agreements, and other similar contracts or agreements to or with respect to which Siuslaw, any Siuslaw Subsidiary, or any trade or business of Siuslaw or any of its Subsidiaries, whether or not incorporated, all of which together with Siuslaw would be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code (each, a “Siuslaw ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Siuslaw or any of its Subsidiaries or any Siuslaw ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Siuslaw or any of its Subsidiaries or any Siuslaw ERISA Affiliate (all such plans, programs, arrangements, contracts or agreements, collectively, the “Siuslaw Benefit Plans”).

(b)         Siuslaw has heretofore made available to Banner true and complete copies of each of the Siuslaw Benefit Plans and related material documents, including, but not limited to, (i) all summary plan descriptions, amendments, modifications or material supplements to the most recent versions of any Siuslaw Benefit Plan, (ii) the annual reports (Forms 5500), if any, filed with the IRS for the last two plan years, (iii) the most recently received IRS determination or opinion letters, if any, relating to a Siuslaw Benefit Plan, and (iv) the most recently prepared actuarial report for each Siuslaw Benefit Plan (if applicable) for each of the last two years.

(c)         Each Siuslaw Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.  Neither Siuslaw nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, United States Department of Labor or any other Governmental Entity with respect to any Siuslaw Benefit Plan, and neither Siuslaw nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(d)         Section 3.11(d) of the Siuslaw Disclosure Schedule identifies each Siuslaw Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Siuslaw Qualified Plans”).  The IRS has issued a favorable determination letter, or an opinion letter for a prototype or volume submitter plan upon which Siuslaw may rely, with respect to each Siuslaw Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of Siuslaw, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Siuslaw Qualified Plan or the related trust or increase the costs relating thereto.  No trust funding any Siuslaw Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e)         Each Siuslaw Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

(f)         No Siuslaw Benefit Plan is subject to Title IV or Section 302 of ERISA.

(g)         None of Siuslaw and its Subsidiaries nor any Siuslaw ERISA Affiliate has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of Siuslaw and its Subsidiaries nor any Siuslaw ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(h)         Neither Siuslaw nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(i)         All contributions required to be made to any Siuslaw Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Siuslaw Benefit Plan, have been timely made or paid in full or, to the extent not required to be made or paid, have been fully reflected on the books and records of Siuslaw.

(j)         There are no pending or, to the knowledge of Siuslaw, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Siuslaw’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against any Siuslaw Benefit Plan, any fiduciaries thereof with respect to their duties to a Siuslaw Benefit Plan or the assets of any of trust under any Siuslaw Benefit Plans which could reasonably be expected to result in any liability of Siuslaw or any of its Subsidiaries to any Governmental Entity, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Siuslaw Benefit Plan, or any other party.

(k)         None of Siuslaw and its Subsidiaries nor any Siuslaw ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Siuslaw Benefit Plans or their related trusts, Siuslaw, any of its Subsidiaries, any Siuslaw ERISA Affiliate or any person that Siuslaw or any of its Subsidiaries has an obligation to indemnify, to any Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l)         Except as set forth in Section 3.11(l) of the Siuslaw Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Siuslaw or any of its Subsidiaries, or result in any limitation on the right of Siuslaw or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Siuslaw Benefit Plan or related trust.  Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Siuslaw or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.  Neither Siuslaw nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require Siuslaw or any of its Subsidiaries or affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.  No Siuslaw Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.  Siuslaw has made available to Banner copies of Section 280G calculations (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated hereby.

(m)         Section 3.11(m) of the Siuslaw Disclosure Schedule sets forth, with respect to each  salary continuation agreement of which Siuslaw or any of its Subsidiaries is a party, the Account Value under Schedule A thereof (including the applicable discount rate) and the financial reporting GAAP accrued liability therefor (including the applicable discount rate) on the financial books and records of Siuslaw and its Subsidiaries, in each case as of June 30, 2014.

(n)         There are no pending or, to Siuslaw’s knowledge, threatened labor grievances or unfair labor practice claims or charges against Siuslaw or any of its Subsidiaries, or any strikes or other labor disputes against Siuslaw or any of its Subsidiaries.  Neither Siuslaw nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Siuslaw or any of its Subsidiaries and, to the knowledge of Siuslaw, there are no organizing efforts by any union or other group seeking to represent any employees of Siuslaw or any of its Subsidiaries.

3.12    Compliance with Applicable Law. Siuslaw and each of its Subsidiaries hold, and have at all times since January 1, 2011, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and to the knowledge of Siuslaw, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.  Siuslaw and each of its Subsidiaries have complied in all material respects with, and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Siuslaw or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate

Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.  Siuslaw Bank has a Community Reinvestment Act rating of “satisfactory” or better.  Without limitation, none of Siuslaw, or its Subsidiaries, or to the knowledge of Siuslaw, any director, officer, employee, agent or other person acting on behalf of Siuslaw or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Siuslaw or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Siuslaw or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Siuslaw or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Siuslaw or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for Siuslaw or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Siuslaw or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the Treasury.

3.13	Certain Contracts.

(a)         Except as set forth in Section 3.13(a) of the Siuslaw Disclosure Schedule, as of the date hereof, neither Siuslaw nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, (ii) which, upon the execution or delivery of this Agreement, Siuslaw shareholder approval of this Agreement or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Banner, Siuslaw, the Surviving Company, or any of their respective Subsidiaries to any director, officer, employee or independent contractor thereof, (iii) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iv) which contains a non-compete or client or customer non-solicit requirement or any other provision that restricts the conduct of any line of business by Siuslaw or any of its Subsidiaries or affiliates or their respective ability to engage, employ, or provide products and services to, any person, or upon consummation of the Merger or the Bank Merger will restrict the ability of the Surviving Company or any of its Subsidiaries or affiliates to do so, (v) in respect of any collective bargaining or similar agreement, with or to a labor union or guild, (vi) (including any Siuslaw Benefit Plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the execution and delivery of this Agreement, Siuslaw shareholder approval of this Agreement or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (vii) that relates to the incurrence of indebtedness by Siuslaw or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the FHLB and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice) including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (viii) that grants any right of first refusal, right of first offer or similar right with respect to any assets, rights or properties of Siuslaw or its Subsidiaries, (ix) that involves the payment by Siuslaw or any of its Subsidiaries of more than $40,000 per annum or $100,000 in the aggregate (other than any such contracts which are terminable by Siuslaw or any of its Subsidiaries on sixty days or less notice without any required payment or other conditions, other than the condition of notice), (x) that pertains to the leasing of real property, (xi) that obligates Siuslaw or any of its Subsidiaries to conduct business with a third party on an exclusive or preferential basis, (xii) that imposes potential recourse obligations on Siuslaw or any of its Subsidiaries in connection with the sale of loans or loan participations, (xiii) for the subservicing of loans, or (xiv) that provides for contractual indemnification to any director, officer, employee or independent contractor.  Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the Siuslaw Disclosure Schedule, is referred to herein as a “Siuslaw Contract,” and neither Siuslaw nor any of its Subsidiaries knows of, or has received notice of, any material violation of the above by any of the other parties thereto.

(b)         To the knowledge of Siuslaw, (i) each Siuslaw Contract is valid and binding on Siuslaw or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Siuslaw and each of its Subsidiaries has performed all material obligations required to be performed by it under each Siuslaw Contract, (iii) each third-party counterparty to each Siuslaw Contract has performed all material obligations required to be performed by it under such Siuslaw Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Siuslaw or any of its Subsidiaries under any such Siuslaw Contract.

3.14  Agreements with Regulatory Agencies. Neither Siuslaw nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2011, a recipient of any supervisory letter from, or since January 1, 2011, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Siuslaw Disclosure Schedule, a “Siuslaw Regulatory Agreement”), nor has Siuslaw or any of its Subsidiaries been advised since January 1, 2011, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Siuslaw Regulatory Agreement.

3.15  Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Siuslaw, any of its Subsidiaries or for the account of a customer of Siuslaw or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and (assuming due authorization, execution and delivery by the applicable counterparty) are legal, valid and binding obligations of Siuslaw or one of its Subsidiaries enforceable in accordance with their terms, subject to the Enforceability Exception, and are in full force and effect.  Siuslaw and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Siuslaw’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.16     Environmental Matters. To the knowledge of Siuslaw and its Subsidiaries, each of Siuslaw and its Subsidiaries is in compliance, and has complied, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to:  (i) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, and (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”).  There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of Siuslaw, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Siuslaw or any of its Subsidiaries of any liability or obligation arising under any Environmental Law in an amount in excess of $200,000 in the aggregate.  To the knowledge of Siuslaw, there is no reasonable basis for any such proceeding, claim, action or governmental investigation.  Neither Siuslaw nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing.  There are no underground storage tanks located at any Siuslaw Real Property (as defined in Section 3.18).

3.17  Investment Securities, Commodities and BOLI.

(a)         Each of Siuslaw and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Siuslaw or its Subsidiaries.  Such securities and commodities are valued on the books of Siuslaw in accordance with GAAP.

(b)         Siuslaw and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Siuslaw believes are prudent and reasonable in the context of such businesses.  Prior to the date of this Agreement, Siuslaw has made available to Banner the material terms of such policies, practices and procedures.

(c)         Section 3.17(c) of the Siuslaw Disclosure Schedule sets forth a true, correct and complete description of all bank owned life insurance owned by Siuslaw and its Subsidiaries (“BOLI”). Siuslaw and its Subsidiaries have taken all actions necessary to comply with applicable law in connection with the purchase and maintenance of BOLI.  The value of such BOLI as of June 30, 2014 is fairly and accurately reflected in the unaudited consolidated balance sheet of Siuslaw and its Subsidiaries included in the Siuslaw Financial Statements. Except as set forth in Section 3.17(c) of the Siuslaw Disclosure Schedule, all BOLI is owned solely by Siuslaw or its Subsidiaries, no other person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit relating to any BOLI.   Neither Siuslaw nor its Subsidiaries has any outstanding borrowings secured in whole or part by its BOLI.

3.18  Real Property. Siuslaw or a Siuslaw Subsidiary (a) has good and marketable title to all the real property reflected in the most recent audited balance sheet included in the Siuslaw Financial Statement as being owned by Siuslaw or a Siuslaw Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Siuslaw Owned Properties”), free and clear of all Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable,

(iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the most recent audited financial statements included in the Siuslaw Financial Statements or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Siuslaw Leased Properties” and, collectively with the Siuslaw Owned Properties, the “Siuslaw Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Siuslaw’s knowledge, the lessor.  There are no pending or, to the knowledge of Siuslaw, threatened condemnation proceedings against any Siuslaw Real Property.

3.19  Intellectual Property. Siuslaw and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property necessary for the conduct of its business as currently conducted.  Except as would not reasonably be expected to have a Material Adverse Effect on Siuslaw: (i) (A) the use of any Intellectual Property by Siuslaw and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person or entity and is in accordance with any applicable license pursuant to which Siuslaw or any Siuslaw Subsidiary acquired the right to use any Intellectual Property and (B) no person or entity has asserted in writing to Siuslaw that Siuslaw or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person or entity, (ii) no person or entity is challenging, infringing on or otherwise violating any right of Siuslaw or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Siuslaw or its Subsidiaries, and (iii) neither Siuslaw nor any Siuslaw Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Siuslaw or any Siuslaw Subsidiary, and Siuslaw and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Siuslaw and its Subsidiaries.  For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; computer programs, whether in source code or object code form (including any and all software implementation algorithms), databases and compilations (including any and all data and collections of data); and any similar intellectual property or proprietary rights.

3.20     Related Party Transactions. Except as set forth in Section 3.20 of the Siuslaw Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Siuslaw or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Siuslaw or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Siuslaw Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Siuslaw), on the other hand, except those of a type available to employees of Siuslaw or its Subsidiaries generally or those related to compensation solely resulting from an employment relationship.

3.21     State Takeover Laws. Either this Agreement and the transactions contemplated hereby are exempt from, or the Board of Directors of Siuslaw has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions, the restrictions on “business combinations” set forth in any “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law (any such laws, “Takeover Statutes”) applicable to Siuslaw or any of its Subsidiaries.

3.22     Reorganization. Neither Siuslaw nor any Siuslaw Subsidiary has taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.23     Opinion of Financial Advisor. Prior to the execution of this Agreement, the Board of Directors of Siuslaw has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Sandler O’Neill + Partners, L.P. to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair from a financial point of view to the holders of Siuslaw Common Stock.  Such opinion has not been amended or rescinded as of the date of this Agreement.

3.24     Siuslaw Information. The information relating to Siuslaw and its Subsidiaries which is provided by Siuslaw or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

3.25	Loans.

(a)         As of the date hereof, except as set forth in Section 3.25(a) of the Siuslaw Disclosure Schedule, neither Siuslaw nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Siuslaw or any Subsidiary of Siuslaw is a creditor which, as of June 30, 2014, was over ninety days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or 5% or greater shareholder of Siuslaw or any of its Subsidiaries, or to the knowledge of Siuslaw, any affiliate of any of the foregoing.  Set forth in Section 3.25(a) of the Siuslaw Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Siuslaw and its Subsidiaries that, as of June 30, 2014, were classified by Siuslaw as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (B) each asset of Siuslaw or any of its Subsidiaries that, as of June 30, 2014, was classified as “Other Real Estate Owned” and the book value thereof.

(b)         To Siuslaw’s knowledge, each Loan of Siuslaw and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Siuslaw and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exception.

(c)         Except as would not reasonably be expected to result in a material loss to Siuslaw on a consolidated basis, the Loans originated, administered and/or serviced by Siuslaw or any of its Subsidiaries, and the relevant Loan files, are being maintained in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Siuslaw and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)         With respect to Loans serviced by Siuslaw or any of its Subsidiaries on behalf of others: (i) such Loans have been serviced and administered in accordance with all applicable guidelines, relevant laws and investor requirements, (ii) except as set forth in Section 3.25(d) of the Siuslaw Disclosure Schedule, there have been no repurchases of any such Loans or losses incurred with respect to any such Loans during the past two years, and (iii) the fair value of the mortgage servicing rights associated with such Loans in the Siuslaw Financial Statements is reflected net of an adequate reserve for future loss exposure of Siuslaw and its Subsidiaries relating to such Loans.

(e)         None of the agreements pursuant to which Siuslaw or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan after the expiration of six months from the date of sale.

(f)         There are no outstanding Loans made by Siuslaw or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Siuslaw or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(g)         Neither Siuslaw nor any of its Subsidiaries is now nor has it been since January 1, 2011, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.

3.26           Insurance.  Siuslaw and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Siuslaw reasonably has determined to be prudent and consistent with industry practice, and Siuslaw and its Subsidiaries are in compliance with their insurance policies and are not in default under any of the terms thereof.  Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Siuslaw and its Subsidiaries, Siuslaw or the relevant Subsidiary thereof is the sole beneficiary of such policies.  All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.27           Fiduciary Business.  Each of Siuslaw and its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the applicable governing documents and applicable laws and regulations.

3.28           Books and Records.  The corporate and stock (ownership) record books of Siuslaw and its Subsidiaries are complete and accurate and reflect all meetings, consents, other actions of the board of directors and shareholders (owners) of Siuslaw and its Subsidiaries, and all transactions relating to the capital stock and ownership interests (including profit interests) in such entities.

3.29           Indemnification.  To the knowledge of Siuslaw, no action or failure to take action by any present or former director, advisory director, officer, employee or agent of Siuslaw or any of its Subsidiaries has occurred which would give rise to a claim by any such individual for indemnification from Siuslaw or any of its Subsidiaries.

3.30           Representations Not Misleading.  No representation or warranty by Siuslaw in this Agreement, or in any document furnished to Banner or its Subsidiaries under and pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BANNER

Except (i) as disclosed in the disclosure schedule delivered by Banner to Siuslaw concurrently herewith (the “Banner Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Banner Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Banner that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, and (c) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any Banner Reports (as defined in Section 4.12) filed with the SEC by Banner prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Banner hereby represents and warrants to Siuslaw as follows:

4.1           Corporate Organization.

(a)         Banner is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington and is a bank holding company duly registered under the BHC Act.  Banner has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Banner.  True and complete copies of the articles of incorporation of Banner (the “Banner Charter”) and the bylaws of Banner (the “Banner Bylaws”), as in effect as of the date of this Agreement, have previously been made available by Banner to Siuslaw.

(b)         Each Subsidiary of Banner (a “Banner Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Banner, and (iii) has all requisite power and authority to own or lease its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of any Subsidiary of Banner to pay dividends or distributions except for statutory restrictions on dividends or distributions generally applicable to all entities of the same type and, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The deposit accounts of Banner Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.

4.2           Capitalization.

(a)         The authorized capital stock of Banner currently consists of 50,000,000 shares of Banner Common Stock and 500,000 shares of preferred stock, par value $0.01 per share, of which no shares of preferred stock are issued or outstanding.  As of the date hereof, there were (i) 19,572,823 shares of Banner Common Stock issued and outstanding, including 34,257 shares of Banner Common Stock granted in respect of outstanding awards of restricted Banner Common Stock pursuant to an employment agreement with Mark J. Grescovich and 277,179 shares of Banner Common Stock granted in respect of outstanding awards of restricted Banner Common Stock under a Banner Stock Plan (each a “Banner Restricted Stock Award”), (ii) 139,750 shares of Banner Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of Banner Common Stock granted under a Banner Stock Plan (“Banner Stock Options”), (iii) 922,821 shares of Banner Common Stock reserved for issuance pursuant to future grants under the Banner Stock Plans, (iv) 243,998 shares of Banner Common Stock reserved for issuance upon the exercise of that certain warrant dated November 21, 2008 issued by Banner to the Treasury (the “TARP Warrant”) and (v) no other shares of capital stock or other voting securities of Banner issued, reserved for issuance or outstanding.  As used herein, the term “Banner Stock Plans” means all employee and director equity incentive plans of Banner in effect as of the date of this Agreement, true and complete copies of which have been previously made available by Banner to Siuslaw.  All of the issued and outstanding shares of Banner Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  As of the date hereof, there are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Banner may vote.  Except as set forth in its most recent Annual Report on Form 10-K, as of the date hereof, no trust preferred or subordinate debt securities of Banner or any of its Subsidiaries are issued or outstanding.  Other than Banner Stock Options outstanding on the date of this Agreement, Banner

Restricted Stock Awards not included above as outstanding Banner Common Stock, the TARP Warrant, and the issuance of shares of Banner Common Stock pursuant to Banner’s dividend reinvestment and stock purchase plan, as of the date hereof, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Banner to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities.  There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Banner Common Stock or other equity interests of Banner to which Banner is a party.  Neither Banner nor any Banner Subsidiary is currently deferring interest payments with respect to any of its trust preferred securities or related debentures.

(b)         Except for the trust preferred securities issued by a Banner Subsidiary, Banner owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Banner Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under applicable law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No Banner Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3        Authority; No Violation.

(a)         Banner has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Banner and no other corporate action on the part of Banner is necessary to approve the Merger.  This Agreement has been duly and validly executed and delivered by Banner and (assuming due authorization, execution and delivery by Siuslaw) constitutes a valid and binding obligation of Banner, enforceable against Banner in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exception).  The Banner Common Stock to be issued in the Merger have been validly authorized and when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Banner will have any preemptive right or similar rights in respect thereof.

(b)         Neither the execution and delivery of this Agreement by Banner or the Bank Plan of Merger by Banner Bank, nor the consummation of the Merger by Banner or the Bank Merger by Banner Bank, nor compliance by Banner or Banner Bank with any of the terms of this Agreement or the Bank Plan of Merger, will (i) violate any provision of the Banner Charter or Banner Bylaws or the organization or governing documents of any Banner Subsidiary, or (ii) assuming that the filings, notices, consents and approvals referred to in Section 4.4 are duly obtained and/or made, as applicable, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Banner, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Banner or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which Banner or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound.

4.4           Consents and Approvals.  Except for the filings, notices, consents and approvals referred to in Section 3.4 hereof, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Banner of this Agreement or (ii) the consummation by Banner of the Merger and the consummation by Banner Bank of the Bank Merger.  As of the date hereof, Banner is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

4.5           Reports.  Banner and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2011 with any Regulatory Agencies, including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith.  Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Banner and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Banner, investigation into the business or operations of Banner or any of its Subsidiaries since January 1, 2011.  There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Banner or any of its Subsidiaries.

4.6           Financial Statements, Accounting and Internal Controls.

(a)         The financial statements of Banner and its Subsidiaries included (or incorporated by reference) in the Banner Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the financial and accounting books and records of Banner and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Banner and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The financial and accounting books and records of Banner and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b)         Neither Banner nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that are required to be reflected on an audited balance or the notes thereto in accordance with GAAP other than those reflected on the consolidated balance sheet of Banner and its Subsidiaries (or the notes thereto) included in Banner’s Annual Report on Form 10-K for the year ended December 31, 2013 and for liabilities incurred thereafter.

(c)         The records, systems, controls, data and information of Banner and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Banner or its Subsidiaries (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on Banner’s (or any Banner Subsidiary’s) system of internal accounting controls.  Banner (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Banner, including its Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of Banner by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Banner’s outside auditors and the audit committee of Banner’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Banner’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Banner’s internal controls over financial reporting.  These disclosures were made in writing by management to Banner’s auditors and audit committee and a copy has previously been made available to Siuslaw.  There is no reason to believe that Banner’s outside auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)         Since January 1, 2011, (i) neither Banner nor any of its Subsidiaries, nor, to the knowledge of Banner, any director, officer, auditor, accountant or representative of Banner or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Banner or any of its Subsidiaries or its internal accounting controls, including any material complaint, allegation, assertion or claim that Banner or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Banner or any of its Subsidiaries, whether or not employed by Banner or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Banner or any of its officers, directors, employees or agents to the Board of Directors or senior management of Banner or any of its Subsidiaries or any committee thereof or to the knowledge of Banner, to any director or officer of Banner.

4.7           Broker’s Fees.  With the exception of the engagement of McAdams Wright Ragen, Inc., a subsidiary of Baird Financial Group, neither Banner nor any Banner Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions, finder’s fees, or advisory or fairness opinion fees in connection with the Merger or the Bank Merger.  Banner has disclosed to Siuslaw as of the date hereof the aggregate fees provided for in connection with the engagement by Banner of McAdams Wright Ragen, Inc. related to the Merger and the Bank Merger.

4.8           Absence of Certain Changes or Events.

(a)         Since December 31, 2013, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Banner.

(b)         Since December 31, 2013 to the date of this Agreement, other than entering into this Agreement, in connection with this Agreement or the transactions contemplated hereby, Banner and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9           Legal Proceedings.

(a)         Except as set forth in Section 4.9(a) of the Banner Disclosure Schedule, as of the date hereof, neither Banner nor any of its Subsidiaries is a party to any, and there are no pending or, to Banner’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Banner or any of its Subsidiaries or any of their current or former directors or executive officers in their capacities as such involving a monetary claim in excess of three hundred and fifty thousand dollars ($350,000) or seeking injunctive or equitable relief, or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)         There is no material injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application to banks and bank holding companies) imposed upon Banner, any of its Subsidiaries or the assets of Banner or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger would apply to the Surviving Company or any of its Subsidiaries or affiliates).

4.10           Taxes and Tax Returns.  Except as set forth in Section 4.10 of the Banner Disclosure Schedule, each of Banner and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects.  Neither Banner nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns obtained in the ordinary course).  All Taxes of Banner and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.  Each of Banner and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.  Neither Banner nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect.  Three (3) years has expired since the filing of the federal income Tax Returns of Banner and its Subsidiaries with the IRS for all years to and including 2010. Neither Banner nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any amount of Taxes, and there are no threatened or pending disputes, claims, audits, examinations or other proceedings regarding any Tax of Banner and its Subsidiaries or the assets of Banner and its Subsidiaries.  Banner has made available to Siuslaw true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six years.  Neither Banner nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Banner and its Subsidiaries).  Neither

Banner nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.  Neither Banner nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).  At no time during the past five years has Banner been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

4.11           Employees.

(a)         As used in this Agreement, the term “Banner Benefit Plans” means all stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, salary continuation, and other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, change in control and severance plans, programs, arrangements or agreements, and other similar contracts or agreements to or with respect to which Banner, any Banner Subsidiary, or any trade or business of Banner or any of its Subsidiaries, whether or not incorporated, all of which together with Banner would be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code (each, a “Banner ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Banner or any of its Subsidiaries or any Banner ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Banner or any of its Subsidiaries or any Banner ERISA Affiliate.

(b)         Banner has heretofore made available to Siuslaw true and complete copies of each of the Banner Benefit Plans and related material documents, including, but not limited to, (i) all summary plan descriptions, amendments, modifications or material supplements to the most recent versions of any Banner Benefit Plan, (ii) the annual reports (Forms 5500), if any, filed with the IRS for the last two plan years, (iii) the most recently received IRS determination or opinion letters, if any, relating to a Banner Benefit Plan, and (iv) the most recently prepared actuarial report for each Banner Benefit Plan (if applicable) for each of the last two years.

(c)         Each Banner Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.  Neither Banner nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, United States Department of Labor or any other Governmental Entity with respect to any Banner Benefit Plan, and neither Banner nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(d)         The IRS has issued a favorable determination letter, or an opinion letter for a prototype or volume submitter plan upon which Banner may rely, with respect to each Banner Benefit Plan that is intended to be qualified under Section 401(a) of the Code (collectively, the “Banner Qualified Plans”), which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of Banner, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Banner Qualified Plan or the related trust or materially increase the costs relating thereto.  No trust funding any Banner Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e)         Each Banner Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

(f)         No Banner Benefit Plan is subject to Title IV or Section 302 of ERISA.

(g)         None of Banner and its Subsidiaries nor any Banner ERISA Affiliate has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or a Multiple Employer Plan, and none of Banner and its Subsidiaries nor any Banner ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(h)         All contributions required to be made to any Banner Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Banner Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Banner.

(i)         There are no pending or, to the knowledge of Banner, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Banner’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against any Banner Benefit Plan, any fiduciaries thereof with respect to their duties to a Banner Benefit Plan or the assets of any trust under any Banner Benefit Plan which could reasonably be expected to result in any material liability of Banner or any of its Subsidiaries to any Governmental Entity, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Banner Benefit Plan, or any other party.

(j)        None of Banner and its Subsidiaries nor any Banner ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Banner Benefit Plans or their related trusts, Banner, any of its Subsidiaries, any Banner ERISA Affiliate or any person that Banner or any of its Subsidiaries has an obligation to indemnify, to any Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(k)         Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Banner or any of its Subsidiaries, or result in any limitation on the right of Banner or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Banner Benefit Plan or related trust.  Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Banner or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code or will not be deductible under Section 162(m) of the Code.  The transactions contemplated by this Agreement will not cause or require Banner or any of its Subsidiaries or affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

(l)         Except as set forth in Section 4.11(l) of the Banner Disclosure Schedule, there are no pending or, to Banner’s knowledge, threatened material labor grievances or unfair labor practice claims or charges against Banner or any of its Subsidiaries, or any strikes or other labor disputes against Banner or any of its Subsidiaries.  Neither Banner nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Banner or any of its Subsidiaries and, to the knowledge of Banner, there are no organizing efforts by any union or other group seeking to represent any employees of Banner or any of its Subsidiaries.

4.12           SEC Reports.  Banner has previously made available to Siuslaw an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Banner pursuant to the Securities Act or the Exchange Act since January 1, 2012 and prior to the date hereof (the “Banner Reports”) and (b) communication mailed by Banner to its shareholders since January 1, 2012 and prior to the date hereof, and no such Banner Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  All Banner Reports filed under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.  As of the date of this Agreement, no executive officer of Banner has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.  As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Banner Reports.

4.13           Compliance with Applicable Law.  Banner and each of its Subsidiaries hold, and have at all times since January 1, 2011, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and to the knowledge of Banner, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.  Banner and each of its Subsidiaries have complied in all material respects with, and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Banner or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.  Banner Bank has a Community Reinvestment Act rating of “satisfactory” or better.  Without limitation, none of Banner, or its Subsidiaries, or to the knowledge of Banner, any director, officer, employee, agent or other person acting on behalf of Banner or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Banner or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Banner or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Banner or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Banner or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for Banner or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Banner or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the Treasury.

4.14           Agreements with Regulatory Agencies.  Neither Banner nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Banner Disclosure Schedule, a “Banner Regulatory Agreement”), nor has Banner or any of its Subsidiaries been advised since January 1, 2011, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Banner Regulatory Agreement.

4.15           Risk Management Instruments.  All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Banner, any of its Subsidiaries or for the account of a customer of Banner or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and (assuming due authorization, execution and delivery by the applicable counterparty) are legal, valid and binding obligations of Banner or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exception), and are in full force and effect.  Banner and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Banner’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.16      Environmental Matters.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Banner, Banner and its Subsidiaries are in compliance, and have complied, with all Environmental Laws.  There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of Banner, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Banner or any of its Subsidiaries of any material liability or obligation arising under any Environmental Law.  To the knowledge of Banner, there is no reasonable basis for any such proceeding, claim, action or governmental investigation.  Neither Banner nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing.

4.17           Investment Securities and Commodities.

(a)         Each of Banner and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Banner or its Subsidiaries.  Such securities and commodities are valued on the books of Banner in accordance with GAAP.

(b)         Banner and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Banner believes are prudent and reasonable in the context of such businesses.  Prior to the date of this Agreement, Banner has made available to Siuslaw the material terms of such policies, practices and procedures.

4.18      Real Property.  Banner or a Banner Subsidiary (a) has good and marketable title to all the real property reflected in the most recent audited balance sheet included in the Banner Reports as being owned by Banner or a Banner Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Banner Owned Properties”), free and clear of all Liens, except for Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the most recent audited financial statements included in such Banner Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Banner Leased Properties” and, collectively with the Banner Owned Properties, the “Banner Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Banner’s knowledge, the lessor.  There are no pending or, to the knowledge of Banner, threatened condemnation proceedings against any Banner Real Property.

4.19            Intellectual Property.  Banner and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property necessary for the conduct of its business as currently conducted.  Except as would not reasonably be expected to have a Material Adverse Effect on Banner: (i) (A)  the use of any Intellectual Property by Banner and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person or entity and is in accordance with any applicable license pursuant to which Banner or any Banner Subsidiary acquired the right to use any Intellectual Property and (B) no person or entity has asserted in writing to Banner that Banner or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person or entity, (ii)  no person or entity is challenging, infringing on or otherwise violating any right of Banner or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Banner or its Subsidiaries, and (iii) neither Banner nor any Banner Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Banner or any Banner Subsidiary, and Banner and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Banner and its Subsidiaries.

4.20           Reorganization.  Neither Banner nor any Banner Subsidiary has taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.21           Opinion of Financial Advisor.  Prior to the execution of this Agreement, the Board of Directors of Banner has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from McAdams Wright Ragen, Inc. to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair from a financial point of view to Banner.  Such opinion has not been amended or rescinded as of the date of this Agreement.

4.22           Banner Information.  The information relating to Banner and its Subsidiaries to be contained in the Proxy Statement and the Form S-4, and the information relating to Banner and its Subsidiaries that is provided by Banner or its representatives for inclusion in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The Form S-4 (except for such portions thereof that relate only to Siuslaw or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.23           Loans.

(a)         As of the date hereof, except as set forth in Section 4.23(a) of the Banner Disclosure Schedule, neither Banner nor any of its Subsidiaries is a party to (i) any Loan in which Banner or any Subsidiary of Banner is a creditor with an outstanding balance of $500,000 or more and under the terms of which the obligor was as of June 30, 2014, over ninety days or more delinquent in payment of principal or interest or (ii) Loans with any director, executive officer or 5% or greater shareholder of Banner or any of its Subsidiaries, or to the knowledge of Banner, any affiliate of any of the foregoing.

(b)         To Banner’s knowledge, each Loan of Banner and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Banner and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exception.

(c)         Except as would not reasonably be expected to result in a material loss to Banner on a consolidated basis, the Loans originated, administered and/or serviced by Banner or any of its

Subsidiaries were originated, administered and/or serviced, by Banner or a Banner Subsidiary, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Banner and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)         Neither Banner nor any of its Subsidiaries is now nor has it been since January 1, 2011 subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.

4.24           Insurance.  Banner and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Banner reasonably has determined to be prudent and consistent with industry practice, and Banner and its Subsidiaries are in compliance with their insurance policies and are not in default under any of the terms thereof.  Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Banner and its Subsidiaries, Banner or the relevant Subsidiary thereof is the sole beneficiary of such policies.  All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

4.25           Ownership of Siuslaw Common Stock.  Neither Banner nor any of its Subsidiaries owns any Siuslaw Common Stock or Siuslaw Preferred Stock, other than shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties.

4.26           Representations Not Misleading.  No representation or warranty by Banner in this Agreement, or in any document furnished to Siuslaw or its Subsidiaries under and pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1           Siuslaw Conduct of Businesses Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of Banner, during the period from the date of this Agreement to the Effective Time, Siuslaw shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice, (b) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Siuslaw or Banner or any of their respective Subsidiaries to obtain any Requisite Regulatory Approvals (as defined in Section 7.2(d)) or to consummate the transactions contemplated hereby.

5.2           Siuslaw Forbearances. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, or as required by applicable law or a Governmental Entity, Siuslaw shall not, and shall not permit any of its

Subsidiaries, without the prior written consent of Banner (which shall not be unreasonably withheld or delayed with respect to subsections (g), (l), (m), (n) and (r)), to:

(a)         Capital Stock. Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its capital stock, other ownership interests or any warrants, options, rights, convertible securities or other arrangements or commitment to acquire any shares of the capital stock or other ownership interest, except for the issuance of 102,484 shares of Siuslaw Common Stock upon the automatic conversion of the same number of outstanding shares of Siuslaw Preferred Stock.

(b)         Other Securities. Issue any other capital securities, including trust preferred or other similar securities, indebtedness with voting rights, or other securities, debentures or subordinated notes.

(c)         Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend or distribution on its capital stock or other ownership interests (other than (A) dividends from wholly owned Subsidiaries to Siuslaw or to another wholly owned Subsidiary of Siuslaw, (B) the regular quarterly cash dividend on outstanding Siuslaw Common Stock in an amount not to exceed $0.05 per share, and a corresponding quarterly cash dividend on outstanding Siuslaw Preferred Stock in an amount not to exceed $0.0525 per share provided the declaration and payment thereof shall be made in accordance with past practice, and provided further Siuslaw shall cause the declaration and payment of its regular quarterly dividend for the last quarter prior to the Closing to occur on the same declaration and payment dates of Banner’s regular quarterly dividend for such period or (C) regular distributions on the Trust Preferred Securities); or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, other ownership interests, or rights with respect to the foregoing:

(d)         Compensation; Employment, Etc. (i) Enter into, modify, amend, renew or terminate any employment, consulting, severance, change in control, or similar agreement or arrangement with any director, officer, employee or independent contractor of Siuslaw or any of its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments) other than (A) at will agreements, (B) normal individual increases in salary to rank and file employees, in each case in the ordinary course of business consistent with past practice, (C) severance in accordance with past practice, (D) bonuses as described and set forth in Section 5.2(d) of the Siuslaw Disclosure Schedule and (E) changes that are required by applicable law; (ii) hire any new officers; (iii) promote any employee to a rank of vice president or a more senior position; or (iv) pay aggregate expenses of more than five thousand dollars ($5,000) in the aggregate for employees and directors to attend conventions or similar meetings after the date hereof.

(e)          Benefit Plans. Except as required by law, enter into, establish, adopt, modify, amend, renew, or terminate any Siuslaw Benefit Plan, or take any action to accelerate the vesting of benefits payable thereunder.

(f)           Dispositions. Sell, transfer, mortgage, lease or encumber any of its assets or properties except in the ordinary course of business consistent with past practice, and in the case of a sale or transfer, at fair value; or sell or transfer any portion of its deposit liabilities.

(g)          Leases or Licenses. Enter into, modify, amend or renew any data processing contract, service provider agreement, or any lease, license or maintenance agreement relating to real or personal property or Intellectual Property other than the annual renewal of an agreement that is necessary to operate its business in the ordinary course consistent with past practice; or permit to lapse its rights in any material Intellectual Property.

(h)      Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts contracted prior to the date hereof in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any person or entity.

(i)        Loans, Loan Participations and Servicing Rights. Sell or acquire any Loans (excluding originations) or Loan participations, except in the ordinary course of business consistent with past practice (but in the case of a sale, after giving Banner or Banner Bank a first right of refusal to acquire such Loan or participation); or sell or acquire any servicing rights.

(j)        Governing Documents. Amend its organizational documents (or similar governing documents).

(k)       Accounting Methods. Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or any Governmental Entity.

(l)        Contracts. Enter into or terminate any Siuslaw Contract or amend or modify in any material respect or renew any existing Siuslaw Contract.

(m)  Claims. Except in the ordinary course of business consistent with past practice and involving an amount not in excess of twenty-five thousand dollars ($25,000) (exclusive of any amounts paid directly or reimbursed to Siuslaw or any of its Subsidiaries under any insurance policy maintained by Siuslaw or any of its Subsidiaries), settle any claim, action or proceeding against it. Notwithstanding the foregoing, no settlement shall be made if it involves a precedent for other similar claims, which in the aggregate, could reasonably be determined to be material to Siuslaw and its Subsidiaries, taken as a whole.

(n)       Foreclose. Foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon; provided, however, that neither Siuslaw nor any of its Subsidiaries shall be required to obtain such a report with respect to one- to four-family, non-agricultural residential property of five acres or less to be foreclosed upon unless it has reason to believe that such property contains Hazardous Substances or might be in violation of or require remediation under Environmental Laws.

(o)        Deposit Taking and Other Bank Activities. In the case of Siuslaw Bank (i) voluntarily make any material changes in or to its deposit mix; (ii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practice and competitive factors in the marketplace; (iii) incur any liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business consistent with past practice; (iv) open any new branch or deposit taking facility; or (v) close or relocate any existing branch or other facility.

(p)        Investments. Enter into any securities transactions for its own account or purchase or otherwise acquire any investment security for its own account other than non-callable investment securities with an “AA” rating or better with a projected average life of less than two years in the ordinary course of business consistent with past practice; enter into or acquire any derivatives contract or structured note; or enter into any new, or modify, amend or extend the terms of any existing contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risk.

(q)        Capital Expenditures. Purchase or lease any fixed assets where the amount paid or committed thereof is in excess of twenty-five thousand dollars ($25,000) individually or fifty thousand dollars ($50,000) in the aggregate, except for emergency repairs or replacements.

(r)          Lending. (i) Make any material changes in its policies concerning Loan underwriting or which classes of persons may approve Loans or fail to comply with its policies in effect during calendar year 2013; or (ii) make any Loans or extensions of credit except in the ordinary course of business consistent with past practice and Siuslaw Bank’s existing lending policies as of the date of this Agreement, provided that any unsecured Loan or extension of credit in excess of two hundred and fifty thousand dollars ($250,000) and any secured Loan or extension of credit in excess of one million dollars ($1,000,000) shall require the prior written approval of the Chief Credit Officer of Banner Bank or his designee, which approval or rejection shall be given in writing within two (2) business days after the Loan package is delivered to such individual.

(s)         Joint Ventures and Real Estate Development Operations.  Engage in any new joint venture, partnership or similar activity; make any new or additional investment in any existing joint venture or partnership; or engage in any new real estate development or construction activity.

(t)         Adverse Actions. Take any action that is intended or is reasonably likely to result in (i) the Merger or the Bank Merger failing to qualify as a "reorganization" under Section 368(a) of the Code; (ii) any of Siuslaw’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect (disregarding any materiality qualifications contained therein); (iii) any of the conditions set forth in Article VII not being satisfied; or (iv) a violation of any provision of this Agreement.

(u)        Risk Management. Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(v)        Indebtedness and Guaranties. Incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice with a term not in excess of one year; or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other person or entity, other than the issuance of letters of credit in the ordinary course of business and in accordance with the restrictions set forth in Section 5.2(r).

(w)        Liens. Subject any of its assets or properties to any Lien (other than in connection with securing advances, repurchase agreements and other borrowings from the FHLB and transactions in “federal funds”).

(x)         Charitable Contributions. Make any charitable or similar contributions, except in amounts not to exceed five thousand dollars ($5,000) individually, and ten thousand dollars ($10,000) in the aggregate, other than contributions to the United Way Campaign of up to $50,000 in aggregate.

(y)  New Lines of Business. Develop, market or implement any new line of business.

(z)  Tax Matters. Make, change or revoke any tax election, file any amended Tax Return, enter into any Tax closing agreement, or settle or agree to compromise any liability with respect to disputed Taxes.

(aa)    Performance of Obligations. Take any action that is likely to materially impair Siuslaw’s ability to perform any of its obligations under this Agreement or Siuslaw Bank to perform any of its obligations under the Bank Plan of Merger.

(bb)    Commitments. Agree or commit to do any of the foregoing.

5.3           Banner Conduct of Business Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of Siuslaw, during the period from the date of this Agreement to the Effective Time, Banner shall, and shall cause each of its Subsidiaries to, (a) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, and (b) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Siuslaw or Banner or any of their respective Subsidiaries to obtain any Requisite Regulatory Approvals or to consummate the transactions contemplated hereby.

5.4           Banner Forbearances. Except as expressly permitted or contemplated by this Agreement, or as required by applicable law or a Governmental Entity, or with the prior written consent of Siuslaw during the period from the date of this Agreement to the Effective Time, Banner shall not, and shall not permit any of its Subsidiaries to:

(a)         Capital Stock.  Amend its articles of incorporation or bylaws in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of Siuslaw Common Stock.

(b)         Adverse Actions. Take any action that is intended or is reasonably likely to result in (i) the Merger or the Bank Merger failing to qualify as a "reorganization" under Section 368(a) of the Code; (ii) any of Banner’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect (disregarding any materiality qualifications contained herein); (iii) any of the conditions set forth in Article VII not being satisfied; or (iv) a violation of any provision of this Agreement.

(c)         Performance Obligations. Take any action that is likely to materially impair Banner’s ability to perform any of its obligations under this Agreement or Banner Bank to perform any of its obligations under the Bank Plan of Merger.

(d)         Commitments. Agree or commit to do any of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1           Regulatory Matters.

(a)         As promptly as practicable following the date of this Agreement, Banner shall promptly prepare and file with the SEC the Form S-4, in which the Proxy Statement, which will be prepared jointly by Banner and Siuslaw, will be included. Each of Banner and Siuslaw shall use its commercially reasonable efforts to respond as promptly as practicable to any written or oral comments from the SEC or its staff with respect to the Form S-4 or any related matters. Each of Siuslaw and Banner shall use its commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement. Upon the Form S-4 being declared effective, Siuslaw shall thereafter mail or deliver the Proxy Statement to its shareholders. Banner shall also use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Siuslaw shall furnish all information concerning Siuslaw and the holders of Siuslaw Common Stock and Siuslaw Preferred Stock as may be reasonably requested in connection with any such action. If at any time prior to the Effective Time any event occurs or information relating to Siuslaw or Banner, or any of their respective affiliates, directors or officers, should be discovered by Siuslaw or Banner that should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable law, disseminated to Siuslaw’s shareholders.

(b)         In addition to its obligations pursuant to Section 6.1(a), Banner shall make all necessary filings with respect to the Merger and the other transactions contemplated by this Agreement under the Securities Act, the Exchange Act and applicable foreign or state securities or “Blue Sky” laws and regulations promulgated thereunder and provide Siuslaw with copies of any such filings. Banner and Siuslaw shall advise the other party, promptly after receipt of notice thereof, of (and provide copies of any notices or communications with respect to) the time of the effectiveness of the Form S-4, the filing of any supplement or amendment thereto, the issuance of any stop order relating thereto, the suspension of the qualification of Banner Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC or its staff for amendment to the Proxy Statement or the Form S-4, comments thereon from the SEC’s staff and each party’s responses thereto or request of the SEC or its staff for additional information. No amendment or supplement to the Proxy Statement or the Form S-4 shall be filed without the approval of each of Siuslaw and Banner, which approval shall not be unreasonably withheld, delayed or conditioned.

(c)         Subject to the terms and conditions set forth in this Agreement, Banner and Siuslaw shall, and shall cause their respective Subsidiaries to, use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including

(i) the satisfaction of the conditions precedent to the obligations of Siuslaw (in the case of Banner) or Banner (in the case of Siuslaw) to the Merger, (ii) the obtaining of all necessary consents or waivers from third parties, (iii) the obtaining of all waivers, consents, authorizations, permits, orders and approvals from, or any exemption by, any Governmental Entities, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger, the Bank Merger and to fully carry out the purposes of this Agreement. The Parties shall cooperate with each other and use their respective commercially reasonable efforts to promptly prepare and file, and cause their respective Subsidiaries to prepare and file, all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and other Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties, Regulatory Agencies or other Governmental Entities. In furtherance (but not in limitation) of the foregoing, Banner shall, and shall cause Banner Bank to, use commercially reasonable efforts to file any required applications, notices or other filings with the Federal Reserve Board, the DFI, the FDIC, and the Oregon Division, if applicable, within forty-five (45) days after the date hereof. Siuslaw and Banner shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to Siuslaw or Banner, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party, Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and other Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.

(d)         Each of Banner and Siuslaw shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Banner, Siuslaw or any of their respective Subsidiaries to any Regulatory Agency or other Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

(e)         Each of Banner and Siuslaw shall promptly advise the other upon receiving any communication from any Regulatory Agency or other Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed, or that any such approval may contain an Unduly Burdensome Condition (as defined in Section 7.2(d)).

6.2           Access to Information; Current Information.

(a)         Upon reasonable notice and subject to applicable laws, each of Banner and Siuslaw, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the

Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and each shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during such period, each of Banner and Siuslaw shall, and shall cause its respective Subsidiaries to, make available to the other party, to the extent permissible under applicable law, (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws which is generally not available on the SEC’s EDGAR or FDIC’s internet database, and (ii) all other information concerning its business, properties and personnel as such party may reasonably request.  Neither Banner nor Siuslaw nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Banner’s or Siuslaw’s, as the case may be, customers, jeopardize the attorney-client privilege of the party in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.  The Parties will use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)         Siuslaw shall permit, and shall cause its Subsidiaries to permit, Banner and/or an environmental consulting firm selected by Banner, at the sole expense of Banner, to conduct phase I and/or phase II environmental audits, studies and tests on Siuslaw Real Property. In the event any subsurface or phase II site assessments are conducted (which assessments shall be at Banner's sole expense), Banner shall indemnify Siuslaw and its Subsidiaries for all costs and expenses associated with returning the property to its previous condition.

(c)         Subject to applicable law and regulations, during the period from the date hereof to the Effective Time, Siuslaw shall, upon the request of Banner, cause one or more of its designated officers to confer on a monthly basis (or more frequently if the Parties reasonably agree that it is necessary) with officers of Banner regarding the financial condition, operations and business of Siuslaw and its Subsidiaries and matters relating to the completion of the transactions contemplated by this Agreement. As soon as reasonably available, but in no event more than five (5) business days after filing, Siuslaw will deliver to Banner all reports filed by it or any of its Subsidiaries with any Regulatory Agency or other Governmental Entity subsequent to the date hereof including all Siuslaw Bank Call Reports and regulatory information filed with the Federal Reserve Board, the FDIC and the Oregon Division. Siuslaw will also deliver to Banner as soon as practicable all quarterly and annual financial statements of Siuslaw and its Subsidiaries prepared with respect to periods ending after June 30, 2014.  As soon as practicable after the end of each month, Siuslaw will deliver to Banner in electronic form (i) the monthly deposit and loan trial balances of Siuslaw Bank, (ii) the monthly analysis of Siuslaw Bank's investment portfolio, (iii) monthly balance sheet and income statement of Siuslaw and its Subsidiaries, and (iv) an update of all of the information set forth in Section 3.25(a) of the Siuslaw Disclosure Schedule for the then current period.

(d)         During the period from the date hereof to the Effective Time, Siuslaw shall provide Banner with Board packages and notices of meetings of the board of directors of each of Siuslaw and Siuslaw Bank simultaneously with the submission of such materials to board members provided however, that the board packages and notices provided to Banner may exclude (i) any materials relating to the transactions contemplated by this Agreement or an Acquisition Proposal (as defined in Section 6.7(e)), (ii) any materials if the disclosure of such materials to Banner would or could reasonably be expected to result in a violation of applicable law, regulation or orders, decrees or determinations of a Government Entity, or (iii) any materials that are otherwise reasonably deemed by such board of directors to be confidential.

(e)         All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Non-Disclosure and Confidentiality Agreement entered into between the Parties dated April 22, 2014 that was signed and countersigned on April 24, 2014 and May 3, 2014, respectively (the “Confidentiality Agreement”).

(f)         No investigation by a party hereto or its representatives shall affect the representations and warranties of the other party set forth in this Agreement.

6.3           Shareholder Meeting. Siuslaw shall, and shall cause its Board of Directors to, (i) take all action in accordance with applicable federal securities laws, the laws of the State of Oregon, the Siuslaw Charter and the Siuslaw Bylaws necessary to (A) call and give notice of a special meeting of its shareholders (the “Siuslaw Shareholder Meeting”) for the purpose of seeking the Siuslaw Shareholder Approval within five (5) business days following the date the Form S-4 is declared effective under the Securities Act and (B) schedule the Siuslaw Shareholder Meeting to take place on a date that is within forty (40) days after the notice date; (ii) subject to Section 6.7, use its commercially reasonable efforts to (x) cause the Siuslaw Shareholder Meeting to be convened and held on the scheduled date and (y) obtain the Siuslaw Shareholder Approval; and (iii) subject to Section 6.7, include in the Proxy Statement the recommendation that the Siuslaw shareholders approve this Agreement and the Merger (the “Siuslaw Board Recommendation”). Notwithstanding anything to the contrary contained in this Agreement, Siuslaw shall not be required to hold the Siuslaw Shareholder Meeting if this Agreement is terminated pursuant to Section 8.1 prior to the scheduled time of the Siuslaw Shareholder Meeting.

6.4           Reservation of Banner Common Stock; Nasdaq Listing.

(a)         Banner agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of Banner Common Stock to fulfill its obligations under this Agreement.

(b)         Banner shall use its commercially reasonable efforts to cause the shares of Banner Common Stock to be issued in the Merger to be authorized for listing on the Nasdaq, subject to official notice of issuance, prior to the Effective Time.

6.5           Employee Matters.

(a)         Following the Effective Time, Banner shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees (as a group) who are full-time active employees (i.e., employees who are employed on average at least 30 hours of service per week pursuant to 26 U.S. Code §4980H) of Siuslaw and its Subsidiaries on the Closing Date (“Covered Employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable (and equivalent) to the employee benefits and compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of Banner or its Subsidiaries (other than Siuslaw and its Subsidiaries), as applicable; provided that (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of Banner or its Subsidiaries; and (ii) except with respect to participation in a Banner Qualified Plan which might commence on a specified entry date, until such time as Banner shall cause Covered Employees to participate in the benefit plans and compensation opportunities that are made available to similarly situated employees of Banner or its Subsidiaries (other than Siuslaw and its Subsidiaries), a Covered Employee's continued participation in employee benefit plans and compensation opportunities of Siuslaw and its Subsidiaries shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the Banner Benefit Plans may commence at different times with respect to each Banner Benefit Plan).

(b)         To the extent that a Covered Employee becomes eligible to participate in a Banner Benefit Plan, Banner shall cause such Banner Benefit Plan to (i) recognize full-time years of prior service from the date of most recent hire of such Covered Employee with Siuslaw or its Subsidiaries for purposes of eligibility, participation, vesting and, except under any plan that determines benefits on an actuarial basis, for benefit accrual, but only to the extent that such service was recognized immediately prior to the Effective Time under a comparable Siuslaw Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not operate to duplicate any benefits of a Covered Employee with respect to the same period of service; and (ii) with respect to any Banner Benefit Plan that is a health, dental, vision plan or other welfare plan in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate, Banner or its applicable Subsidiary shall use its commercially reasonable efforts to cause any pre-existing condition limitations or eligibility waiting periods under such Banner or Subsidiary plan to be waived with respect to such Covered Employee to the extent such condition was or would have been covered under the Siuslaw Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time.

(c)         Prior to the Effective Time, and except as provided in Sections 6.5(d) and (e), Siuslaw shall take, and shall cause its Subsidiaries to take, all actions requested by Banner that may be necessary or appropriate to (i) cause one or more Siuslaw Benefits Plans to terminate as of the Effective Time, or as of the date immediately preceding the Effective Time, (ii) cause benefit accruals and entitlements under any Siuslaw Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any Siuslaw Benefit Plan for such period as may be requested by Banner, or (iv) facilitate the merger of any Siuslaw Benefit Plan into any employee benefit plan maintained by Banner or a Banner Subsidiary. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 6.5(c) shall be subject to Banner's reasonable prior review and approval, which shall not be unreasonably withheld.

(d)         At the Effective Time or the effective time of the Bank Merger, Banner shall, or it shall cause Banner Bank to, assume and honor all salary continuation agreements, deferred compensation agreements and split-dollar agreements set forth under the heading “Non-Qualified Benefit Plans in Section 3.11(a) of the Siuslaw Disclosure Schedule and attached to Section 6.5(d) of the Siuslaw Disclosure Schedule. Notwithstanding Section 6.5(f), Banner shall not, and it shall not permit Banner Bank to, amend or terminate any of such salary continuation agreements or deferred compensation agreements in a manner that would alter or change the installment payout schedule thereof, except as required by law or in connection with termination of the non-qualified deferred compensation plans and agreements of Banner and Banner Bank. The provisions of this Section 6.5(d) shall survive the Effective Time, are intended for the benefit of and are enforceable by the individual parties to the above mentioned agreements, and shall be binding on all successors or assigns of Banner or Banner Bank, as applicable. In the event Banner or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to one or more other persons or entities, then, and in each such case, proper provision shall be made so that the successors and assigns of Banner assume the obligations set forth in this Section 6.5(d).

(e)         The Board of Directors of Siuslaw Bank has adopted a general severance plan for its full time employees (i.e., employees who are employed on average at least 30 hours of service per week pursuant to 26 U.S. Code §4980H), who are not executive officers and not otherwise entitled to contractual or other severance or change in control benefits, that provides for a severance benefit to each such employee in the amount of two (2) weeks base pay for each full year of full time employment with Siuslaw Bank from his or her most recent hire date with a maximum severance benefit of twenty six (26) weeks base pay, if and only if (i) such employee’s employment is involuntarily terminated by the employer without cause at the time of or within one (1) year following a change in control and (ii) such employee executes a release of all employment claims, which release shall be in a form that complies with Section 409A of the Code and is reasonably acceptable to the employer (the “Siuslaw Bank General Severance Plan”).  At the Effective Time or at the effective time of the Bank Merger, Banner shall, or shall cause Banner Bank to, assume and honor the Siuslaw Bank General Severance Plan.  Section 6.5(e) of the Siuslaw Disclosure Schedule sets forth the name of each individual entitled to contractual or other severance or change in control benefits from Siuslaw or any of its Subsidiaries (or their respective successors in interests) together with the dollar amount and payment terms of each monetary benefit and a detailed description of any non-monetary benefits.

 (f)           Except as provided in Section 6.5(d), nothing in this Section 6.5 shall be construed to limit the right of Banner or any of its Subsidiaries (including, following the Closing Date, any Siuslaw Subsidiary) to amend or terminate any Siuslaw Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 6.5 be construed to require Banner or any of its Subsidiaries (including, following the Closing Date, any Siuslaw Subsidiary) to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date.

6.6           Officers' and Directors' Insurance; Indemnification.

(a)         For four (4) years from and after the Effective Time, Banner shall maintain officers' and directors' liability insurance covering the persons who are presently covered by Siuslaw's current officers' and directors' liability insurance policy with respect to actions, omissions, events, matters or circumstances occurring prior to the Effective Time, on terms which are at least substantially equivalent to the terms of said current policy, provided that it shall not be required to expend during the coverage period more than an amount equal to 200% of the annual premium most recently paid by Siuslaw (the “Insurance Amount”) to maintain or procure insurance coverage pursuant hereto, and further provided that if Banner is unable to maintain or obtain the insurance called for by this Section 6.6(a), Banner shall use commercially reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount. At Siuslaw’s option, Siuslaw may, in lieu of the foregoing, (or, if requested by Banner, Siuslaw shall) purchase prior to the Effective Time, a prepaid "tail" policy providing single limit equivalent coverage to that described in the preceding sentence for a premium cost not to exceed the Insurance Amount.  The officers and directors of Siuslaw or its Subsidiaries may be required to make application and provide customary representations and warranties to Banner's insurance carrier for the purpose of obtaining such insurance.

(b)         For four (4) years from and after the Effective Time, Banner shall indemnify and hold harmless each person who is now, or who has been at any time before the date of this Agreement, or who becomes before the Effective Time, a director or officer of Siuslaw (each, a “Siuslaw Indemnified Party”) against all losses, claims, damages, costs, expenses (including reasonable attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Banner, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative or investigation (each, a “Claim”), in which a Siuslaw Indemnified Party is, or is threatened to be made, a party or witness arising out of the fact that such person is or was a director or officer of Siuslaw if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent permitted under the Siuslaw Charter or Siuslaw Bylaws but limited to the extent permitted by applicable law including 12 USC 1828(k) and the regulations thereunder and Regulatory Agencies.

(c)         In connection with the indemnification provided pursuant to Section 6.6(b), Banner (i) will advance expenses, promptly after statements therefor are received, to each such Siuslaw Indemnified Party to the fullest extent permitted by law and Governmental Entities (provided the individual to whom expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such individual is not entitled to indemnification), including the payment of the fees and expenses of one counsel with respect to a matter, and one local counsel in each applicable jurisdiction, if necessary or appropriate, selected by such Siuslaw Indemnified Party or multiple Siuslaw Indemnified Parties, it being understood that they collectively shall only be entitled to one counsel and one local counsel in each applicable jurisdiction where necessary or appropriate (unless a conflict shall exist between them in which case they may retain separate counsel), all such counsel shall be reasonably satisfactory to Banner and (ii) will cooperate in the defense of any such matter.

(d)         This Section 6.6 shall survive the Effective Time, is intended to benefit each Siuslaw Indemnified Party (each of whom shall be entitled to enforce this Section against Banner), and shall be binding on all successors and assigns of Banner.

(e)         In the event Banner or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to one or more other persons or entities, then, and in each such case, proper provision shall be made so that the successors and assigns of Banner assume the obligations set forth in this Section 6.6.

6.7           No Solicitation.

(a)         Siuslaw agrees that, except as expressly permitted by Section 6.7(b), from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 8.1, it will not, and will cause its Subsidiaries and its Subsidiaries’ officers, directors, and employees (the “Siuslaw Individuals”) not to, and will use its commercially reasonable efforts to cause Siuslaw and its Subsidiaries’ agents, advisors and controlled affiliates, accountants, legal counsel, and financial advisors (the “Siuslaw Representatives”) not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide any confidential or nonpublic information or data concerning its and/or its Subsidiaries business, properties or assets (“Siuslaw Confidential Information”) to, or have any discussions with, any person or entity relating to, any Acquisition Proposal. Siuslaw will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons or entities other than Banner with respect to any Acquisition Proposal and will use its commercially reasonable efforts, subject to applicable law, to enforce any confidentiality or similar agreement relating to such an Acquisition Proposal.

(b)         Notwithstanding anything to the contrary in Section 6.7(a), at any time from the date of this Agreement and prior to obtaining the Siuslaw Shareholder Approval, in the event Siuslaw receives an unsolicited Acquisition Proposal and the Board of Directors of Siuslaw determines in good faith that such Acquisition Proposal constitutes a Superior Proposal (as defined below) or is reasonably likely to result in a Superior Proposal, Siuslaw may, and may permit its Subsidiaries and the Siuslaw Individuals and the Siuslaw Representatives to, (i) negotiate the terms of, and enter into, a confidentiality agreement with terms and conditions no less favorable to Siuslaw than the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”), (ii) furnish or cause to be furnished Siuslaw Confidential Information to the person or entity making such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement,  and (iii) negotiate and participate in such negotiations or discussions with the person or entity making such Acquisition Proposal concerning such Acquisition Proposal, if the Board of Directors of Siuslaw determines in good faith (following consultation with counsel) that failure to take such actions would result in a violation of its fiduciary duties under applicable law.

(c)         The Board of Directors of Siuslaw shall not (nor shall any committee thereof) withdraw or modify, in a manner adverse to Banner, the Siuslaw Board Recommendation or make or cause to be made any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to Banner the Siuslaw Board Recommendation (any such action, a “Change in Recommendation”). Notwithstanding the foregoing, the Board of Directors of Siuslaw (including any committee thereof) may, at any time prior to obtaining the Siuslaw Shareholder Approval, effect a Change in Recommendation in response to a bona fide written unsolicited Acquisition Proposal made after the date of this Agreement that the Board of Directors of Siuslaw determines in good faith (after consultation with counsel) constitutes a Superior Proposal; provided, however, that the Board of Directors of Siuslaw may not make a Change in Recommendation, or terminate this Agreement pursuant to Section 8.1(f), with respect to an Acquisition Proposal until it has given Banner at least four (4) business days, following Banner’s initial receipt of written notice that the Board of Directors of Siuslaw has determined that such Acquisition Proposal is a Superior Proposal and the reasons therefor, to respond to any such Acquisition Proposal and, taking into account any amendment or modification to this Agreement proposed by Banner, the Board of Directors of Siuslaw determines in good faith (after consultation with counsel) that such Acquisition Proposal continues to constitute a Superior Proposal.

(d)         Siuslaw will promptly (and in any event within two (2) business days) advise Banner in writing following receipt of any Acquisition Proposal and the substance thereof (including the identity of the person or entity making such Acquisition Proposal), and will keep Banner apprised of any related developments, discussions and negotiations (including the terms and conditions, whether written or oral, of the Acquisition Proposal) on a current basis.

(e)         As used in this Agreement, the following terms have the meanings set forth below:

“Acquisition Proposal”  means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving Siuslaw or Siuslaw Bank or any proposal or offer to acquire in any manner more than 24.99% of the voting power in, or more than 24.99% of the fair market value of the business, assets or deposits of, Siuslaw or Siuslaw Bank, other than the transactions contemplated by this Agreement.

“Superior Proposal” means a written Acquisition Proposal that the Board of Directors of Siuslaw concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger, (i) after receiving the advice of its financial advisors (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, however, that for purposes of the definition of “Superior Proposal,” the references to “more than 24.99%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority”.

6.8           Notification of Certain Matters. Each of the Parties shall give prompt written notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein. Each of Siuslaw and Banner shall promptly inform the other in writing upon receiving notice of any claim, demand, cause of action or investigation by any Governmental Entity or third party against, or threatened against, it or any of its Subsidiaries or any of their respective assets, properties, or any of their respective directors, officers or employees in their individual capacities as such.

6.9           Correction of Information. Each of Siuslaw and Banner shall promptly correct and supplement in writing any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, without taking into account any Material Adverse Effect qualification, and shall include all facts necessary to make such information correct and complete in all material respects at all times; provided, however, that in each case, such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or any failure of a condition under Article VII, or to otherwise limit or affect in any way the remedies available hereunder to any party receiving such notice.

6.10           System Integration. From and after the date hereof, Siuslaw shall cause Siuslaw Bank and its directors, officers and employees to, and shall make all commercially reasonable efforts (without undue disruption to either business) to cause Siuslaw Bank's data processing consultants and software providers to, cooperate and assist Siuslaw Bank and Banner Bank in connection with the planned electronic and systematic conversion of all applicable data of Siuslaw Bank to the Banner Bank system to occur after the Effective Time, including the training of Siuslaw Bank employees, without undue disruption to Siuslaw Bank's business, during normal business hours and at the expense of Banner or Banner Bank (not to include Siuslaw Bank's employee payroll).

6.11           Coordination; Integration. Subject to applicable law and regulation, during the period from the date hereof until the Effective Time, Siuslaw shall cause the Chief Executive Officer and Chief Financial Officer of Siuslaw Bank to assist and confer with the officers of Banner Bank, on a weekly basis, relating to the development, coordination and implementation of the post-Merger operating and integration plans of Banner Bank, as the Surviving Bank in the Bank Merger.

6.12           Trust Preferred Securities. Upon the Effective Time, Banner shall assume the due and punctual performance and observance of the covenants to be performed by Siuslaw under the Junior Subordinated Indenture, dated as of May 7, 2004, between Siuslaw and U.S. National Bank, as Trustee relating to $8 million in trust capital securities issued by Siuslaw Statutory Trust I (the “Trust Preferred Securities”), and the due and punctual payment of the principal of and premium, if any, and interest on the Trust Preferred Securities.  In connection therewith, Banner and Siuslaw shall execute and deliver any supplemental indentures or other documents, and the Parties shall provide any opinion of counsel to the trustee thereof, required to make such assumption effective.

6.13           Delivery of Agreements.  Siuslaw shall cause the Voting Agreements and Non-Solicitation Agreements to be executed by its directors and executive officers and delivered to Banner prior to or simultaneously with the execution of this Agreement.

ARTICLE VII

CONDITIONS PRECEDENT

7.1           Conditions to Each Party's Obligations. The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction or, to the extent permitted by law, waiver by each of Siuslaw and Banner, at or prior to the Closing Date of the following conditions:

(a)         Shareholder Approval. The Siuslaw Shareholder Approval shall have been obtained.

(b)         Nasdaq Listing. Banner shall have filed with Nasdaq a notification form for the listing of all shares of Banner Common Stock to be delivered as Merger Consideration, and Nasdaq shall not have objected to the listing of such shares of Banner Common Stock.

(c)         Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d)         No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Merger or the Bank Merger shall be in effect.

7.2           Conditions to Obligations of Banner. The obligation of Banner to effect the Merger is also subject to the satisfaction, or, to the extent permitted by law, waiver by Banner, at or prior to the Closing Date, of the following conditions:

(a)         Representations and Warranties. The representations and warranties of Siuslaw set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement, and (ii) true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); provided, however, that

(A)
the representations and warranties in Sections 3.2 (Capitalization) (other than inaccuracies that are de minimis in amount and effect), 3.7 (Broker’s Fees), 3.8 (Absence of Certain Changes or Events), 3.23 (Opinion of Financial Advisor), and 3.24 (Siuslaw Information) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time;

(B)
the representations and warranties in Section 3.3 (Authority; No Violation) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time; and

(C)
no other representation or warranty of Siuslaw shall be deemed untrue or incorrect as of the Effective Time as a consequence of events or circumstances arising after the date hereof that were not voluntary or intentional acts by or omissions of Siuslaw or any of its Subsidiaries, unless such event or circumstance, individually or taken together with other facts, events or circumstances inconsistent with any representation or warranty of Siuslaw has had or would reasonably be expected to result in a Material Adverse Effect on Siuslaw;

provided, further, that for purposes of clause (C) above, any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects” or similar terms or phrases) or Material Adverse Effect in any such representation or warranty shall be disregarded; and Banner shall have received a certificate signed on behalf of Siuslaw by the Chief Executive Officer or the Chief Financial Officer of Siuslaw to the foregoing effect.

(b)         Performance of Obligations of Siuslaw. Siuslaw shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Banner shall have received a certificate signed on behalf of Siuslaw by the Chief Executive Officer or the Chief Financial Officer of Siuslaw to such effect.

(c)         Third Party Consents.  Siuslaw shall have obtained the written consent (without payment of any fee, penalty or compensation therefor) from each person or entity who is a counterparty to or beneficiary of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation set forth in Section 3.3(b) of the Siuslaw Disclosure Schedule (or which was required to be set forth in Section 3.3(b) of the Siuslaw Disclosure Schedule).

(d)         Regulatory Approvals. All regulatory authorizations, consents, orders or approvals from Regulatory Agencies and other Governmental Entities required to consummate the Merger and the Bank Merger shall have been obtained without the imposition of any condition or requirement, which individually or in the aggregate, is deemed unduly burdensome by Banner including any condition that would increase the minimum regulatory capital requirements of Banner or Banner Bank (an “Unduly Burdensome Condition”) and such authorizations, consents, orders and approvals shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”).

(e)         Dissenting Shares.  Dissenting Shares shall be less than ten percent (10%) of the issued and outstanding Siuslaw Common Stock.

(f)         Opinion of Tax Counsel.  Banner shall have received an opinion from Silver, Freedman, Taff & Tiernan, L.L.P., special counsel to Banner, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering its opinion, Silver, Freedman, Taff & Tiernan, L.L.P. may require and rely upon representations contained in letters from each of Banner and Siuslaw.

7.3           Conditions to Obligations of Siuslaw. The obligation of Siuslaw to effect the Merger is also subject to the satisfaction or waiver by Siuslaw at or prior to the Effective Time of the following conditions:

(a)         Representations and Warranties. The representations and warranties of Banner set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement, and (ii) true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); provided, however, that

(A)
the representations and warranties in Sections 4.2 (Capitalization) (other than inaccuracies that are de minimis in amount and effect), 4.8 (Absence of Certain Changes or Events) and 4.22 (Banner Information) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time;

(B)
the representations and warranties in Section 4.3 (Authority; No Violation) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time; and

(C)
no other representation or warranty of Banner shall be deemed untrue or incorrect as of the Effective Time as a consequence of events or circumstances arising after the date hereof that were not voluntary or intentional acts by or omissions of Banner or any of its Subsidiaries, unless such event or circumstance, individually or taken together with other facts, events or circumstances inconsistent with any representation or warranty of Banner has had or would reasonably be expected to result in a Material Adverse Effect on Banner;

provided, further, that for purposes of clause (C) above, any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects” or similar terms or phrases) or Material Adverse Effect in any such representation or warranty shall be disregarded; and Siuslaw shall have received a certificate signed on behalf of Banner by the Chief Executive Officer or the Chief Financial Officer of Banner to the foregoing effect.

(b)         Performance of Obligations of Banner. Banner shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Siuslaw shall have received a certificate signed on behalf of Banner by the Chief Executive Officer or the Chief Financial Officer of Banner to such effect.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1           Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Siuslaw Shareholder Approval, by action of the Board of Directors of a party, as follows:

(a)         by the written mutual agreement of Siuslaw and Banner;

(b)         by either Siuslaw or Banner, if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform any covenant or agreement in this Agreement required to be performed prior to the Effective Time;

(c)         by either Siuslaw or Banner, if the Merger shall not have been consummated on or before March 31, 2015, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;

(d)         by either Siuslaw or Banner (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Siuslaw, in the case of a termination by Banner, or Banner, in the case of a termination by Siuslaw, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within twenty (20) days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period;

(e)         by Banner if (i) the Board of Directors of Siuslaw (or any committee thereof) shall have failed to make the Siuslaw Board Recommendation or made a Change in Recommendation or (ii) Siuslaw shall have materially breached any of the provisions set forth in Section 6.7;

(f)         by Siuslaw prior to obtaining the Siuslaw Shareholder Approval in order to enter into an agreement relating to a Superior Proposal in accordance with Section 6.7; provided, however, that Siuslaw has (i) not materially breached the provisions of Section 6.7, and (ii) complied with its payment obligation under Section 8.4(a); or

(g)         by either Siuslaw or Banner, if the provisions of Section 8.1(e) are not applicable and the shareholders of Siuslaw fail to provide the Siuslaw Shareholder Approval at a duly held meeting of shareholders or at an adjournment or postponement thereof.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), or (g) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.3, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2           Effect of Termination. In the event of termination of this Agreement by either Siuslaw or Banner as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Siuslaw, Banner, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 8.2, 8.3, 8.4, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9 and 9.10 shall survive any termination of this Agreement, and (ii) if this Agreement is terminated under Section 8.1(d), the non-terminating party shall not, except as provided in Section 8.4(c), be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

8.3           Fees and Expenses. Except with respect to costs and expenses of printing and mailing the Proxy Statement, which shall be borne by Siuslaw, and all filing and other fees in connection with any filing with the SEC, which shall be borne by Banner, all fees and expenses incurred in connection with the Merger, the Bank Merger, this Agreement, and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

8.4           Termination Fee.

(a)         If this Agreement is terminated pursuant to Section 8.1(e) or (f), then (i) in the case of termination under Section 8.1(e), Siuslaw shall immediately following such termination pay Banner an amount equal to two million three hundred thousand dollars ($2,300,000) (the “Termination Fee”), and (ii) in the case of termination under Section 8.1(f), Siuslaw shall, simultaneously with such termination and as a condition thereof, pay Banner the Termination Fee, in each case in same-day funds.

(b)         If this Agreement is terminated by either party under Section 8.1(g), and prior thereto there has been publicly announced an Acquisition Proposal, then if within one year of such termination Siuslaw or Siuslaw Bank either (A) enters into a definitive agreement with respect to an Acquisition Proposal or (B) consummates an Acquisition Proposal, Siuslaw shall immediately pay Banner the Termination Fee set forth in Section 8.4(a) in same day funds. For purposes of clauses (A) and (B) above, the reference to 24.99% in the definition of Acquisition Proposal shall be “a majority”.

 (c)         The payment of the Termination Fee shall fully discharge Siuslaw from any and all liability under this Agreement and related to the transactions contemplated herein, and Banner shall not be entitled to any other relief or remedy against Siuslaw. If the Termination Fee is not payable, Banner may pursue any and all remedies available to it against Siuslaw on account of a willful and material breach by Siuslaw of any of the provisions of this Agreement. Moreover, if the Termination Fee is payable pursuant to Section 8.1(e)(ii), Banner shall have the right to pursue any and all remedies available to it against Siuslaw on account of the willful and material breach by Siuslaw of Section 6.7 in lieu of accepting the Termination Fee under Section 8.4(a), Siuslaw may pursue any and all remedies available to it against Banner on account of a willful and material breach by Banner of any of the provisions of this Agreement.

8.5           Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after Siuslaw Shareholder Approval; provided, however, that after Siuslaw Shareholder Approval, there may not be, without further Siuslaw Shareholder Approval, any amendment of this Agreement that (i) alters in any manner the amount or form of the Merger Consideration to be received by Siuslaw shareholders; (ii) alters the tax treatment of the Merger or the tax consequences to Siuslaw shareholders or any party to this Agreement; or (iii) requires further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

8.6           Extension; Waiver. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1           Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place on a date no later than the last day of the month (but no earlier than five business days) after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the Parties (the “Closing Date”).

9.2           Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.6 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.3           Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)           if to Banner, to:

Banner Corporation
10 South First Avenue
Walla Walla, Washington 99362
Attention:  Mark J. Grescovich, Chief Executive Officer
Facsimile: (509) 526-8891

with a copy to:

Breyer & Associates, PC
8180 Greensboro Drive, Suite 785
McLean, Virginia 22102
Attention:  John F. Breyer, Jr.
Facsimile: (703) 883-2511

(b)           if to Siuslaw, to:

Siuslaw Financial Group, Inc.
260 Country Club Road, Suite 100
Eugene, Oregon 97401
Attention:  Johan Mehlum
Facsimile: (541) 683-5663

with a copy to:

Lane Powell PC
601 SW Second Avenue, Suite 2100
Portland, Oregon 97204-3158
Attention: Gordon E. Crim
Facsimile: (503) 778-2200

9.4           Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All schedules and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the Parties that such provision, covenant or restriction be enforced to the maximum extent permitted.

9.5           Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

9.6           Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior written, and prior or contemporaneous oral, agreements and understandings, between the Parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

9.7           Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Washington applicable to contracts made and performed entirely within such state, without regard to any applicable conflicts of law principles or any other principle that could require the application of the application of the law of any other jurisdiction.  The Parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Washington.  Each of the Parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding.  Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

9.8           Publicity. Neither Siuslaw nor Banner shall, and neither Siuslaw nor Banner shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld or delayed) of Banner, in the case of a proposed announcement or statement by Siuslaw, or Siuslaw, in the case of a proposed announcement or statement by Banner; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the Nasdaq.

9.9           Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other party (which shall not be unreasonably withheld or delayed). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns. Except for Section 6.5(d) (which is intended to benefit the individual parties to the agreements referred to therein) and Section 6.6 (which is intended to benefit each Siuslaw Indemnified Party), or as otherwise specifically provided herein, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the Parties hereto any rights or remedies under this Agreement.

9.10           Specific Performance; Time of the Essence. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the Parties shall be entitled specific performance of the terms hereof, without the necessity of demonstrating irreparable harm or posting of any bond or security, in addition to any other remedies to which they are entitled at law or equity. Time is of the essence for performance of the agreements, covenants and obligations of the Parties herein.

Banner and Siuslaw have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

BANNER CORPORATION

By:         /s/Mark   J. Grescovich
                          Name:         Mark J. Grescovich
                          Title:           President and Chief Executive Officer

SIUSLAW FINANCIAL GROUP, INC.

By:       /s/Johan Mehlum
                         Name:         Johan Mehlum
                         Title:           Chairman and Chief Executive Officer

Exhibit A

Voting Agreement

August 7, 2014

Banner Corporation
10 South First Avenue
Walla Walla, Washington 99362

Attention:  Mark J. Grescovich, Chief Executive Officer

Dear Ladies and Gentlemen:

The undersigned (the “Shareholder”) owns shares, either of record or beneficially, of the common stock of Siuslaw Financial Group, Inc. (“Siuslaw”).  The Shareholder understands that Banner Corporation (“you” or “Banner”) and Siuslaw are simultaneously herewith entering into an Agreement and Plan of Merger (the “Merger Agreement”) providing for, among other things, the merger of Siuslaw with and into Banner (the “Merger”), in which the outstanding shares of common stock of Siuslaw will be exchanged for Banner common stock and cash.

The Shareholder is entering into this Voting Agreement to induce Banner to simultaneously enter into the Merger Agreement and to consummate the Merger.

The Shareholder confirms his, her or its agreement with Banner as follows:

    1.The Shareholder represents and warrants that the Shareholder is the record or beneficial owner of that number of shares of common stock of Siuslaw which is set forth opposite the Shareholder’s signature on this Voting Agreement (the “Shares”).

    2.The Shareholder agrees that he, she or it will not, and will not permit any company, trust or other entity controlled by the Shareholder to, contract to sell, sell or otherwise transfer or dispose of any of the Shares, other than pursuant to (i) a transfer where the transferee has agreed in writing to abide by the terms of this Voting Agreement in a form reasonably satisfactory to Banner, (ii) a transfer by will or operation of law, or (iii) a transfer made with the prior written consent of Banner.

    3.Except as provided in Section 2 of this Voting Agreement, the Shareholder agrees to vote (or cause to be voted) all of the Shares in favor of the Merger Agreement at any meeting of shareholders of Siuslaw called to consider and vote on the Merger Agreement.

    4.The Shareholder represents and warrants to Banner that (a) the Shareholder has full legal capacity, power and authority to enter into and perform this Voting Agreement, and (b) this Voting Agreement is the legal, valid and binding agreement of the Shareholder enforceable

Appendix A Exhibit A-1

against the Shareholder in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

    5.This Voting Agreement shall automatically terminate upon the first to occur of (a) termination of the Merger Agreement in accordance with its terms; (b) the approval of the transactions contemplated by the Merger Agreement by Siuslaw’s shareholders; or (c) mutual agreement in writing of the parties hereto providing for the termination hereof.

    6.This Voting Agreement may be amended, modified or supplemented at any time by mutual agreement in writing of the parties hereto.

    7.This Voting Agreement evidences the entire agreement between the parties hereto with respect to the matters provided for herein, and there are no agreements, representations or warranties with respect to the matters provided for herein other than those set forth herein.

    8.The parties agree that, if any provision of this Voting Agreement shall under any circumstances be deemed invalid or inoperative, this Voting Agreement shall be construed with the invalid or inoperative provisions deleted, and the rights and obligations of the parties shall be construed and enforced accordingly.

    9.This Voting Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

    10.The validity, construction, enforcement and effect of this Voting Agreement shall be governed by the laws of the State of Oregon.

    11.This Voting Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and upon their respective executors, personal representatives, administrators, heirs, legatees, guardians, other legal representatives and successors.  This Voting Agreement shall survive the death or incapacity of the Shareholder.

    12.Nothing in this Voting Agreement shall be construed to give Banner any rights to exercise or direct the exercise of voting power as owner of the Shares or to vest in Banner any direct or indirect ownership or incidents of ownership of or with respect to any of the Shares.  All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, notwithstanding the provisions of this Voting Agreement, and Banner shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Siuslaw or to exercise any power or authority to direct the Shareholder in voting any of the Shares, except as otherwise expressly provided herein.

    13.The Shareholder agrees that, in the event of his, her or its breach of any of the terms of this Voting Agreement, Banner shall be entitled to such remedies and relief against the Shareholder as are available at law or in equity.  The Shareholder acknowledges that there is not an adequate remedy at law to compensate Banner for a violation of this Voting Agreement, and irrevocably waives, to the extent permitted by law, any defense that he, she or it might have

Appendix A, Exhibit A-2

based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief, or other equitable relief.  The Shareholder agrees to the granting of injunctive relief, without the posting of any bond, and further agrees that if any bond shall be required, such bond shall be in a nominal amount.

14.No provision of this Agreement shall preclude or in any way limit the Shareholder (or any representative of the Shareholder) from exercising his or her fiduciary duties as a member of the Board of Directors or an officer of Siuslaw.

15.The Shareholder hereby authorizes Siuslaw and Banner to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission and in the Proxy Statement for the meeting of shareholders of Siuslaw called to consider and vote on the Merger Agreement the Shareholder’s identity and ownership of the Shares and the nature of the Shareholder’s obligations under this Voting Agreement.

Please confirm that the foregoing correctly states the understanding between the Shareholder and Banner by signing and returning to the Shareholder a counterpart hereof.

[Signature Page Follows.]

Appendix A, Exhibit A- 3

Signature of Shareholder:

Number of Shares: _______________ (1)	Very truly yours,

_____________________________________
(Signature)

_____________________________________
(Print Name of Shareholder)

_____________________________________
(Print Name of Trust, if applicable)

Accepted and Agreed to as of this
_____ day of August ___, 2014:

BANNER CORPORATION

By:______________________________
Authorized Officer

Appendix A, Exhibit A-4

Addendum to Voting Agreement
(for execution where Shareholder
signs in fiduciary capacity)

This Addendum to Voting Agreement is attached to and made a part of that certain Voting Agreement dated August __, 2014 (the “Voting Agreement”) between ____________________, as Trustee of the ____________________ Trust dated ____________________ (the “Trust”), and Banner Corporation  The undersigned grantor (the “Grantor”) of the Trust hereby represents and warrants to, and agrees with, Banner and the Shareholder as follows:

(1)Capitalized terms used, but not otherwise defined, in this Addendum shall have the respective meanings specified in the Voting Agreement.

(2)The Shareholder, as Trustee of the Trust, is the record owner of the Shares.

(3)The Grantor is the grantor and sole current income beneficiary of the Trust, with full power and authority to revoke the Trust.

(4)The Grantor ratifies, confirms and approves in all respects the execution and delivery of the Voting Agreement by the Shareholder, as Trustee of the Trust, irrespective of any conflict of interest that the Shareholder may have concerning the Voting Agreement, any such conflict of interest being hereby waived by the Grantor.

Signature of Grantor:

_________________________________
(Signature)

_________________________________
(Print Name)

Date Signed:________________________

Appendix A, Exhibit A-5

Exhibit B

RESIGNATION, NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT

This Resignation, Non-Solicitation and Confidentiality Agreement (this "Agreement") is entered into this __ day of August, 2014 (but shall be effective at the Effective Time (as hereinafter defined)) by and between Banner Corporation (“Banner”) and __________ (the "Undersigned Individual").

WHEREAS, the Undersigned Individual is a member of the boards of directors of Siuslaw Financial Group, Inc. (“Siuslaw”) and Siuslaw Bank (the “Bank”) and/or an executive officer of Siuslaw and the Bank;

WHEREAS, the Undersigned Individual is the owner of shares of the common stock of Siuslaw;

WHEREAS, Siuslaw is simultaneously herewith entering into an Agreement and Plan of Merger (the “Merger Agreement”) with Banner, providing for, among other things, the merger of Siuslaw with and into Banner (the “Merger”);

WHEREAS, the Undersigned Individual is entering into this Agreement to induce Banner to simultaneously enter into the Merger Agreement and to consummate the Merger; and

WHEREAS, the Undersigned Individual will receive economic benefit from the consummation of the Merger by virtue of the Undersigned Individual being the owner of shares of common stock of Siuslaw.

NOW THEREFORE, in consideration of the foregoing, Banner and the Undersigned Individual hereby agree as follows:

1.           If the Undersigned Individual is a director of Siuslaw and the Bank, then the Undersigned Individual does hereby resign as a member of the board of directors of Siuslaw at the effective time of the consummation of the Merger (the “Effective Time”) and as a member of the board of directors of the Bank at the time of the consummation of the merger of the Bank with and into Banner Bank.

2.           The Undersigned Individual hereby covenants and agrees that he or she shall not:

(a)           during the two year period next following the Effective Time, or during the Undersigned Individual’s service as an employee of Banner Bank and for a period of two years thereafter, whichever shall last occur (the “Non-Solicit Period”) directly or indirectly, engage in the sale or marketing of any financial institution products or services, insurance products, investment products (other than real estate investment products), investment advisory services (other than real estate advisory services) or investment brokerage services to any person or entity who is a customer of the Bank on the date hereof, becomes a customer of the Bank after the date hereof, or is a customer of Banner or any of its subsidiaries after the Effective Time;

Appendix A, Exhibit B-1

provided nothing herein shall preclude the Undersigned Individual at any time from engaging in the customary activities of a trustee of a charitable organization or a trustee, executor, administrator or other fiduciary under an inter-vivos trust or last will and testament of an individual;

(b)           during the Non-Solicit Period, directly or indirectly, solicit or offer employment to any officer or employee of Banner or any of its subsidiaries, or take any action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of, or person or entity (including but not limited to customers and vendors) doing business with, Banner or any of its subsidiaries to terminate his, her or its employment or business relationship with Banner or any of its subsidiaries;

(c)           during the Non-Solicit Period, provide any information, advice or recommendation with respect to any officer or employee of Banner or any of its subsidiaries to any financial institution, or any entity or person engaged in the sale or marketing of insurance products, investment products, investment advisory services or investment brokerage services, or any direct or indirect subsidiary or affiliate of such entity or person, that is intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any such officer or employee to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, such other entity or person; or

(d)           during the Non-Solicit Period, make any remarks or statements, whether orally or in writing, about Banner or any of its subsidiaries, any of their respective products or services, or any of their respective directors, officers, employees, agents or representatives that are derogatory.  The restrictions in this subparagraph, however, do not prohibit the Undersigned Individual from taking any action relating to the enforcement of his or her rights under the Merger Agreement and the related documents.

3.           The Undersigned Individual hereby further covenants and agrees that at all times after the Effective Time, he or she shall not use for his or her personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person or entity other than Banner and its subsidiaries, any confidential information regarding the business methods, business policies, procedures, techniques, research or development projects or results, trade secrets, or other knowledge or processes of or developed by Siuslaw or Banner or any of their respective subsidiaries or any names and addresses of customers or any data on or relating to past, present or prospective customers or any other information relating to or dealing with the business operations or activities of Siuslaw, Banner or any of their respective subsidiaries (including that which gives any such entity an opportunity to obtain an advantage over competitors who do not know or use it), made known to the Undersigned Individual or learned or acquired by the Undersigned Individual while an employee or director of Siuslaw, Siuslaw Bank or Banner Bank; provided, however, that the foregoing restrictions shall not apply to (a) any such information which is or comes into the public domain other than through the fault or negligence of the Undersigned Individual, (b) to any disclosure ordered by a court of competent  jurisdiction or as otherwise required by law, (c) any disclosure in connection with any legal proceedings relating to the enforcement of any rights of the Undersigned Individual under the Merger

Appendix A, Exhibit B-2

Agreement and the related documents or (d) any confidential disclosure to legal and tax advisors of the Undersigned Individual for any proper purposes, including, without limitation, preparation of tax returns, and obtaining tax, estate planning and financial advice for the Undersigned Individual and his or her family.

4.           If the Non-Solicit Period should be adjudged to be unreasonable by any court of competent jurisdiction, then the court making such judgment shall have the power to reduce the period of time by such number of months as is required so that such restriction may be enforced for such time as is adjudged to be reasonable.  Similarly, if any other portion of paragraph 2 or 3 above is adjudged to be unreasonable by any court of competent jurisdiction, then the court making such judgment shall have the power to, and shall, reduce such scope or restriction so that it shall extend to the maximum extent permissible under the law and no further.

5.           The Undersigned Individual acknowledges that the restraints imposed under paragraphs 2 and 3 of this Agreement are fair and reasonable under the circumstances and that if the Undersigned Individual should commit a breach of any of the provisions of paragraph 2 or 3 of this Agreement Banner’s remedies at law would be inadequate to compensate it for its damages.  The parties agree that in the event of any breach by the Undersigned Individual of any of the provisions of paragraph 2 or 3 of this Agreement, Banner shall be entitled to (a) injunctive relief and (b) such other relief as is available at law or in equity.  In the event of any legal action between the Undersigned Individual and Banner under this Agreement, the prevailing party in such action shall be entitled to recover reasonable fees and disbursements of his, her, or its counsel (plus any court costs) incurred by such prevailing party in connection with such legal action from the other party.  Moreover, if the Undersigned Individual has violated any of the provisions of paragraph 2, Banner’s right to injunctive relief shall include, without limitation, the imposition of an additional period of time during which the Undersigned Individual will be required to comply with the violated provisions thereof, which period of time shall not be less than the period of time the Undersigned Individual was in violation of said provisions of paragraph 2.  If Banner is required in any injunction proceeding to post a bond, the parties agree that it shall be in a nominal amount.

6.           This Agreement shall be governed by the laws of the State of Washington.

7.           This Agreement represents the entire agreement between Banner and the Undersigned Individual concerning its subject matter and may not be modified except by a written agreement signed by the parties.

8.           This Agreement may be executed in counterparts, each of which shall be deemed an original.

9.           This Agreement shall become effective at the Effective Time and shall terminate and be null and void upon any termination of the Merger Agreement in accordance with its terms.

10.         This Agreement shall be binding upon and inure to the benefit of the parties and Banner’s successors in interest.

Appendix A, Exhibit B-3

___________________________________
By: Mark J. Grescovich
Its: President and Chief Executive Officer

Director and/or Executive Officer

___________________________________
[Name]

Appendix A, Exhibit B-4

Exhibit C

PLAN OF MERGER

SIUSLAW BANK

AND

BANNER BANK

_____________ __, 201_

Pursuant to the provisions of Section 30.49.040 of the Revised Code of Washington (“RCW”) and 711.130 of the Oregon Business Corporation Act (“OBCA”), as applicable, this Plan of Merger (“Plan of Bank Merger”) is made by and between SIUSLAW BANK, an Oregon state-chartered bank, and BANNER BANK, a Washington state-chartered bank.

RECITALS

A.
Banner Bank, a wholly owned subsidiary of Banner Corporation ("Banner"), is a state-chartered commercial bank duly organized, validly existing and in good standing under the laws of the State of Washington.  Banner Bank also is qualified to do business in Oregon as a foreign corporation.  Banner Bank has authorized capital stock of 5,000,000 shares of common stock, par value $1.00 per share, and all of its issued and outstanding shares are owned by Banner.

B.
Siuslaw Bank, a wholly owned subsidiary of Siuslaw Financial Group, Inc. (“Siuslaw”), is a state-chartered commercial bank duly organized, validly existing and in good standing under the laws of the State of Oregon.  Siuslaw Bank has authorized capital stock of ______ shares of common stock, $______ par value per share, and all of its issued and outstanding shares are owned by Siuslaw.

C.
Pursuant to an Agreement and Plan of Merger, dated ____________ __, 2014, (the "Agreement and Plan of Merger”), Siuslaw and Banner have agreed to merge Siuslaw Bank  into Banner Bank (the "Bank Merger"), with Banner Bank being the resulting bank (the “Resulting Bank”), immediately following the merger of Siuslaw with and into Banner.  The Board of Directors of Siuslaw Bank and the Board of Directors of Siuslaw, on behalf of Siuslaw as the sole shareholder of Siuslaw Bank, and the Board of Directors of Banner Bank and the Board of Directors of Banner, on behalf of Banner as the sole shareholder of Banner Bank, have approved the Bank Merger and this Plan of Bank Merger and have authorized its execution and delivery.

Appendix A, Exhibit C-1

AGREEMENT

Siuslaw Bank and Banner Bank hereby agree as follows:

1. Constituent Banks.  The name of each constituent bank to the Bank Merger is:

SIUSLAW BANK

whose principal office is located at 777 Highway 101, Florence, Oregon 97439 and whose other offices are set forth on Exhibit A attached hereto and incorporated herein by this reference.

BANNER BANK

whose principal office is located at 10 South First Avenue, Walla Walla, Washington 99362, and whose other office locations are set forth on Exhibit B attached hereto and incorporated herein by this reference.

2.           Bank Merger.  Subject to the terms and conditions of this Plan of Bank Merger, in accordance with Title 30, Chapter 49 of the RCW and 711.130 of the OBCA, as applicable, at the effective time of the Bank Merger, Siuslaw Bank shall merge with and into Banner Bank.

3.          Effective Time.  The effective time of the Bank Merger shall be the time that the articles of merger providing for the merger of Siuslaw Bank with and into Banner Bank are filed with the Secretary of State of the State of Washington and the Director of the Oregon Department of Consumer and Business Services, Division of Finance and Corporate Securities and as specified in the articles of merger.  As of the effective time of the Bank Merger, the separate corporate existence of Siuslaw Bank shall cease.

        4.          Resulting Bank.  The Resulting Bank shall be:

BANNER BANK

whose principal office is located at 10 South First Avenue, Walla Walla, Washington 99362, and whose other office locations are set forth on Exhibit C attached hereto and incorporated herein by this reference.

         5.           Name.  The name of the Resulting Bank shall continue to be "Banner Bank."

         6.           Directors of the Resulting Bank.  The names and mailing addresses of the directors of the Resulting Bank are listed on Exhibit D.  Nothing in this Section 6 or this Plan of Bank Merger restricts in any way any rights of the Resulting Bank’s sole shareholder or directors at any time after the effective time of the Bank Merger to nominate, elect, select or remove the Resulting Bank’s directors.

         7.           Officers of the Resulting Bank.  The names and mailing addresses of the officers of the Resulting Bank are listed on Exhibit E.  Nothing in this Section 7 or this Plan of Bank Merger restricts in any way any rights of the Resulting Bank’s directors at any time after the

Appendix A, Exhibit C-2

effective time of the Bank Merger to nominate, elect, select or remove the Resulting Bank’s officers.

         8.           Effect on Shares of Stock. At the effective time of the Bank Merger:

(a)           each share of Banner Bank common stock issued and outstanding immediately prior to the effective time of the Bank Merger shall be unchanged and shall remain issued and outstanding.

(b)           each share of Siuslaw Bank common stock issued and outstanding prior to the effective time of the Bank Merger shall, by virtue of the Bank Merger and without any action on the part of the holder thereof, be cancelled.

         9.           Effects of the Bank Merger.  At the effective time of the Bank Merger, the business of Banner Bank, as the Resulting Bank, will continue to be that of a Washington state-chartered commercial bank and as provided for in the articles of incorporation of Banner Bank as now existing.  At the effective time of the Bank Merger, all assets, rights, privileges, powers, franchises and property (real, personal and mixed) of Siuslaw Bank shall be automatically transferred to and vested in Banner Bank, as the Resulting Bank, by virtue of the Bank Merger without any deed or other document of transfer. At the effective time of the Bank Merger, Banner Bank, as the Resulting Bank, without any order or action on the part of any court or otherwise and without any documents, assumptions or assignments, shall hold and enjoy all of the properties, franchises and interests, including, without limitation, appointments, powers, designations, nominations and all other rights and interests as agent or other fiduciary, in the same manner and to the same extent as such properties, franchises and interests were held or enjoyed by Banner Bank and Siuslaw Bank, respectively. At the effective time of the Bank Merger, Banner Bank, as the Resulting Bank, shall be responsible for all the liabilities of every kind and description of both Banner Bank and Siuslaw Bank immediately prior to the effective time of the Bank Merger, including, without limitation, liabilities for all debts, savings accounts, deposits, obligations and contracts of Banner Bank and Siuslaw Bank, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets, books or accounts or records of either Banner Bank or Siuslaw Bank. All rights of creditors and other obligees and all liens on property of either Banner Bank or Siuslaw Bank shall be preserved and shall not be released or impaired as a result of the Bank Merger.

        10.           Articles of Incorporation and Bylaws of the Resulting Bank.  At the effective time of the Bank Merger, the articles of incorporation and bylaws of Banner Bank, as in effect immediately prior to the effective time of the Bank Merger, shall be the articles of incorporation and bylaws of the Resulting Bank until thereafter amended in accordance with applicable law.

11.           Required Approvals.  Consummation of the Bank Merger is subject to approval by the Washington State Department of Financial Institutions, the Director of the Oregon Department of Consumer and Business Services, Division of Finance and Corporate Securities and the Federal Deposit Insurance Corporation.  This Plan of Bank Merger has been duly approved by the sole shareholder of Siuslaw Bank pursuant to 711.140 of the OBCA, and by the sole shareholder of Banner Bank pursuant to RCW 30.49.050.

Appendix A, Exhibit C-3

12.           Termination; Amendment.  This Plan of Bank Merger shall terminate upon the termination of the Agreement and Plan of Merger in accordance with its terms. The parties may terminate or amend this Plan of Bank Merger at any time before the effective time of the Bank Merger by mutual written consent.

13.           Assignment.    This Plan of Bank Merger may not be assigned by any party hereto without the prior consent of the other party.

14.           Counterparts.  This Plan of Bank Merger may be executed in one or more counterparts each of which shall be deemed to be an original but all of which together shall constitute one agreement.

15.           Condition Precedent.  The obligations of the parties under this Plan of Bank Merger shall be subject to the consummation of the merger of Siuslaw with and into Banner pursuant to the Agreement and Plan of Merger on or before the effective time of the Bank Merger.

*****

[Signature Page Follows]

Appendix A, Exhibit C-4

BANNER BANK

By: ____________________________________
Name: Mark J. Grescovich
Title: President and Chief Executive Officer

SIUSLAW BANK

By: ____________________________________
Name: Johan Mehlum
Title: Chairman and Chief Executive Officer

Appendix A, Exhibit C-5

Appendix B

[Sandler O’Neill & Partners, L.P. Letterhead]

August 7, 2014

Board of Directors
Siuslaw Financial Group, Inc.
260 Country Club Road, Suite 100
Eugene, Oregon 97401

Gentlemen:

Siuslaw Financial Group, Inc. (“Siuslaw”) and Banner Corporation (“Banner”) have entered into an agreement and plan of merger dated as of August 7, 2014 (the “Agreement”) pursuant to which, among other things, Siuslaw will merge with and into Banner (the “Merger”).  Pursuant to the terms of the Agreement, upon the effective date of the Merger, each share of Siuslaw common stock issued and outstanding immediately before the Effective Time (including the Preferred Shares as defined in the Agreement which will be converted to Siuslaw common stock immediately upon the Effective Time), except for those shares as described in the Agreement, will be converted into the right to receive 0.32231 shares of Banner common stock (the “Exchange Ratio”) and (ii) $1.41622 in cash (the “Cash Consideration” and together with the Exchange Ratio, the “Merger Consideration”).  In addition, cash will be paid in lieu of the issuance of any fractional shares of Banner.  The other terms and conditions of the Merger are more fully set forth in the Agreement and capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement.  You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Siuslaw common stock.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.  In connection with this opinion, we have reviewed, among other things:  (i) the Agreement; (ii) certain financial statements and other historical financial information of Siuslaw that we deemed relevant; (iii) certain financial statements and other historical financial information of Banner that we deemed relevant; (iv) certain internal financial estimates for Siuslaw for the years ending December 31, 2014 through December 31, 2018 as provided by the senior management of Siuslaw; (v) publicly available mean analyst earnings per share estimates for Banner for the years ending December 31, 2014 and December 31, 2015, and a long-term earnings per share growth rate for the years thereafter as discussed with the senior management of Banner; (vi) the pro forma financial impact of the Merger on Banner based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies as prepared by and/or reviewed and discussed with the senior management of Banner; (vii) a comparison of certain financial and other information for Siuslaw and Banner, including relevant stock trading information, with similar publicly available information for certain other commercial banks, the securities of which are publicly traded;

(viii) the terms and structures of other recent mergers and acquisition transactions in the commercial banking sector; (ix) the current market environment generally and in the commercial banking sector in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.  We also discussed with certain members of senior management of Siuslaw the business, financial condition, results of operations and prospects of Siuslaw and held similar discussions with the senior management of Banner regarding the business, financial condition, results of operations and prospects of Banner.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Siuslaw and Banner or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of preparing this letter.  We have further relied on the assurances of the management of Siuslaw and Banner that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect.  We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Siuslaw or Banner or any of their respective subsidiaries. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Siuslaw, Banner or the combined entity after the Merger and we have not reviewed any individual credit files relating to Siuslaw or Banner.  We have assumed, with your consent, that the respective allowances for loan losses for both Siuslaw and Banner are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used internal financial estimates for Siuslaw provided by senior management of Siuslaw and publicly available mean analyst earnings per share estimates and an estimated long-term earnings per share growth rate for Banner as discussed with senior management of Banner.  Sandler O’Neill also received and used in its analyses certain projections of transaction costs, purchase accounting adjustments, expected cost savings and other synergies which were prepared by and/or reviewed with senior management of Banner.  With respect to those estimates and judgments, the respective managements of Siuslaw and Banner confirmed to us that those estimates and judgments reflected the best currently available estimates and judgments of those respective managements of the future financial performance of Siuslaw and Banner, respectively, and we assumed that such performance would be achieved.  We express no opinion as to such estimates or the assumptions on which they are based.  We have assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of Siuslaw and Banner since the date of the most recent financial data made available to us.  We express no opinion as to any of the legal, accounting and tax matters relating to the Merger and any other transactions contemplated in connection therewith.

We have assumed in all respects material to our analysis that Siuslaw and Banner would remain as a going concern for all periods relevant to our analyses. We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants required to be performed by such party under the agreements and that the conditions precedent in such agreements are not waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Siuslaw, Banner or the Merger and (iii) the Merger and any related transaction will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements.

Our analyses and opinion are necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to us as of, the date hereof.  Events occurring after the date hereof could materially affect our views.  We have not undertaken to update, revise, reaffirm or withdraw this letter or otherwise comment upon events occurring after the date hereof.  We are expressing no opinion herein as to the prices at which the common stock of Siuslaw and Banner may trade at any time.

We have acted as Siuslaw’s financial advisor in connection with the Merger and a significant portion of our fees are contingent upon the closing of the Merger.  We also will receive a fee from Siuslaw for providing this opinion.  Siuslaw has also agreed to indemnify us against certain liabilities arising out of our engagement.  In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Siuslaw and Banner and their affiliates.  We may also actively trade the equity and debt securities of Siuslaw and Banner or their affiliates for our own account and for the accounts of our customers.  We render no opinion as to the value of Banner’s common stock when such stock is actually received by shareholders of the Siuslaw.

 This letter is directed to the Board of Directors of Siuslaw in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Siuslaw as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger.  Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to holders of Siuslaw common stock and does not address the underlying business decision of Siuslaw to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies or transactions that might exist for Siuslaw or the effect of any other transaction in which Siuslaw might engage.  This opinion shall not be reproduced or used for any other purposes, without Sandler O’Neill’s prior written consent, such consent not to be unreasonably withheld.  This Opinion has been approved by Sandler O’Neill’s fairness opinion committee.  We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by Siuslaw officers, directors, or employees, or class of such persons, relative to the compensation to be received in the Merger by any other shareholders of Siuslaw.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of Siuslaw common stock from a financial point of view.

Very truly yours,

/s/Sandler O’Neill & Partners, L.P.

Appendix C

DISSENTERS’ RIGHTS

(Right to Dissent and Obtain Payment for Shares)

      60.551 Definitions for ORS 60.551 to 60.594. As used in ORS 60.551 to 60.594:
      (1) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

      (2) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

      (3) “Dissenter” means a shareholder who is entitled to dissent from corporate action under ORS 60.554 and who exercises that right when and in the manner required by ORS 60.561 to 60.587.

      (4) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

      (5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

      (6) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

      (7) “Shareholder” means the record shareholder or the beneficial shareholder. [1987 c.52 §124; 1989 c.1040 §30]

      60.554 Right to dissent. (1) Subject to subsection (2) of this section, a shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate acts:

      (a) Consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by ORS 60.487 or the articles of incorporation and the shareholder is entitled to vote on the merger or if the corporation is a subsidiary that is merged with its parent under ORS 60.491;
      (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;
      (c) Consummation of a sale or exchange of all or substantially all of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;
      (d) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:

      (A) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; or
      (B) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under ORS 60.141;

      (e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares; or
      (f) Conversion to a noncorporate business entity pursuant to ORS 60.472.

      (2) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under ORS 60.551 to 60.594 may not challenge the corporate action creating the shareholder’s entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

      (3) Dissenters’ rights shall not apply to the holders of shares of any class or series if the shares of the class or series were registered on a national securities exchange on the record date for the meeting of shareholders at which the corporate action described in subsection (1) of this section is to be approved or on the effective date of the merger under ORS 60.491, unless the articles of incorporation otherwise provide. [1987 c.52 §125; 1989 c.1040 §31; 1993 c.403 §9; 1999 c.362 §15; 2009 c.355 §2]

      60.557 Dissent by nominees and beneficial owners. (1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares regarding which the shareholder dissents and the shareholder’s other shares were registered in the names of different shareholders.

      (2) A beneficial shareholder may assert dissenters’ rights as to shares held on the beneficial shareholder’s behalf only if:

      (a) The beneficial shareholder submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and
      (b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote. [1987 c.52 §126]

(Procedure for Exercise of Rights)

      60.561 Notice of dissenters’ rights. (1) If proposed corporate action creating dissenters’ rights under ORS 60.554 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under ORS 60.551 to 60.594 and be accompanied by a copy of ORS 60.551 to 60.594.

      (2) If corporate action creating dissenters’ rights under ORS 60.554 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send the shareholders entitled to assert dissenters’ rights the dissenters’ notice described in ORS 60.567. [1987 c.52 §127]

      60.564 Notice of intent to demand payment. (1) If proposed corporate action creating dissenters’ rights under ORS 60.554 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights shall deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effectuated and shall not vote such shares in favor of the proposed action.

      (2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder’s shares under this chapter. [1987 c.52 §128]

      60.567 Dissenters’ notice. (1) If proposed corporate action creating dissenters’ rights under ORS 60.554 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of ORS 60.564.

      (2) The dissenters’ notice shall be sent no later than 10 days after the corporate action was taken, and shall:

      (a) State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited;
      (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;
      (c) Supply a form for demanding payment that includes the date of the first announcement of the terms of the proposed corporate action to news media or to shareholders and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;
      (d) Set a date by which the corporation must receive the payment demand. This date may not be fewer than 30 nor more than 60 days after the date the subsection (1) of this section notice is delivered; and
      (e) Be accompanied by a copy of ORS 60.551 to 60.594. [1987 c.52 §129]

      60.571 Duty to demand payment. (1) A shareholder sent a dissenters’ notice described in ORS 60.567 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to ORS 60.567 (2)(c), and deposit the shareholder’s certificates in accordance with the terms of the notice.

      (2) The shareholder who demands payment and deposits the shareholder’s shares under subsection (1) of this section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

      (3) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for the shareholder’s shares under this chapter. [1987 c.52 §130]

      60.574 Share restrictions. (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under ORS 60.581.

      (2) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action. [1987 c.52 §131]

      60.577 Payment. (1) Except as provided in ORS 60.584, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with ORS 60.571, the amount the corporation estimates to be the fair value of the shareholder’s shares, plus accrued interest.

      (2) The payment must be accompanied by:

      (a) The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year and the latest available interim financial statements, if any;
      (b) A statement of the corporation’s estimate of the fair value of the shares;
      (c) An explanation of how the interest was calculated;
      (d) A statement of the dissenter’s right to demand payment under ORS 60.587; and
      (e) A copy of ORS 60.551 to 60.594. [1987 c.52 §132; 1987 c.579 §4]

      60.581 Failure to take action. (1) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

      (2) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under ORS 60.567 and repeat the payment demand procedure. [1987 c.52 §133]

      60.584 After-acquired shares. (1) A corporation may elect to withhold payment required by ORS 60.577 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

      (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares plus accrued interest and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of such demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares an explanation of how the interest was calculated and a statement of the dissenter’s right to demand payment under ORS 60.587. [1987 c.52 §134]

      60.587 Procedure if shareholder dissatisfied with payment or offer. (1) A dissenter may notify the corporation in writing of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate, less any payment under ORS 60.577 or reject the corporation’s offer under ORS 60.584 and demand payment of the dissenter’s estimate of the fair value of the dissenter’s shares and interest due, if:

      (a) The dissenter believes that the amount paid under ORS 60.577 or offered under ORS 60.584 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

      (b) The corporation fails to make payment under ORS 60.577 within 60 days after the date set for demanding payment; or
      (c) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

      (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand in writing under subsection (1) of this section within 30 days after the corporation made or offered payment for the dissenter’s shares. [1987 c.52 §135]

(Judicial Appraisal of Shares)

      60.591 Court action. (1) If a demand for payment under ORS 60.587 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand under ORS 60.587 and petition the court under subsection (2) of this section to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

      (2) The corporation shall commence the proceeding in the circuit court of the county where a corporation’s principal office is located, or if the principal office is not in this state, where the corporation’s registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

      (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

      (4) The jurisdiction of the circuit court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the court order appointing them, or in any amendment to the order. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

      (5) Each dissenter made a party to the proceeding is entitled to judgment for:

      (a) The amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation; or
      (b) The fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under ORS 60.584. [1987 c.52 §136]

      60.594 Court costs and counsel fees. (1) The court in an appraisal proceeding commenced under ORS 60.591 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under ORS 60.587.

      (2) The court may also assess the fees and expenses of counsel and experts of the respective parties in amounts the court finds equitable:

      (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of ORS 60.561 to 60.587; or
      (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.

      (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to counsel reasonable fees to be paid out of the amount awarded the dissenters who were benefited. [1987 c.52 §137]

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.                Indemnification of Directors and Officers.

The registrant, Banner Corporation (“Banner” or the “Registrant”), is organized under the Washington Business Corporation Act (the “WBCA”) which, in general, empowers Washington corporations to indemnify a person made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another enterprise, against expenses, including attorney’s fees, judgments, amounts paid in settlements, penalties and fines actually and reasonably incurred in connection therewith if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. Washington corporations may not indemnify a person in connection with such proceedings if the person was adjudged to have received an improper personal benefit.

The WBCA also empowers Washington corporations to provide similar indemnity to such a person in connection with actions or suits by or in the right of the corporation if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the interests of the corporation or its shareholders, unless the person was adjudged liable to the corporation.

If authorized by the articles of incorporation of a Washington corporation or by its shareholders, a Washington corporation may indemnify and advance expenses to the persons described above without regard to the limitations described above, provided that such indemnity will not cover acts or omissions of the person finally adjudged to be intentional misconduct or a knowing violation of law, conduct finally adjudged to involve a violation of WBCA Section 310 (related to certain unlawful distributions), and any transaction with respect to which it was finally adjudged that the person received a benefit to which such person was not legally entitled.

The WBCA further permits Washington corporations to limit the personal liability of directors for a breach of their fiduciary duty. However, the WBCA does not eliminate or limit the liability of a director for any of the following: (i) acts or omissions that involve intentional misconduct by a director or a knowing violation of law by a director; (ii) conduct violating WBCA Section 310; or (iii) any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.

Banner's Articles of Incorporation and Bylaws

Banner’s articles of incorporation limit the personal liability of directors for a breach of their fiduciary duty except for under the circumstances required to excepted under Washington law described above.

Banner’s articles of incorporation generally require Banner to indemnify directors, officers, employees and agents to the fullest extent legally possible under the WBCA. In addition, the articles of incorporation require Banner to similarly indemnify any such person who is or was serving at the request of Banner as a director, officer, partner, trustee, employee or agent of another entity. Banner's articles of incorporation further provide for the advancement of expenses under certain circumstances.

Item 21.  Exhibits and Financial Statement Schedules.

(a)	Exhibits. See Exhibit Index
(b)	Financial Statement Schedules. Not applicable.
(c)	Reports, Opinions or Appraisals.
(i) Opinion of Sandler O’Neill & Partners, L.P. (included as Appendix B to the proxy statement/prospectus contained in this Registration Statement).

Item 22.  Undertakings.

(a)  The undersigned registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  The undersigned registrant hereby undertakes as follows:  That prior to any public reoffering of the  securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(d)  The undersigned Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability  under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f)  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g)  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Walla Walla, State of Washington, on  January 6, 2015.
BANNER CORPORATION

/s/ Mark J. Grescovich
By:	Mark J. Grescovich
President and Chief Executive Officer

POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Mark J. Grescovich	/s/ Lloyd W. Baker
Mark J. Grescovich	Lloyd W. Baker
President, Chief Executive Officer and Director (Principal Executive Officer)	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

Date: January 6, 2015	Date: January 6, 2015

/s/ Robert D. Adams*	/s/ Connie R. Collingsworth*
Robert D. Adams	Connie R. Collingsworth
Director	Director

Date: January 6, 2015	Date: January 6, 2015

/s/ Jesse G. Foster*	/s/ Gary Sirmon*
Jesse G. Foster	Gary Sirmon
Director	Director

Date: January 6, 2015	Date: January 6, 2015

/s/ D. Michael Jones*	/s/ Brent A. Orrico*
D. Michael Jones	Brent A. Orrico
Director	Director

Date: January 6, 2015	Date: January 6, 2015

/s/ Gordon E. Budke*	/s/ Michael M. Smith*
Gordon E. Budke	Michael M. Smith
Director	Director

Date: January 6, 2015	Date: January 6, 2015

/s/ David A. Klaue*	/s/ Constance H. Kravas*
David A. Klaue	Constance H. Kravas
Director	Director

Date: January 6, 2015	Date: January 6, 2015

/s/ John R. Layman*
John R. Layman
Director

Date: January 6, 2015

*    By power of attorney dated October 8, 2014.

EXHIBIT INDEX

Exhibit Number	Description

2.1
Agreement and Plan of Merger, dated as of August 7, 2014, by and between Banner Corporation (“Banner”) and Siuslaw Financial Group, Inc. (included as Appendix A to the accompanying proxy statement-prospectus and incorporated herein by reference)

3.1(a)	Amended and Restated Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 included in Banner’s Current Report on Form 8-K filed with the SEC on April 29, 2010)
3.1(b)
Articles of Amendment to Registrant’s Amended and Restated Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 attached to Banner’s Current Report on Form 8-K filed with the SEC on June 1, 2011)

3.2	Bylaws of Banner, as amended (incorporated by reference to Exhibit 3.1 attached to the Current Report on Form 8-K filed with the SEC on April 1, 2011)
4.1	Certificate of Banner’s common stock (incorporated herein by reference to Exhibit 4.0 to Banner’s Registration Statement on Form S-1 (File No. 33-93386.))
5.1	Opinion of Breyer & Associates PC as to the legality of the securities being registered*
8.1	Opinion of Silver, Freedman, Taff & Tiernan, L.L.P. as to certain federal income tax matters*
10.1	Employment agreement between Banner and Johan Mehlum*
10.2	Employment agreement between Banner and Lonnie Iholts*
23.1	Consent of Moss Adams LLP for the Banner consolidated financial statements
23.2	Consent of Moss Adams LLP for the SKBHC Holdings LLC financial statements
23.3	Consent of Breyer & Associates PC (included in opinion filed as Exhibit 5.1)*
23.4	Consent of Silver, Freedman, Taff & Tiernan, L.L.P. (included in opinion filed as Exhibit 8.1)*
24.1	Powers of Attorney (included as part of signature page)*
99.1	Form of proxy card of Siuslaw Financial Group, Inc.*
99.2	Consent of Sandler O’Neill & Partners, L.P.*

       _____________
       *    Previously filed.